Form 10-K, Exhibit 13
period 1997-12-31
FIRST SECURITYFED FINANCIAL INC
filed 1998-03-31
CIK 1042534

--------------------------------------------------------------------------------
TABLE OF CONTENTS
--------------------------------------------------------------------------------







         President's Message.................................................. 1
         Selected Consolidated Financial Information.......................... 2
         Management's Discussion and Analysis of Financial
           Condition and Results of Operations................................ 4
         Consolidated Financial Statements....................................17
         Stockholder Information..............................................44
         Corporate Information................................................45

--------------------------------------------------------------------------------
FROM YOUR PRESIDENT
--------------------------------------------------------------------------------



To Our Stockholders, Depositors and Friends,

         On behalf of the Directors, Officers and Employees of First SecurityFed Financial, Inc., I am pleased to bring you this annual report, our first as a public company. On October 30, 1997, we completed the conversion of 1st Security Federal Savings Bank and sold 6,408,000 shares of stock of our holding company at $10.00 per share. Our aim has been to successfully undertake the process by which this institution can "survive and flourish" in a rapidly evolving financial services industry. The conversion helps position us to move into the next millennium as a strong and vibrant institution serving the needs of our community.

         Our most valued assets are our loyal customers in the communities that we serve. In appreciation of that loyalty, we have established, in 1996, The Heritage Foundation of First Security Federal Savings Bank. The Foundation was established as a means of supporting the needs of the local communities while simultaneously increasing the visibility and reputation of the Bank. The Foundation was initially funded through several cash contributions in 1996 aggregating $2.5 million and in addition the holding company has committed to contribute 250,000 shares valued at $2.5 million during the last quarter of 1997. We believe that the contributions will be fully tax-deductible for both federal and state income tax purposes. I am convinced that the contribution to the Foundation is one of the best investments that this institution has ever made.

         We all recognize that the conversion brings us a new constituency, our stockholders, to add to our existing constituencies represented by our employees, our customers and our surrounding communities. Your management team will work to harmonize the interests of all these constituencies through the continuation of our operating strategy, which is to remain a carefully run, limited risk, independent community-based profitable institution. The additional capital received from the conversion gives us the opportunity to explore gradual diversification, both through prudent expansion of our customer base and the offering of new products and broader loan programs. We are also exploring a number of possibilities for expansion of our franchise and the related leveraging of the new capital. It should be noted that we have already significantly increased the volume of loan production during the last quarter of 1997.

         The Directors, management and employees of First SecurityFed Financial, Inc. are looking forward to our first full year as a stock company and the opportunity to serve our community as a locally owned financial institution. We are committed to meeting the challenges of the financial service industry while maintaining our tradition of first class service to our customers. Thank you for your trust and support as we move forward to a new and exciting era in the history of our Bank.

                                          Sincerely,




                                          Julian E. Kulas
                                          President and Chief Executive Officer

                        SELECTED FINANCIAL INFORMATION

         Set forth below are selected financial and other data of First SecurityFed Financial, Inc. and, prior to October 30, 1997, for First Security Federal Savings Bank. The financial data is derived in part from and should be read in conjunction with the Consolidated Financial Statements and Notes of the Company presented elsewhere in this Annual Report.


                                                                                At December 31,
                                                         -------------------------------------------------------------
                                                           1997          1996          1995          1994       1993
                                                         --------      --------      --------      --------   --------
                                                                                (In Thousands)
Selected Financial Condition Data:

Total assets.......................................      $315,849      $258,115      $251,922      $227,922   $189,846
Cash and cash equivalents..........................        30,090         7,300        19,173         6,800     11,365
Loans receivable, net(1)...........................       186,259       163,348       144,566       136,207    105,946
Mortgage-backed securities(2):
  Held-to-maturity.................................        18,551        24,109        25,120        42,621     45,445
  Available-for-sale...............................        16,733        19,727        20,044           ---        ---
Investment securities:(2)
  Held-to-maturity.................................        38,471        25,779        20,566        17,926     20,804
  Available-for-sale...............................        15,728         8,997        13,743        15,662        ---
Deposits...........................................       210,100       219,505       209,387       195,875    161,715
Total borrowings...................................        10,000         4,000        10,000         3,000      1,000
Retained earnings - substantially restricted.......        91,872        29,261        29,038        25,555     22,395

____________________
(1) The allowance for loan losses at December 31, 1997, 1996, 1995, 1994, and 1993, was $1,828,000, $1,520,000, $885,000, $792,000, and $608,000,
    respectively.
(2) The Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective as of January 1, 1994. Prior to the adoption of SFAS No. 115, investment securities and mortgage-backed securities held for sale were carried at the lower of amortized cost or market value, as adjusted for amortization of premiums and accretion of discounts over the remaining terms of the securities from the dates of purchase.


                                                                                At December 31,
                                                         -------------------------------------------------------------
                                                           1997          1996          1995          1994       1993
                                                         --------      --------      --------      --------   --------
                                                                                (In Thousands)
Selected Operations Data:

Total interest income..............................       $20,674       $19,006       $17,650        $15,710   $13,995
Total interest expense.............................        10,129         9,494         8,727          6,584     6,068
                                                          -------       -------       -------        -------   -------
  Net interest income..............................        10,545         9,512         8,923          9,126     7,927
Provision for loan losses..........................           738           706           136            182       249
                                                          -------       -------       -------        -------   -------
Net interest income after provision for loan
  losses...........................................         9,807         8,806         8,787          8,944     7,678
Fees and service charges...........................           371           362           378            326       281
Gain (loss) on sales of mortgage-backed
  securities and investment securities.............           (32)           55            24              5        32
Other non-interest income..........................           253           328           454            246       286
                                                          -------       -------       -------        -------   -------
Total non-interest income..........................           592           745           856            577       599
Total non-interest expense.........................         7,557(1)      8,693(2)      4,690          4,271     3,457
                                                          -------       -------       -------        -------   -------
Income (loss) before taxes and cumulative effect...         2,842           858         4,953          5,250     4,820
Income tax provision ..............................         1,017           406         1,760          1,825     1,644
                                                          -------       -------       -------        -------   -------
Net income.........................................       $ 1,825       $   452       $ 3,193        $ 3,425   $ 3,176
                                                          =======       =======       =======        =======   =======

_____________________
(1) Includes $2.5 million accrual for stock contribution to the Foundation.
(2) Includes $1.3 million SAIF special assessment and $2.5 million cash contribution to the Foundation.




                                                                            Year Ended December 31,
                                                    -----------------------------------------------------------------
                                                        1997          1996          1995           1994          1993
                                                    ------------- ------------- -------------  ------------  --------
Selected Financial Ratios and Other Data:
Performance Ratios:
   Return on assets (ratio of net income to
      average total assets)........................      .64%          .18%         1.34%         1.62%          1.74
   Return on equity (ratio of net income to
      average equity)..............................     4.66          1.50         11.64         14.23          15.21
   Interest rate spread information:
     Average during period.........................     3.34          3.51          3.61          4.28           4.22
     Net interest margin(1)........................     3.97          3.98          4.00          4.60           4.56
   Ratio of operating expense to average total
      assets.......................................     2.66          3.45          1.97          2.03           1.89
    Efficiency Ratio(2)............................      .68           .85           .48           .44            .41
   Ratio of average interest-earning assets to
       average interest-bearing liabilities........   116.50        111.81        109.93        109.51         109.55

Quality Ratios:
   Non-performing assets to total assets at end
      of period....................................      .46          1.44          1.11           .72           1.05
   Allowance for loan losses to non-performing
     loans at end of period........................   124.86         41.30         38.73         55.58          32.02
   Allowance for loan losses to gross loans
     receivable at end of period...................      .96           .91           .60           .57            .56

Capital Ratios:(3)
   Equity to total assets at end of period.........    29.10         11.42         11.52         11.33          11.80
   Average equity to average assets................    13.81         11.97         11.55         11.42          11.42

__________________
(1) Net interest income divided by average interest-earning assets.
(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3) Ratio is exclusive of unrealized gain (loss) on securities available-for-sale.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

         First SecurityFed Financial, Inc. (the "Company") became the holding company for First Security Federal Savings Bank (the "Bank") upon the completion of the conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Conversion") on October 30, 1997. Concurrent with the Conversion, the Company sold 6,408,000 shares of its common stock in a subscription offering at a price of $10 per share, resulting in net proceeds (after giving effect to an adjustment to capital resulting from the establishment of a leveraged employee stock ownership plan) of $57.8 million. The financial condition and operation results of the Company are primarily dependent upon the financial condition and operating results of the Bank. The Company's primary business activity to date has been limited to its ownership of the Bank.

         The Bank is a financial intermediary engaged primarily in attracting deposits from the general public and using such deposits to acquire mortgage-backed and other securities and to originate one-to-four family residential mortgage and, to a significantly lesser extent, multi-family, consumer and other loans primarily in its market area. The Bank's revenues are derived principally from interest earned on mortgage-backed and other securities and loans. The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the OTS and FDIC. The Bank's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

         The Bank's net interest income is dependent primarily upon the difference or spread between the average yield earned on securities and loans receivable, net and the average rate paid on deposits, as well as the relative amounts of such assets and liabilities. The Bank, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

Business Strategy

         The Bank seeks to obtain a competitive advantage in its deposit gathering and lending operations by maintaining a high level of community involvement and by offering a high level of personal service.

         In its deposit gathering operations, the Bank uses community outreach and customer service in an attempt to build and maintain passbook and other non-certificate accounts. These accounts generally carry lower costs than certificate accounts and are believed to represent primarily "core" deposits that are less vulnerable to interest rate changes (and competition from other financial products) than certificate accounts.

         In its lending operations, the Bank seeks to obtain high quality residential and, to a lesser extent, other loans by maintaining a high level of local visibility, offering a high level of customer service and limiting its secondary market activities. The Bank's one- to four-family residential loan balances have increased significantly in recent years as a result of these efforts. At the same time, asset quality has remained high.

         Primarily as a result of its cost of funds and it loan yields, the Bank has been profitable since 1964. The Board has sought to enhance the Bank's profitability by controlling expenses and maintaining a relatively steady level of loan and deposit growth.

Comparison of Financial Condition at December 31, 1997 and December 31, 1996

         Total assets at December 31, 1997 were $315.8 million compared to $258.1 million at December 31, 1996, an increase of $57.7 million or 22.36%. The increase in total assets was due primarily to increases in loans receivable and securities (including overnight Fed Funds) funded by an increase in Federal Home Loan Bank (FHLB) advances and proceeds from the institutions mutual-to-stock conversion.

         Total liabilities at December 31, 1997 were $224.0 million compared to $228.9 million at December 31, 1996, a decrease of $4.9 million, or 2.14%. The decrease in liabilities was due to a decrease in deposits of $9.4 million and a decrease in other liabilities of $1.7 million partially offset by increases in Federal Home Loan Bank ("FHLB") advances of $6.0 million and advance payments by borrowers for taxes and insurance of $300,000. The primary reason for the decrease in deposits was the use of depositor funds to purchase stock in the initial public offering of the Company.

         Total equity at December 31, 1997 was $91.9 million compared to $29.3 million at December 31, 1996. This increase of $62.6 million was primarily due to net proceeds of $57.8 million from the sale of common stock in the Bank's conversion from a mutual to a stock institution. Also contributing to the increase in equity was $1.8 million in net income for the period and a decrease of $162,000 in unrealized losses on securities available-for-sale.

Comparison of Operating Results for the Years Ended December 31, 1997
 and December 31, 1996

         General. Net income for the year ended December 31, 1997 was $1.8 million compared to net income of $452,000 for the year ended December 31, 1996, an increase of $1.4 million. The increase was primarily due to an increase in net interest income of $1.0 million and a decrease in non-interest expense of $1.0 million. This was partially offset by a $600,000 increase in the provision for income taxes. The decrease in non-interest expense was primarily a result of the special SAIF assessment paid in 1996.

         Interest Income. Interest income for the year ended December 31, 1997 was $20.7 million compared to $19.0 million for the year ended December 31,1996, an increase of $1.7 million or 8.95%. The increase was primarily due to an increase in the average balance of interest-earning assets from $238.8 million for the year ended December 31, 1996 to $265.9 million for the year ended December 31, 1997 as a result of the investment of proceeds from the initial stock offering in October 1997. The average balance of loans increased $20.7 million to $172.8 million for the year ended December 31, 1997 from $152.1 million for the prior year. In addition, the average balance of federal funds sold increased to $11.1 million for the year ended December 31, 1997 from $1.8 million for the year ended December 31, 1996. These increases in average balances were partially offset by a decrease in the average yield on interest-earning assets of 18 basis points from 7.96% for the year ended December 31, 1996 to 7.78% for the year ended December 31, 1997 primarily as a result of a decrease in loan interest rates due to competitive market conditions and an overall decline in interest rates in the local economy.

         Interest Expense. Interest expense for the year ended December 31, 1997 was $10.1 million compared to $9.5 million for the year ended December 31, 1996, an increase of $635,000, or 6.7%. The increase was primarily due to an increase in the average balance of interest-bearing liabilities of $14.6 million from $213.6 million for the year ended December 31, 1996 to $228.2 million for the year ended December 31, 1997. The average cost of funds remained steady at 4.44% for both years.

         Net Interest Income. Net interest income of $10.5 million for the year ended December 31, 1997 represented an increase of $1.0 million from the $9.5 million reported for the year ended December 31, 1996. The increase in net interest income was primarily due to an increase in the ratio of interest-earning assets to interest-bearing liabilities from 111.8% for the year ended December 31, 1996 to 116.5% for the year ended December 31, 1997 primarily as a result of the investment of the proceeds from the initial stock offering in October 1997. The net interest margin remained relatively steady at 3.97% for the year ended December 31, 1997.

         Provision for Loan Losses. The provision for loan losses for the year ended December 31, 1997 was $738,000 compared to $706,000 for the year ended December 31, 1996. A majority of the provision for loan losses in both years was related to various loans to the Bennett Funding Group, Inc. which were secured by equipment leases. Bennett Funding filed bankruptcy during 1996. In February 1997, the Bank received a settlement offer from the bankruptcy trustee. As a result of the proposed settlement, a portion of the outstanding loans were charged off and a balance of $839,000 remained on the books of the Bank. Subsequent to April 30,1997, the Bank received $713,481 from the trustee as part of the settlement. Several more payments were received in 1997 and at December 31, 1997, the outstanding balance on the Bennett Funding loans was $81,000. Furthermore, the Bank experienced significant loan growth during 1997 and 1996, which resulted in increases in the allowance for loan losses. Gross loans increased $23.2 million or 13.97% from 1996. The allowance for loan losses represented .96% and .91% of gross loans receivable at December 31, 1997 and 1996, respectively.

         The amount of the provision and allowance for estimated losses on loans is influenced by current economic conditions, actual loss experience, industry trends and other factors, including real estate values, in the Bank's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for estimated losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgments which differ from those of management. Although management uses the best information available and maintains the Bank's allowance for losses at a level it believes adequate to provide for losses, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control.

         Non-interest Income. Non-interest income for the year ended December 31, 1997 was $592,000 compared to $745,000 for the year ended December 31, 1996, a decrease of $153,000, or 20.5%. The decrease was the result of a net loss on sales and calls of securities of $32,000 as compared with a net gain of $55,000 in 1996 combined with a net loss on the sale of real estate owned of $3,000 as compared with a net gain of $50,000 in 1996.

         Non-interest Expense. Non-interest expense was $7.6 million for the year ended December 31, 1997 compared to $8.7 million for the year ended December 31, 1996, a decrease of $1.1 million, or 12.6%. The decrease was due to a $1.3 million one-time special assessment on SAIF insured deposits which was paid in 1996 as well as a reduction in Federal deposit insurance premiums of $370,000. These reductions were partially offset by increases in compensation expense of $258,000 and in other expense of $241,000. The increase in compensation expense was primarily due to the allocation of ESOP shares to plan participants. In 1997, as in 1996, there was a $2.5 million expense related to contributions to the Heritage Foundation of First Security Federal Savings Bank.

         Income Taxes. The provision for income taxes was $1.0 million for the year ended December 31, 1997 compared to $406,000 for the year ended December 31, 1996. The increase was due primarily to an increase in pre-tax income of $2.0 million.

         A valuation allowance of $180,000 was established in 1996 to reduce the deferred tax asset to the amount that management believed was more likely than not to be realized. The valuation allowance related specifically to the deferred tax asset recorded for unrealized capital losses reflected as a deduction of capital under SFAS No.115 and to deferred tax assets recorded for certain future tax deductions that are subject to various expiration dates. As the amount of the valuation allowance did not change during the year ended December 31, 1997, there was no related impact to income from continuing operations.

Comparison of Operating Results for the Years Ended December 31, 1996 and December 31, 1995

         General Net income for the year ended December 31, 1996 was $452,000 compared to net income of $3.2 million for the year ended December 31, 1995, a decrease of $2.7 million, or 84.4%. The decrease was primarily a result of a $1.3 million FDIC special assessment on SAIF insured deposits effective September 30, 1996 and a $2.5 million accrued expense for contributions to the Foundation in 1996. In addition, non-interest income decreased $111,000, primarily as a result of a decrease in gain on sale of real estate owned of $97,000 combined with a decrease of $37,000 in rental income from real estate owned. This was partially offset by an increase in gain on sale of securities of $31,000.

         Interest Income. Interest income for the year ended December 31, 1996 was $19.0 million compared to $17.7 million for the year ended December 31,

1995, an increase of $1.3 million, or 7.3%. The increase resulted from the combination of an increase in the average balance of interest-earning assets and an increase in the average yield. The yield on average interest-earning assets increased from 7.92% for the year ended December 31, 1995 to 7.96% for the year ended December 31, 1996. The average yield on mortgage-backed securities increased from 6.81% for the year ended December 31, 1995 to 7.81% for the year ended December 31, 1996 due to the upward repricing of adjustable rate securities. The average balance of interest-earning assets increased in total by $15.9 million from $222.9 million for the year ended December 31, 1995 to $238.8 million for the year ended December 31, 1996. Although the yield on average loans receivable decreased from 8.64% for the year ended December 31, 1995 to 8.59% for the year ended December 31, 1996, the average balance of loans receivable increased by $12.3 million due to increased market demand. In addition, the average balance of mortgage-backed securities increased by $5.7 million as a result of the investment of funds from the increase in deposits and the transfer of cash into interest-earning assets which exceeded loan growth from market demand. Management invested these proceeds in mortgage-backed securities rather than U.S. Treasury securities in order to obtain a yield more comparative to loans.

         Interest Expense. Interest expense for the year ended December 31, 1996 was $9.5 million compared to $8.7 million for the year ended December 31, 1995, an increase of $767,000, or 8.8%. The increase in interest expense reflected a higher interest rate environment, as the average cost of interest-bearing liabilities increased by 14 basis points from 4.30% for the year ended December 31, 1995 to 4.44% for the year ended December 31, 1996. The average cost of certificates of deposit increased from 5.35% for the year ended December 31, 1995 to 5.47% for the year ended December 31, 1996. In addition, the average balance of interest-bearing liabilities increased $10.8 million from $202.8 million for the year ended December 31, 1995 to $213.6 million for the year ended December 31,1996 as a result of market demand.

         Net Interest Income. Net interest income of $9.5 million for the year ended December 31, 1996 represented an increase of $589,000 from the $8.9 million reported for the year ended December 31, 1995. There was a decrease in the net interest spread from 3.62% for the year ended December 31, 1995 to 3.52% for the year ended December 31, 1996. The decrease in the net interest rate spread was a result of the average cost of interest-bearing deposits increasing at a more rapid rate than the average yield on interest-earning assets. However, the ratio of average interest-earning assets to average interest-bearing liabilities increased from 109.93% for the year ended December 31, 1995 to 111.81% for the year ended December 31, 1996, and the net interest margin decreased slightly from 4.00% to 3.98% for the same period.

         Provision for Loan Losses. The Bank's provision for loan losses for the year ended December 31, 1996 was $706,000 compared to $136,000 for the year ended December 31, 1995. The increase in the provision for loan losses was primarily related to the Bennett Funding loans previously discussed. In addition, the Bank experienced significant loan growth during 1996 which resulted in an increase in the allowance for loan losses. Management increases the allowance for loan losses through a provision charged to expense for loan growth based on a statistical percentage developed considering past loss experiences, delinquency trends, general economic conditions and other factors. Gross loans increased $19.3 million, or 13.14% from 1995. The allowance for loan losses represented .91% and .60% of gross loans receivable at December 31, 1996 and 1995, respectively.

         Non-interest Income. Non-interest income for the year ended December 31, 1996 was $745,000 compared to $856,000 for the year ended December 31, 1995, a decrease of $111,000, or 13.0%. The decrease was the result of a decrease in the gain on sale of real estate owned of $97,000 combined with a $37,000 decrease in rental income from real estate owned as a result of the sale of the property. These decreases were partially offset by an increase in gain on the sale of securities of $21,000.

         Non-interest Expense. Non-interest expense was $8.7 million for the year ended December 31, 1996 compared to $4.7 million for the year ended December 31, 1995, an increase of $4.0 million, or 85.1%. The increase was primarily due to a $1.3 million one-time special assessment on SAIF insured deposits resulting from federal legislation enacted on September 30, 1996, combined with the $2.5 million contribution accrual to the Heritage Foundation of First Security Federal Savings Bank. As a result of the assessment, and depending upon the Bank's capital level and supervisory rating, annual deposit insurance premiums were decreased for periods beginning January 1, 1997 to approximately .065% from the .23% of deposits previously paid by the Bank.

         Income Taxes. The provision for income taxes was $406,000 for the year ended December 31, 1996 compared to $1.8 million for the year ended December 31, 1995. The decrease was primarily due to a decrease in pretax income of $4.1 million, which was partially offset by an increase of $180,000 in the valuation allowance for deferred tax assets. The valuation allowance was established in 1996 to reduce the deferred tax assets to the amount that management believed was more likely than not to be realized. The valuation allowance related specifically to the deferred tax asset recorded for unrealized capital losses reflected as a reduction of capital under SFAS No. 115 and to deferred tax assets recorded for certain future tax deductions that are subject to various expiration dates.

         The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                Year Ended December 31,
                                                    1997                                       1996
                                 ------------------------------------------ --------------------------------------
                                     Average      Interest                      Average      Interest
                                   Outstanding     Earned/       Yield/       Outstanding     Earned/     Yield/
                                     Balance        Paid          Rate          Balance        Paid        Rate
                                 ------------------------------------------ --------------------------------------
                                                                                      (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(2)............       $172,810    $14,669       8.49%         $152,147       $13,068      8.59%
 Mortgage-backed securities(2)..         39,569      2,864       7.24            41,735         3,260      7.81
 Mutual funds(2)................          4,897        278       5.68             5,776           338      5.85
 Agencies/Other(2)..............         22,071      1,333       6.04            22,714         1,326      5.83
 CMOs(2)........................          5,211        293       5.62             6,313           413      6.54
 Municipal securities(2)........          5,565        292       5.25             4,794           277      5.78
 Federal funds sold.............         11,179        646       5.78             1,829           118      6.45
 Time deposits..................            200         11       5.50               200            11      5.50
 Deposits with other institutions         2,561        165       6.44             1,665            84      5.05
 FHLB stock.....................          1,797        123       6.84             1,645           111      6.75
                                       --------    -------                     --------
    Total interest-earning assets       265,860     20,674       7.78           238,818        19,006      7.96
 Non-interest earning assets....         17,810                                  13,445
                                       --------                                --------
    Total assets................       $283,670                                $252,263
                                       ========                                ========

Interest-Bearing Liabilities:
 Money market...................       $  5,169        159       3.08          $  5,301           167      3.15
 NOW............................         10,176        217       2.13             9,810           202      2.06
 Passbook savings...............         76,391      2,281       2.99            70,356         2,120      3.01
 Certificates of Deposit........        126,917      6,972       5.49           124,797         6,827      5.47
 Advances.......................          9,548        500       5.24             3,333           178      5.34
                                       --------    -------                     --------       -------
     Total interest-bearing
       liabilities                      228,201     10,129       4.44           213,597         9,494      4.44
                                                   -------                                    -------
Non-interest bearing liabilities         16,299                                   8,471
                                       --------                                --------
     Total liabilities                  244,500                                 222,068

Equity..........................         39,170                                  30,195
                                       --------                                --------
   Total liabilities and equity.       $283,670                                $252,263
                                       ========                                ========

Net interest-earning spread.....                   $10,545       3.34%                        $ 9,512      3.52%
                                                   =======       ----                         =======      ====
Margin..........................                                 3.97%                                     3.98%
                                                                 ----                                      ====
Assets to liabilities...........        116.50%                                  111.81%
                                       =======                                 ========

-TABLE RESTUBBED BELOW-
                                                 Year Ended December 31,
                                                          1995
                                         --------------------------------------
                                            Average      Interest
                                          Outstanding     Earned/       Yield/
                                            Balance        Paid          Rate
                                         --------------------------------------


Interest-Earning Assets:
 Loans receivable(2)............           $139,860       $12,080       8.64%
 Mortgage-backed securities(2)..             36,034         2,455       6.81
 Mutual funds(2)................              5,776           358       6.20
 Agencies/Other(2)..............             22,189         1,586       7.15
 CMOs(2)........................              6,903           412       5.97
 Municipal securities(2)........              5,199           327       6.29
 Federal funds sold.............              3,338           225       6.74
 Time deposits..................                200             9       4.50
 Deposits with other institutions             1,942           100       5.15
 FHLB stock.....................              1,482            98       6.61
                                           --------       -------
    Total interest-earning assets           222,923        17,650       7.92
 Non-interest earning assets....             14,702
                                           --------
    Total assets................           $237,625
                                           ========

Interest-Bearing Liabilities:
 Money market...................           $  6,234           193       3.10
 NOW............................              9,241           184       1.99
 Passbook savings...............             70,585         2,113       2.99
 Certificates of Deposit........            112,963         6,044       5.35
 Advances.......................              3,769           193       5.12
                                           --------       -------
     Total interest-bearing
       liabilities                          202,792         8,727       4.30
                                                          -------
Non-interest bearing liabilities              7,392
                                           --------
     Total liabilities                      210,184

Equity..........................             27,441
                                           --------
   Total liabilities and equity.           $237,625
                                           ========

Net interest-earning spread.....                          $ 8,923       3.62%
                                                          =======      ======
Margin..........................                                        4.00%
                                                                       ======
Assets to liabilities...........             109.93%
                                           ========
_________________
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
(2) Calculated based on amortized cost.

         The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                                 Year Ended December 31,
                                                    1996 vs. 1997                     1995 vs. 1996                 1994 vs. 1995
                                         -------------------------------------------------------------------------------------------
                                              Increase                          Increase                        Increase
                                             (Decrease)           Total        (Decrease)           Total      (Decrease)    Total
                                               Due to           Increase         Due to           Increase       Due to    Increase
                                         Volume      Rate      (Decrease)  Volume    Rate    (Decrease)  Volume  Rate     (Decrease)
                                                                                 (Dollars in Thousands)
Interest-earning assets:
 Loans receivable.......................    $1,755    $(154)     $1,601   $1,056    $  (68)     $988    $1,565  $(603)      $962
 Mortgage-backed securities.............     (164)     (232)      (396)      418        387      805        10     317       327
 Mutual funds...........................      (50)      (10)       (60)      ---       (20)     (20)       ---      32        32
 Agencies and other.....................      (38)        45          7       37      (297)    (260)       551      27       578
 CMOs...................................      (66)      (54)      (120)     (37)         38        1      (59)      64         5
 Municipal securities...................        42      (27)         15     (24)       (26)     (50)      (19)    (32)      (51)
 Federal funds sold.....................       542      (14)        528     (98)        (9)    (107)      (51)      94        43
 Time deposits..........................       ---       ---        ---      ---          2        2       ---       1         1
 Deposits with other institutions.......        53        28         81     (14)        (2)     (16)        54    (33)        21
 FHLB stock.............................        10         2         12       11          2       13        13       9        22
                                         ---------  --------   --------  -------      -----    -----   ------- -------   -------
       Total interest-earning assets....     2,084     (416)      1,668    1,349          7    1,356     2,064   (124)    $1,940

Interest-bearing liabilities:
 Money market...........................       (4)       (4)        (8)     (29)          3     (26)      (16)     (5)      (21)
 NOW....................................         8         7         15       12          6       18        28     ---        28
 Passbook Savings.......................       180      (19)        161      (7)         14        7        70     (4)        66
 Certificates of deposit................       116        29        145      645        138      783       807   1,250     2,057
 Advances...............................       326       (4)        322     (23)          8     (15)        51    (38)        13
                                          -------- --------    -------- -------      ------   ------   ------- ------    -------
   Total interest-earning assets........   $   626   $     9    $   635   $  598       $169     $767    $  940  $1,203    $2,143
                                           -------   -------    -------   ------       ----     ----    ------  ------    ------

Net interest/spread.....................    $1,458    $(425)     $1,033   $  751     $(162)     $589    $1,124 (1,327)   $ (203)
                                            ======    =====      ======   ======     =====      ====    ====== ======    ======

Quantitative and Qualitative Disclosures About Market Risk

         In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. The Board of Directors reviews at least quarterly the Company's interest rate risk position and profitability. The Board of Directors also reviews the Company's portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Company's objectives in the most effective manner. In addition, the Board reviews on a quarterly basis the Company's asset/liability position, including simulations of the effect on the Company's capital of various interest rate scenarios.

         In managing its asset/liability mix, the Company, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, often places more emphasis on managing short term net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates.

         The Board has taken a number of steps to manage the Company's vulnerability to changes in interest rates. First, the Company has long used community outreach, customer service and marketing efforts to increase the Company's passbook and other non-certificate accounts. At December 31, 1997, $88.9 million or 42.3% of the Company's deposits consisted of passbook, NOW and money market accounts. The Company believes that these accounts represent "core" deposits which are generally somewhat less interest rate sensitive than other types of deposit accounts. Second, while the Company continues to originate 30 year fixed rate residential loans for portfolio as a result of consumer demand, an increasing proportion of the Company's residential loans have terms of 15 years or less or carry adjustable interest rates. Finally, the Company has focused a significant portion of its investment activities on securities with adjustable interest rates or terms of five years or less. At December 31, 1997, $15.0 million or 42.2% of the Company's mortgage-backed securities had adjustable interest rates or terms to maturity (or anticipated average lives in the case of collateralized mortgage obligations) of five years or less and $17.1 million or 31.7% of the Company's other securities had adjustable interest rates or terms to maturity of five years or less.

         Management utilizes the net portfolio value ("NPV") analysis to quantify interest rate risk. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off balance sheet contracts. Presented below, as of December 31, 1997, is an analysis of the Bank's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates, up and down 400 basis points in 100 point increments.

     Assumed Change                       $ Change in   % Change in
    in Interest Rates     $ Amount            NPV           NPV
---------------------   ------------      -----------   ----------
    (Basis Points)               (Dollars in Thousands)

        +400              $47,002          $(23,370)        (33)%
        +300               53,042           (17,330)        (25)
        +200               59,209           (11,163)        (16)
        +100               65,222            (5,150)         (7)
         ---               70,372               ---         ---
        -100               74,138             3,766           5
        -200               77,084             6,712          10
        -300               80,542            10,170          14
        -400               85,014            14,642          21


         Certain assumptions utilized in assessing the interest rate risk of thrift institutions were employed in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Company's assets and liabilities would perform as set forth above. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the NPV than indicated above.

Liquidity and Capital Resources

         The Company's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. First Security generally manages the pricing of its deposits to be competitive and to increase core deposit relationships.

         Liquidity management is both a daily and long-term responsibility of management. First Security adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and investment securities, and (iv) the objectives of its asset/liability management program. Excess liquid assets are invested generally in interest-earning overnight deposits and short- and intermediate-term U.S. Government and agency obligations and mortgage-backed securities of short duration. If First Security requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Chicago.

         Federal regulations require First Security to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 4% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, government agency and corporate securities and other obligations generally having remaining maturities of less than five years. First Security has historically maintained its liquidity ratio for regulatory purposes at levels in excess of those required. At December 31, 1997, First Security's liquidity ratio for regulatory purposes was 18.57%.

         The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities were $2.8 million, $2.1 million and $4.1 million for the years ended December 31, 1997, December 31, 1996, and 1995, respectively. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of investments and mortgage-backed securities, offset by principal collections on loans, proceeds from maturation and sales of securities and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily of the net proceeds from the issuance of stock in 1997 and activity in deposit and escrow accounts and advances from FHLB of Chicago.

         The Company's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1997, cash and short-term investments totaled $30.1 million. The Company has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Company may also utilize the sale of securities available-for-sale and FHLB advances as a source of funds.

         At December 31, 1997, the Company had outstanding commitments to originate loans of $1.6 million, all of which had fixed interest rates. These loans are to be secured by properties located in its market area. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Loan commitments have, in recent periods, been funded through liquidity or through FHLB advances. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1997 totaled $96.1 million. Management believes, based on past experience, that a significant portion of such deposits will remain with the Company. Based on the foregoing, in addition to the Company's high level of core deposits and capital, the Company considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs.

         First Security is subject to various regulatory capital requirements imposed by the OTS. At December 31, 1997, First Security was in compliance with all applicable capital requirements on a fully phased-in basis. See Note 11 of the Notes to Consolidated Financial Statements.

Impact of Inflation and Changing Prices

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of New Accounting Standards

         In June 1996, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 125 ("SFAS No. 125"), "Accounting for Transfers and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires a consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. SFAS No. 125 also supersedes SFAS No. 122 and requires that servicing assets and liabilities be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and requires assessment for asset impairment or increases obligations based on their fair values. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996 and early or retroactive application is not permitted. Because the volume and variety of certain transactions will make it difficult for some entities to comply, some provisions have been delayed by SFAS No. 122. The adoption of SFAS No. 125 did not have a material impact on the financial condition or operations of the Company.

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130") "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Income tax effects must also be shown. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 is not expected to have a material impact on the results of operations or financial condition of the Company.

         Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", was issued in 1997 by the Financial Accounting Standards Board. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Statement 131 is effective for periods beginning after December 31, 1997. Management does not believe that the provisions of this Statement are applicable to the Company, since substantially all of the Company's operations are banking services.

Year 2000

         The Company has conducted a review of its computer systems to review the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. For example, programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company presently believes that, with modifications to existing software and by converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications and conversions are not completed timely, the Year 2000 problem may have a material impact on the operations of the Company.

Safe Harbor Statement

         This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory situation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                                    [LOGO]


                        REPORT OF INDEPENDENT AUDITORS



Board of Directors
First SecurityFed Financial, Inc.
Chicago, Illinois


We have audited the accompanying consolidated balance sheets of First SecurityFed Financial, Inc. and its wholly-owned subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First SecurityFed Financial, Inc. and its wholly-owned subsidiary at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                               /s/ Crowe, Chizek and Company LLP
                                               ---------------------------------
                                                   Crowe, Chizek and Company LLP

Oak Brook, Illinois
February 6, 1998

                       FIRST SECURITYFED FINANCIAL, INC.
                          CONSOLIDATED BALANCE SHEETS
                          December 31, 1997 and 1996
                   (Dollars in thousands, except share data)

--------------------------------------------------------------------------------------------------------

                                                                               1997                1996
                                                                               ----                ----
ASSETS
Cash and due from banks                                                    $     12,090    $      5,800
Federal funds sold                                                               18,000           1,500
                                                                           ------------    ------------
     Total cash and cash equivalents                                             30,090           7,300

Time deposits in other financial institutions                                       200             200
Securities available-for-sale                                                    32,461          28,724
Securities held-to-maturity (fair value of $57,498 in 1997
  and $49,881 in 1996)                                                           57,022          49,888
Loans receivable, net of allowance for loan losses                              186,259         163,348
Federal Home Loan Bank stock, at cost                                             1,852           1,673
Premises and equipment, net                                                       3,692           3,923
Accrued interest receivable                                                       2,071           1,764
Intangible assets                                                                   291             352
Real estate owned                                                                    50              40
Other assets                                                                      1,861             903
                                                                           ------------    ------------

     Total assets                                                          $    315,849    $    258,115
                                                                           ============    ============

LIABILITIES
Deposits                                                                   $    210,100    $    219,505
Advance payments by borrowers for taxes and insurance                             2,400           2,118
Advances from Federal Home Loan Bank                                             10,000           4,000
Accrued interest payable and other liabilities                                    1,477           3,231
                                                                           ------------    ------------
     Total liabilities                                                          223,977         228,854

SHAREHOLDERS' EQUITY
Preferred stock, $0.01 par value per share, 500,000 shares
  authorized,  no shares issued and outstanding                                       -               -
Common stock, $0.01 par value per share, 8,000,000 shares
  authorized, 6,408,000 shares issued                                                64               -
Additional paid-in capital                                                       65,495               -
Unearned ESOP shares                                                             (4,935)              -
Retained earnings, substantially restricted                                      31,290          29,465
Net unrealized loss on securities available-for-sale,
  net of income taxes                                                               (42)           (204)
                                                                           ------------    ------------
     Total shareholders' equity                                                  91,872          29,261
                                                                           ------------    ------------

         Total liabilities and shareholders' equity                        $    315,849    $    258,115
                                                                           ============    ============

         See accompanying notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                Years ended December 31, 1997, 1996, and 1995
                (Dollars in thousands, except per share data)


------------------------------------------------------------------------------------------------
                                                                1997         1996         1995
                                                                ----         ----         ----
Interest and dividend income
    Loans                                                   $   14,669   $   13,068   $   12,080
    Securities
       Taxable                                                   1,561        1,664        1,944
       Tax-exempt                                                  302          277          327
    Mortgage-backed securities                                   3,198        3,673        2,867
    Federal funds sold and other interest earning assets           944          324          432
                                                            ----------   ----------   ----------
                                                                20,674       19,006       17,650

Interest expense
    NOW and money market                                           376          369          377
    Passbook savings                                             2,281        2,120        2,113
    Certificates of deposit                                      6,972        6,827        6,044
    Federal Home Loan Bank advances and other borrowings           500          178          193
                                                            ----------   ----------   ----------
                                                                10,129        9,494        8,727
                                                            ----------   ----------   ----------


Net interest income                                             10,545        9,512        8,923

Provision for loan losses                                          738          706          136
                                                            ----------   ----------   ----------


Net interest income after provision for loan losses              9,807        8,806        8,787

Noninterest income
    Deposit service charges                                        371          362          378
    Insurance commissions                                           47           54           58
    Net gain (loss) on sales and calls of securities               (32)          55           24
    Net gain (loss) on sale of real estate owned                    (3)          50          147
    Other income                                                   209          224          249
                                                            ----------   ----------   ----------
                                                                   592          745          856

Noninterest expense
    Compensation and benefits                                    2,669        2,411        2,370
    Occupancy and equipment                                        679          678          630
    Data processing                                                297          269          260
    SAIF assessment                                                  -        1,293            -
    Federal insurance premiums                                     183          553          521
    Charitable and foundation contributions                      2,557        2,558           67
    Other expense                                                1,172          931          842
                                                            ----------   ----------   ----------
                                                                 7,557        8,693        4,690
                                                            ----------   ----------   ----------


Income before income taxes                                       2,842          858        4,953

Income tax provision                                             1,017          406        1,760
                                                            ----------   ----------   ----------


Net income                                                  $    1,825   $      452   $    3,193
                                                            ==========   ==========   ==========

Loss per share
    Basic                                                   $     (.11)
                                                            ==========
    Diluted                                                 $     (.11)
                                                            ===========


                       FIRST SECURITYFED FINANCIAL, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 Years ended December 31, 1997, 1996, and 1995
                            (Dollars in thousands)

-------------------------------------------------------------------------------------------------------------------
                                                                                         Unrealized
                                                                                         Gain (Loss)     Total
                                                 Additional    Unearned                 on Securities   Share-
                                      Common       Paid-in       ESOP        Retained    Available-    holders'
                                       Stock       Capital      Shares       Earnings     for-Sale      Equity
                                      ------     ----------    --------      --------   -------------  --------
Balance at January 1, 1995          $       -    $        -   $        -   $   25,820   $     (265)  $   25,555

Net income                                  -             -            -        3,193            -        3,193

Reclassification of securities
  from held-to-maturity to
  available-for-sale,
  net of income taxes of $44                -             -            -            -          114          114

Change in valuation allowance
  for securities available-for-sale,
  net of income taxes of $141               -             -            -            -          176          176
                                    ---------    ----------   ----------   ----------   ----------   ----------


Balance at December 31, 1995                -             -            -       29,013           25       29,038

Net income                                  -             -            -          452            -          452

Change in valuation allowance
  for securities available-for-sale,
  net of income taxes of $146               -             -            -            -         (229)        (229)
                                    ---------    ----------   ----------   ----------   ----------   ----------


Balance at December 31, 1996                -             -            -       29,465         (204)      29,261

Issuance of common stock,
  net of conversion costs of
  $1,130 and contribution of
  stock to foundation                      64        65,385       (5,126)                        -       60,323

ESOP shares earned                          -           110          191            -            -          301

Net income                                  -             -            -        1,825            -        1,825

Change in valuation allowance
  for securities available-for-sale,
  net of income taxes of $104               -             -            -            -          162          162
                                    ---------    ----------   ----------   ----------   ----------   ----------


Balance at December 31, 1997        $      64    $   65,495   $   (4,935)  $   31,290   $      (42)  $   91,872
                                    =========    ==========   ==========   ==========   ==========   ==========


                       FIRST SECURITYFED FINANCIAL, INC.
                                  (Continued)
               CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended
                       December 31, 1997, 1996, and 1995
                            (Dollars in thousands)

-------------------------------------------------------------------------------------------------------------------


                                                                              1997         1996         1995
                                                                              ----         ----         ----
Cash flows from operating activities
    Net income                                                            $    1,825   $      452   $    3,193
    Adjustments to reconcile net income to net cash from
      operating activities
       Depreciation and amortization of intangibles                              336          358          329
       Net amortization (accretion) of securities                                173          (90)         138
       Net (gain) loss on sales and calls of securities                           32          (55)         (24)
       Provision for loan losses                                                 738          706          136
       Net (gain) loss on real estate owned                                        3          (50)        (147)
       Deferred loan origination fees                                             26          (80)         (75)
       Federal Home Loan Bank stock dividend                                       -            -          (20)
       Provision for deferred income taxes                                      (888)        (937)         135
       ESOP compensation expense                                                 301            -            -
       Accrued charitable contribution of Company stock                        2,500            -            -
       Net change in
          Accrued interest receivable                                           (307)        (148)         119
          Other assets                                                          (175)        (141)         182
          Accrued interest payable and other liabilities                      (1,754)       2,125           27
                                                                          ----------   ----------   ----------
              Net cash provided by operating activities                        2,810        2,140        3,993

Cash flows from investing activities
    Purchase of securities available-for-sale                                (10,184)      (2,989)           -
    Purchase of securities held-to-maturity                                  (24,684)     (20,129)     (30,451)
    Proceeds from sales of securities available-for-sale                       2,587            -        1,504
    Proceeds from calls and maturities of securities                           9,200       15,814       20,112
    Net loan originations                                                    (23,914)     (19,548)      (8,696)
    Principal payments on mortgage-backed and related securities              12,272        7,965        5,916
    Purchase of Federal Home Loan Bank stock                                    (179)        (120)        (215)
    Property and equipment  expenditures                                         (44)        (189)        (119)
    Real estate owned  expenditures                                              (35)          (5)         (44)
    Proceeds from sale of real estate owned                                      261          614          147
                                                                          ----------   ----------   ----------
       Net cash used in investing activities                                 (34,720)     (18,587)     (11,846)

Cash flows from financing activities
    Net change in deposits                                                    (9,405)      10,137       13,568
    Net change in advance payments by borrowers for taxes
      and insurance                                                              282          437         (342)
    Change in advances from Federal Home Loan Bank                             6,000       (6,000)       7,000
    Net proceeds from stock issuance                                          57,823            -            -
                                                                          ----------   ----------   ----------
       Net cash provided by financing activities                              54,700        4,574       20,226
                                                                          ----------   ----------   ----------

         See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended
                 December 31, 1997, 1996, and 1995
                            (Dollars in thousands)

-------------------------------------------------------------------------------------------------------------------


                                                                              1997         1996         1995
                                                                              ----         ----         ----
Net change in cash and cash equivalents                                   $   22,790   $  (11,873)  $   12,373

Cash and cash equivalents at beginning of year                                 7,300       19,173        6,800
                                                                          ----------   ----------   ----------

Cash and cash equivalents at end of year                                  $   30,090   $    7,300   $   19,173
                                                                          ==========   ==========   ==========

Supplemental disclosures of cash flow information
    Cash paid during the period for
       Interest                                                           $   10,146   $    9,498   $    8,510
       Income taxes                                                            1,667        1,497        1,620

    Schedule of noncash investing and financing activities
       Transfer of securities from held-to-maturity to available-for-
         sale                                                                      -            -       20,158
       Real estate acquired in settlement of loans                               239          140          276



                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Nature of Business: The consolidated financial statements include the accounts of First SecurityFed Financial, Inc. (the Company) and its wholly-owned subsidiary, First Security Federal Savings Bank (the Bank), and the Bank's wholly-owned subsidiary, Western Security Service Corporation. Significant intercompany accounts and transactions have been eliminated. The only business of the Company is the ownership of the Bank. The Bank's revenues primarily arise from interest income from residential real estate loans, with operations conducted through its main office, three branches in Cook County, and one branch in Philadelphia, Pennsylvania.

Use of Estimates: In preparing financial statements, management must make estimates and assumptions. These estimates and assumptions affect the amounts reported for assets, liabilities, income, and expenses, as well as affecting the disclosures provided. Actual results could differ from the current estimates. The collectibility of loans, fair values of financial instruments, and status of contingencies are particularly subject to change.

Securities: Securities are classified as held-to-maturity when the Company has the positive intent and ability to hold those securities to maturity. Accordingly, they are stated at cost, adjusted for amortization of premiums and accretion of discounts. All other securities are classified as available-for-sale since the Company may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. These securities are carried at market value with unrealized gains and losses charged or credited, net of income taxes, to a valuation allowance included as a separate component of retained earnings. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

Real Estate Owned: Real estate owned represents property obtained through foreclosure or in settlement of debt obligations and is carried at the lower of cost (fair value at date of foreclosure) or fair value less estimated selling expenses. Valuation allowances are recognized when the fair value less selling expenses is less than the cost of the asset. Changes in the valuation allowance are charged or credited to income.

Allowance for Loan Losses: Because some loans may not be repaid in full, an allowance for loan losses is maintained. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the valuation allowance is maintained at levels considered adequate to cover losses that are currently anticipated based on delinquencies, property appraisals, past loss experience, general economic conditions, information about specific borrower situations including their financial position, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, including impaired loans discussed below, the whole allowance is available for any charge-offs that occur. Loans are charged off in whole or in part when management's estimate of the undiscounted cash flows from the loan are less than the recorded investment in the loan, although collection efforts continue and future recoveries may occur.

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require increase, such increase is reported as a provision for loan losses.

Smaller balance homogenous loans are defined as residential first mortgage loans secured by one-to-four-family residences, residential construction loans, consumer loans, and share loans and are evaluated collectively for impairment. Commercial real estate loans are evaluated individually for impairment. Normal loan evaluation procedures, as described in the second preceding paragraph, are used to identify loans which must be evaluated for impairment. In general, loans classified as doubtful or loss are considered impaired while loans classified as substandard are individually evaluated for impairment. Depending on the relative size of the credit relationship, late or insufficient payments of 30 to 90 days will cause management to reevaluate the credit under its normal loan evaluation procedures. While the factors which identify a credit for consideration for measurement of impairment, or nonaccrual, are similar, the measurement considerations differ. A loan is impaired when management believes it is probable they will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is placed on nonaccrual when payments are more than 90 days past due unless the loan is adequately collateralized and in the process of collection.

Recognition of Income on Loans: Interest on real estate and certain consumer loans is accrued over the term of the loans based upon the principal balance outstanding. Where serious doubt exists as to the collectibility of a loan, the accrual of interest is discontinued. The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as adjustments to the allowance for loan losses. If these adjustments cause the allowance for loan losses to require adjustment, such adjustment is reported as an adjustment to the provision for loan losses.

Loan fees, net of direct loan origination costs, are deferred and amortized over the contractual life of the loan as a yield adjustment.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective premises and equipment, which are primarily thirty to fifty years for premises and five to ten years for furniture, fixtures, and equipment. Maintenance and repairs are charged to expense as incurred and improvements which extend the useful lives of assets are capitalized.

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and Core Deposit Intangible: Goodwill and the core deposit intangibles, included in other assets, result from the application of purchase accounting principles to the acquisition of assets and assumption of liabilities from the Resolution Trust Corporation. Goodwill represents the excess of acquisition cost over the fair value of net assets of the branches and is amortized over 25 years using the straight-line method. The premium paid to acquire core deposits is being amortized over ten years on an accelerated method.

Income Taxes: The provision for income taxes is based on an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Employee Stock Ownership Plan: The cost of shares issued to the ESOP but not yet allocated to participants are presented in the consolidated balance sheet as a reduction of shareholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the costs of shares committed to be released is recorded as an adjustment to paid-in capital.

Shares are considered outstanding for earnings per share calculations as they are committed to be released; unallocated shares are not considered outstanding.

Statement of Cash Flows: Cash and cash equivalents include cash on hand, amounts due from banks, and daily federal funds sold. The Company reports net cash flows for customer loan transactions, deposit transactions, and time deposits in other financial institutions.

Earnings Per Share: Earnings per common share is computed under the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share", which was adopted by the Company in 1997. The amount reported as earnings per common share for the year ended December 31, 1997 reflects the earnings since October 31, 1997 available to common shareholders divided by the weighted average number of common shares outstanding since October 31, 1997.

Reclassifications: Certain prior year items have been reclassified to conform to the current year's presentation.

Future Accounting Changes: New accounting standards have been issued which will require future reporting of comprehensive income (net income plus changes in holding gains and losses on securities available-for-sale) and may require redetermination of industry segment financial information. Management does not anticipate these statements will have an impact on the operations of the Company.

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 2 - SECURITIES

The Company's securities are as follows:

                                                             -----------------------1997----------------------
                                                                              Gross        Gross
                                                              Amortized    Unrealized   Unrealized      Fair
                                                                Cost          Gains       Losses        Value
                                                                ----          -----       ------        -----
    Securities available-for-sale
       U.S. government and agencies                          $    7,902   $      116   $       (4)  $    8,014
       Municipals                                                 3,904           62            -        3,966
       Corporates                                                   250            -            -          250
       Mutual funds                                               3,172           26          (43)       3,155
       Other equity investments                                     369            -          (26)         343
                                                             ----------   ----------   ----------   ----------
                                                                 15,597          204          (73)      15,728

       Mortgage-backed securities
          Federal Home Loan Mortgage Corporation                  7,758           17         (174)       7,601
          Government National Mortgage Association                2,929           66          (13)       2,982
          Federal National Mortgage Association                   5,701           13         (109)       5,605
          Collateralized mortgage obligations                       545            -            -          545
                                                             ----------   ----------   ----------   ----------
                                                                 16,933           96         (296)      16,733
                                                             ----------   ----------   ----------   ----------

                                                             $   32,530   $      300   $     (369)  $   32,461
                                                             ==========   ==========   ==========   ==========

                                                             -----------------------1997----------------------
                                                                              Gross        Gross
                                                              Amortized    Unrealized   Unrealized      Fair
                                                                Cost          Gains       Losses        Value
                                                             ----------    ----------   ----------     -------
    Securities held-to-maturity
       U.S. government agencies                              $   33,562   $      120   $      (25)  $   33,657
       States and political subdivisions                          4,909          197           (1)       5,105
                                                             ----------   ----------   ----------   ----------
                                                                 38,471          317          (26)      38,762

       Mortgage-backed securities
          Federal Home Loan Mortgage Corporation                  4,558           61         (109)       4,510
          Government National Mortgage Association                7,781          255          (15)       8,021
          Federal National Mortgage Association                   2,531           14          (26)       2,519
          Collateralized mortgage obligations                     3,681           26          (21)       3,686
                                                             ----------   ----------   ----------   ----------
                                                                 18,551          356         (171)      18,736
                                                             ----------   ----------   ----------   ----------

                                                             $   57,022   $      673   $     (197)  $   57,498
                                                             ==========   ==========   ==========   ==========

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

                                                             -----------------------1996----------------------
                                                                              Gross       Gross
                                                              Amortized    Unrealized   Unrealized      Fair
                                                                Cost          Gains       Losses        Value
                                                                ----          -----       ------        -----
    Securities available-for-sale
       U.S. government and agencies                          $    3,245   $      105   $        -   $    3,350
       Mutual funds                                               5,776           32         (163)       5,645
       Other equity investments                                       2            -            -            2
                                                             ----------   ----------   ----------   ----------
                                                                  9,023          137         (163)       8,997

       Mortgage-backed securities
          Federal Home Loan Mortgage Corporation                  9,238           16         (269)       8,985
          Government National Mortgage Association                3,399           39          (13)       3,425
          Federal National Mortgage Association                   6,685           14         (127)       6,572
          Collateralized mortgage obligations                       713           32            -          745
                                                             ----------   ----------   ----------   ----------
                                                                 20,035          101         (409)      19,727
                                                             ----------   ----------   ----------   ----------

                                                             $   29,058   $      238   $     (572)  $   28,724
                                                             ==========   ==========   ==========   ==========

                                                             -----------------------1996----------------------
                                                                              Gross        Gross
                                                              Amortized    Unrealized   Unrealized      Fair
                                                                Cost          Gains       Losses        Value
                                                                ----          -----       ------        -----
    Securities held-to-maturity
       U.S. government agencies                              $   20,320   $       41   $      (81)  $   20,280
       States and political subdivisions                          5,208          150          (15)       5,343
       Corporate notes                                              251            -            -          251
                                                             ----------   ----------   ----------   ----------
                                                                 25,779          191          (96)      25,874

       Mortgage-backed securities
          Federal Home Loan Mortgage Corporation                  6,280           89         (190)       6,179
          Government National Mortgage Association                9,226          142          (43)       9,325
          Federal National Mortgage Association                   3,294           19          (42)       3,271
          Collateralized mortgage obligations                     5,309            -          (77)       5,232
                                                             ----------   ----------   ----------   ----------
                                                                 24,109          250         (352)      24,007
                                                             ----------   ----------   ----------   ----------

                                                             $   49,888   $      441   $     (448)  $   49,881
                                                             ==========   ==========   ==========   ==========




                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

Sales of securities are summarized as follows:

                                                                1997           1996        1995
                                                                ----           ----        ----
                  Proceeds                                    $   2,587    $       -    $   1,504
                  Gross realized gains                               31            -            4
                  Gross realized losses                              63            -            -

Call premiums on debt securities of $55,376 and $19,625 were recognized by the Company during 1996 and 1995, respectively.

The carrying values and fair values of debt securities as of December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 Amortized         Fair
                                                                    Cost           Value
                                                                    ----           -----
     Securities available-for-sale
         Due in one year or less                               $      1,995    $      1,997
         Due after five years through ten years                       5,897           5,901
         Due after ten years                                          4,164           4,332
                                                               ------------    ------------
                                                                     12,056          12,230

         Mutual funds                                                 3,172           3,155
         Other equity investments                                       369             343
         Mortgage-backed securities  and collateralized
           mortgage obligations                                      16,933          16,733
                                                               ------------    ------------
                                                                     20,474          20,231
                                                               ------------    ------------

                                                               $     32,530    $     32,461
                                                               ============    ============

     Securities held-to-maturity
         Due in one year or less                               $        100    $        102
         Due after one year through five years                       10,798          10,829
         Due after five years through ten years                      24,258          24,455
         Due after ten years                                          3,315           3,376
                                                               ------------    ------------
                                                                     38,471          38,762

         Mortgage-backed securities and collateralized
           mortgage obligations                                      18,551          18,736
                                                               ------------    ------------

                                                               $     57,022    $     57,498
                                                               ============    ============

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

One security in the amount of $250,000 was pledged to secure government deposits at December 31, 1997 and 1996.


NOTE 3 - LOANS RECEIVABLE

Loans receivable consisted of the following:

                                                                                      1997             1996
                                                                                      ----             ----
     First mortgage loans, including loans purchased
         Secured by one-to-four-family residences                                 $    154,819    $    134,971
         Secured by multifamily residences                                              10,999           9,374
         Secured by commercial real estate                                              17,235          15,651
                                                                                  ------------    ------------
                                                                                       183,053         159,996

     Home equity loans                                                                   4,602           3,431
     Less
         Net deferred loan origination fees                                             (1,496)         (1,470)
                                                                                  ------------    ------------
              Total mortgage loans                                                     186,159         161,957

     Consumer and other loans
         Automobile                                                                         47              74
         Share loans                                                                     1,421           1,174
         Improvement                                                                         7              12
         Loans secured by leases                                                            81           1,272
         Other                                                                             387             395
                                                                                  ------------    ------------
                                                                                         1,943           2,927
     Less unearned discounts                                                               (15)            (16)
                                                                                  ------------    ------------
         Total consumer and other loans                                                  1,928           2,911
     Less allowance for loan losses                                                     (1,828)         (1,520)
                                                                                  ------------    ------------

                                                                                  $    186,259    $    163,348
                                                                                  ============    ============

The principal balance of loans on nonaccrual status at December 31, 1997 and 1996 approximated $9,000. The Company maintains an allowance for uncollected interest for mortgage loans with payments past due. The allowance was approximately $45,000 and $93,000 at December 31, 1997 and 1996, respectively.

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

                                                                        1997            1996           1995
                                                                        ----            ----           ----
     Balance, beginning of year                                      $     1,520    $       885    $       792
     Provision for loan losses                                               738            706            136
     Recoveries                                                                4              -              -
     Charge-offs                                                            (434)           (71)           (43)
                                                                     -----------    -----------    -----------

         Balance, end of year                                        $     1,828    $     1,520    $       885
                                                                     ===========    ===========    ===========

Information regarding impaired loans is as follows:

                                                                                        1997            1996
                                                                                        ----            ----

     Average investment in impaired loans                                           $       565    $     1,087
     Interest income recognized on impaired loans including
       interest income recognized on cash basis                                               -             11
     Interest income recognized on impaired loans on cash basis                               -             11


                                                                                        1997            1996
                                                                                        ----            ----

     Balance of impaired loans                                                      $        81    $     1,272
     Less portion for which no allowance for loan losses is allocated                         -              -
                                                                                    -----------    -----------

         Portion of impaired loan balance for which an allowance
           for credit losses is allocated                                           $        81    $     1,272
                                                                                    ===========    ===========

         Portion of allowance for loan losses allocated to the
           impaired loan balance                                                    $         8    $       318
                                                                                    ===========    ===========

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                                                       1997            1996
                                                                                       ----            ----
     Land                                                                           $       545    $       545
     Buildings and improvements                                                           3,615          3,620
     Furniture and equipment                                                              1,946          1,894
     Real estate acquired for future expansion                                              377            377
                                                                                    -----------    -----------
         Total cost                                                                       6,483          6,436
     Less accumulated depreciation                                                       (2,791)        (2,513)
                                                                                    -----------    -----------

                                                                                    $     3,692    $     3,923
                                                                                    ===========    ===========


NOTE 6 - INTANGIBLE ASSETS

Intangible assets, which arose from the Company's acquisition of assets and assumption of liabilities from the Resolution Trust Corporation consisted of the following:

                                                                                       1997            1996
                                                                                       ----            ----
     Excess of purchase price over net assets acquired                              $       156    $       156
     Core deposit intangible                                                                377            377
                                                                                    -----------    -----------
         Total                                                                              533            533
     Less accumulated amortization                                                         (242)          (181)
                                                                                    -----------    -----------

         Intangible assets, net                                                     $       291    $       352
                                                                                    ===========    ===========


NOTE 7 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled approximately $27,013,000 and $39,940,000 at December 31, 1997 and 1996,
respectively. Deposits greater than $100,000 are not insured.

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 7 - DEPOSITS (Continued)

At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:

                           1998                            $      96,106
                           1999                                   10,460
                           2000                                    8,121
                           2001                                    3,043
                           2002 and thereafter                     3,519
                                                           -------------
                                                           $     121,249
                                                           =============

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Chicago are summarized as follows:

                                                                              ---------Principal Balance------
                                   Contractual           Frequency
           Maturity                 Interest              of Rate
             Date                     Rate              Adjustment                 1997              1996
             ----                     ----              ----------                 ----              ----
     February 11, 1997                4.80                Fixed                 $        -       $     2,000
     March 18, 1997                   5.51                Fixed                          -             1,000
     February 11, 1998                5.88                Fixed                      2,000                 -
     March 20, 1998                   5.91                Fixed                      1,000             1,000
     February 21, 2000                6.08                Fixed                      1,000                 -
     February 21, 2000                5.48                Fixed                      1,000                 -
     June 18, 2002                    5.71                Fixed                      4,000                 -
     August 8, 2002                   5.26                Fixed                      1,000                 -
                                                                                ----------       -----------

                                                                                $   10,000       $     4,000
                                                                                ==========       ===========

The Company maintains a collateral pledge agreement covering secured advances whereby the Company has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgage loans on improved residential property not more than 90 days delinquent, aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago.

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

                                    1997           1996            1995
                                    ----           ----            ----
     Current
         Federal                 $     1,585    $     1,132    $     1,377
         State                           320            211            248
     Deferred                           (888)        (1,117)           135
     Valuation allowance                   -            180              -
                                 -----------    -----------    -----------

                                 $     1,017    $       406    $     1,760
                                 ===========    ===========    ===========

The net deferred tax asset included in the accompanying consolidated balance sheets consist of the following:

                                                                   1997             1996
                                                                   ----             ----
     Deferred tax assets
         Bad debts                                              $       135    $        42
         Amortization of intangible assets                               46             36
         Contribution carryforward                                    1,641            851
         Unrealized loss on securities available-for-sale                26            130
                                                                -----------    -----------
                                                                      1,848          1,059

     Deferred tax liabilities
         Depreciation                                                   (87)          (102)
         FHLB stock dividend                                            (65)           (65)
         Loan fees                                                     (333)          (340)
         Other                                                          (27)             -
                                                                -----------    -----------
                                                                       (512)          (507)

     Valuation allowance on deferred tax assets                        (180)          (180)
                                                                -----------    -----------

         Total deferred tax asset                               $     1,156    $       372
                                                                ===========    ===========

The valuation allowance at December 31, 1997 and 1996 reflects management' estimate of temporary deductible differences that may not be realized.

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

The difference between the provision for income taxes shown on the consolidated statements of income and amounts computed by applying the statutory federal income tax rate to income before taxes follows:

                                         --------------------For the Years Ended December 31,-------------------
                                         ---------1997-------     ---------1996-------      ---------1995--------
    Provision for federal income
      taxes computed at statutory
      rate of 34%                         $     966      34.0%     $     292      34.0%      $  1,684      34.0%
    Tax-exempt income                           (90)     (3.2)           (85)     (9.9)          (102)     (2.1)
    State income taxes, net of
      federal income tax benefit                140       4.9             37       4.3            197       4.0
    Other                                         1        .1            (18)     (2.1)           (19)      (.4)
    Valuation allowance                           -        -             180      21.0              -         -
                                          ---------   ------       ---------    ------       --------    ------

                                          $   1,017      35.8%     $     406      47.3%      $  1,760      35.5%
                                          =========   =======      =========    ======       ========    ======

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts which differs from the provision charged to income on the financial statements. Retained earnings at December 31, 1997 include approximately $2,023,000 for which no deferred federal income tax liability has been recorded.


NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to fund loans and previously approved unused lines of credit. The Company's exposure to credit loss in the event of nonperformance by the parties to these financial instruments is represented by the contractual amount of the instruments. The Company uses the same credit policy for commitments as it uses for on-balance-sheet items. The contract amount of these financial instruments is summarized as follows:

                                                        1997         1996
                                                        ----         ----

     Commitments to extend credit                   $   1,610    $   1,802
     Unused lines of credit                             4,887        4,186

At December 31, 1997, commitments to extend credit consist of fixed rate loan commitments with rates ranging from 6.88% to 9.25%. These commitments are due to expire within 60 days of issuance. Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 10 - COMMITMENTS AND CONTINGENCIES (Continued)

The Company's principal loan customers are located in Chicago, Illinois and Philadelphia, Pennsylvania. Most loans are secured by specific collateral, including residential and commercial real estate.

The deposits of savings institutions are presently insured by the Savings Association Insurance Fund (SAIF), which, along with the Bank Insurance Fund
(BIF), is one of the two insurance funds administered by the Federal Deposit Insurance Corporation (FDIC). Due to the inadequate capitalization of the SAIF, a recapitalization plan was signed into law on September 30, 1996 which required a special assessment of approximately .65% of all SAIF-insured deposit balances as of March 31, 1995. The Bank's assessment of $1,292,882 is reflected in the 1996 statement of income.

The Bank established The Heritage Foundation of First Security Federal Savings Bank, Inc. (the Foundation) in December 1996. The Foundation is a not-for-profit charitable foundation. In 1996, the Board approved a $2,500,000 unconditional contribution to the Foundation, of which $250,000 was paid in 1996. The remaining contribution of $2,250,000 was funded in 1997. Refer to
Note 16 for discussion of the stock contribution committed during 1997.


NOTE 11 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 11 - REGULATORY MATTERS (Continued)

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                          To Be Well Capitalized
                                                                       For Capital        Under Prompt Corrective
                                               Actual               Adequacy Purposes        Action Provisions
                                               ------               -----------------        -----------------
                                          Amount    Ratio           Amount      Ratio        Amount      Ratio
                                          ------    -----           ------      -----        ------      -----
As of December 31, 1997:
    Total capital (to risk-weighted
      assets)                           $  63,149   42.8%        $  11,811       8.0%     $  14,763      10.0%
    Tier I capital (to risk-weighted
      assets)                              61,368   41.6             5,905       4.0          8,858       6.0
    Tier I (core) capital (to adjusted
      total assets)                        61,368   19.8             9,288       3.0            N/A       N/A
    Tangible capital (to adjusted total
      assets)                              61,368   19.8             4,644       1.5            N/A       N/A
    Tier I capital (to average assets)     61,368   21.6            11,347       4.0         14,183       5.0

As of December 31, 1996:
    Total capital (to risk-weighted
      assets)                              29,954   23.9            10,045       8.0         12,556      10.0
    Tier I capital (to risk-weighted
      assets)                              28,437   22.6             5,022       4.0          7,534       6.0
    Tier I (core) capital (to adjusted
      total assets)                        28,437   11.1             7,721       3.0            N/A       N/A
    Tangible capital (to adjusted total
      assets)                              28,437   11.1             3,860       1.5            N/A       N/A
    Tier I capital (to average assets)     28,437   11.2            10,193       4.0         12,742       5.0

NOTE 12 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings (loss) per common share computation for the year ended December 31, 1997 is presented below.

     Earnings per common share
         Net income                                                          $      1,825
         Less:  net income of Bank prior to conversion                             (2,518)
                                                                             ------------

              Net loss attributable to common shareholders                   $       (693)
                                                                             ============

         Weighted average common shares outstanding                                 5,895
         Add:  shares committed to be issued to charitable foundation                 250
                                                                             ------------
              Total weighted average common shares outstanding                      6,145
                                                                             ============

                  Basic loss per share                                       $       (.11)
                                                                             ============

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 13 - RELATED PARTY TRANSACTIONS

The Company has lending transactions with directors, executive officers, and their associates. Loans to these individuals totaled approximately $32,453 and $50,511 at December 31, 1997 and December 31, 1996, respectively.


NOTE 14 - STOCK-BASED COMPENSATION PLANS

As part of the conversion transaction, the Company established an employee stock ownership plan (ESOP) for the benefit of substantially all employees. The ESOP borrowed $5,126,400 from the Company and used those funds to acquire 512,640 shares of the Company's stock at $10 per share.

Shares issued to the ESOP are allocated to ESOP participants based on principal and interest repayments made by the ESOP on the loan from the Company. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Company's discretionary contributions to the ESOP and earnings on ESOP assets. Principal payments are scheduled to occur over a twenty-year period. However, in the event the Company's contributions exceed the minimum debt service requirements, additional principal payments will be made.


NOTE 14 - STOCK-BASED COMPENSATION PLANS (Continued)

During 1997, 19,154 shares of stock with a fair value of $15.74 per share were committed to be released, resulting in ESOP compensation expense of $301,484. Shares held by the ESOP at December 31, 1997 are as follows:

                  Allocated shares                                        19
                  Unallocated shares                                     494
                                                                ------------
                      Total ESOP shares                                  513
                                                                ============
                  Fair value of unallocated shares              $      7,780
                                                                ============

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The approximate carrying amount and estimated fair value of financial instruments as of December 31 are as follows:

                                                      --------------1997----------  -------------1996-----------
                                                         Approximate    Estimated      Approximate     Estimated
                                                          Carrying        Fair          Carrying         Fair
                                                           Amount         Value          Amount          Value
                                                           ------         -----          ------          -----
    Financial assets
       Cash and cash equivalents                        $    30,090    $    30,090   $     7,300    $     7,300
       Time deposits in other financial institutions            200            200           200            200
       Securities available-for-sale                         32,461         32,461        28,724         28,724
       Securities held-to-maturity                           57,022         57,498        49,888         49,881
       Loans, net of allowance for loan losses              186,259        191,323       163,348        165,738
       Accrued interest receivable                            2,071          2,071         1,764          1,764

    Financial liabilities
       NOW accounts                                         (20,279)       (20,279)      (19,616)       (19,616)
       Savings                                              (68,572)       (68,572)      (71,167)       (71,167)
       Time deposits                                       (121,249)      (121,795)     (128,722)      (128,805)
       Advance payments by borrowers for taxes
         and insurance                                       (2,400)        (2,400)       (2,118)        (2,118)
       Advances from Federal Home Loan Bank                 (10,000)        (9,853)       (4,000)        (3,995)
       Accrued interest payable                                (516)          (516)         (533)          (533)

For purposes of the above, the following assumptions were used:

Cash and Cash Equivalents: The fair value for cash and cash equivalents is based on their carrying value due to the short-term nature of these assets.

Securities: The fair value of securities is based on the quoted market value for the individual security or its equivalent.

Loans: The fair value for loans has been determined by calculating the present value of future cash flows based on the current rate the Company would charge for similar loans with similar maturities at December 31, 1997, and 1996, applied for an estimated time period until the loan is assumed to be repriced or repaid.

Deposit Liabilities: The fair value for time deposits has been determined by calculating the present value of future cash flows based on estimates of rates the Company would pay on such deposits at December 31, 1997 and 1996, applied for the time period until maturity. The estimated fair value of NOW and savings accounts is assumed to approximate carrying value as management establishes rates on these deposits at a level that approximates the local market area.

Advances from Federal Home Loan Bank: The fair value for the Federal Home Loan Bank advances was determined by calculating the present value of future cash flows using the current rate for an advance with a similar length to maturity.

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Accrued Interest: The fair value of accrued interest receivable and payable is assumed to equal the carrying value.

Off-Balance-Sheet Instruments: Off-balance-sheet items consist principally of unfunded loan commitments. The fair value of these commitments is not material.

Other assets and liabilities of the Company not defined as financial instruments, such as property and equipment, are not included in the above disclosures. Also not included are nonfinancial instruments typically not recognized in financial statements such as the value of core deposits, loan servicing rights, customer goodwill, and similar items.

While the above estimates are based on judgments of the most appropriate factors, there is no assurance that if the Company disposed of these items on December 31, 1997 and 1996, the fair value would have been achieved, because the market value may differ depending on the circumstances. The fair values at December 31, 1997 and 1996 should not necessarily be considered to apply at subsequent dates.


NOTE 16 - ADOPTION OF PLAN OF CONVERSION

On June 23, 1997, the Board of Directors of the Company adopted a Plan of Conversion to convert from a federal mutual savings bank to a federal stock savings bank with the concurrent formation of a holding company. The conversion was accomplished through the amendment of the Bank's charter and the sale of the holding company's common stock in an amount equal to the consolidated pro forma market value of the holding company and the Bank after giving effect to the conversion. A subscription offering of the shares of common stock was offered initially to the Bank's eligible deposit account holders, then to other members of the Bank. Any shares of the holding company's common stock not sold in the subscription offering were offered for sale to the general public, giving preference to the Bank's market area. On October 31, 1997, the Company sold 6,408,000 shares at $10 per share and received proceeds of $57,823,000 net of conversion expenses and ESOP shares.

At the time of conversion, the Bank established a liquidation account in an amount equal to its total net worth as of the latest balance sheet appearing in the final prospectus. The balance as of that date was $31,840,000. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 16 - ADOPTION OF PLAN OF CONVERSION (Continued)

The Company may not declare or pay cash dividends on or repurchase any of its shares of capital stock if the effect thereof would cause its net worth to be reduced below applicable regulatory requirements or the amount of the liquidation accounts of such a declaration and payment would otherwise violate regulatory requirements.

As part of the conversion, the Bank's depositors approved a stock contribution of 250,000 shares to The Heritage Foundation of First Security Federal Savings Bank, Inc. (the Foundation). The contribution was accrued at the time of conversion for $2.5 million based on the $10 per share initial offering price and resulted in $2.5 million of expense ($1.5 million, net of tax) to the Company. Additional paid-in capital was increased by $2.5 million as a result of the unconditional commitment to contribute the stock to the Foundation.


NOTE 17 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed balance sheet, statement of income, and statement of cash flows for First SecurityFed Financial, Inc. The Company was formed on October 31, 1997. Accordingly, the statements of income and cash flows reflect the period October 31, 1997 through December 31, 1997.

                            CONDENSED BALANCE SHEET
                               December 31, 1997

ASSETS
Cash and cash equivalents                                                          $    19,287
Securities available-for-sale                                                           10,211
ESOP loan                                                                                4,870
Investment in bank subsidiary                                                           61,905
Accrued interest receivable and other assets                                             1,320
                                                                                   -----------

                                                                                   $    97,593
                                                                                   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities                                             $     5,721
Shareholders' equity
     Common stock                                                                           64
     Additional paid-in capital                                                         65,495
     Unearned ESOP shares                                                               (4,935)
     Retained earnings                                                                  31,290
     Unrealized depreciation on securities available-for-sale                              (42)
                                                                                   -----------
                                                                                        91,872
                                                                                   -----------
                                                                                   $    97,593
                                                                                   ===========

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)


                         CONDENSED STATEMENT OF INCOME
             For the period October 31, 1997 to December 31, 1997

Income
     Securities                                                     $        33
     ESOP loan                                                               59
                                                                    -----------
         Total income                                                        92

Other expenses
     Charitable contributions                                             2,500


Loss before income taxes and equity in undistributed
  earnings of bank subsidiary                                            (2,408)

Income taxes (benefit)                                                     (939)


Loss before equity in undistributed earnings of bank subsidiary          (1,469)

Equity in undistributed earnings of bank subsidiary                         776
                                                                    -----------


Net loss $                                                                 (693)

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

                       CONDENSED STATEMENT OF CASH FLOWS
             For the period October 31, 1997 to December 31, 1997

Operating activities
     Net loss                                                            $      (693)
     Adjustments to reconcile net loss to net cash provided by
       operating activities
         Equity in undistributed earnings of bank subsidiary                    (776)
         Accrued charitable contribution of Company stock                      2,500
         Change in
              Other assets                                                    (1,337)
              Other liabilities                                                  595
                                                                         -----------
                  Net cash provided by operating activities                      289

Investing activities
     Purchase of bank subsidiary stock                                       (28,912)
     Purchase of securities available-for-sale                               (10,169)
                                                                         -----------
         Net cash used in investing activities                               (39,081)

Financing activities
     Net proceeds from sale of common stock                                   57,823
     Payment received on loan to ESOP                                            256
                                                                         -----------
         Net cash provided by financing activities                            58,079
                                                                         -----------

Net change in cash and cash equivalents                                       19,287

Cash and cash equivalents at beginning of period                                   -
                                                                         -----------

Cash and cash equivalents at end of period                               $    19,287
                                                                         ===========

                       FIRST SECURITYFED FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1997, 1996, and 1995
             (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 18 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                               ------------------------Three Months Ended---------------------
                                                 March 31           June 30      September 30        December 31
                                                 --------           -------      ------------        -----------
1997

Interest income                                $     4,858      $     4,850       $     5,018      $     5,948
Interest expense                                     2,404            2,485             2,585            2,655
                                               -----------      -----------       -----------      -----------

Net interest income                                  2,454            2,365             2,433            3,293

Provision for loan losses                               61              554                62               61
Other income                                           149              146               180              117
Other expense                                        1,118            1,363             1,150            3,926
                                               -----------      -----------       -----------      -----------

Income (loss) before income taxes                    1,424              594             1,401             (577)

Income tax expense (benefit)                           564              186               540             (273)
                                               -----------      -----------       -----------      -----------

Net income (loss)                              $       860      $       408       $       861      $      (304)
                                               ===========      ===========       ===========      ===========

Earnings (loss) per common share*                      N/A              N/A               N/A             (.11)

1996

Interest income                                $     4,583      $     4,816       $     4,748      $     4,859
Interest expense                                     2,389            2,332             2,350            2,423
                                               -----------      -----------       -----------      -----------

Net interest income                                  2,194            2,484             2,398            2,436

Provision for loan losses                               31               52                62              561
Other income                                           151              143               170              281
Other expense                                        1,150            1,226             2,418            3,899
                                               -----------      -----------       -----------      -----------

Income (loss) before income taxes                    1,164            1,349                88           (1,743)

Income tax expense (benefit)                           446              500               (21)            (519)
                                               -----------      -----------       -----------      -----------

Net income (loss)                              $       718      $       849       $       109      $    (1,224)
                                               ===========      ===========       ===========      ===========

Earnings (loss) per common share                       N/A              N/A               N/A              N/A

* Since date of conversion (October 31, 1997).

                       FIRST SECURITYFED FINANCIAL, INC.
                            STOCKHOLDER INFORMATION

ANNUAL MEETING

         The Annual Meeting of Stockholders will be held at 7:00 p.m., local time on May 6, 1997 at the Ukranian Sports Club located at the Suma Hall located at 2457 W. Chicago Avenue, Chicago, Illinois 60622.

STOCK LISTING

         First SecurityFed Financial, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "FSFF."

PRICE RANGE OF COMMON STOCK

The Company's common stock began trading on the Nasdaq Stock Market on October 31, 1997. The high and low sales prices for 1997 were $16.63 and $14.88 respectively. No dividends were paid on the common stock during 1997. At March 16, 1998, there were 6,408,000 shares of First SecurityFed Financial, Inc. common stock issued and outstanding (including unallocated ESOP shares) and there were 1,225 holders of record.



TRANSFER AGENT                          SHAREHOLDERS AND GENERAL
                                        INQUIRIES
Registrar and Transfer Co.
10 Commerce Drive                       Orest Olchowyj
Cranford, NJ  07016                     First SecurityFed Financial, Inc.
                                        936 North Western Avenue
                                        Chicago, Illinois 60622-4695
                                        (773) 772-4500

SPECIAL COUNSEL                         INDEPENDENT AUDITORS

Silver, Freedman & Taff, L.L.P.         Crowe, Chizek and Company LLP
1100 New York Avenue, NW                One Mid America Plaza
7th Floor                               P.O. Box 3697
Washington, DC  20005                   Oak Brook, Illinois 60522-3697

ANNUAL AND OTHER REPORTS

         A copy of First SecurityFed Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Orest Olchowyj, First SecurityFed Financial, Inc., 936 North Western Avenue, Chicago, Illinois 60622-4695

                                         FIRST SECURITYFED FINANCIAL, INC.
                                               CORPORATE INFORMATION

COMPANY AND BANK ADDRESS

         936 North Western Avenue           Telephone:       (773) 772-4500
         Chicago, Illinois 60622-4695             Fax:        (773) 772-1043

DIRECTORS OF THE BOARD

Steve Babyk
         Director of Fleet Leasing
         Union Tank Car Company

Lila Maria Bodnar
         Accountant, MBA

Myron Dobrowolsky
         Construction Project Manager
         Dames and Moore

Terry Gawryk
         Attorney

George Kawka
         Senior Architectural/Engineering
         Project Manager
         PAL Telecom Group

EXECUTIVE OFFICERS

Julian Kulas
         President and Chief Executive Officer

Mary H. Korb
         Vice President-Lending

Adrian Hawryliw
         Vice President - Philadelphia
          Branch Manager


Julian Kulas
         President and Chief Executive Officer
         First Security Federal Savings Bank

Paul Nadzikewycz
         President and Chief Executive Officer,
         Oakley Assoc. Ltd.

Janoslav H. Sydonenko
         Credit Manager
         Kanematsu USA

Chrysta Wereszczak
         Co-owner, B&B Formica


Harry I. Kucewicz
         Treasurer and Chief Financial Officer

Irene S. Subota
         Vice President - Savings


                                      45