Form 10-K, Exhibit 13
period 1998-12-31
FIRST SECURITYFED FINANCIAL INC
filed 1999-03-31
CIK 1042534

------------------------------------------------------------------------------


TABLE OF CONTENTS

------------------------------------------------------------------------------








      President's Message...............................................  1
      Selected Consolidated Financial Information.......................  3
      Management's Discussion and Analysis of Financial
        Condition and Results of Operations.............................  5
      Consolidated Financial Statements................................. 20
      Stockholder Information........................................... 49
      Corporate Information............................................. 50

------------------------------------------------------------------------------


FROM YOUR PRESIDENT

------------------------------------------------------------------------------






To Our Stockholders, Depositors and Friends,

     I am pleased to bring you this annual report of First SecurityFed Financial, Inc. for the year ending 1998. Inasmuch as we completed the conversion of 1st Security Federal Savings Bank on October 30,1997 this report covers our first full year as a stock company. As you read our financial statements you will find that we had a very successful year of operation. Our assets at December 31,1998 were $338.1 million compared to $315.8 million at December 31,1997, an increase of $22.3 million or 7.1%. The increase in total assets was due primarily to an increase in loans receivable. Net income for the year was $5.3 million compared to net income of $1.8 million for the year ended December 31,1997. The return on average assets was 1.62% and the return on average shareholders equity was 5.97%. Earnings per share for 1998 were $0.93. The Company efficiency ratio, a measure of operating efficiency was an outstanding 41% for 1998. During the year the Company's net loans receivable increased $32.0 million from $186.3 million to $218.3 million.

     The Company's performance in 1998 is significant not only in view of profit but in an emerging strategic plan that will help us achieve future growth and enhance the value of your stock investment. To increase our assets the Company commenced a construction loan program and lending on commercial properties. Subject to applicable regulatory restrictions, we are aggressively pursuing stock repurchases and currently are engaged in the third buy-back program. Recent declines in thrift stock prices present us with an opportunity to purchase our stock significantly below book value which in the long run will benefit all shareholders. The Company will continue to pay cash dividends and continue to grow its balance sheet to leverage the capital. We are continually exploring de novo branch initiatives as well as evaluating in market acquisition opportunities.

      The keynote of our success over the years has been our ability to provide the personal service our customers and our communities expect. We look forward to meeting these challenges in 1999 and beyond. I am pleased to report that during 1998 The Heritage Foundation of First Security Federal Savings Bank made grants to charitable and civic organizations in excess of $150,000. I expect these grants to increase in 1999 and future years.

      1st Security remains committed to community banking. To alleviate the community's concern about the Year 2000 computer problems, we have invested over $550,000 this year in new equipment, software, and training to make certain that our communities will continue to receive quality and timely service. This upgrade will also improve our competitive position in the future financial services environment of year 2000 and beyond.

     As shareholders in the Company, management, and the board are keenly aware of the importance of enhancing shareholders value. The successful pursuit of strategies that I have outlined, should help us succeed in reaching that goal. On behalf of the employees, officers, and directors I thank you for your investment in First SecurityFed Financial, Inc. and pledge our untiring efforts to enhance the value of your investment.



                                    Sincerely,

                                    /s/: Julian E. Kulas
                                    Julian E. Kulas
                                    PRESIDENT AND CHIEF EXECUTIVE OFFICER

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


                                                   At December 31,
                                  ------------------------------------------------------------------------------

                                       1998     1997      1996      1995         1994
                                  ------------------------------------------------------------------------------

                                                           (In Thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets.....................  $ 338,050  $315,849  $258,115  $251,922      $227,922
Cash and cash equivalents........     24,830    30,090     7,300    19,173         6,800
Loans receivable, net(1).........    218,311   186,259   163,348   144,566       136,207
Mortgage-backed securities:
  Held-to-maturity...............     11,587    18,551    24,109    25,120        42,621
  Available-for-sale.............     12,410    16,733    19,727    20,044          ---
Investment securities:
  Held-to-maturity...............     46,680    38,471    25,779    20,566        17,926
  Available-for-sale.............     13,933    15,728     8,997    13,743        15,662
Deposits.........................    220,495   210,100   219,505   209,387       195,875
Total borrowings.................     29,000    10,000     4,000    10,000         3,000
Retained earnings-Substantially rest  84,587    91,872    29,261    29,038        25,555

(1)   The allowance for loan losses at December 31, 1998, 1997, 1996, 1995 and 1994, was $2,069,000, $1,828,000,
      $1,520,000, $885,000 and $792,000, respectively.





                                                Year Ended December 31,
                                    ------------------------------------------------------------------------------

                                      1998       1997        1996       1995    1994
                                    -------------------------------------------------------------------------------

                                                          (In Thousands)

SELECTED OPERATIONS DATA:

Total interest income..............  $24,059   $20,674     $19,006    $17,650   $15,710
Total interest expense.............   10,296    10,129       9,494      8,727     6,584
                                    ---------   -------   ---------    --------  --------
  Net interest income..............   13,763    10,545       9,512      8,923     9,126
Provision for loan losses..........      246       738         706        136       182
                                    ---------  -------   ---------     ---------  --------
Net interest income after provision
 for loan losses...................   13,517     9,807       8,806      8,787     8,944
Fees and service charges...........      154       371         362        378       326
Gain (loss) on sales of mortgage-backed
  securities and investment securities    40       (32)         55         24         5
Other non-interest income..........      618        253        328        454       246
                                     --------   -------   ---------    --------- --------
Total non-interest income..........      812        592        745        856       577
Total non-interest expense.........    5,887      7,557(1)   8,693(2)   4,690     4,271
                                    ---------    ------   --------     --------- --------
Income (loss) before taxes and
  cumulative effect................    8,442      2,842        858      4,953     5,250
Income tax provision ..............    3,098      1,017        406      1,760     1,825
                                    ---------  --------   ---------    --------- -------
Net income.........................    $5,344   $1,825     $   452     $3,193    $3,425
                                       =======  ======     ========     ======    ======

(1)  Includes $2.5 million accrual for stock contribution to the Foundation.
(2)  Includes $1.3 million SAIF special assessment and $2.5 million cash contribution to the Foundation.





                                                                                          Year Ended December 31,
                                                                    ----------------------------------------------------------------

                                                                        1998      1997        1996        1995         1994
                                                                    ----------------------------------------------------------------

SELECTED FINANCIAL RATIOS AND OTHER DATA:

Performance Ratios:
 Return on assets (ratio of net income to
  average total assets)...................................              1.62%     .64%         .18%        1.34%         1.62%
 Return on equity (ratio of net income to
  average equity).........................................              5.97     4.66         1.50        11.64          14.23
 Interest rate spread information:
  Average during period...................................              3.19     3.34         3.51         3.61           4.28
  Net interest margin(1)..................................              4.37     3.97         3.98         4.00           4.60
 Ratio of operating expense to average total
  assets..................................................              1.79     2.66         3.45         1.97           2.03
 Efficiency Ratio(2)......................................               .40      .68          .85          .48            .44
 Ratio of average interest-earning assets to
  average interest-bearing liabilities....................            135.90   116.50       111.81       109.93         109.51

Quality Ratios:
 Non-performing assets to total assets at end
  of period...............................................               .30      .46         1.44          1.11            .72
 Allowance for loan losses to non-performing
  loans at end of period..................................           203.24    124.86        41.30         38.73          55.58
 Allowance for loan losses to gross loans
  receivable at end of period.............................              .93       .96          .91           .60            .57

Capital Ratios:(3)
 Equity to total assets at end of period.................             25.03     29.10         11.42        11.52          11.33
 Average equity to average assets........................             27.18     13.81         11.97        11.55          11.42


(1) Net interest income divided by average interest-earning assets.
(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3) Ratio is exclusive of unrealized gain (loss)on securities available-for-sale.



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

      First SecurityFed Financial, Inc. (the "Company") became the holding company for First Security Federal Savings Bank (the "Bank") upon the completion of the conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Conversion") on October 30, 1997. Concurrent with the Conversion, the Company sold 6,408,000 shares of its common stock in a subscription offering at a price of $10 per share, resulting in net proceeds (after giving effect to an adjustment to capital resulting from the establishment of a leveraged employee stock ownership plan) of $57.8 million. The financial condition and operating results of the Company are primarily dependent upon the financial condition and operating results of the Bank. The Company's primary business activity to date has been limited to its ownership of the Bank and a portfolio of investment securities.

      The Bank is a financial intermediary engaged primarily in attracting deposits from the general public and using such deposits to originate one-to-four family residential mortgage and, to a significantly lesser extent, multi-family, consumer and other loans primarily in its market area. And to acquire mortgage-backed and other securities. The Bank's revenues are derived principally from interest earned on loans and mortgage-backed and other securities. The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the OTS and FDIC. The Bank's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

      The Bank's net interest income is dependent primarily upon the difference or spread between the average yield earned on loans receivable and securities , and the average rate paid on deposits, as well as the relative amounts of such assets and liabilities. The Bank, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

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


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31,1998 AND DECEMBER 31,1997

      Total assets at December 31,1998 were $338.1 million compared to $315.8 million at December 31, 1997, an increase of $22.3 million or 7.06%. The increase in total assets was due primarily to an increase in loans receivable of $32.0 million partially offset by decreases in securities of $4.9 million and cash and cash equivalents of $5.3 million. Additional funding for the increase in assets was provided by increases in deposits and Federal Home Loan Bank
(FHLB) Advances.

      Total liabilities at December 31,1998 were $253.5 million compared to $224.0 million at December 31, 1997, an increase of $29.5 million or 13.17%. The increase in liabilities was due primarily to increases in deposits of $10.4 million and Federal Home Loan Bank (FHLB) advances of $19.0 million.

      Total equity at December 31, 1998 was $84.6 million compared to $91.9 million at December 31, 1997, a decrease of $7.3 million. The decrease was due primarily to the Company's repurchase of outstanding common stock of $13.3 million of which $4.3 million was used to fund the Recognition and Retention Plan and $775,000 was used to fund the contribution to the Heritage Foundation. The decrease was partially offset by net income of $5.3 million for the period.


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

      Total assets at December 31, 1997 were $315.8 million compared to $258.1 million at December 31, 1996, an increase of $57.7 million or 22.36%. The increase in total assets was due primarily to increases in loans receivable and securities (including overnight Fed Funds) funded by an increase in FHLB advances and proceeds from the institutions mutual-to-stock conversion.

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


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31,1998 AND DECEMBER 31,1997

      GENERAL. Net income for the year ended December 31,1998 was $5.3 million compared to net income of $1.8 million for the year ended December 31,1997, an increase of $3.5 million. The increase was primarily due to increases of $3.3 million in net interest income and $220,000 in noninterest income along with decreases of $492,000 in the provision for loan losses and $1.7 million in noninterest expense. These were partially offset by a $2.1 million increase in the provision for income taxes.

      INTEREST INCOME. Interest income for the year ended December 31,1998 was $24.1 million compared to $20.7 million for the year ended December 31,1997, an increase of $3.4 million or 16.43%. The increase was primarily due to an increase in the average balance of interest earning assets from $265.9 million for the year ended December 31,1997 to $315.3 million for the year ended December 31,1998 due to the continuing investment of proceeds from the initial stock offering in October 1997 and strong demand for loans due to the prevailing favorable interest rate environment. The average balance of loans increased $34.8 million to $207.6 for the year ended December 31,1998 from $172.8 million for the year ended December 31,1997. In addition, the average balances of municipal and government agency securities increased by $33.9 million, but were partially offset by a $17.7 million decrease in mortgage backed securities and mutual funds. These increases in average balances were also offset by a decrease in the average yield on interest earning assets of 15 basis points from 7.78% for the year ended December 31,1997 to 7.63% for the year ended December 31,1998 primarily as a result of a decrease in loan interest rates due to competitive market conditions and an overall decline in interest rates in the local economy


      INTEREST EXPENSE. Interest expense for the year ended December 31,1998 was $10.3 million compared to $10.1 million for the year ended December 31,1997, an increase of $167,000 or 1.65%. The increase was primarily due to an increase in the average balance of interest-bearing liabilities of $3.8 million from $228.2 million for the year ended December 31,1997 to $232.0 million for the year ended December 31,1998. The average cost of funds remained steady at 4.44% for both years.


      NET INTEREST INCOME. Net interest income of $13.8 million for the year ended December 31,1998 represented an increase of $3.3 million from the $10.5 million reported for the year ended December 31,1997. The increase in net interest income was primarily due to an increase in the ratio of interest earning assets to interest bearing liabilities from 116.5% for the year ended December 31,1997 to 135.90% for the year ended December 31,1998 due primarily to the investment of the proceeds from the initial stock offering in October 1997 and strong demand for loans due to the prevailing favorable interest rate environment. As a result, the net interest margin increased by 40 basis points to 4.37% for the year ended December 31,1998 from 3.97% for the year ended December 31,1997.


      PROVISION FOR LOAN LOSSES. The provision for loan losses for the year ended December 31,1998 was $246,000 compared to $738,000 for the year ended December 31,1997. A majority of the provision for loan losses in 1997 was related to various loans to the Bennett Funding Group, Inc. which were secured by equipment leases which were paid in full during the year. However, the Bank experienced significant loan growth during 1998 and 1997, which resulted in the continuing provision of the allowance for loan losses. Gross loans increased $32.3 million or 17.03% from 1997. The allowance for loan losses represented 0.93% and 0.96% of gross loans receivable at December 31,1998 and 1997, respectively.

      The amount of the provision and allowance for estimated losses on loans is influenced by current economic conditions, actual loss experience, industry trends and other factors, including real estate values, in the Bank's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for estimated losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgements which differ from those of management. Although management uses the best information available and maintains the Bank's allowance for losses at a level it believes adequate to provide for losses, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control.


      NON-INTEREST INCOME. Non-interest income for the year ended December 31,1998 was $812,000 compared to $592,000 for the year ended December 31,1997, an increase of $220,000 or 37.16%. The increase was the result of a $45,000 increase in deposit service charges due to the implementation of ATM surcharges along with a $99,000 increase in other income largely related to fees on loans which were repaid prior to their contractual maturity. There was also a $72,000 net increase in the gain on sales and redemptions of securities.

      NON-INTEREST EXPENSE. Non-interest expense was $5.9 million for the year ended December 31,1998 compared to $7.6 million for the year ended December 31,1997, a decrease of $1.7 million or 22.37%. The decrease was due primarily to a $2.5 million decrease in charitable and foundation contributions partially offset by increases of $619,000 in compensation and benefits expense and $184,000 in data processing expense. The decrease in charitable contributions expense was due to a $2.5 million expense in 1997 related to a commitment to make contributions to the Heritage Foundation of First Security Federal Savings Bank. Compensation and benefits expense increased due to the implementation of the ESOP plan in October 1997 and the RRP plan in May 1998 and the resultant expense due to the allocation of shares to participants. Data processing expense increased due to increases in the numbers of deposit and loan accounts and expenses associated with the Bank's computer conversion which was completed in August 1998.

      INCOME TAXES. The provision for income taxes was $3.1 million for the year ended December 31,1998 compared to $1.0 million for the year ended December 31,1997. The increase was due to an increase of $5.6 million in pre-tax income.


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


                                                          Year Ended December 31,
                                                    --------------------------------------------------------------------------------

                                                1998                             1997                             1996
                      --------------------------------------------------------------------------------------------------------------

                                   Average    Interest              Average    Interest              Average    Interest
                                Outstanding   Earned/    Yield/   Outstanding  Earned/    Yield/    Outstanding Earned/       Yield/
                                  Balance      Paid      Rate       Balance     Paid       Rate      Balance     Paid          Rate
                      --------------------------------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)

Interest-Earning Assets:
 Loans receivable(1)..         $ 207,629     $17,141     8.26%    $172,810     $14,669     8.49%    $152,147   $13,068        8.59%
 Mortgage-backed securiteis
  & CMOs(1)...............        28,795       1,942     6.74       44,780       3,157     7.05       48,048     3,673        7.64
 Mutual funds(1)......             3,172         188     5.93        4,897         278     5.68        5,776       338        5.85
 Agencies/Other(1)....            50,686       3,389     6.69       22,071       1,333     6.04       22,714     1,326        5.83
 Municipal securities(1)          10,889         536     4.92        5,565         292     5.25        4,794       277        5.78
 Federal funds sold...             7,337         395     5.38       11,179         646     5.78        1,829       118        6.45
 Deposits with other instit        4,803         338     7.04        2,761         176     6.37        1,865        95        5.09
 FHLB stock...........             1,985         130     6.55        1,797         123     6.84        1,645       111        6.75
                               ---------    ---------              --------   ---------            ---------   -------
Total interest-earnings assets   315,296      24,059     7.63      265,860      20,674     7.78      238,818    19,006        7.96
Non-interest earning asset        13,962                            17,810                            13,445
                                  ------                          ---------                        ---------
 Total assets......             $329,258                          $283,670                          $252,263
                                ========                          ========                          ========

Interest-Bearing Liabilities:
 Money market.........            $4,962         139      2.80       5,169         159      3.08       5,301        167       3.15
 NOW..................            11,045         245      2.22      10,176         217      2.13       9,810        202       2.06
 Passbook savings.....            71,494       2,163      3.03      76,391       2,281      2.99      70,356      2,120       3.01
 Certificates of Deposit         122,835       6,644       5.4     126,917       6,972      5.49     124,797      6,827       5.47
 Advances.............            21,667       1,105      5.10       9,548         500      5.24       3,333        178       5.34
                             -----------    --------              --------     -------               -------    -------
Total interest-bearing
 liabilities                     232,003      10,296      4.44     228,201      10,129      4.44     213,597      9,494       4.44
Non-interest bearing liabilities   7,754   ---------                16,299      ------                 8,471     ------
                                 -------                        ----------                          ---------
 Total liabilities               239,757                           244,500                           222,068

Equity................            89,501                            39,170                            30,195
                             -----------                        ----------                          ---------
 Total liabilities and equity  $ 329,258                          $283,670                           $252,263
                               = =======                          ========                           ========

Net interest-earning spread                 $13,763       3.19%               $10,545       3.34%                 $ 9,512      3.52%
                                            =======      =====                =======       ----                  =======    ======
Margin................                                    4.37%                             3.97%                              3.98%
                                                        ======                              ----                             ======
Assets to liabilities.           135.90%                            116.50%                            111.81%
                                 ======                             ======                            =======

(1)  Calculated based on amortized cost.

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


                                                               Year Ended December 31,
                                     ------------------------------------------------------------------------------

                                           1997 vs. 1998            1996 vs. 1997            1995 vs. 1996
                                     -----------------------------------------------------------------------------------------------
                                         Increase                 Increase                 Increase
                                        (Decrease)     Total     (Decrease)     Total     (Decrease)     Total
                                          Due to      Increase     Due to      Increase     Due to      Increase
                                     -----------------------------------------------------------------------------------------------
                                      Volume   Rate   (Decrease)   Volume  Rate (Decrease) Volume   Rate   (Decrease)
                                     -----------------------------------------------------------------------------------------------
                                                              (Dollars in Thousands)
Interest-earning assets:
 Loans receivable...................   $2,884   $(412)  $2,472  $1,755   $(154)  $1,601  $1,056  $  (68)    $988
 Mortgage-backed securities & CMO's.   (1,083)   (132)  (1,215)   (230)   (286)    (516)    381     425      806
 Mutual funds.......................     (102)     12      (90)    (50)    (10)     (60)    ---     (20)     (20)
 Agencies and other.................    1,899     157    2,056     (38)     45        7      37    (297)    (260)
 Municipal securities...............      263     (19)     244      42     (27)      15     (24)    (26)     (50)
 Federal funds sold.................     (209)    (42)    (251)    542     (14)     528     (98)     (9)    (107)
 Deposits with other institutions...      142      20      162      53      28       81     (14)    ---      (14)
 FHLB stock.........................       12      (5)       7      10       2       12      11       2       13
                                     ----------------------------------------- -------- -------   -----    -----
       Total interest-earning assets    3,806    (421) $ 3,385   2,084    (416)   1,668   1,349       7    1,356

Interest-bearing liabilities:
 Money market.......................       (6)    (14)     (20)     (4)     (4)      (8)    (29)      3      (26)
 NOW................................       19       9       28       8       7       15      12       6       18
 Passbook Savings...................     (148)     30     (118)    180     (19)     161      (7)     14        7
 Certificates of deposit............     (222)   (106)    (328)    116      29      145     645     138      783
 Advances...........................      618     (13)     605     326      (4)     322     (23)      8      (15)
                                     ----------------------------------------- -------- -------  ------   -------
  Total interest bearing liabilities      261     (94)     167     626       9      635     598     169      767
                                      ------- -------- ------- ------- -------  -------  ------    ----     ----

Net interest/spread.................  $ 3,545  $ (327)  $3,218  $1,458   $(425)  $1,033  $  751   $(162)    $589
                                     ========= =======  ======  ======   =====   ======  ======   =====     ====


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

     The Board has taken a number of steps to manage the Company's vulnerability to changes in interest rates. First, the Company has long used community outreach, customer service and marketing efforts to increase the Company's passbook and other non-certificate accounts. At December 31, 1998, $96.5 million or 43.7% of the Company's deposits consisted of passbook, NOW and money market accounts. The Company believes that these accounts represent "core" deposits which are generally somewhat less interest rate sensitive than other types of deposit accounts. Second, while the Company continues to originate 30 year fixed rate residential loans for portfolio as a result of consumer demand, an increasing proportion of the Company's residential loans have terms of 15 years or less or carry adjustable interest rates. Third, the Company has focused a significant portion of its investment activities on securities with adjustable interest rates or terms of five years or less. At December 31, 1998, $53.87 million or 12.9% of the Company's mortgage-backed securities had adjustable interest rates or terms to maturity (or anticipated average lives in the case of collateralized mortgage obligations) of five years or less and $15.8 million or 25.98% of the Company's other securities had adjustable interest rates or terms to maturity of five years or less. Finally, the Company has recently begun to increase its originations of construction, multi-family, and commercial real estate loans. These loans generally have shorter terms to maturity than one-to-four family residential loans.

      Management utilizes the net portfolio value ("NPV") analysis to quantify interest rate risk. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off balance sheet contracts. Presented below, as of December 31, 1998, is an analysis of the Bank's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates, up and down 400 basis points in 100 point increments.


          Assumed Change                       $ Change in         % Change in
         IN INTEREST RATES       $ AMOUNT         NPV                 NPV
         -----------------       -----------  -------------       -------------
         (Basis Points)           (Dollars in Thousands)

             +400                   $53,123    $(25,513)              (32)%
             +300                    60,000     (18,637)              (24)
             +200                    66,956     (11,681)              (15)
             +100                    73,428      (5,208)              ( 7)
              ---                    78,636         ~                   ~
             -100                    82,819       4,182                 5
             -200                    86,665       8,029                10
             -300                    91,290      12,654                16
             -400                    95,859      17,223                22



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

      Federal regulations require First Security to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 4% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, government agency and corporate securities and other obligations generally having remaining maturities of less than five years. First Security has historically maintained its liquidity ratio for regulatory purposes at levels in excess of those required. At December 31, 1998, First Security's liquidity ratio for regulatory purposes was 41.38%.

      The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities were $7.4 million, $2.8 million and $2.1 million for the years ended December 31, 1998, 1997, and 1996, respectively. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of investments and mortgage-backed securities, offset by principal collections on loans, proceeds from maturation and sales of securities and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily from increases in net deposits and advances from FHLB of Chicago partially offset by purchases of Treasury Stock in 1998.

      The Company's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1998, cash and short-term investments totaled $24.8 million. The Company has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Company may also utilize the sale of securities available-for-sale and FHLB advances as a source of funds.

      At December 31, 1998, the Company had outstanding commitments to originate loans of $3.0 million, all of which had fixed interest rates. These loans are to be secured by properties located in its market area. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Loan commitments have, in recent periods, been funded through liquidity or through FHLB advances. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1998 totaled $100.5 million. Management believes, based on past experience, that a significant portion of such deposits will remain with the Company. Based on the foregoing, in addition to the Company's high level of core deposits and capital, the Company considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs.

      First Security is subject to various regulatory capital requirements imposed by the OTS. At December 31, 1998, First Security was in compliance with all applicable capital requirements on a fully phased-in basis. See Note 11 of the Notes to Consolidated Financial Statements.

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

YEAR 2000

      The Bank's lending and deposit activities are almost entirely dependent upon computer systems which process and record transactions, although the Bank can effectively operate with manual systems for brief periods when its electronic systems malfunction or cannot be accessed. Currently, the Bank utilizes the services of a nationally recognized data processing service bureau which specializes in data processing for financial institutions.

      The Bank has conducted a review of its computer systems to review the systems that could be affected by the Year 2000 issue and has developed a plan of action to resolve the issue. In 1997, the Bank began a process of identifying any Year 2000 related problems that may be experienced by its computer-dependent systems. During this process of identifying and assessing any potential Year 2000 related problems, the Bank decided to convert from its prior data processing service bureau to the aforementioned nationally-recognized data processing service bureau. As part of this conversion, the Bank also decided to purchase all new computer hardware to replace the existing outdated teller terminals. The installation of the new hardware and the conversion to the new service bureau took place successfully in August 1998

      The Bank has received confirmation from both the computer hardware supplier and the data processing service bureau that both systems (hardware and software) are Year 2000 compliant. Furthermore, the Bank performed its own independent testing of the systems on November 22,1998 and all systems functioned properly utilizing a date in the year 2000. Further testing utilizing other dates in the year 2000 will be performed in the spring of 1999.

        The Bank has contacted the companies that supply or service its computer-dependent systems to obtain confirmation that each system that is material to the operation of the Bank is either currently Year 2000 compliant or is expected to be Year 2000 compliant. With respect to systems that cannot presently be confirmed as Year 2000 compliant, the Bank will continue to work with the appropriate servicer or supplier to ensure all such systems will be rendered compliant in a timely manner, with minimal expense to the Bank or disruption of the Bank's operations. All of the identified computer systems affected by the Year 2000 issue are currently in the renovation, validation or implementation phase of the process of becoming Year 2000 compliant.

        In addition to the possible expense related to its own systems, the Bank could incur losses if loan payments are delayed due to Year 2000 problems affecting any of the Bank's significant borrowers or impairing the payroll systems of large employers in the Bank's primary market area. Because the Bank's loan portfolio is highly diversified with regard to individual borrowers and types of businesses and the Bank's primary market area is not significantly dependent on one employer or industry, the Bank does not expect any significant or prolonged Year 2000 related difficulties will affect net earnings or cash flow.

        As of December 31,1998, the Bank has incurred $560,000 in expense related to its hardware and software conversion. Furthermore, it anticipates incurring an additional $25,000 in expense to achieve full Year 2000 compliance.

SAFE HARBOR STATEMENT

        This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory situation, monetary and fiscal policies of the U.S.
Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
First SecurityFed Financial, Inc.
Chicago, Illinois


We have audited the accompanying consolidated balance sheets of First SecurityFed Financial, Inc. and its wholly-owned subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First SecurityFed Financial, Inc. and its wholly-owned subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




                                     /s/  Crowe, Chizek and Company LLP

Oak Brook, Illinois
February 5, 1999

                        FIRST SECURITYFED FINANCIAL, INC.
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997
                    (Dollars in thousands, except share data)

------------------------------------------------------------------------------------

                                                                1998         1997
                                                                ----         ----
ASSETS
Cash and due from banks                                      $  15,641    $  12,090
Federal funds sold                                               9,189       18,000
                                                             ---------    ---------
   Total cash and cash equivalents                              24,830       30,090

Time deposits in other financial institutions                      200          200
Securities available-for-sale                                   26,343       32,461
Securities held-to-maturity (fair value:
  $58,809 in 1998 and $57,498 in 1997)                          58,267       57,022
Loans receivable, net of allowance for loan losses             218,311      186,259
Federal Home Loan Bank stock, at cost                            2,131        1,852
Premises and equipment, net                                      3,967        3,692
Accrued interest receivable                                      2,475        2,071
Intangible assets                                                  236          291
Real estate owned                                                   --           50
Other assets                                                     1,290        1,861
                                                             ---------    ---------

   Total assets                                              $ 338,050    $ 315,849
                                                             =========    =========

LIABILITIES
Deposits                                                     $ 220,495    $ 210,100
Advance payments by borrowers for taxes and insurance            2,432        2,400
Advances from Federal Home Loan Bank                            29,000       10,000
Accrued interest payable and other liabilities                   1,536        1,477
                                                             ---------    ---------
   Total liabilities                                           253,463      223,977

SHAREHOLDERS' EQUITY
Preferred stock, $0.01 par value per share, 500,000 shares
  authorized, no shares issued and outstanding                      --           --
Common stock, $0.01 par value per share, 8,000,000 shares
  authorized, 6,408,000 shares issued                               64           64
Additional paid-in capital                                      64,952       65,495
Unearned ESOP shares                                            (4,582)      (4,935)
Unearned stock awards                                           (3,810)          --
Treasury stock, at cost (553,488 shares)                        (8,234)          --
Retained earnings, substantially restricted                     36,225       31,290
Accumulated other comprehensive income                             (28)         (42)
                                                             ---------    ---------
   Total shareholders' equity                                   84,587       91,872
                                                             ---------    ---------

      Total liabilities and shareholders' equity             $ 338,050    $ 315,849
                                                             =========    =========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                        FIRST SECURITYFED FINANCIAL, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 1998, 1997, and 1996
                  (Dollars in thousands, except per share data)

-----------------------------------------------------------------------------------------

                                                            1998       1997        1996
                                                          --------   --------    --------
Interest and dividend income
   Loans                                                  $ 17,141   $ 14,669    $ 13,068
   Securities
     Taxable                                                 3,577      1,561       1,664
     Tax-exempt                                                536        302         277
   Mortgage-backed securities                                1,942      3,198       3,673
   Federal funds sold and other interest earning assets        863        944         324
                                                          --------   --------    --------
                                                            24,059     20,674      19,006
Interest expense
   NOW and money market                                        384        376         369
   Passbook savings                                          2,163      2,281       2,120
   Certificates of deposit                                   6,644      6,972       6,827
   Federal Home Loan Bank advances and other borrowings      1,105        500         178
                                                          --------   --------    --------
                                                            10,296     10,129       9,494
                                                          --------   --------    --------

NET INTEREST INCOME                                         13,763     10,545       9,512

Provision for loan losses                                      246        738         706
                                                          --------   --------    --------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES         13,517      9,807       8,806

Noninterest income
   Deposit service charges                                     416        371         362
   Insurance commissions                                        45         47          54
   Net gain (loss) on sales and calls of securities             40        (32)         55
   Net gain (loss) on sale of real estate owned                  3         (3)         50
   Other income                                                308        209         224
                                                          --------   --------    --------
                                                               812        592         745
Noninterest expense
   Compensation and benefits                                 3,288      2,669       2,411
   Occupancy and equipment                                     732        679         678
   Data processing                                             481        297         269
   SAIF assessment                                              --         --       1,293
   Federal insurance premiums                                  212        183         553
   Charitable and foundation contributions                       9      2,557       2,558
   Other expense                                             1,165      1,172         931
                                                          --------   --------    --------
                                                             5,887      7,557       8,693
                                                          --------   --------    --------

INCOME BEFORE INCOME TAXES                                   8,442      2,842         858

Income tax provision                                         3,098      1,017         406
                                                          --------   --------    --------

NET INCOME                                                $  5,344   $  1,825    $    452
                                                          ========   ========    ========
Earnings (loss) per share
   Basic and diluted                                      $    .93    $   (.11)
                                                          ========    ========


--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                       FIRST SECURITYFED FINANCIAL, INC.
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                 Years ended December 31, 1998, 1997, and 1996
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------------------

                                                                1998      1997       1996
                                                              -------   -------    -------

Net income                                                    $ 5,344   $ 1,825    $   452

Other comprehensive income
     Unrealized holding gains and losses on securities
       available-for-sale                                          62       234       (320)
     Less reclassification adjustments for gains and losses
       recognized in income                                        40       (32)        55
                                                              -------   -------    -------
     Net unrealized gain and losses                                22       266       (375)
     Tax effect                                                     8       104       (146)
                                                              -------   -------    -------
                                                                   14       162       (229)
                                                              -------   -------    -------

Comprehensive income                                          $ 5,358   $ 1,987    $   223
                                                              =======   =======    =======


--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                        FIRST SECURITYFED FINANCIAL, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  Years ended December 31, 1998, 1997, and 1996
                             (Dollars in thousands)

---------------------------------------------------------------------------------------------------------------------------

                                                                                                      Accumulated
                                                                                                         Other      Total
                                          Additional   Unearned    Unearned                             Compre-     Share-
                                 Common     Paid-in      ESOP        Stock    Treasury    Retained      hensive    holders'
                                  Stock     Capital     Shares      Awards      Stock     Earnings      Income      Equity
                               ---------  ----------  ---------   ---------   --------    --------    -----------  --------

Balance at January 1, 1996     $     --   $     --    $     --    $     --    $     --    $ 29,013    $     25    $ 29,038

Net income                           --         --          --          --          --         452          --         452

Change in fair value of
  securities, net of income
  taxes and reclassification
  effects                            --         --          --          --          --          --        (229)       (229)
                               --------   --------    --------    --------    --------    --------    --------    --------


Balance at
  December 31, 1996                  --         --          --          --          --      29,465        (204)     29,261

Issuance of common stock,
  net of conversion costs of
  $1,130 and contribution of
  stock to foundation                64     65,385      (5,126)         --          --          --      60,323

ESOP shares earned                   --        110         191          --          --         301

Net income                           --         --          --          --          --       1,825          --       1,825

Change in fair value of
  securities, net of income
  taxes and reclassification
  effects                            --         --          --          --          --          --         162         162
                               --------   --------    --------    --------    --------    --------    --------    --------


Balance at
  December 31, 1997                  64     65,495      (4,935)         --          --      31,290         (42)     91,872

Net income                           --         --          --          --          --       5,344          --       5,344

Stock awards allocated               --         --          --      (4,277)      4,277          --          --          --

ESOP shares earned                   --        167         353          --          --          --          --         520

Stock awards earned                  --         --          --         467          --          --          --         467

Issuance of stock to
  Foundation, net of related
  tax benefit                        --       (710)         --          --         775          --          --          65

Purchase of treasury stock           --         --          --          --     (13,286)         --          --     (13,286)

Dividends paid
  ($.07 per share)                   --         --          --          --          --        (409)         --        (409)

Change in fair value of
  securities, net of income
  taxes and reclassification
  effects                            --         --          --          --          --          --          14          14
                               --------   --------    --------    --------    --------    --------    --------    --------


Balance at
  December 31, 1998            $     64   $ 64,952    $ (4,582)   $ (3,810)   $ (8,234)   $ 36,225    $    (28)   $ 84,587
                               ========   ========    ========    ========    ========    ========    ========    ========

---------------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                        FIRST SECURITYFED FINANCIAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1998, 1997, and 1996
                             (Dollars in thousands)

----------------------------------------------------------------------------------------------------

                                                                     1998        1997        1996
                                                                   --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                     $  5,344    $  1,825    $    452
    Adjustments to reconcile net income to net cash from
      operating activities
       Depreciation and amortization of intangibles                     377         336         358
       Net amortization (accretion) of securities                       168         173         (90)
       Net (gain) loss on sales and calls of securities                 (40)         32         (55)
       Provision for loan losses                                        246         738         706
       Net (gain) loss on real estate owned                              (3)          3         (50)
       Deferred loan origination fees                                    (7)         26         (80)
       Provision for deferred income taxes                             (119)       (888)       (937)
       ESOP compensation expense                                        520         301          --
       Stock award compensation expense                                 467          --          --
       Accrued charitable contribution of Company stock                  --       2,500          --
       Net change in
          Accrued interest receivable                                  (404)       (307)       (148)
          Other assets                                                  571        (175)       (141)
          Accrued interest payable and other liabilities                235      (1,754)      2,125
                                                                   --------    --------    --------
              Net cash provided by operating activities               7,355       2,810       2,140

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of securities available-for-sale                        (8,800)    (10,184)     (2,989)
    Purchase of securities held-to-maturity                         (23,402)    (24,684)    (20,129)
    Proceeds from sales of securities available-for-sale              6,745       2,587          --
    Proceeds from calls and maturities of securities                 19,130       9,200      15,814
    Net loan originations                                           (32,291)    (23,914)    (19,548)
    Principal payments on mortgage-backed and related securities     11,094      12,272       7,965
    Purchase of Federal Home Loan Bank stock                           (279)       (179)       (120)
    Property and equipment expenditures                                (597)        (44)       (189)
    Real estate owned expenditures                                       --         (35)         (5)
    Proceeds from sale of real estate owned                              53         261         614
                                                                   --------    --------    --------
       Net cash used in investing activities                        (28,347)    (34,720)    (18,587)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net change in deposits                                           10,395      (9,405)     10,137
    Net change in advance payments by borrowers for taxes
      and insurance                                                      32         282         437
    Change in advances from Federal Home Loan Bank                   19,000       6,000      (6,000)
    Dividends paid                                                     (409)         --          --
    Purchase of treasury stock                                      (13,286)         --          --
    Net proceeds from stock issuance                                     --      57,823          --
                                                                   --------    --------    --------
       Net cash provided by financing activities                     15,732      54,700       4,574
                                                                   --------    --------    --------

----------------------------------------------------------------------------------------------------


                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1998, 1997, and 1996
                             (Dollars in thousands)


----------------------------------------------------------------------------------------------------

                                                                       1998        1997        1996
                                                                   --------    --------    --------

Net change in cash and cash equivalents                            $ (5,260)   $ 22,790    $(11,873)

Cash and cash equivalents at beginning of year                       30,090       7,300      19,173
                                                                   --------    --------    --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                           $ 24,830    $ 30,090    $  7,300
                                                                   ========    ========    ========

Supplemental disclosures of cash flow information
    Cash paid during the period for
       Interest                                                    $ 10,292    $ 10,146    $  9,498
       Income taxes                                                   3,083       1,667       1,497


----------------------------------------------------------------------------------------------------









          See accompanying notes to consolidated financial statements.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

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

--------------------------------------------------------------------------------

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

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

--------------------------------------------------------------------------------

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

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

EARNINGS PER SHARE: Earnings per common share is computed under the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which was adopted by the Company in 1997. The amount reported as earnings per common share for the year ended December 31, 1997 reflects the earnings since October 31, 1997 available to common shareholders divided by the weighted average number of common shares outstanding since October 31, 1997.

COMPREHENSIVE INCOME: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale, net of tax, which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES

The Company's securities are as follows:

                                                     --------------------------1998-------------------------
                                                                      Gross           Gross
                                                     Amortized      Unrealized     Unrealized         Fair
                                                       Cost            Gains         Losses           Value
                                                       ----            -----         ------           -----
Securities available-for-sale
   U.S. government and agencies                      $  2,407       $    170        $     --        $  2,577
   Municipals                                           7,504            175              --           7,679
   Corporates                                             250             --              (8)            242
   Mutual funds                                         3,172             22             (30)          3,164
   Other equity investments                               369             --             (98)            271
                                                     --------       --------        --------        --------
                                                       13,702            367            (136)         13,933

   Mortgage-backed securities
      Federal Home Loan Mortgage Corporation            6,144             --            (237)          5,907
      Government National Mortgage Association          1,962             33             (12)          1,983
      Federal National Mortgage Association             4,371              2             (64)          4,309
      Collateralized mortgage obligations                 211             --              --             211
                                                     --------       --------        --------        --------
                                                       12,688             35            (313)         12,410
                                                     --------       --------        --------        --------

                                                     $ 26,390       $    402        $   (449)       $ 26,343
                                                     ========       ========        ========        ========

                                                     --------------------------1998-------------------------
                                                                      Gross           Gross
                                                     Amortized      Unrealized     Unrealized         Fair
                                                       Cost            Gains         Losses           Value
                                                       ----            -----         ------           -----

Securities held-to-maturity
   U.S. government agencies                          $ 41,504       $    246        $    (14)       $ 41,736
   Municipals                                           5,176            276           5,452
                                                     --------       --------        --------        --------
                                                       46,680            522             (14)         47,188

   Mortgage-backed securities
      Federal Home Loan Mortgage Corporation            2,955             35            (146)          2,844
      Government National Mortgage Association          4,975            159              (9)          5,125
      Federal National Mortgage Association             1,474             14              (7)          1,481
      Collateralized mortgage obligations               2,183              2             (14)          2,171
                                                     --------       --------        --------        --------
                                                       11,587            210            (176)         11,621
                                                     --------       --------        --------        --------

                                                     $ 58,267       $    732        $   (190)       $ 58,809
                                                     ========       ========        ========        ========

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

                                                     --------------------------1997-------------------------
                                                                      Gross           Gross
                                                     Amortized      Unrealized     Unrealized         Fair
                                                       Cost            Gains         Losses           Value
                                                       ----            -----         ------           -----
Securities available-for-sale
   U.S. government and agencies                      $  7,902       $    116        $     (4)       $  8,014
   Municipals                                           3,904             62              --           3,966
   Corporates                                             250             --              --             250
   Mutual funds                                         3,172             26             (43)          3,155
   Other equity investments                               369             --             (26)            343
                                                     --------       --------        --------        --------
                                                       15,597            204             (73)         15,728

   Mortgage-backed securities
      Federal Home Loan Mortgage Corporation            7,758             17            (174)          7,601
      Government National Mortgage Association          2,929             66             (13)          2,982
      Federal National Mortgage Association             5,701             13            (109)          5,605
      Collateralized mortgage obligations                 545             --              --             545
                                                     --------       --------        --------        --------
                                                       16,933             96            (296)         16,733
                                                     --------       --------        --------        --------

                                                     $ 32,530       $    300        $   (369)       $ 32,461
                                                     ========       ========        ========        ========


                                                     --------------------------1997-------------------------
                                                                      Gross           Gross
                                                     Amortized      Unrealized     Unrealized         Fair
                                                       Cost            Gains         Losses           Value
                                                       ----            -----         ------           -----
Securities held-to-maturity
   U.S. government agencies                          $ 33,562       $    120        $    (25)       $ 33,657
   Municipals                                           4,909            197              (1)          5,105
                                                     --------       --------        --------        --------
                                                       38,471            317             (26)         38,762

   Mortgage-backed securities
      Federal Home Loan Mortgage Corporation            4,558             61            (109)          4,510
      Government National Mortgage Association          7,781            255             (15)          8,021
      Federal National Mortgage Association             2,531             14             (26)          2,519
      Collateralized mortgage obligations               3,681             26             (21)          3,686
                                                     --------       --------        --------        --------
                                                       18,551            356            (171)         18,736
                                                     --------       --------        --------        --------

                                                     $ 57,022       $    673        $   (197)       $ 57,498
                                                     ========       ========        ========        ========

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------


NOTE 2 - SECURITIES (Continued)

Sales of securities are summarized as follows:

                                     1998                 1997
                                    ------               ------

Proceeds                            $6,745               $2,587
Gross realized gains                    40                   31
Gross realized losses                   --                   63


Call premiums on debt securities of $55,376 were recognized by the Company during 1996.

The carrying values and fair values of debt securities as of December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Amortized      Fair
                                                          Cost         Value
                                                          ----         -----
Securities available-for-sale
    Due after five years through ten years              $ 2,398      $ 2,437
    Due after ten years                                   7,763        8,061
                                                        -------      -------
                                                         10,161       10,498

    Mutual funds                                          3,172        3,164
    Other equity investments                                369          271
    Mortgage-backed securities  and collateralized
      mortgage obligations                               12,688       12,410
                                                        -------      -------
                                                         16,229       15,845
                                                        -------      -------

                                                        $26,390      $26,343
                                                        =======      =======

Securities held-to-maturity
    Due in one year or less                             $   526      $   535
    Due after one year through five years                15,229       15,297
    Due after five years through ten years               28,921       29,260
    Due after ten years                                   2,004        2,096
                                                        -------      -------
                                                         46,680       47,188

    Mortgage-backed securities and collateralized
      mortgage obligations                               11,587       11,621
                                                        -------      -------

                                                        $58,267      $58,809
                                                        =======      =======

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

Securities in the amount of $250,000 were pledged to secure government deposits at December 31, 1998 and 1997.


NOTE 3 - LOANS RECEIVABLE

Loans receivable consisted of the following:

                                                        1998            1997
                                                     ---------       ---------
First mortgage loans, including loans purchased
    Secured by one-to-four-family residences         $ 182,452       $ 154,819
    Secured by multifamily residences                   11,313          10,999
    Secured by commercial real estate                   21,433          17,235
                                                     ---------       ---------
                                                       215,198         183,053

Home equity loans                                        5,158           4,602

Less net deferred loan origination fees                 (1,489)         (1,496)
                                                     ---------       ---------
         Total mortgage loans                          218,867         186,159

Consumer and other loans
    Automobile                                              16              47
    Share loans                                          1,091           1,421
    Improvement                                             11               7
    Loans secured by leases                                 --              81
    Other                                                  404             387
                                                     ---------       ---------
                                                         1,522           1,943
Less unearned discounts                                     (9)            (15)
                                                     ---------       ---------
    Total consumer and other loans                       1,513           1,928
Less allowance for loan losses                          (2,069)         (1,828)
                                                     ---------       ---------

                                                     $ 218,311       $ 186,259
                                                     =========       =========

The principal balance of loans on nonaccrual status at December 31, 1998 and 1997 approximated $9,000. The Company maintains an allowance for uncollected interest for mortgage loans with payments past due. The allowance was approximately $116,000 and $45,000 at December 31, 1998 and 1997, respectively.

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

                                     1998             1997             1996
                                   -------          -------          -------

Balance, beginning of year         $ 1,828          $ 1,520          $   885
Provision for loan losses              246              738              706
Recoveries                              --                4               --
Charge-offs                             (5)            (434)             (71)
                                   -------          -------          -------

    Balance, end of year           $ 2,069          $ 1,828          $ 1,520
                                   =======          =======          =======

The average balance of impaired loans was $18,000 and $565,000 for the years ended December 31, 1998 and 1997, respectively. No interest income was recognized on these loans. There were no impaired loans at December 31, 1998. At December 31, 1997, the balance of impaired loans was $81,000 for which $8,000 of the allowance for loan losses was allocated.


NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:
                                                    1998             1997
                                                  -------          -------

Land$                                                 545          $   545
Buildings and improvements                          3,621            3,615
Furniture and equipment                             2,544            1,946
Real estate acquired for future expansion             377              377
                                                  -------          -------
    Total cost                                      7,087            6,483
Less accumulated depreciation                      (3,120)          (2,791)
                                                  -------          -------

                                                  $ 3,967          $ 3,692
                                                  =======          =======


NOTE 6 - INTANGIBLE ASSETS

Intangible   assets,   which  arose  from  the  Company's   acquisition  of  its
Philadelphia location consisted of the following:
                                                           1998           1997
                                                          -----          -----

Excess of purchase price over net assets acquired         $ 156          $ 156
Core deposit intangible                                     377            377
                                                          -----          -----
    Total                                                   533            533
Less accumulated amortization                              (297)          (242)
                                                          -----          -----

    Intangible assets, net                                $ 236          $ 291
                                                          =====          =====

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 7 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled approximately $30,475,000 and $27,013,000 at December 31, 1998 and 1997,
respectively.

At December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

                   1999                              $100,460
                   2000                                14,762
                   2001                                 3,435
                   2002                                 3,450
                   2003 and thereafter                  1,925
                                                     --------

                                                     $124,032
                                                     ========


NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Chicago are summarized as follows:

                                                                  ----Principal Balance---
                              Contractual      Frequency
      Maturity                 Interest         of Rate
        Date                     Rate         Adjustment            1998             1997
        ----                     ----         ----------            ----             ----

February 11, 1998                5.88%          Fixed             $    --          $ 2,000
March 20, 1998                   5.91           Fixed                  --            1,000
February 21, 2000                6.08           Fixed               1,000            1,000
February 21, 2000                5.48           Fixed               1,000            1,000
September 3, 2001                4.90           Fixed               1,000               --
September 3, 2001                5.45           Fixed               2,000               --
June 18, 2002                    5.71           Fixed               4,000            4,000
August 8, 2002                   5.26           Fixed               1,000            1,000
April 6, 2003                    5.15           Fixed               2,000               --
July 24, 2003                    5.24           Floating            1,000               --
January 16, 2008                 4.95           Fixed               5,000               --
February 17, 2008                5.05           Fixed               2,000               --
May 29, 2008                     5.01           Fixed               1,000               --
June 19, 2008                    5.17           Fixed               4,000               --
July 24, 2008                    5.24           Floating            2,000               --
October 6, 2008                  4.35           Fixed               1,000               --
October 6, 2008                  4.30           Fixed               1,000               --
                                                                  -------          -------

                                                                  $29,000          $10,000
                                                                  =======          =======


--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK (Continued)

The Company maintains a collateral pledge agreement covering secured advances whereby the Company has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgage loans on improved residential property not more than 90 days delinquent, aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago.


NOTE 9 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

                               1998              1997              1996
                             -------           -------           -------
Current
    Federal                  $ 2,680           $ 1,585           $ 1,132
    State                        537               320               211
Deferred                        (119)             (888)           (1,117)
Valuation allowance               --                --               180
                             -------           -------           -------

                             $ 3,098           $ 1,017           $   406
                             =======           =======           =======

The net deferred tax asset included in the accompanying consolidated balance sheets consist of the following:

                                                           1998         1997
                                                         -------      -------
Deferred tax assets
    Bad debts                                            $   324      $   135
    Amortization of intangible assets                         56           46
    Contribution carryforward                              1,376        1,641
    Other                                                    145           --
    Unrealized loss on securities available-for-sale          19           26
                                                         -------      -------
                                                           1,920        1,848
Deferred tax liabilities
    Depreciation                                             (75)         (87)
    FHLB stock dividend                                      (65)         (65)
    Loan fees                                               (332)        (333)
    Other                                                     --          (27)
                                                         -------      -------
                                                            (472)        (512)

Valuation allowance on deferred tax assets                  (180)        (180)
                                                         -------      -------

    Total deferred tax asset                             $ 1,268      $ 1,156
                                                         =======      =======

The valuation allowance at December 31, 1998 and 1997 reflects management's estimate of temporary deductible differences that may not be realized.

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

The difference between the provision for income taxes shown on the consolidated statements of income and amounts computed by applying the statutory federal income tax rate to income before taxes follows:

                                  --------------------For the Years Ended December 31,-----------------
                                  --------1998-------     --------1997--------     ---------1996-------
Provision for federal income
  taxes computed at statutory
  rate of 34%                     $ 2,870       34.0%      $   966       34.0%      $   292       34.0%
Tax-exempt income                    (168)      (2.0)          (90)      (3.2)          (85)      (9.9)
State income taxes, net of
  federal income tax benefit          344        4.1           140        4.9            37        4.3
Other                                  52         .6             1         .1           (18)      (2.1)
Valuation allowance                    --         --            --         --           180       21.0
                                  -------       ----       -------       ----       -------       ----

                                  $ 3,098       36.7%      $ 1,017       35.8%      $   406       47.3%
                                  =======       ====       =======       ====       =======       ====

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts which differs from the provision charged to income on the financial statements. Retained earnings at December 31, 1998 include approximately $2,023,000 for which no deferred federal income tax liability has been recorded.


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

                                                 1998                 1997
                                                ------               ------

     Commitments to extend credit               $3,009               $1,610
     Unused lines of credit                      5,803                4,887

At December 31, 1998, commitments to extend credit consist of fixed rate loan commitments with rates ranging from 6.50% to 8.75%. These commitments are due to expire within 60 days of issuance. Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 11 - REGULATORY MATTERS (Continued)

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                             To Be Well Capitalized
                                                                            For Capital      Under Prompt Corrective
                                                       Actual            Adequacy Purposes      Action Provisions
                                                       ------            -----------------      -----------------
                                                 Amount      Ratio       Amount      Ratio      Amount      Ratio
                                                 ------      -----       ------      -----      ------      -----
As of December 31, 1998:
    Total capital (to risk-weighted
      assets)                                   $68,666      43.1%      $12,743       8.0%     $15,929      10.0%
    Tier I capital (to risk-weighted
      assets)                                    66,675      41.9        10,372       4.0        9,557       6.0
    Tier I (core) capital (to adjusted
      total assets)                              66,675      20.4        13,050       4.0       16,813       5.0
    Tier I (tangible) capital (to tangible
      assets)                                    66,675      20.4         4,894       1.5          N/A    N/A

As of December 31, 1997:
    Total capital (to risk-weighted
      assets)                                   $63,149      42.8%      $11,811       8.0%     $14,763      10.0%
    Tier I capital (to risk-weighted
      assets)                                    61,368      41.6         5,905       4.0        8,858       6.0
    Tier I (core) capital (to adjusted
      total assets)                              61,368      19.8        12,384       4.0       15,480       5.0
    Tier I (tangible) capital (to tangible
      assets)                                    61,368      21.6         4,644       1.5          N/A    N/A


NOTE 12 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings (loss) per common share computation for the year ended December 31, 1998 and 1997 is presented below.

                                                                        1998        1997
                                                                     -------     -------
Earnings per common share
    Net income                                                       $ 5,344     $ 1,825
    Less:  net income of Bank prior to conversion                         --      (2,518)
                                                                     -------     -------

         Net income (loss) attributable to common shareholders       $ 5,344     $  (693)
                                                                     =======     =======

    Weighted average common shares outstanding                         5,548       5,895
    Add:  shares committed to be issued to charitable foundation         200         250
                                                                     -------     -------

         Total weighted average common shares outstanding              5,748       6,145
                                                                     =======     =======

             Basic earnings (loss) per share                         $   .93     $  (.11)
                                                                     =======     =======

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 12 - EARNINGS PER COMMON SHARE  (Continued)

The Company's outstanding stock options and stock awards were not considered in the computations of diluted earnings per share because the effects of assumed exercise would have been antidilutive. In future years, outstanding stock options may be exercised which would increase the weighted average common shares outstanding and, thereby, dilute earnings per share. In addition, if the average common stock price were to exceed the exercise price of outstanding options in a future year, the assumed exercise of the options and/or the assumed issuance of the stock awards would have a dilutive effect on earnings per share for that future year. However, previously reported earnings per share and diluted earnings per share are not restated to reflect change in the status of changes in the relationship between exercise prices and average stock prices.


NOTE 13 - RELATED PARTY TRANSACTIONS

The Company has lending transactions with directors, executive officers, and their associates. Loans to these individuals totaled approximately $181,000 and $32,000 at December 31, 1998 and December 31, 1997, respectively.


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

During 1998 and 1997, 35,334 and 19,154 shares of stock with an average fair value of $14.72 and $15.74 per share were committed to be released, resulting in ESOP compensation expense of $520,122 and $301,484, respectively.
Shares held by the ESOP at December 31 are as follows:

                                                1998                1997
                                                ----                ----

Allocated shares                                  54                  19
Unallocated shares                               459                 494
                                              ------              ------
    Total ESOP shares                            513                 513
                                              ======              ======

Fair value of unallocated shares              $5,956              $7,780
                                              ======              ======

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 14 - STOCK-BASED COMPENSATION PLANS (Continued)

During 1998, the Company adopted a stock option plan under the terms of which shares of the Company's common stock were reserved for issuance. The options became exercisable on a cumulative basis in equal installments over a 5-year period from the date of grant. The options expire 10 years from the date of grant.

A summary of the status of the Company's stock option plan and changes during the year are presented below:

                                                                       Weighted-
                                                                       Average
                                                               1998    Exercise
                                                              Shares    Price
                                                               ------    -----
                                                                (Thousands)

Outstanding at beginning of year                              $  --    $   --
Granted                                                         519     16.68
                                                              -----    ------

    Outstanding at end of year                                $ 519    $16.68
                                                              =====    ======

Options exercisable at end of year                               --
Weighted-average fair value of options granted during year    $6.48

All of the outstanding options at December 31, 1998 relate to options granted in May 1998 at an exercise price of $16.68 and have a remaining life of 9.3 years before expiration. These options are not fully vested. The exercise price equals the market value on the date the options were granted.

The Company applies APB Opinion 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized at the date of grant. Had compensation cost been determined based on the fair value at the grant dates for awards under the plan in 1998 consistent with the method of SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts in the table below. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

                                                          1998
                                                          ----

Net income as reported                               $   5,344
Pro forma net income                                     5,087
Earnings per share as reported, basic and diluted          .93
Pro forma earnings per share, basic and diluted            .89

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 14 - STOCK-BASED COMPENSATION PLANS (Continued)

In connection with the conversion to stock ownership, the Company adopted a Management Recognition and Retention Plan (MRP). In 1998, the Company
contributed $4.3 million allowing the MRP to acquire 256,320 shares of common stock of the Company, at an average cost of $16.69 per share, to be awarded to directors and key employees. The Company awarded 216,166 shares during 1998. These shares vest over a five-year period. The unamortized cost of shares not yet earned (vested) is reported as a reduction of stockholders' equity. MRP compensation expense totaled $467,000 for the year ended December 31, 1998.


NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The   approximate   carrying  amount  and  estimated  fair  value  of  financial instruments as of December 31 are as follows:

                                                      --------------1998----------    -----------1997-----------
                                                         Approximate    Estimated      Approximate     Estimated
                                                          Carrying        Fair          Carrying         Fair
                                                           Amount         Value          Amount          Value
    Financial assets
       Cash and cash equivalents                         $  24,830      $  24,830      $  30,090      $  30,090
       Time deposits in other financial institutions           200            200            200            200
       Securities available-for-sale                        26,343         26,343         32,461         32,461
       Securities held-to-maturity                          58,267         58,809         57,022         57,498
       Loans, net of allowance for loan losses             218,311        221,849        186,259        191,323
       Accrued interest receivable                           2,475          2,475          2,071          2,071

    Financial liabilities
       NOW and MM accounts                                 (21,497)       (21,497)       (20,279)       (20,279)
       Savings                                             (74,966)       (74,966)       (68,572)       (68,572)
Time deposits                                             (124,032)      (125,326)      (121,249)      (121,795)
       Advance payments by borrowers for taxes
         and insurance                                      (2,432)        (2,432)        (2,400)        (2,400)
       Advances from Federal Home Loan Bank                (29,000)       (27,989)       (10,000)        (9,853)
       Accrued interest payable                               (520)          (520)          (516)          (516)

For purposes of the above, the following assumptions were used:

CASH AND CASH EQUIVALENTS: The fair value for cash and cash equivalents is based on their carrying value due to the short-term nature of these assets.

SECURITIES: The fair value of securities is based on the quoted market value for the individual security or its equivalent.

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

LOANS: The fair value for loans has been determined by calculating the present value of future cash flows based on the current rate the Company would charge for similar loans with similar maturities at December 31, 1998, and 1997, applied for an estimated time period until the loan is assumed to be repriced or repaid.

DEPOSIT LIABILITIES: The fair value for time deposits has been determined by calculating the present value of future cash flows based on estimates of rates the Company would pay on such deposits at December 31, 1998 and 1997, applied for the time period until maturity. The estimated fair value of NOW, Money Market, and savings accounts is assumed to approximate carrying value as management establishes rates on these deposits at a level that approximates the local market area.

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

While the above estimates are based on judgments of the most appropriate factors, there is no assurance that if the Company disposed of these items on December 31, 1998 and 1997, the fair value would have been achieved, because the market value may differ depending on the circumstances. The fair values at December 31, 1998 and 1997 should not necessarily be considered to apply at subsequent dates.


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


--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

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

As part of the conversion, the Bank's depositors approved a stock contribution of 250,000 shares to The Heritage Foundation of First Security Federal Savings Bank, Inc. (the Foundation). The contribution was accrued at the time of conversion for $2.5 million based on the $10 per share initial offering price and resulted in $2.5 million of expense ($1.5 million, net of tax) to the Company. Additional paid-in capital was increased by $2.5 million as a result of the unconditional commitment to contribute the stock to the Foundation. In December 1998, the Company contributed 50,000 shares to the Foundation.


NOTE 17 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed balance sheet, statement of income, and statement of cash flows for First SecurityFed Financial, Inc. The Company was formed on October 31, 1997. Accordingly, the statements of income and cash flows reflect the period October 31, 1997 through December 31, 1997.

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

                            CONDENSED BALANCE SHEETS
                           December 31, 1998 and 1997

                                                                     1998          1997
                                                                     ----          ----
ASSETS
Cash and cash equivalents                                         $  1,164      $ 19,287
Securities available-for-sale                                       10,387        10,211
ESOP loan                                                            4,614         4,870
Investment in bank subsidiary                                       67,438        61,905
Accrued interest receivable and other assets                         1,235         1,320
                                                                  --------      --------

                                                                  $ 84,838      $ 97,593
                                                                  ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities                            $    251      $  5,721
Shareholders' equity
     Common stock                                                       64            64
     Additional paid-in capital                                     64,952        65,495
     Unearned ESOP shares                                           (4,582)       (4,935)
     Unearned MRP shares                                            (3,810)           --
     Treasury stock, at cost                                        (8,234)           --
     Retained earnings                                              36,225        31,290
     Unrealized depreciation on securities available-for-sale          (28)          (42)
                                                                  --------      --------
                                                                    84,587        91,872

                                                                  $ 84,838      $ 97,593
                                                                  ========      ========

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

                         CONDENSED STATEMENTS OF INCOME
                    For the year ended December 31, 1998 and
              for the period October 31, 1997 to December 31, 1997

                                                                    1998        1997
                                                                  -------     -------
Income
     Securities                                                   $   869     $    33
     ESOP loan                                                        325          59
     Gain on sale of securities                                        40          --
                                                                  -------     -------
         Total income                                               1,234          92

Other expenses
     Charitable contributions                                          --       2,500
     Other operating expenses                                         198          --
                                                                  -------     -------
                                                                      198       2,500


INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED
  EARNINGS OF BANK SUBSIDIARY                                       1,036      (2,408)

Income taxes (benefit)                                                270        (939)
                                                                  -------     -------


INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED                          766      (1,469)
  EARNINGS OF BANK SUBSIDIARY

Equity in undistributed earnings of bank subsidiary                 4,578         776
                                                                  -------     -------

NET INCOME (LOSS)                                                 $ 5,344     $  (693)
                                                                  =======     =======


--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                    For the year ended December 31, 1998 and
              for the period October 31, 1997 to December 31, 1997

                                                                            1998          1997
                                                                          --------      --------
OPERATING ACTIVITIES
     Net income (loss)                                                    $  5,344      $   (693)
     Adjustments to reconcile net income (loss) to net cash
      provided by operating activities
         Equity in undistributed earnings of bank subsidiary                (4,578)         (776)
         Accrued charitable contribution of Company stock                       --         2,500
         Net accretion                                                          (6)           --
         Gain on sales of securities                                           (40)           --
         Change in
              Other assets                                                    (150)       (1,337)
              Other liabilities                                             (5,185)          595
                                                                          --------      --------
                  Net cash provided by (used in) operating activities       (4,615)          289

INVESTING ACTIVITIES
     Purchase of bank subsidiary stock                                          --       (28,912)
     Purchase of securities available-for-sale                              (8,759)      (10,169)
     Proceeds from sales of securities                                       6,745            --
     Proceeds from calls of maturitites                                      2,000            --
                                                                          --------      --------
         Net cash used in investing activities                                 (69)      (39,081)

FINANCING ACTIVITIES
     Net proceeds from sale of common stock                                     --        57,823
     Payment received on loan to ESOP                                          256           256
     Dividends paid                                                           (409)           --
     Purchase of treasury stock                                            (13,286)           --
                                                                          --------      --------
         Net cash provided by (used in) financing activities               (13,439)       58,079
                                                                          --------      --------

Net change in cash and cash equivalents                                    (18,123)       19,287

Cash and cash equivalents at beginning of period                            19,287            --
                                                                          --------      --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $  1,164      $ 19,287
                                                                          ========      ========

--------------------------------------------------------------------------------
                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996
               (Table amounts in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 18 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                       ------------------------Three Months Ended-----------------------
                                        March 31         June 30         September 30        December 31
                                        --------         -------         ------------        -----------
1998
----
Interest income                        $6,024             $5,998             $6,207             $6,154
Interest expense                        2,513              2,598              2,635              2,711
                                       ------             ------             ------             ------

NET INTEREST INCOME                     3,511              3,400              3,572              3,443

Provision for loan losses                  62                 61                 62                 61
Other income                              159                143                182                165
Other expense                           1,240              1,332              1,634              1,657
                                       ------             ------             ------             ------

INCOME BEFORE INCOME TAXES              2,368              2,150              2,058              1,890

Income tax expense                        915                781                616                810
                                       ------             ------             ------             ------

NET INCOME                             $1,453             $1,369             $1,442             $1,080
                                       ======             ======             ======             ======

Earnings per common share              $  .24             $  .22             $  .26             $  .21
                                       ======             ======             ======             ======


                                       ------------------------Three Months Ended-----------------------
                                        March 31         June 30         September 30        December 31
                                        --------         -------         ------------        -----------
1997
----

Interest income                        $4,858             $4,850             $5,018             $5,948
Interest expense                        2,404              2,485              2,585              2,655
                                       ------             ------             ------             ------

NET INTEREST INCOME                     2,454              2,365              2,433              3,293

Provision for loan losses                  61                554                 62                 61
Other income                              149                146                180                117
Other expense                           1,118              1,363              1,150              3,926
                                       ------             ------             ------             ------

INCOME (LOSS) BEFORE INCOME TAXES       1,424                594              1,401               (577)

Income tax expense (benefit)              564                186                540               (273)
                                       ------             ------             ------             ------

NET INCOME (LOSS)                      $  860             $  408             $  861             $ (304)
                                       ======             ======             ======             ======

Earnings (loss) per common share*         N/A                N/A                N/A               (.11)


* Since date of conversion (October 31, 1997).

                       FIRST SECURITYFED FINANCIAL, INC.
                            STOCKHOLDER INFORMATION

ANNUAL MEETING

        The Annual Meeting of Stockholders will be held at 7:00 p.m., local time on May 12, 1999 at the Suma Hall located at 2457 W. Chicago Ave, Chicago, Illinois 60622.

STOCK LISTING

     First SecurityFed Financial, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "FSFF."

PRICE RANGE OF COMMON STOCK

        As of February 15, 1999 there were approximately 1,056 shareholders of record and 5,776,208 outstanding shares of common stock.

        The following table sets forth the high and low bid prices and dividends paid per share of common stock since the stock began trading on October 31, 1997. The stock price information was provided by the NASD, Inc.


     Quarter                                         Dividend
     Ended                  High        Low          Declared
--------------------------------------------------------------------------------


December 31, 1997         16.6250      15.0000           -
March 31, 1998            15.7500      14.6250           -
June 30, 1998             17.5000      15.0000           -
September 30, 1998        16.8750      10.5000           -
December 31, 1998         14.9375      11.0000          .07(cent)


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

ANNUAL AND OTHER REPORTS

      A copy of First SecurityFed Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Orest Olchowyj, First SecurityFed Financial, Inc., 936 North Western Avenue, Chicago, Illinois 60622-4695

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