Form 10-K, Exhibit 13
period 1999-12-31
FIRST SECURITYFED FINANCIAL INC
filed 2000-03-31
CIK 1042534

-------------------------------------------------------------------------------

1999 ANNUAL REPORT
-------------------------------------------------------------------------------





[LOGO]










                        FIRST SECURITYFED FINANCIAL, INC.

--------------------------------------------------------------------------------

TABLE OF CONTENTS

--------------------------------------------------------------------------------







President's Message............................................... ..........  1
Selected Consolidated Financial Information..................................  3
Management's Discussion and Analysis of Financial
  Condition and Results of Operations........................................  5
Consolidated Financial Statements.............................................20
Stockholder Information.......................................................48
Corporate Information.........................................................49

--------------------------------------------------------------------------------
FROM YOUR PRESIDENT
--------------------------------------------------------------------------------






To Our Stockholders, Depositors and Friends,

     The century date change came and went, and the banking industry's preparations made January 1, 2000 a non-event, at least as far as the dreaded "Y2K Bug" was concerned. Our Company has also committed extensive time and resources to the readiness effort of Y2K which helped make the rollover period a smooth one. Now, it is my pleasure to present to you the Annual Report of First SecurityFed Financial, Inc and its subsidiary 1st Security Federal Savings Bank for the period ended December 31, 1999.

     As you review the financial pages of this report you will find that First SecurityFed Financial, Inc. had another banner year. Our total assets as of December 31, 1999 increased to $372.3 million as compared to $338.1 million at December 31, 1998, an increase of $34.2 million or 10.12%. Consolidated net income for 1999 was a record $5.7 million or $1.14 per share, as compared to $5.3 million or $0.93 per share in 1998. This 22.6% increase in earnings per share was primarily attributable to higher net interest income, asset growth and relatively low non-interest expense. The Company's return on equity increased to 6.82% in 1999, a substantial increase from 5.97% in 1998. I am also pleased to report that for the second consecutive year the Company was able to maintain its efficiency ratio at 40%.

     The Loan Department had another strong year, originating $79.5 million in new loans and increasing loans receivables by $22.9 million. The level of non-performing assets as a percentage of total assets increased slightly from 0.30% in 1998 to 0.37% in 1999. The construction loan program that we initiated towards the latter part of 1998 has been well received in our gentrifying communities and we are originating an increasing number of such loans.

     In 1999, publicly-traded community financial institutions experienced further downward pressure on their stock prices and our stock was no exception. However, we believe that, in the long run our continued growth, positive earnings, increased return on equity and other sound fundamentals should ultimately translate into solid investment performance. We continue to review our opportunities to enhance shareholder value, including an aggressive stock buy-back program. The Company has repurchased over 20% of its outstanding stock at substantially below book value since the conversion in October 1997. We are currently engaged in our 5th repurchase program and intend to purchase another 5% of our outstanding stock. In March 2000 the Company declared a quarterly dividend of $0.12 per share. We will continue to evaluate future stock repurchases and dividends based on their effects on shareholder value including return on equity and book value per share.

     Community financial institutions continue to face new challenges. Competition in the financial market place continues to intensify. We need to pursue new lines of business and find new ways to reach customers. With Y2K behind us, we can now focus on other strategic technology issues, in particular, pursuing new customers via the Internet. The Company remains committed to serving the increasing needs of our customers and our communities. Personal and efficient service has always been and shall always remain its primary mission. Our continued personal involvement in various community activities and the charitable donations made by The Heritage Foundation of First Security Federal Savings Bank to numerous charitable and civic organizations result in a priceless asset, and a special bond with loyalty of our communities.

     1999 was a very successful year for First SecurityFed Financial, Inc, a year in which we increased returns to the Company while building shareholder value. I want to thank our employees, Directors, and Officers for achieving that goal. Above all I want to thank you, our shareholders and our customers, for your support and encouragement.







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


                                                                              At December 31,
                                                 ----------------------------------------------------------------------------------
                                                  1999          1998        1997          1996          1995
                                                 ----------------------------------------------------------------------------------
                                                                              (In Thousands)

Selected Financial Condition Data:
----------------------------------
Total assets....................................$372,292   $ 338,050    $315,849      $258,115       $251,922
Cash and cash equivalents.......................   6,257      24,830      30,090         7,300         19,173
Loans receivable, net(1)........................ 241,168     218,311     186,259       163,348        144,566
Mortgage-backed securities:
  Held-to-maturity..............................   7,577      11,587      18,551        24,109         25,120
  Available-for-sale............................   9,410      12,410      16,733        19,727         20,044
Investment securities:
  Held-to-maturity..............................  85,331      46,680      38,471        25,779         20,566
  Available-for-sale............................  11,212      13,933      15,728         8,997         13,743
Deposits........................................ 238,123     220,495     210,100       219,505        209,387
Total borrowings................................  46,300      29,000      10,000         4,000         10,000
Shareholders equity.............................  83,156      84,587      91,872        29,261         29,038

(1) The allowance for loan losses at December 31, 1999, 1998, 1997, 1996, and 1995, was $2,315,000, $2,069,000, $1,828,000, $1,520,000, and $885,000,
     respectively.





                                                                            Year Ended December 31,
                                                    -------------------------------------------------------------------------------
                                                    1999          1998      1997          1996          1995
                                                    -------------------------------------------------------------------------------
                                                                                (In Thousands)
Selected Operations Data:

Total interest income..............................$25,285     $24,059   $20,674        $19,006        $17,650
Total interest expense............................. 11,037      10,296    10,129          9,494          8,727
                                                   -------   ---------   -------       --------        -------
  Net interest income.............................. 14,248      13,763    10,545          9,512          8,923
Provision for loan losses..........................    246         246       738            706            136
                                                  --------   ---------  --------      ---------       --------
Net interest income after provision for loan
  losses........................................... 14,002      13,517     9,807          8,806          8,787
Fees and service charges...........................    368         416       371            362            378
Gain (loss) on sales of mortgage-backed
  securities and investment securities.............     12          40      (32)             55             24
Other non-interest income..........................    430         356      253             328            454
                                                   -------   ---------   -------      ---------       --------
Total non-interest income..........................    810         812       592            745            856
Total non-interest expense.........................  6,102       5,887     7,557(1)       8,693(2)       4,690
                                                  --------   ---------    ------       --------         ------
Income (loss) before taxes and cumulative effect...  8,710       8,442     2,842            858          4,953
Income tax provision ..............................  3,028      3,098      1,017            406          1,760
                                                  --------   ---------  --------      ---------        -------
Net income........................................  $5,682     $5,344     $1,825       $    452         $3,193
                                                  ========     =======    ======       ========         ======


(1) Includes $2.5 million accrual for stock contribution to the Foundation.
(2) Includes $1.3 million SAIF special assessment and $2.5 million cash contribution to the Foundation.




                                                                           Year Ended December 31,
                                                    -------------------------------------------------------------------------------
                                                         1999          1998          1997          1996          1995
                                                    ------------------------------------------------------------------------------

Selected Financial Ratios and Other Data:
-----------------------------------------
Performance Ratios:
 Return on assets (ratio of net income to
  average total assets)........................          1.56%         1.62%         6.4%           .18%          1.34%
 Return on equity (ratio of net income to
  average equity)..............................          6.82          5.97          4.66          1.50          11.64
 Dividend payout ratio . . . . . . . . . . . .          35.08          7.62           ---           ---            ---
 Interest rate spread information:
 Average during period.........................          3.31          3.19          3.34          3.51           3.61
 Net interest margin(1)........................          4.36          4.37          3.97          3.98           4.00
 Ratio of operating expense to average total
  assets.......................................          1.68          1.79          2.66          3.45           1.97
 Efficiency Ratio(2)...........................           .40           .40           .68           .85            .48
 Ratio of average interest-earning assets to
  average interest-bearing liabilities........         132.19        135.90         116.50       111.81         109.93

Quality Ratios:
 Non-performing assets to total assets at end
  of period....................................          .37           .30             .46         1.44           1.11
 Allowance for loan losses to non-performing                                  24
  loans at end of period.......................       166.19        203.24          124.86         41.30          38.73
 Allowance for loan losses to gross loans
  receivable at end of period..................          .96           .93             .96           .91            .60

Capital Ratios:(3)
 Equity to total assets at end of period.......        22.34         25.03           29.10         11.42          11.52
 Average equity to average assets..............        22.90         27.18           13.81         11.97          11.55


(1)  Net interest income divided by average  interest-earning assets.
(2 The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3) Ratio is exclusive of unrealized gain (loss) on securities available-for-sale.


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

     The  Bank is a  financial  intermediary  engaged  primarily  in  attracting deposits from the general public and using such deposits to originate one-to-four family residential mortgages and, to a significantly lesser extent, multi-family, consumer and other loans primarily in its market area. The Bank also uses these deposits to acquire mortgage backed and other investment securities. The Bank's revenues are derived principally from interest earned on loans and mortgage-backed and other investment securities. The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the OTS and FDIC. The Bank's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

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

Comparison of Financial Condition at December 31, 1999 and December 31, 1998

     Total assets at December 31, 1999 were $372.3 million compared to $338.1 million at December 31, 1998, an increase of $34.2 million or 10.12%. The increase in total assets was due primarily to an increase in loans receivable of $22.9 million and an increase in securities of $28.9 million. These increases in assets were partially offset by a decrease of $18.5 million in cash and cash equivalents. Funding for the increase in assets was provided by increases in Federal Home Loan Bank Advances and Deposits.

     Total liabilities at December 31, 1999 were $289.1 million compared to $253.5 million at December 31, 1998, an increase of $35.6 million or 14.04%. The increase in liabilities was due primarily to increases of $17.6 million in deposits and $17.3 million in Federal Home Loan Bank advances along with a $400,000 increase in advance payments by borrowers for taxes and insurance.

     Total equity at December 31, 1999 was $83.2 million compared to $84.6 million at December 31, 1998 a decrease of $1.4 million. The decrease was primarily due to the Company's repurchase of outstanding common stock of $5.7 million and $2.0 million of dividends paid. The decrease was primarily offset by net income of $5.7 million.


Comparison of Operating Results for the Years Ended December 31, 1999 and December 31, 1998

     General. Net income for the year ended December 31, 1999 was $5.7 million compared to net income of $5.3 million for the year ended December 31, 1998, an increase of $400,000. The increase was primarily due to an increase of $485,000 in net interest income and a $70,000 decrease in the income tax provision. This increase in income were partially offset by a $215,000 increase in noninterest expense.

     Interest Income. Interest income for the year ended December 31, 1999 was $25.3 million compared to $24.1 million for the year ended December 31, 1998 an increase of $1.2 million or 4.98%. The increase was primarily due to an increase in the average balance of interest earning assets from $315.3 million for the year ended December 31, 1998 to $338.6 million for the year ended December 31, 1999 due to the continuing investment of cash and a strong demand for loans due to the favorable interest rate environment. The average balance of loans increased $21.2 million to $228.8 for the year ended December 31, 1999 from $207.6 million for the year ended December 31, 1998. In addition, the average balance of municipal and government agency securities increased by $16.0 million, but were partially offset by a $8.3 million decrease in mortgage backed securities. The average yield on interest earning assets remained fairly constant at 7.63% for the year ended December 31, 1998 and 7.62% for the year ended December 31, 1999.

     Interest Expense. Interest expense for the year ended December 31, 1999 was $11.0 million compared to $10.3 million for the year ended December 31, 1998, an increase of $741,000 or 7.20%. This increase was primarily due to an increase in the average balance of interest-bearing liabilities of $24.1 million from $232.0 million for the year ended December 31, 1998 to $256.1 million for the year ended December 31, 1999. This was partially offset by a decrease in the average cost of funds from 4.44% for the year ended December 31, 1998 to 4.31% for the year ended December 31, 1999.

     Net interest Income. Net interest income of $14.2 million for the year ended December 31, 1999 represented an increase of $485,000 from the $13.8 million reported for the year ended December 31, 1998. The ratio of interest earning assets to interest bearing liabilities remained fairly consistent, however the spread increased to 3.31% for 1999 from 3.19% for 1998.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 1999 was $246,000 and remained consistent with the year ended December 31, 1998.

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

     Non-Interest Income. Non-interest income for the year ended December 31, 1999 was $810,000 compared to $812,000 for the year ended December 31, 1998 and remained fairly consistent.


     Non-Interest Expense. Non-interest expense was $6.1 million for the year ended December 31, 1999 compared to $5.9 million for the year ended December 31, 1998, an increase of $215,000 or 3.65%. The increase was primarily due to a $334,000 increase in compensation and benfits expense and a $71,000 increase in other expenses.

     Compensation expense increased due to the RRP expense allocation for a full year as compared to eight months in 1998. Other expenses increased primarily due to a higher franchise tax for the state of Delaware. The increases were partially offset by a decrease in data processing expense of $139,000 due to the computer conversion which was completed in August 1998, and a $37,000 decrease in occupancy and equipment due to a $26,000 refund for property taxes and a decrease in the provision for property taxes due to reassessments.

     Income Taxes. The provision for income taxes was $3.0 million for the year ended December 31, 1999 compared to $3.1 million for the year ended December 31, 1998.

Comparison of Operating Results for the Years Ended December 31, 1998 and December 31, 1997

     General. Net income for the year ended December 31, 1998 was $5.3 million compared to net income of $1.8 million for the year ended December 31, 1997, an increase of $3.5 million. The increase was primarily due to increases of $3.3 million in net interest income and $220,000 in noninterest income along with decreases of $492,000 in the provision for loan losses and $1.7 million in noninterest expense. These were partially offset by a $2.1 million increase in the provision for income taxes.

     Interest Income. Interest income for the year ended December 31, 1998 was $24.1 million compared to $20.7 million for the year ended December 31, 1997, an increase of $3.4 million or 16.43%. The increase was primarily due to an increase in the average balance of interest earning assets from $265.9 million for the year ended December 31, 1997 to $315.3 million for the year ended December 31, 1998 due to the continuing investment of proceeds from the initial stock offering in October 1997 and strong demand for loans due to the prevailing favorable interest rate environment. The average balance of loans increased $34.8 million to $207.6 for the year ended December 31, 1998 from $172.8 million for the year ended December 31, 1997. In addition, the average balances of municipal and government agency securities increased by $33.9 million, but were partially offset by a $17.7 million decrease in mortgage backed securities and mutual funds. These increases in average balances were also offset by a decrease in the average yield on interest earning assets of 15 basis points from 7.78% for the year ended December 31, 1997 to 7.63% for the year ended December 31, 1998 primarily as a result of a decrease in loan interest rates due to competitive market conditions and an overall decline in interest rates in the local economy.


     Interest Expense. Interest expense for the year ended December 31, 1998 was $10.3 million compared to $10.1 million for the year ended December 31, 1997, an increase of $167,000 or 1.65%. The increase was primarily due to an increase in the average balance of interest-bearing liabilities of $3.8 million from $228.2 million for the year ended December 31, 1997 to $232.0 million for the year ended December 31, 1998. The average cost of funds remained steady at 4.44% for both years.

     Net Interest Income. Net interest income of $13.8 million for the year ended December 31, 1998 represented an increase of $3.3 million from the $10.5 million reported for the year ended December 31, 1997. The increase in net interest income was primarily due to an increase in the ratio of interest earning assets to interest bearing liabilities from 116.5% for the year ended December 31, 1997 to 135.90% for the year ended December 31, 1998 due primarily to the investment of the proceeds from the initial stock offering in October 1997 and strong demand for loans due to the prevailing favorable interest rate environment. As a result, the net interest margin increased by 40 basis points to 4.37% for the year ended December 31, 1998 from 3.97% for the year ended December 31, 1997.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 1998 was $246,000 compared to $738,000 for the year ended December 31, 1997. A majority of the provision for loan losses in 1997 was related to various loans to the Bennett Funding Group, Inc. which were secured by equipment leases which were paid in full during the year. However, the Bank experienced significant loan growth during 1998 and 1997, which resulted in the continuing provision of the allowance for loan losses. Gross loans increased $32.3 million or 17.03% from 1997. The allowance for loan losses represented 0.93% and 0.96% of gross loans receivable at December 31, 1998 and 1997, respectively.

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


     Non-Interest Income. Non-interest income for the year ended December 31, 1998 was $812,000 compared to $592,000 for the year ended December 31, 1997, an increase of $220,000 or 37.16%. The increase was the result of a $45,000 increase in deposit service charges due to the implementation of ATM surcharges along with a $99,000 increase in other income largely related to fees on loans which were repaid prior to their contractual maturity. There was also a $72,000 net increase in the gain on sales and redemptions of securities.

     Non-Interest Expense. Non-interest expense was $5.9 million for the year ended December 31, 1998 compared to $7.6 million for the year ended December 31, 1997, a decrease of $1.7 million or 22.37%. The decrease was due primarily to a $2.5 million decrease in charitable and foundation contributions partially offset by increases of $619,000 in compensation and benefits expense and $184,000 in data processing expense. The decrease in charitable contributions expense was due to a $2.5 million expense in 1997 related to a commitment to make contributions to the Heritage Foundation of First Security Federal Savings Bank. Compensation and benefits expense increased due to the implementation of the ESOP plan in October 1997 and the RRP plan in May 1998 and the resultant expense due to the allocation of shares to participants. Data processing expense increased due to increases in the numbers of deposit and loan accounts and expenses associated with the Bank's computer conversion which was completed in August 1998.

     Income Taxes. The provision for income taxes was $3.1 million for the year ended December 31, 1998 compared to $1.0 million for the year ended December 31, 1997. The increase was due to an increase of $5.6 million in pre-tax income.

     The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. A tax equivalent of 34% was used to compute the yield on municipal securities. No other tax equivalent adjustments were made. All average balances for 1999 are daily average balances. All other years are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.


                                                                                     Year Ended December 31,
                                 -------------------------------------------------------------------------------------------------

                                              1999                              1998                          1997
                                 ---------------------------------------------------------------------------------------------------
                                    Average     Interest           Average      Interest           Average       Interest
                                  Outstanding   Earned/  Yield/   Outstanding   Earned/   Yield/   Outstanding     Earned/    Yield/
                                    Balance     Paid     Rate     Balance       Paid      Rate     Balance         Paid         Rate
                                 ---------------------------------------------------------------------------------------------------
                                                                                      (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1)............    $ 228,768   $  18,642  8.15%  $ 207,629     $17,141   8.26%   $172,810       $14,669      8.49%
 Mortgage-backed securities &
  CMOs(1)....................          20,498       1,295  6.32      28,795       1,942   6.74      44,780         3,157      7.05
 Mutual funds(1)................        3,172         179  5.64       3,172         188   5.93       4,897           278      5.68
 Agencies/Other(1)..............       58,876       3,745  6.36      50,686       3,389   6.69      22,071         1,333      6.04
Municipal securities(1)........       18,684        1,477  7.91      10,889         812    7.46      5,565           442      7.94
 Federal funds sold.............        2,666         123  4.61       7,337         395   5.38      11,179           646      5.78
 Deposits with other institutions       3,744         181  4.83       4,803         338   7.04       2,761           176      6.37
 FHLB stock.....................        2,176         145  6.66       1,985         130   6.55       1,797           123      6.84
                                    ---------    --------          ---------    -------           ---------     ---------
  Total interest-earning assets       338,584      25,787  7.62     315,296      24,335   7.72     265,860        20,674      7.83
Non-interest earning assets.....       25,128                        13,962                         17,810
                                    ---------                       --------                     ---------
  Total assets................       $363,712                       $329,258                      $283,670
                                     =========                      ========                      ========

Interest-Bearing Liabilities:
 Money market...................     $  4,180         119  2.85      $ 4,962        139   2.80  $    5,169           159      3.08
 NOW............................       11,928         234  1.96       11,045        245   2.22      10,176           217      2.13
 Passbook savings...............       76,259       2,350  3.08       71,494      2,163   3.03      76,391         2,281      2.99
 Certificates of Deposit........      129,163       6,463  5.00      122,835      6,644   5.41     126,917         6,972      5.49
 Advances.......................       34,607       1,871  5.41       21,667      1,105   5.10       9,548           500      5.24
                                    ---------      -------         ---------    --------         ---------       -------
 Total interest-bearing liabilities  256,137       11,037  4.31      232,003     10,296   4.44     228,201        10,129      4.44
                                                   -------                                       ---------      --------
Non-interest bearing liabilities      24,277                           7,754                                      16,299
                                   ---------                      -----------                                 - ---------
  Total liabilities                  280,414                         239,757                                     244,500

Equity..........................      83,298                          89,501                                      39,170
                                    --------                      -----------                                 ----------
  Total liabilities and equity.     $363,712                       $ 329,258                                   $283,670
                                    ========                       =========                                   ========

Net interest-earning spread.....                 $ 14,750  3.31%                $13,763   3.19%                 $10,545       3.34%
                                                 ========  =====                =======   =====                 =======       ----
Margin..........................                           4.36%                          4.37%                               3.97%
                                                           =====                         ======                               ----
Assets to liabilities...........        132.19%                                  135.90%                         116.50%
                                        =======                                  ======                          ======

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


                                                                                                Year Ended December 31,
                                               ------------------------------------------------------------------------------------
                                                   1998 vs. 1999                1997 vs. 1998               1996 vs. 1997
                                               ------------------------------------------------------------------------------------
                                                   Increase                    Increase                     Increase
                                                  (Decrease)   Total           (Decrease)  Total            (Decrease)    Total
                                                   Due to      Increase        Due to      Increase         Due to        Increase
                                               ------------------------------------------------------------------------------------
                                               Volume   Rate   (Decrease)  Volume   Rate   (Decrease)   Volume   Rate     (Decrease)
                                               ------------------------------------------------------------------------------------
                                                                            (Dollars in Thousands)
Interest-earning assets:
 Loans receivable..............................$1,725  $(224)   $ 1,501    $2,884   $(412)  $2,472      $1,755    $(154)    $1,601
 Mortgage-backed securities & CMO's............ (531)  (116)       (647)   (1,083)   (132)  (1,215)       (230)    (286)      (516)
 Mutual funds..................................   -      (9)         (9)     (102)     12      (90)        (50)     (10)       (60)
 Agencies and other............................  527   (171)        356     1,899     157    2,056         (38)      45          7
 Municipal securities..........................  614     51         665       263     (19)     244          42      (27)        15
 Federal funds sold............................ (222)   (50)       (272)     (209)    (42)    (251)        542      (14)       528
 Deposits with other institutions..............  (65)   (92)       (157)      142      20      162          53       28         81
 FHLB stock....................................   13      2          15        12      (5)       7          10        2         12
                                            -------- -------     -------   ------- -------  -------    -------    ------    -------
  Total interest-earning assets.............   2,061   (609)      1,452     3,806    (421)   3,385       2,084     (416)     1,668

Interest-bearing liabilities:
 Money market..................................  (22)     2         (20)       (6)    (14)     (20)         (4)      (4)        (8)
 NOW...........................................   19     30)        (11)       19       9       28           8        7         15
 Passbook Savings..............................  146     41         187      (148)     30     (118)        180      (19)       161
 Certificates of deposit.......................  332   (513)       (181)     (222)   (106)    (328)        116       29        145
 Advances......................................  696     70         766       618     (13)     605         326       (4)       322
                                              ------  -----       -----     -----   ------  ------     -------    ------    --------
  Total interest bearing liabilities...........1,171   (430)        741       261     (94)     167         626        9        635
                                                      -----       ------    -----   ------  -------    -------    ------    --------

Net interest/spread..........................   $890  $(179)       $711   $ 3,545    (327)  $3,218      $1,458    $(425)    $1,033
                                                ====  ======       ====   ========  ======  =======     ======     =====    =======

Quantitative and Qualitative Disclosures About Market Risk

     In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. The Board of Directorsreviews at least quarterly the Company's interest rate risk position and profitability. The Board of Directors also reviews the Company's portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Company's objectives in the most effective manner. In addition, the Board reviews on a quarterly basis the Company's asset/liability position, including simulations of the effect on the Company's capital of various interest rate scenarios.

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

     The Board has taken a number of steps to manage the Company's vulnerability to changes in interest rates. First, the Company has long used community outreach, customer service and marketing efforts to increase the Company's passbook and other non-certificate accounts. At December 31, 1999, $97.1 million or 40.8% of the Company's deposits consisted of passbook, NOW and money market accounts. The Company believes that these accounts represent "core" deposits which are generally somewhat less interest rate sensitive than other types of deposit accounts. Second, while the Company continues to originate 30 year fixed rate residential loans for portfolio as a result of consumer demand, an increasing proportion of the Company's residential loans have terms of 15 years or less or carry adjustable interest rates. Third, the Company has focused a significant portion of its investment activities on securities with adjustable interest rates or terms of five years or less. At December 31, 1999, $10.3 million or 60.6% of the Company's mortgage-backed securities had adjustable interest rates or terms to maturity (or anticipated average lives in the case of collateralized mortgage obligations) of five years or less and $19.7 million or 20.4% of the Company's other securities had adjustable interest rates or terms to maturity of five years or less. Finally, the Company has recently begun to increase its originations of construction, multi-family, and commercial real estate loans. These loans generally have shorter terms to maturity than one-to-four family residential loans.

     Management utilizes the net portfolio value ("NPV") analysis to quantify interest rate risk. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off balance sheet contracts. Presented below, as of December 31, 1999, is an analysis of the Bank's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates, up and down 300 basis points in 100 point increments.



  Assumed Change                            $ Change in           % Change
  in Interest Rates      $ Amount                NPV              in NPV
--------------------- -----------------   ------------------    -------------
 (Basis Points)               (Dollars in Thousands)

     +300                 $48,492           $(26,478)              (35)%
     +200                  57,325            (17,645)              (24)
     +100                  66,365            ( 8,605)              (11)
      ---                  74,970               ---                 ---
     -100                  82,036              7,066                 9
     -200                  88,452             13,482                18
     -300                  94,645             19,675                26



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

     Federal regulations require First Security to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 4% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, government agency and corporate securities and other obligations generally having remaining maturities of less than five years. First Security has historically maintained its liquidity ratio for regulatory purposes at levels in excess of those required. At December 31, 1999, First Security's liquidity ratio for regulatory purposes was 9.19%.

     The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities were $6.5 million, $7.4 million and $2.8 million for the years ended December 31, 1999, 1998, and 1997, respectively. Net cash used in investing activities consisted primarily of disbursements for loan originations and the purchase of investments and mortgage-backed securities, offset by principal collections on loans, proceeds from maturation and sales of securities and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily from increases in net deposits and advances from FHLB of Chicago partially offset by purchases of Treasury Stock in 1999 and 1998.

     The Company's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1999, cash and short-term investments totaled $6.3 million. The Company has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Company may also utilize the sale of securities available-for-sale and FHLB advances as a source of funds.

     At December 31, 1999 the Company had outstanding commitments to originate loans of $3.3 million, $344,000 of which had adjustable interest rates with the remaining commitments having fixed interest rates. These loans are to be secured by properties located in its market area. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Loan commitments have, in recent periods, been funded through liquidity or through FHLB advances. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1999 totaled $122.7 million. Management believes, based on past experience, that a significant portion of such deposits will remain with the Company. Based on the foregoing, in addition to the Company's high level of core deposits and capital, the Company considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs.

     First Security is subject to various regulatory capital requirements imposed by the OTS. At December 31, 1999, First Security was in compliance with all applicable capital requirements on a fully phased-in basis. See Note 10 of the Notes to Consolidated Financial Statements.

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

Impact of New Accounting Standards

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS 133 does not allow hedging of a security which is classified as held-to-maturity, accordingly, upon adoption of SFAS 133, companies may reclassify any security from held-to-maturity to available-for-sale if they wish to be able to hedge the security in the future. SFAS 133 is effective beginning January 1,2001 with early adoption encouraged for any fiscal quarter beginning July 1, 1998 or later, with no retroactive application. Management adopted SFAS 133 effective January 1, 2000 and the adoption did not have a significant impact on the Company's financial statements.


Year 2000

     The Company successfully completed its Year 2000 changeover without any problems or disruptions to operations. While management believes that it is unlikely, there can be no assurance that problems not yet apparent to the Company or its vendors will not arise as the year progresses. Management will continue to monitor all business processes and relationships with third parties to ensure that all processes continue to function properly. Total expenditures on the Year 2000 project through December 31, 1999 were $583,000 which is consistent with the amount that management estimated for the project.


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

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
First SecurityFed Financial, Inc.
Chicago, Illinois


We have audited the accompanying consolidated balance sheets of First SecurityFed Financial, Inc. and its wholly-owned subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First SecurityFed Financial, Inc. and its wholly-owned subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



                                                  Crowe, Chizek and Company LLP



Oak Brook, Illinois
February 4, 2000






                                                                             17.

                        FIRST SECURITYFED FINANCIAL, INC.

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998
                    (Dollars in thousands, except share data)

                                                                 1999                 1998
                                                                 ----                 ----
ASSETS
Cash and due from banks                                    $      6,057         $     15,641
Federal funds sold            200              9,189
                      ------------     --------------
  Total cash and cash equivalents                                 6,257               24,830

Time deposits in other financial institutions                       ---                  200
Securities available-for-sale                                    20,622               26,343
Securities held-to-maturity (fair value:  $89,850 in 1999
 and $58,809 in 1998)                                            92,908               58,267
Loans receivable, net of allowance for loan losses              241,168              218,311
Federal Home Loan Bank stock, at cost                             2,315                2,131
Premises and equipment, net                                       3,672                3,967
Accrued interest receivable                                       2,976                2,475
Intangible assets                                                   190                  236
Other assets                                                      2,184                1,290
                                                           ------------         ------------

  Total assets                                             $    372,292         $    338,050
                                                           ============         ============

LIABILITIES
Deposits
  Non-interest-bearing                                     $      6,089         $      6,379
  Interest-bearing                                              232,034              214,116
                                                           ------------         ------------
                                                                238,123              220,495
Advance payments by borrowers for taxes and insurance             2,811                2,432
Advances from Federal Home Loan Bank                             46,300               29,000
Accrued interest payable and other liabilities                    1,902                1,536
                                                           ------------         ------------
  Total liabilities                                             289,136              253,463

SHAREHOLDERS' EQUITY
Preferred stock, $0.01 par value per share, 500,000 shares
  authorized, no shares issued and outstanding                      ---                  ---
Common stock, $0.01 par value per share, 8,000,000 shares
  authorized, 6,408,000 shares issued                                64                   64
Additional paid-in capital                                       64,324               64,952
Unearned ESOP shares                                             (4,239)              (4,582)
Unearned stock awards                                            (3,075)              (3,810)
Treasury stock, at cost (979,360 shares in 1999 and


--------------------------------------------------------------------------------
           See accompanying notes to consolidated financialstatements.



                        FIRST SECURITYFED FINANCIAL, INC.
  553,488 shares in 1998)                                       (13,227)              (8,234)
Retained earnings, substantially restricted                      39,914               36,225
Accumulated other comprehensive income                             (605)                 (28)
                                                             -----------        ------------
 Total shareholders' equity                                      83,156               84,587

-----------    ------------


   Total liabilities and shareholders' equity              $    372,292         $    338,050
                                                           ============         ============

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.



                        FIRST SECURITYFED FINANCIAL, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 1999, 1998, and 1997
                  (Dollars in thousands, except per share data)


                                                             1999           1998         1997
                                                             ----           ----         ----
Interest and dividend income
  Loans                                                  $   18,642   $   17,141   $     14,669
  Securities
    Taxable                                                   2,939        3,577          1,561
    Tax-exempt                                                  975          536            302
   Mortgage-backed securities                                 2,279        1,942          3,198
   Federal funds sold and other interest earning assets         450          863            944
                                                         ----------   ----------   -------------
                                                             25,285       24,059         20,674

Interest expense
  NOW and money market                                          353          384            376
  Passbook savings                                            2,350        2,163          2,281
  Certificates of deposit                                     6,463        6,644          6,972
  Federal Home Loan Bank advances                             1,871        1,105            500
                                                         ----------   ----------     ----------
                                                             11,037       10,296         10,129
                                                         ----------   ----------     ----------


Net interest income                                          14,248       13,763         10,545

Provision for loan losses                                       246          246            738
                                                         ----------   ----------     ----------


Net interest income after provision for loan losses          14,002       13,517          9,807

Noninterest income
  Deposit service charges                                       368          416            371
  Insurance commissions                                          53           45             47
  Net gain (loss) on sales and calls of securities               12           40            (32)
  Other income                                                  377          311            206
                                                         ----------   ----------     ----------
                                                                810          812            592

Noninterest expense
  Compensation and benefits                                   3,622        3,288          2,669
  Occupancy and equipment                                       695          732            679
  Data processing                                               342          481            297
  Federal insurance premiums                                    204          212            183
  Charitable and foundation contributions                         3            9          2,557
  Other expense                                               1,236        1,165          1,172
                                                         ----------   ----------     ----------
                                                              6,102        5,887          7,557
                                                         ----------   ----------     ----------
Income before income taxes                                    8,710        8,442          2,842

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.



                        FIRST SECURITYFED FINANCIAL, INC.
Income tax expense                                            3,028        3,098          1,017
                                                         ----------   ----------     ----------


Net income                                               $    5,682   $    5,344   $      1,825
                                                         ==========   ==========      ==========

Earnings (loss) per share
    Basic and diluted                                    $     1.14   $      .93   $       (.11)
                                                         ==========   ==========         =======

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                                                                              4.


                        FIRST SECURITYFED FINANCIAL, INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  Years ended December 31, 1999, 1998, and 1997
                  (Dollars in thousands, except per share data)


                                                                         1999           1998            1997
                                                                         ----           ----            ----

Net income                                                           $     5,682    $     5,344    $     1,825

Other comprehensive income
  Unrealized holding gains and losses on securities
    available-for-sale                                                      (933)            62            234
   Less reclassification adjustments for gains and losses
    recognized in income                                                      12             40            (32)
                                                                      ----------    -----------    ------------
   Net unrealized gain and losses                                           (945)            22            266
   Tax effect                                                                368             (8)          (104)
                                                                    ------------    ------------   ------------
                                                                            (577)            14            162
                                                                    ------------    ------------    -----------
Comprehensive income                                              $        5,105    $     5,358    $     1,987
                                                                  ==============    ============   ============

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.



                        FIRST SECURITYFED FINANCIAL, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  Years ended December 31, 1999, 1998, and 1997
                  (Dollars in thousands, except per share data)


                                                            Accumulated
                                                                            Other   Total
                                           Additional  Unearned     Unearned                           Compre-   Share-
                                   Common  Paid-in     ESOP         Stock       Treasury   Retained    hensive   holders'
   Stock Capital                                    SharesAwards  StockEarnings  IncomeEquity

Balance at
  January 1, 1997                $   ---   $   ---     $   ---     $   ---      $   ---     $29,465    $  (204)   $29,261

Issuance of common stock,
  net of conversion costs of
  $1,130 and contribution of
  stock to foundation                 64    65,385      (5,126)        ---          ---         ---        ---     60,323

ESOP shares earned                   ---       110         191         ---          ---         ---        ---        301

Net income                           ---       ---         ---         ---          ---       1,825        ---      1,825

Change in fair value of
  securities, net of income
  taxes and reclassification
  effects                            ---       ---         ---         ---          ---         ---        162        162
                               ---------  --------    --------    --------      --------    --------   --------   --------

Balance at
  December 31, 1997                   64    65,495      (4,935)        ---          ---       31,290       (42)    91,872

Net income                           ---       ---         ---         ---          ---        5,344        ---     5,344

Stock awards allocated               ---       ---         ---      (4,277)       4,277          ---        ---       ---
ESOP shares earned                   ---       167         353         ---          ---          ---        ---       520

Stock awards earned                  ---       ---         ---         467          ---          ---        ---       467

Issuance of stock to
  Foundation, net of related
  tax benefit                        ---      (710)        ---         ---          775          ---        ---        65

Purchase of treasury stock           ---       ---         ---         ---      (13,286)         ---        ---    (13,286)

Dividends ($.07 per share)           ---       ---         ---         ---          ---         (409)       ---       (409)

Change in fair value of
  securities, net of income
  taxes and reclassification
  effects                            ---       ---         ---         ---          ---          ---          14        14
                               ---------  --------    --------    --------     --------     --------    --------   --------

Balance at
  December 31, 1998                   64    64,952      (4,582)     (3,810)      (8,234)      36,225         (28)    84,587

--------------------------------------------------------------------------------
                                   (Continued)



                        FIRST SECURITYFED FINANCIAL, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  Years ended December 31, 1999, 1998, and 1997
                  (Dollars in thousands, except per share data)


                                   Accumulated
                                                           OtherTotal
                                          Additional    Unearned      Unearned                                 Compre-     Share-
                              Common      Paid-in       ESOP          Stock      Treasury       Retained       hensive     holders'
                          StockCapital  SharesAward   StockEarning  IncomeEquity

Net income                  $  ---       $  ---        $  ---       $  ---       $  ---         $ 5,682         $  ---     $5,682

ESOP shares earned             ---           60           343          ---          ---             ---            ---        403

Stock awards earned            ---          ---           ---          735          ---             ---            ---        735

Issuance of stock to
  Foundation, net of related
  tax benefit                  ---         (688)          ---          ---          712             ---            ---         24

Purchase of treasury stock     ---          ---           ---          ---       (5,705)            ---            ---      (5,705)

Dividends ($.38 per share)     ---          ---           ---          ---          ---          (1,993)           ---      (1,993)

Change in fair value of
  securities, net of income
  taxes and reclassification
  effects                      ---          ---           ---          ---          ---             ---           (577)       (577)
                         ---------     --------       -------     --------      -------        --------       --------    --------

Balance at
  December 31, 1999      $     64       $64,324       $(4,239)     $(3,075)    $(13,227)        $39,914       $   (605)    $83,156
                          =========    ========      ========     ========     ========         ========      ========     =======



          See accompanying notes to consolidated financial statements.



                        FIRST SECURITYFED FINANCIAL, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1999, 1998, and 1997
                             (Dollars in thousands)


                                                                             1999         1998         1997
                                                                             ----         ----         ----
Cash flows from operating activities
 Net income                                                            $    5,682   $    5,344   $    1,825
 Adjustments to reconcile net income to net cash from
   operating activities
    Depreciation and amortization of intangibles                              381          377          336
    Net amortization of securities                                            190          168          173
    Net (gain) loss on sales and calls of securities                          (12)         (40)          32
    Provision for loan losses                                                 246          246          738
    Net (gain) loss on real estate owned                                      ---           (3)           3
    Deferred loan origination fees                                             11           (7)          26
    Provision for deferred income taxes                                        26         (119)        (888)
    ESOP compensation expense                                                 403          520          301
    Stock award compensation expense                                          735          467          ---
    Accrued charitable contribution of Company stock                          ---          ---        2,500
    Net change in
      Accrued interest receivable                                            (501)        (404)        (307)
      Other assets                                                           (463)         571         (175)
      Accrued interest payable and other liabilities                         (214)         235       (1,754)
                                                                        ---------   ----------   ----------
        Net cash provided by operating activities                           6,484        7,355        2,810

Cash flows from investing activities
 Purchase of securities available-for-sale                                 (1,062)      (8,800)     (10,184)
 Purchase of securities held-to-maturity                                  (50,311)     (23,402)     (24,684)
 Proceeds from sales of securities available-for-sale                       4,373        6,745        2,587
 Proceeds from calls and maturities of securities                          10,278       19,130        9,200
 Net loan originations                                                    (23,180)     (32,291)     (23,914)
 Principal payments on mortgage-backed and related securities               6,680       11,094       12,272
 Change in time deposits in other financial institutions                      200          ---          ---
 Purchase of Federal Home Loan Bank stock                                    (184)        (279)        (179)
 Property and equipment expenditures                                          (40)        (597)         (44)
 Real estate owned expenditures                                               ---          ---          (35)
 Proceeds from sale of real estate owned                                      ---           53          261
                                                                        ---------   ----------   ----------
      Net cash used in investing activities                               (53,246)     (28,347)     (34,720)

Cash flows from financing activities
 Net change in deposits                                                    17,628       10,395       (9,405)
 Net change in advance payments by borrowers for taxes
  and insurance                                                               379           32          282

--------------------------------------------------------------------------------
                                   (Continued)



                        FIRST SECURITYFED FINANCIAL, INC.
 Change in advances from Federal Home Loan Bank                            17,300       19,000        6,000
 Dividends paid                                                            (1,413)        (409)         ---
 Purchase of treasury stock                                                (5,705)     (13,286)         ---
 Net proceeds from stock issuance                                             ---          ---       57,823
                                                                          ----------   ----------   ----------
   Net cash provided by financing activities                               28,189       15,732       54,700
                                                                          ----------   ----------   ----------


--------------------------------------------------------------------------------


                                   (Continued)



                        FIRST SECURITYFED FINANCIAL, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1999, 1998, and 1997
                             (Dollars in thousands)



                                                               1999         1998         1997
                                                               ----         ----         ----
Net change in cash and cash equivalents                  $  (18,573)  $   (5,260)  $   22,790

Cash and cash equivalents at beginning of year               24,830       30,090        7,300
                                                         ----------   ----------   ----------

Cash and cash equivalents at end of year                 $    6,257   $   24,830   $   30,090
                                                         ==========   ==========   ==========

Supplemental disclosures of cash flow information
    Cash paid during the period for
       Interest                                          $   11,027   $   10,292   $   10,146
       Income taxes                                           3,054        3,083        1,667

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Nature of Business: The consolidated financial statements include the accounts of First SecurityFed Financial, Inc. (the Company) and its wholly-owned subsidiary, First Security Federal Savings Bank (the Bank), and the Bank's wholly-owned subsidiary, Western Security Service Corporation. Significant intercompany accounts and transactions have been eliminated. The only business of the Company is the ownership of the Bank. The Bank's revenues primarily arise from interest income from real estate loans and securities, with operations conducted through its main office and three branches in Cook County, Illinois, and one branch in Philadelphia, Pennsylvania.

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

Securities: Securities are classified as held-to-maturity when the Company has the positive intent and ability to hold those securities to maturity. Accordingly, they are stated at cost, adjusted for amortization of premiums and accretion of discounts. All other securities are classified as available-for-sale since the Company may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. These securities are carried at market value with unrealized gains and losses charged or credited, net of income taxes, to a valuation allowance included as a separate component of shareholders' equity. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

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

--------------------------------------------------------------------------------
                                   (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



management's estimate of the undiscounted cash flows from the loan are less than the recorded investment in the loan, although collection efforts continue and future recoveries may occur.

--------------------------------------------------------------------------------

                                   (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



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

Smaller balance homogenous loans are defined as residential first mortgage loans secured by one-to-four- family residences, residential construction loans, consumer loans, and share loans and are evaluated collectively for impairment. Commercial real estate loans are evaluated individually for impairment. In general, loans classified as doubtful or loss are considered impaired while loans classified as substandard are individually evaluated for impairment. Depending on the relative size of the credit relationship, late or insufficient payments of 30 to 90 days will cause management to reevaluate the credit under its normal loan evaluation procedures. While the factors to identify a credit for consideration for impairment or nonaccrual status are similar, the measurement considerations differ. A loan is impaired when management believes it is probable they will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is placed on nonaccrual when payments are more than 90 days past due unless the loan is adequately collateralized and in the process of collection.

Recognition of Income on Loans: Interest on loans is accrued over the term of the loans based upon the principal balance outstanding. Where serious doubt exists as to the collectibility of a loan, the accrual of interest is discontinued. The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as adjustments to the allowance for loan losses. If these adjustments cause the allowance for loan losses to require adjustment, such adjustment is reported as an adjustment to the provision for loan losses.

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

--------------------------------------------------------------------------------

                                   (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and Core Deposit Intangible: Goodwill and the core deposit intangibles, included in other assets, result from the application of purchase accounting principles to the acquisition of assets and assumption of liabilities from the Resolution Trust Corporation. Goodwill represents the excess of acquisition cost over the fair value of net assets of the branches and is amortized over 25 years using the straight-line method. The premium paid to acquire core deposits is being amortized over ten years on an accelerated method. Net intangible assets at December 31, 1999 and 1998 aggregated $190,000 and $236,000, respectively.

Income Taxes: The provision for income taxes is based on an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities.

Employee Stock Ownership Plan: The cost of shares issued to the ESOP but not yet allocated to participants is presented in the consolidated balance sheet as a reduction of shareholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the costs of shares committed to be released is recorded as an adjustment to paid-in capital.

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

Earnings Per Share: Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted number of shares determined for the basic computation plus the number of shares of common stock that would be issued assuming all contingently issuable shares having a dilutive effect on earnings per share were outstanding for the period.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale, net of tax, which are also recognized as separate components of equity.

--------------------------------------------------------------------------------

                                   (Continued)



                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 2 - SECURITIES

The Company's securities at year-end are as follows:

                                                             .......................1999......................
                                                                              Gross        Gross
                                                              Amortized    Unrealized   Unrealized      Fair
                                                                Cost          Gains       Losses        Value
    Securities available-for-sale
       U.S. Treasury                                         $      259   $       76   $        -   $      335
       Municipal                                                  7,806            -         (436)       7,370
       Corporate                                                    250            -          (20)         230
       Mutual funds                                               3,172            -         (174)       2,998
       Other equity securities                                      369            -          (90)         279
                                                             ----------   ----------   ----------   ----------
                                                                 11,856           76         (720)      11,212

       Mortgage-backed securities
          Federal Home Loan Mortgage Corporation                  4,741            2         (193)       4,550
          Government National Mortgage Association                1,383            6          (18)       1,371
          Federal National Mortgage Association                   3,634            -         (145)       3,489
                                                             ----------   ----------   ----------   ----------
                                                                  9,758            8         (356)       9,410
                                                             ----------   ----------   ----------   ----------

                                                             $   21,614   $       84   $   (1,076)  $   20,622
                                                             ==========   ==========   ==========   ==========

                                                             .......................1999......................
                                                                              Gross        Gross
                                                              Amortized    Unrealized   Unrealized      Fair
                                                                Cost          Gains       Losses        Value
    Securities held-to-maturity
       U.S. government agencies                              $   69,763   $       69   $   (2,484)  $   67,348
       Municipal                                                 15,568           69         (649)      14,988
                                                             ----------   ----------   ----------   ----------
                                                                 85,331          138       (3,133)      82,336

       Mortgage-backed securities
          Federal Home Loan Mortgage Corporation                  1,846           16          (68)       1,794
          Government National Mortgage Association                3,530           61          (20)       3,571
          Federal National Mortgage Association                   1,043            5          (19)       1,029
          Collateralized mortgage obligations                     1,158            -          (38)       1,120
                                                             ----------   ----------   ----------   ----------
                                                                  7,577           82         (145)       7,514
                                                             ----------   ----------   ----------   ----------

                                                             $   92,908   $      220   $   (3,278)  $   89,850
                                                             ==========   ==========   ==========   ==========

--------------------------------------------------------------------------------

                                   (Continued)


                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 2 - SECURITIES (Continued)

                                                             .......................1998......................
                                                                              Gross        Gross
                                                              Amortized    Unrealized   Unrealized      Fair
                                                                Cost          Gains       Losses        Value
    Securities available-for-sale
       U.S. government and agencies                          $    2,407   $      170   $        -   $    2,577
       Municipal                                                  7,504          175            -        7,679
       Corporate                                                    250            -           (8)         242
       Mutual funds                                               3,172           22          (30)       3,164
       Other equity securities                                      369            -          (98)         271
                                                             ----------   ----------   ----------   ----------
                                                                 13,702          367         (136)      13,933

       Mortgage-backed securities
          Federal Home Loan Mortgage Corporation                  6,144            -         (237)       5,907
          Government National Mortgage Association                1,962           33          (12)       1,983
          Federal National Mortgage Association                   4,371            2          (64)       4,309
          Collateralized mortgage obligations                       211            -            -          211
                                                             ----------   ----------   ----------   ----------
                                                                 12,688           35         (313)      12,410
                                                             ----------   ----------   ----------   ----------

                                                             $   26,390   $      402   $     (449)  $   26,343
                                                             ==========   ==========   ==========   ==========

                                                             .......................1998......................
                                                                              Gross        Gross
                                                              Amortized    Unrealized   Unrealized      Fair
                                                                Cost          Gains       Losses        Value
    Securities held-to-maturity
       U.S. government agencies                              $   41,504   $      246   $      (14)  $   41,736
       Municipal                                                  5,176          276            -        5,452
                                                             ----------   ----------   ----------   ----------
                                                                 46,680          522          (14)      47,188

       Mortgage-backed securities
          Federal Home Loan Mortgage Corporation                  2,955           35         (146)       2,844
          Government National Mortgage Association                4,975          159           (9)       5,125
          Federal National Mortgage Association                   1,474           14           (7)       1,481
          Collateralized mortgage obligations                     2,183            2          (14)       2,171
                                                             ----------   ----------   ----------   ----------
                                                                 11,587          210         (176)      11,621
                                                             ----------   ----------   ----------   ----------

                                                             $   58,267   $      732   $     (190)  $   58,809
                                                             ==========   ==========   ==========   ==========

--------------------------------------------------------------------------------

                                   (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 2 - SECURITIES (Continued)

Sales of securities are summarized as follows:

                                     1999            1998            1997
                                 ------------     ------------    ------------

     Proceeds                    $      4,373     $      6,745    $      2,587
     Gross realized gains                  23               40              31
     Gross realized losses                 11                -              63

The carrying values and fair values of debt securities as of December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   Amortized         Fair
                                                     Cost            Value
                                                ------------    ------------
Securities available-for-sale
    Due after one year through five years       $        250    $        230
    Due after ten years                                8,065           7,705
                                                ------------    ------------
                                                       8,315           7,935

    Mutual funds                                       3,172           2,998
    Other equity securities                              369             279
    Mortgage-backed securities
      and collateralized
      mortgage obligations                             9,758           9,410
                                                ------------    ------------
                                                      13,299          12,687
                                                ------------    ------------

                                                $     21,614    $     20,622
                                                ============    ============

Securities held-to-maturity
 Due in one year or less                        $        400    $        399
 Due after one year through five years                17,698          17,349
 Due after five years through ten years               53,333          51,289
 Due after ten years                                  13,900          13,298
                                                ------------    ------------
                                                      85,331          82,336

 Mortgage-backed securities and collateralized
   mortgage obligations                                7,577           7,514
                                                ------------    ------------


                                   (Continued)

                                                                            18.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)




                                                $     92,908    $     89,850
                                                ============    ============




                                   (Continued)

                                                                             19.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 2 - SECURITIES (Continued)

Securities in the amount of $15,596,000 and $250,000 were pledged to secure government deposits at December 31, 1999 and 1998.


NOTE 3 - LOANS RECEIVABLE

Loans receivable consisted of the following:

                                         1999                         1998
                                    ---------------           ----------------
First mortgage loans,
  including loans purchased
   Secured by one-to-four
      -family residences            $       200,201          $         182,452
   Secured by multifamily
       residences                            13,389                     11,313
   Secured by commercial
       real estate                           24,388                     21,433
   Construction loans                         3,800                          -
                                    ---------------           ----------------
                                            241,778                    215,198

Home equity loans                             5,103                      5,158

Net deferred loan origination fees           (1,500)                    (1,489)
   Construction loans in process             (3,467)                         -
                                    ---------------           ----------------
   Total mortgage loans                     241,914                    218,867


Consumer and other loans
   Automobile                                     3                         16
   Share loans                                1,164                      1,091
   Other                                        410                        415
                                    ---------------           ----------------
                                              1,577                      1,522
Unearned discounts                               (8)                        (9)
                                    ---------------           ----------------
Total consumer and other loans                1,569                      1,513
 Allowance for loan losses                   (2,315)                    (2,069)
                                    ---------------           ----------------

                                    $       241,168           $        218,311
                                    ===============           ================

There were no nonaccrual loans at December 31, 1999. The principal balance of loans on nonaccrual status at December 31, 1998 approximated $9,000. The Company maintains an allowance for uncollected interest


                                   (Continued)

                                                                             20.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



for mortgage loans with payments past due. The allowance was approximately $99,000 and $116,000 at December 31, 1999 and 1998, respectively.



                                   (Continued)

                                                                             21.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

                                     1999            1998           1997
                                  -----------    -----------    -----------
     Balance, beginning of year   $     2,069    $     1,828    $     1,520
     Provision for loan losses            246            246            738
          Recoveries                        -              -              4
          Charge-offs                       -             (5)          (434)
                                  -----------    -----------    -----------
          Balance, end of year    $     2,315    $     2,069    $     1,828
                                  ===========    ===========    ===========

The average balance of impaired loans was $18,000 for the year ended December 31, 1998. No interest income was recognized on these loans. There were no impaired loans at December 31, 1999 and 1997 or during 1999 and 1997.


NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:
                                                        1999            1998
                                                     -----------    -----------

     Land                                            $       545    $       545
     Buildings and improvements                            3,624          3,621
     Furniture and equipment                               2,577          2,544
     Real estate acquired for future expansion
                                                             377            377
                                                     -----------    -----------
         Total cost                                        7,123          7,087

Less accumulated depreciation                             (3,451)        (3,120)
                                                     -----------    -----------
                                                     $     3,672    $     3,967
                                                     ===========    ===========


NOTE 6 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled approximately $43,966,000 and $30,174,000 at December 31, 1999 and 1998,
respectively.

At December 31, 1999, the scheduled maturities of certificates of deposit are as follows:

         2000       $    122,679
         2001              7,931
         2002              4,342
         2003              1,862


                                   (Continued)

                                                                             22.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



         2004              4,197
                  --------------
                  $      141,011
                  ==============


                                   (Continued)

                                                                             23.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Chicago are summarized as follows:

                              1999                            1998
                     -------------------------    ----------------------------
                       Weighted                     Weighted
 FHLB Advances Due   Average Rate     Amount      Average Rate         Amount
                     -------------------------    ----------------------------
      2000               6.04%      $    7,000        5.78%         $    2,000
       2001              5.45                         2,000             5.27
       3,000
       2002              5.71                         4,000             5.62
       5,000
      2003                   -               -        5.18               3,000
      2004               5.55           13,000           -                   -
      2008               5.09           16,000        4.98              16,000
      2009               5.00            2,000           -                   -
    Open line            4.74            2,300           -                   -
                                    ----------                      ----------

                         5.41%      $   46,300        5.20%         $   29,000
                       ======       ==========       =====          ==========

The Company maintains a collateral pledge agreement covering advances whereby the Company has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgage loans on improved residential property not more than 90 days delinquent, aggregating no less than 167% of the outstanding advances from the Federal Home Loan Bank of Chicago.


NOTE 8 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

                          1999           1998            1997
                       -----------    -----------    -----------
     Current
         Federal       $     2,502    $     2,680    $     1,585
         State                 500            537            320
     Deferred                   26           (119)          (888)
                       -----------    -----------    -----------

                       $     3,028    $     3,098    $     1,017
                       ===========    ===========    ===========



                                   (Continued)

                                                                             24.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 8 - INCOME TAXES (Continued)

The net deferred tax asset included in the accompanying consolidated balance sheets consist of the following:

                                                                    1999             1998
                                                               ------------     --------------
     Deferred tax assets
         Allowance for loan losses                             $        515     $          324
         Amortization of intangible assets                               54                 56
         Contribution carryforward                                    1,087              1,376
         Unrealized loss on securities available-for-sale               387                 19
         Other                                                          256                145
                                                               ------------     --------------
                                                                      2,299              1,920
     Deferred tax liabilities
         Depreciation                                                   (85)               (75)
         FHLB stock dividend                                            (65)               (65)
         Loan fees                                                     (359)              (332)
                                                               ------------     --------------
                                                                       (509)              (472)

     Valuation allowance on deferred tax assets                        (180)              (180)
                                                               ------------     --------------

         Total net deferred tax asset                          $      1,610     $        1,268
                                                               ============     ==============

The valuation allowance at December 31, 1999 and 1998 reflects management's estimate of temporary deductible differences that may not be realized.

The difference between the provision for income taxes shown on the consolidated statements of income and amounts computed by applying the statutory federal income tax rate to income before taxes follows:

                                                              For the Years Ended December 31,
                                          ---------------------------------------------------------------------
                                                  1999                     1998                        1997
                                          -------------------      -------------------       ------------------
    Income taxes computed at
      statutory rate of 34%               $   2,961      34.0%     $   2,870      34.0%      $    966      34.0%
    Tax-exempt income                          (307)     (3.5)          (168)     (2.0)           (90)     (3.2)
    State income taxes, net of
      federal income tax benefit                378       4.3            344       4.1            140       4.9
    Other                                        (4)        -             52        .6              1        .1
                                          ---------   -------      ---------    ------       --------    ------

                                          $   3,028      34.8%     $   3,098      36.7%      $  1,017      35.8%
                                          =========   =======      =========    ======       ========    ======

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts which differs from the provision charged to income in the financial statements. Retained earnings at December 31, 1999 include approximately $2,023,000 for which no deferred federal income tax liability has been recorded.



                                   (Continued)

                                                                             25.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 9 - COMMITMENTS AND CONTINGENCIES

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

                                                     1999          1998
                                                  ----------    ---------
     Commitments to extend credit                 $    3,252    $  3,009
        Unused lines of credit                         7,541       5,803

At December 31, 1999, commitments to extend credit consist of $2,908,000 of fixed-rate loan commitments with rates ranging from 6.75% to 9.00%. These commitments are due to expire within 60 days of issuance. Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

The Company's principal loan customers are located in Chicago, Illinois and Philadelphia, Pennsylvania. Most loans are secured by specific collateral, including residential and commercial real estate.


NOTE 10 - REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as


                                   (Continued)

                                                                             26.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.



                                   (Continued)

                                                                             27.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 10 - REGULATORY MATTERS (Continued)

As of December 31, 1999, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                          To Be Well Capitalized
                                                                       For Capital        Under Prompt Corrective
                                               Actual               Adequacy Purposes        Action Provisions
                                        ---------------------    -----------------------  -----------------------
                                          Amount    Ratio           Amount      Ratio        Amount      Ratio
                                        ----------   --------    ----------   ----------  ----------- -----------
As of December 31, 1999:
    Total capital (to risk-weighted
      assets)                           $  71,337     40.6%      $  14,049       8.0%     $  17,561      10.0%
    Tier I capital (to risk-weighted
      assets)                              69,142     39.4           7,024       4.0         10,537       6.0
    Tier I (core) capital (to adjusted
      total assets)                        69,142     19.1          14,488       4.0         18,110       5.0

As of December 31, 1998:
    Total capital (to risk-weighted
      assets)                           $  68,666     43.1%      $  12,743       8.0%     $  15,929      10.0%
    Tier I capital (to risk-weighted
      assets)                              66,675     41.9          10,372       4.0          9,557       6.0
    Tier I (core) capital (to adjusted
      total assets)                        66,675     20.4          13,050       4.0         16,813       5.0


NOTE 11 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings (loss) per common share computation for the years ended December 31, 1999, 1998, and 1997 is presented below.

                                                          1999    1998    1997
                                                         ------  ------ -------
Earnings per common share
 Net income                                              $5,682  $5,344 $ 1,825
 Less:  net income of Bank prior to conversion                -       -  (2,518)
                                                         ------  ------ -------

   Net income (loss) attributable to common shareholders $5,682  $5,344 $  (693)
                                                         ======  ====== =======


                                   (Continued)

                                                                             28.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)




Weighted average common shares outstanding                   4,834  5,548  5,895
Add: shares committed to be issued to charitable foundation    150    200    250
                                                            ------ ------ ------

     Total weighted average common shares outstanding        4,984  5,748  6,145
                                                            ====== ====== ======

         Basic earnings (loss) per share                    $1.14  $ .93  $(.11)
                                                            =====  =====  =====

NOTE 11 - EARNINGS PER COMMON SHARE (Continued)

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


NOTE 12 - RELATED PARTY TRANSACTIONS

The Company has lending transactions with directors, executive officers, and their associates. Activity in these accounts is summarized as follows for the year ended December 31, 1999.

         Balance at beginning of year                $      181
         Loans disbursed                                  5,811
         Principal repayments                             3,684

         Balance at end of year                      $    2,308


NOTE 13 - STOCK-BASED COMPENSATION PLANS

As part of the conversion transaction described in Note 15, the Company established an employee stock ownership plan (ESOP) for the benefit of substantially all employees. The ESOP borrowed $5,126,400 from the Company and used those funds to acquire 512,640 shares of the Company's stock at $10 per share.

Shares issued to the ESOP are allocated to ESOP participants based on principal and interest repayments


                                   (Continued)

                                                                             29.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



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

During 1999, 1998, and 1997, 34,294,  35,334, and 19,154 shares of stock with an average fair value of $11.75, $14.72, and $15.74 per share were committed to be released, resulting in ESOP compensation expense of $402,909, $520,122, and $301,484 respectively. Shares held by the ESOP at December 31 are as follows:



                                   (Continued)

                                                                             30.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 13 - STOCK-BASED COMPENSATION PLANS (Continued)

                                                 1999            1998
                                             ----------     -----------
                                                          (Thousands)

     Allocated shares                                89              54
     Unallocated shares                             424             459

          Total ESOP shares                         513             513
                                             ==========     ===========

     Fair value of unallocated shares        $    4,662     $     5,956
                                             ==========     ===========

During 1998, the Company adopted a stock option plan under the terms of which shares of the Company's common stock were reserved for issuance. The options became exercisable on a cumulative basis in equal installments over a five-year period from the date of grant. The options expire 10 years from the date of grant.

A summary of the status of the Company's stock option plan and changes during the years are presented below:
                                     Weighted-              Weighted-
                                      Average                Average
                                       1999     Exercise      1998     Exercise
                                      Shares      Price      Shares      Price
                                       -----  ----------    --------  ----------
                                                      (Thousands)

Outstanding at beginning of year         519  $    16.68           -  $        -
Granted                                    -           -         519       16.68
                                       -----  ----------    --------  ----------

    Outstanding at end of year           519  $    16.68         519  $    16.68
                                       =====  ==========    ========  ==========

Options exercisable at end of year       104                       -
Weighted-average fair value of
  options granted during year          $   -                $   6.48

All of the outstanding options at December 31, 1999 relate to options granted in May 1998 at an exercise price of $16.68 and have a remaining life of 8.3 years before expiration. These options are not fully vested. The exercise price equals the market value on the date the options were granted.

The Company applies APB Opinion 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized at the date of grant. Had compensation cost been


                                   (Continued)

                                                                             31.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



determined based on the fair value at the grant dates for awards under the plan in 1999 and 1998 consistent with the method of SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts in the table below. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.



                                   (Continued)

                                                                             32.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 13 - STOCK-BASED COMPENSATION PLANS (Continued)

                                                          1999           1998
                                                      -----------    -----------

Net income as reported                                $     5,682    $     5,344
Pro forma net income                                        5,009          4,896
Earnings per share as reported, basic and diluted            1.14            .93
Pro forma earnings per share, basic and diluted              1.01            .85

In connection with the conversion to stock ownership, the Company adopted a Management Recognition and Retention Plan (MRP). In 1998, the Company
contributed $4.3 million allowing the MRP to acquire 256,320 shares of common stock of the Company, at an average cost of $16.69 per share, to be awarded to directors and key employees. The Company awarded 216,166 shares during 1998. These shares vest over a five-year period. The unamortized cost of shares not yet earned (vested) is reported as a reduction of shareholders' equity. MRP compensation expense totaled $735,000 and $467,000 for the years ended December 31, 1999 and 1998, respectively.


NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The   approximate   carrying  amount  and  estimated  fair  value  of  financial instruments as of December 31 are as follows:

                                                               1999                  1998
                                                    ----------------------- ------------------------
                                                     Approximate  Estimated  Approximate  Estimated
                                                      Carrying      Fair      Carrying      Fair
                                                       Amount       Value      Amount       Value
                                                    ------------ ---------- ----------- ------------
Financial assets
   Cash and cash equivalents                        $   6,257    $   6,257   $  24,830    $  24,830
   Time deposits in other financial institutions            -            -         200          200
   Securities available-for-sale                       20,622       20,622      26,343       26,343
   Securities held-to-maturity                         92,908       89,850      58,267       58,809
   Loans, net of allowance for loan losses            241,168      238,121     218,311      221,849
   Accrued interest receivable                          2,976        2,976       2,475        2,475

Financial liabilities
   NOW and money market accounts                      (21,932)     (21,932)    (21,497)     (21,497)
   Savings                                            (75,180)     (75,180)    (74,966)     (74,966)
   Time deposits                                     (141,011)    (141,573)   (124,032)    (125,326)
   Advance payments by borrowers for taxes
     and insurance                                     (2,811)      (2,811)     (2,432)      (2,432)


                                   (Continued)

                                                                             33.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



 Advances from Federal Home Loan Bank  (46,300)  (43,123)   (29,000)   (27,989)
 Accrued interest payable                 (530)     (530)      (520)      (520)



                                   (Continued)

                                                                             34.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

For purposes of the above, the following assumptions were used:

Cash and Cash Equivalents: The fair value for cash and cash equivalents is based on their carrying value due to the short-term nature of these assets.

Securities: The fair value of securities is based on the quoted market value for the individual security or its equivalent.

Loans: The fair value for loans has been determined by calculating the present value of future cash flows based on the current rate the Company would charge for similar loans with similar maturities at December 31, 1999 and 1998, applied for an estimated time period until the loan is assumed to be repriced or repaid.

Deposit Liabilities: The fair value for time deposits has been determined by calculating the present value of future cash flows based on estimates of rates the Company would pay on such deposits at December 31, 1999 and 1998, applied for the time period until maturity. The estimated fair value of NOW, money market, and savings accounts is assumed to approximate carrying value as management establishes rates on these deposits at a level that approximates the local market area.

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

While the above estimates are based on judgments of the most appropriate factors, there is no assurance that if the Company disposed of these items on December 31, 1999 and 1998, the fair value would have been


                                   (Continued)

                                                                             35.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



achieved, because the market value may differ depending on the circumstances. The fair values at December 31, 1999 and 1998 should not necessarily be considered to apply at subsequent dates.



                                   (Continued)

                                                                            36.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 15 - ADOPTION OF PLAN OF CONVERSION

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

At the time of conversion, the Bank established a liquidation account in an amount equal to its total net worth as of the latest balance sheet appearing in the prospectus. The balance as of that date was $31,840,000. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

The Company may not declare or pay cash dividends on or repurchase any of its shares of capital stock if the effect thereof would cause its net worth to be reduced below applicable regulatory requirements or the amount of the liquidation accounts of such a declaration and payment would otherwise violate regulatory requirements.

As part of the conversion, the Bank's depositors approved a stock contribution of 250,000 shares to The Heritage Foundation of First Security Federal Savings Bank, Inc. (the Foundation). The contribution was accrued at the time of conversion for $2.5 million based on the $10 per share initial offering price and resulted in $2.5 million of expense ($1.5 million, net of tax) to the Company. Additional paid-in capital was increased by $2.5 million as a result of the unconditional commitment to contribute the stock to the Foundation. The Company contributed 50,000 shares to the Foundation in both December 1999 and 1998.




                                   (Continued)

                                                                             37.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 16 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed balance sheet, statement of income, and statement of cash flows for First SecurityFed Financial, Inc. The Company was formed on October 31, 1997. Accordingly, the statements of income and cash flows for 1997 reflect the period October 31, 1997 through December 31, 1997.

                            CONDENSED BALANCE SHEETS
                           December 31, 1999 and 1998

                                                 1999            1998
                                             -----------    -----------
ASSETS
Cash and cash equivalents                    $       353    $     1,164
Securities available-for-sale                      7,879         10,387
ESOP loan                                          4,357          4,614
Investment in bank subsidiary                                    70,058
                                                                 67,438
Accrued interest receivable and other assets                      1,127
                                                            -----------
                                                                  1,235
                                                            -----------
                                                            $    83,774
                                                            ===========
                                                            $    84,838
                                                            ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities       $       618    $       251
Shareholders' equity                              83,156         84,587
                                             -----------    -----------

                                             $    83,774    $    84,838
                                             ===========    ===========



                                   (Continued)

                                                                             38.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 16 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)


                         CONDENSED STATEMENTS OF INCOME
               For the years ended December 31, 1999 and 1998 and
              for the period October 31, 1997 to December 31, 1997

                                                          1999          1998           1997
                                                      -----------    -----------    -----------
Income
     Dividend income                                       $3,500         $    -        $     -
     Securities                                               505            869             33
     ESOP loan                                                 31            232            559
     Gain on sale of securities                                19             40              -
     Other income                                               1              -              -
        Total income                                        4,337          1,234             92

Other expenses
     Charitable contributions                                   -              -          2,500
     Other operating expenses                                 184            198              -
                                                      -----------    -----------    -----------
                                                              184            198          2,500


Income (loss) before income taxes and equity in
  undistributed earnings of bank subsidiary                 4,153          1,036         (2,408)

Income tax expense (benefit)                                  125            270           (939)
                                                      -----------    -----------    -----------


Income (loss) before equity in undistributed                4,028            766         (1,469)
  earnings of bank subsidiary

Equity in undistributed earnings of bank subsidiary         1,654          4,578            776
                                                      -----------    -----------    -----------

Net income (loss)                                     $     5,682    $     5,344    $      (693)
                                                      ===========    ===========    ===========




                                   (Continued)

                                                                             39.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 16 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)


                       CONDENSED STATEMENTS OF CASH FLOWS
               For the years ended December 31, 1999 and 1998 and
              for the period October 31, 1997 to December 31, 1997

                                                                        1999       1998        1997
                                                                     ---------- --------    ---------
Operating activities
     Net income (loss)                                               $ 5,682    $  5,344    $    (693)
     Adjustments to reconcile net income (loss) to net cash
      provided by operating activities
         Equity in undistributed earnings of bank subsidiary          (1,654)     (4,578)        (776)
         Accrued charitable contribution of Company stock                  -           -        2,500
         Net accretion                                                    (3)         (6)           -
         Gain on sales of securities                                     (19)        (40)           -
         Change in
              Other assets                                               388        (150)      (1,337)
              Other liabilities                                         (213)     (5,240)         595
                                                                     -------    --------    ---------
                  Net cash provided by (used in)
                    operating activities                               4,181      (4,670)         289

Investing activities
     Purchase of bank subsidiary stock                                     -           -      (28,912)
     Purchase of securities available-for-sale                        (1,062)     (8,759)     (10,169)
     Proceeds from sales of securities                                 2,931       6,745            -
     Proceeds from calls of maturitites                                    -       2,000            -
     Payment received on loan to ESOP                                    257         256          256
                                                                     -------    --------    ---------
         Net cash provided by (used in) investing activities           2,126         187      (38,825)

Financing activities
     Net proceeds from sale of common stock                                -           -       57,823
     Dividends paid                                                   (1,413)       (409)           -
     Purchase of treasury stock                                       (5,705)    (13,286)           -
                                                                     -------    --------    ---------
         Net cash provided by (used in) financing activities          (7,118)    (13,695)      57,823
                                                                     -------    --------    ---------

Net change in cash and cash equivalents                                 (811)    (18,123)      19,287



                                   (Continued)

                                                                             40.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



Cash and cash equivalents at beginning of period      1,164    19,287         -
                                                   --------  --------  --------

Cash and cash equivalents at end of period         $    353  $  1,164  $ 19,287
                                                   ========  ========  ========




                                   (Continued)

                                                                             41.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)



NOTE 17 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                           Three Months Ended
                           ---------------------------------------------------
                             March 31      June 30  September 30   December 31
                           -----------  ----------   -----------  ------------
1999

Interest income            $     6,007  $    6,040   $     6,361  $     6,877
Interest expense                 2,599       2,616         2,811        3,011
                           -----------  ----------   -----------  -----------

Net interest income              3,408       3,424         3,550        3,866

Provision for loan losses           62          62            61           61
Noninterest income                 152         189           223          246
Noninterest expense              1,501       1,478         1,471        1,652
                           -----------  ----------   -----------  -----------

Income before income taxes       1,997       2,073         2,241        2,399

Income tax expense                 735         759           795          739
                           -----------  ----------   -----------  -----------

Net income                 $     1,262  $    1,314   $     1,446  $     1,660
                           ===========  ==========   ===========  ===========

Earnings per common share  $       .25  $      .27   $       .30  $       .32
                           ===========  ==========   ===========  ===========


                                           Three Months Ended
                           ---------------------------------------------------
                             March 31      June 30  September 30   December 31
                           -----------  ----------   -----------  ------------
1998

Interest income            $     6,024 $     5,998   $     6,207  $     6,154
Interest expense                 2,513       2,598         2,635        2,711
                           -----------  ----------   -----------  -----------

Net interest income              3,511       3,400         3,572        3,443
Provision for loan losses           62          61            62           61
Noninterest income                 159         143           182          165
Noninterest expense              1,240       1,332         1,634        1,657
                           -----------  ----------   -----------  -----------

Income before income taxes       2,368       2,150         2,058        1,890

Income tax expense                 915         781           616          810
                           -----------  ----------   -----------  -----------




                                                                             42.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997
               (Table amounts in thousands, except per share data)


 Net income                $ 1,453   $ 1,369    $  1,442    $  1,080
                           =======   =======    ========    ========

Earnings per common share  $   .24   $   .22    $    .26    $    .21
                           =======   =======    ========    ========







                                                                             43.

                        FIRST SECURITYFED FINANCIAL, INC.
                             STOCKHOLDER INFORMATION

ANNUAL MEETING

     The Annual Meeting of Stockholders will be held at 7:00 p.m., local time on May 10, 2000 at the Suma Hall located at 2457 W. Chicago Ave, Chicago, Illinois 60622.

STOCK LISTING

     First SecurityFed Financial, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "FSFF."

PRICE RANGE OF COMMON STOCK

     As of February 15, 2000 there were approximately 922 shareholders of record and 5,335,476 outstanding shares of common stock.

     The following table sets forth the high and low bid prices and dividends paid per share of common stock since the stock began trading on October 31, 1997. The stock price information was provided by the NASD, Inc.


     Quarter                                                  Dividend
     Ended                     High          Low              Declared
------------------------------------------------------------------------------------------------------------------------------
September 30,1998              16.88        10.50               ---
December 31, 1998              14.94        11.00               .07(cent)
March 31, 1998                 15.75        14.63               ---
June 30, 1998                  17.50        15.00               ---
March 31, 1999                 13.00        11.57               .08(cent)
June 30, 1999                  12.57        11.13               .09(cent)
September 30, 1999             12.88        10.94               .10(cent)
December 31, 1999              11.94        10.57               .11(cent)


TRANSFER AGENT                               SHAREHOLDERS AND GENERAL
                                             INQUIRIES
Registrar and Transfer Co.
10 Commerce Drive                            Peter Ilnyckyj
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

ANNUAL AND OTHER REPORTS

     A copy of First SecurityFed Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Peter Ilnyckyj, First SecurityFed Financial, Inc., 936 North Western Avenue, Chicago, Illinois 60622-4695

                        FIRST SECURITYFED FINANCIAL, INC.
                              CORPORATE INFORMATION

COMPANY AND BANK ADDRESS

   936 North Western Avenue                      Telephone:       (773) 772-4500
   Chicago, Illinois 60622-4695                  Fax:             (773) 772-1043

DIRECTORS OF THE BOARD

Steve Babyk                             Julian Kulas
   Director of Fleet Leasing               President and Cheif Executvie Officer
   Union Tank Car Company                  First Security Federal Savings Bank

Lila Maria Bodnar                       Paul Nadzikewycz
         Accountant, MBA                   Self-Employed Real Estate Investor

Myron Dobrowolsky                        Jaroslav H. Sydorenko
         Construction Project Manager       Credit Manager
         Dames and Moore                    Kanematsu USA

Terry Gawryk                             Chrysta Wereszczak
         Attorney                            Co-owner, B&B Formnica

George Kawka
         Senior Architectural/Engineering
         Project Manager
         PAL Telecom Group

EXECUTIVE OFFICERS

Julian Kulas                             Harry I. Kucewicz
  President and Chief Executive Officer    Treasurer and Chief Financial Officer

Mary H. Korb                             Irene S. Subota
  Vice President-Lending                   Vice President - Savings

Adrian Hawryliw
  Vice President - Philadelphia
          Branch Manager













                                       49