Form 10-K405, Exhibit 13
period 2000-12-31
FIRST SECURITYFED FINANCIAL INC
filed 2001-04-02
CIK 1042534

                                                                      EXHIBIT 13

- --------------------------------------------------------------------------------
2000 ANNUAL REPORT
- --------------------------------------------------------------------------------


[LOGO]



                       FIRST SECURITYFED FINANCIAL, INC.

- --------------------------------------------------------------------------------
TABLE OF CONTENTS
- --------------------------------------------------------------------------------



         President's Message                                   1
         Selected Consolidated Financial Information           3
         Management's Discussion and Analysis of Financial
           Condition and Results of Operations                 5
         Consolidated Financial Statements                    17
         Stockholder Information                              44
         Corporate Information                                45

- --------------------------------------------------------------------------------
FROM YOUR PRESIDENT
- --------------------------------------------------------------------------------

To Our Stockholders, Depositors and Friends,

         I am most pleased to bring you this annual report for year ending December 31,2000 for First SecurityFed Financial, Inc. and its subsidiary 1st Security Federal Savings Bank. As you will note from our report, we have closed this last year of the past millennium with a great deal of success. Competition in the financial marketplace continues to intensify, yet our improved performance compared to the previous year indicates we were successful combining growth in assets and efficiency in operation.

         Our total assets as of December 31,2000 increased to $403.7 million compared to $372.3 million at December 31,1999, an increase of $31.4 million or 8.43%. The increase in total assets was due primarily to a $34.3 million increase in loans receivable. Consolidated net income for 2000 was a record $6.0 million or $1.28 per share as compared to $5.7 million or $1.14 per share in 1999. This 12.28% increase in earnings per share was primarily attributable to higher net interest income, asset growth and low non-interest expense. Perhaps the most outstanding achievement was the maintenance of our efficiency ratio of 40% for the third consecutive year.

         The loan demand during the year remained strong and our mortgage department originated $77.9 million in new loans. Our new construction loan program was well received by our customers in Chicago as the area surrounding our Main Office is highly gentrified because of its proximity to the revitalized center of our city. As a result, we have originated over $12.0 million in construction loans during 2000. We also maintained a good level of asset quality in our portfolio as the percentage of non-performing loans to total assets at year end was 0.39%. No mortgage loan losses were sustained during the year.

         Our return on assets for the year was a solid 1.54%. We are committed to increasing our return on equity, which increased to 7.34% in 2000 from 6.82% in 1999. We intend to continue to pursue growth. Successful acquisition opportunities will be pursued, but only if they can be consummated at a reasonable price and are accretive to future earnings. The Company will continue to assess the effects of stock buybacks and dividends on our total return to shareholders. In 2000 the Company purchased 499,005 net shares of the Company's stock in the open market at an average price of $12.89 per share. Since our conversion to a public company in October 1997 the Company has repurchased 1,478,365 net shares of the Company's stock in the open market.

         The Company has achieved this success through the efforts of its subsidiary, 1st Security Federal Savings Bank. The Bank has continued to maintain its community focus, customer service has always been and will always be our top priority. We effectively compete against our larger regional competitors by enhancing existing customer relationships and building new ones. Our intimate involvement with our communities and knowledge of the market areas allows us to react quickly to changing customer needs.

         We look back at 2000 as a very successful year for First SecurityFed Financial, Inc., a year in which we increased returns to the Company while building shareholders' value. We are poised to continue our success in 2001. We express our sincere thanks to our employees, officers and directors for their effort and dedication and to our valued customers and shareholders for their support and encouragement.

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

                                                                          At December 31,
                                                         2000         1999        1998          1997        1996
                                                                           (In Thousands)
 SELECTED FINANCIAL CONDITION DATA:

 Total assets                                          $403,663     $372,292    $ 338,050     $315,849    $258,115
 Cash and cash equivalents                                6,102        6,257       24,830       30,090       7,300
 Loans receivable, net(1)                               275,454      241,168      218,311      186,259     163,348
 Mortgage-backed securities:
   Held-to-maturity                                       5,424        7,577       11,587       18,551      24,109
   Available-for-sale                                     7,602        9,410       12,410       16,733      19,727
 Investment securities:
   Held-to-maturity                                      72,882       85,331       46,680       38,471      25,779
   Available-for-sale                                    24,292       11,212       13,933       15,728       8,997
 Deposits                                               252,662      238,123      220,495      210,100     219,505
 Total borrowings                                        64,600       46,300       29,000       10,000       4,000
 Shareholders equity                                     80,249       83,156       84,587       91,872      29,261

- ---------------
(1) The allowance for loan losses at December 31, 2000, 1999, 1998, 1997, and 1996, was $2,561,000, $2,315,000, $2,069,000, $1,828,000, and
         $1,520,000, respectively.

                                                                        Year Ended December 31,
                                                     ---------------------------------------------------------------
                                                        2000        1999         1998         1997         1996
                                                                             (In Thousands)
SELECTED OPERATIONS DATA:

Total interest income                                   $29,000      $25,285     $24,059       $20,674      $19,006
Total interest expense                                   14,312       11,037      10,296        10,129        9,494
                                                         ------       ------     -------        ------        -----
  Net interest income                                    14,688       14,248      13,763        10,545        9,512
Provision for loan losses                                   246          246         246           738          705
                                                         ------       ------     -------        ------        -----

Net interest income after provision for loan
  losses                                                 14,442       14,002      13,517         9,807        8,806
Deposit Service Charges                                     372          368         416           371          362
Gain (loss) on sales of  securities                         (46)          12          40           (32)          55
Other non-interest income                                   311          430         356           253          328
                                                         ------       ------     -------        ------        -----

Total non-interest income                                   637          810         812           592          745
Total non-interest expense                                6,087        6,102       5,887         7,557(1)     8,693(2)
                                                         ------       ------     -------        ------        -----

Income before taxes                                       8,992        8,710       8,442         2,842          858
Income tax provision                                      2,989        3,028       3,098         1,017          406
                                                         ------       ------     -------        ------        -----
Net income                                               $6,003       $5,682     $ 5,344        $1,825        $ 452
                                                         ======       ======     =======        ======        =====

Basic earnings per share                                   1.28         1.14        0.93         (0.11)         N/A
Diluted earnings per share                                 1.28         1.14        0.93         (0.11)         N/A

- ---------------
(1) Includes $2.5 million accrual for stock contribution to the Foundation.
(2) Includes $1.3 million SAIF special assessment and $2.5 million cash contribution to the Foundation.

                                                                        Year Ended December 31,
                                                        2000        1999         1998         1997         1996
SELECTED FINANCIAL RATIOS AND OTHER DATA:

Performance Ratios:
  Return on assets (ratio of net income to                 1.54%        1.61%        1.62%         .64%        .18%
    average total assets)
  Return on equity (ratio of net income to                 7.34         6.82         5.97         4.66        1.50
    average equity)
  Dividend payout ratio . . . . . . . . . .               42.16        35.08         7.62          ---         ---

  Interest rate spread information:
    Average during period                                  2.94         3.31         3.28         3.34        3.51
    Net interest margin(1)                                 4.04         4.36         4.37         3.97        3.98
  Ratio of operating expense to average total              1.56         1.73         1.79         2.66        3.45
    assets
  Efficiency Ratio(2)                                       .40          .40          .40          .68         .85
  Ratio of average interest-earning assets to            129.24       132.19       135.90       116.50      111.81
    average interest-bearing liabilities

Quality Ratios:
  Non-performing assets to total assets at end              .39          .37          .30          .46        1.44
    of period
  Allowance for loan losses to non-performing            164.38       166.19       203.24       124.86       41.30
    loans at end of period
  Allowance for loan losses to gross loans                  .93          .96          .93          .96         .91
    receivable at end of period

Capital Ratios:
  Equity to total assets at end of period                 19.88        22.34        25.03        29.10       11.42
  Average equity to average assets                        20.96        23.57        27.18        13.81       11.97

- ---------------
(1) Net interest income divided by average interest-earning assets.
(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         First SecurityFed Financial, Inc. (the "Company") became the holding company for First Security Federal Savings Bank (the "Bank" or "First Security") upon the completion of the conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Conversion") on October 30, 1997. The financial condition and operating results of the Company are primarily dependent upon the financial condition and operating results of the Bank. The Company's primary business activity to date has been limited to its ownership of the Bank and a portfolio of investment securities.

         The Bank is a financial intermediary engaged primarily in attracting deposits from the general public and using such deposits to originate one-to-four family residential mortgages and, to a significantly lesser extent, multi-family, construction, consumer and other loans primarily in its market area. The Bank also uses these deposits to acquire mortgage backed and other securities. The Bank's revenues are derived principally from interest earned on loans and mortgage-backed and other securities. The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the OTS and FDIC. The Bank's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

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


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2000 AND DECEMBER 31, 1999

         Total assets at December 31,2000 were $403.7 million compared to $372.3 million at December 31,1999, an increase of $31.4 million or 8.43%. The increase in total assets primarily reflected increases of $34.3 million in loans receivable and $1.0 million in Federal Home Loan Bank stock, partially offset by a decrease of $3.3 million in securities. Funding for the increases in assets was provided by increases in Federal Home Loan Bank advances and deposits.

         Total liabilities at December 31,2000 were $323.4 million compared to $289.1 million at December 31, 1999, an increase of $34.3 million or 11.86%. The change in liabilities consisted of increases of $14.5 million in deposit accounts and $18.3 million in Federal Home Loan Bank advances along with increases of $1.0 million in accrued interest payable and other liabilities.

         Total equity at December 31, 2000 was $80.2 million compared to $83.2 million at December 31, 1999, a decrease of $3.0 million. The decrease was primarily due to the Company's repurchase of outstanding common stock of $8.4 million and $2.5 million of dividends declared. These decreases were partially offset by net income of $6.0 million.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

         GENERAL. Net income for the year ended December 31, 2000 was $6.0 million compared to net income of $5.7 million for the year ended December 31, 1999, an increase of $300,000. The increase in net income was primarily due to an increase of $440,000 in net interest income offset by a decrease of $173,000 in noninterest income. Earnings per share for the year ended December 31, 2000 increased to $1.28 as compared to earnings per share of $1.14 for the year ended December 31, 1999, an increase of 12.28%. The increase in earnings per share is attributable to higher net income and a decrease in the average shares outstanding as the Company continued to repurchase common stock in the open market during 2000.

         INTEREST INCOME. Interest income for the year ended December 31, 2000 was $29.0 million compared to $25.3 million for the year ended December 31, 1999, an increase of $3.7 million or 14.6%. The increase in interest income was primarily due to an increase in the average balance of interest earning assets from $338.6 million for the year ended December 31, 1999 to $379.9 million for the year ended December 31, 2000 due to the investment of funds in loans and securities. The average balance of loans increased $32.4 million to $261.2 million for the year ended December 31, 2000 from $228.8 million for the year ended December 31, 1999. In addition, the average balances of municipal and government agency securities increased by $18.3 million, but were partially offset by a $5.1 million decrease in mortgage backed securities. The average yield on interest earning assets increased to 7.81% for the year ended December 31, 2000 from 7.62% for the year ended December 31, 1999, as a result of the increasing interest rate environment during the past year.

         INTEREST EXPENSE. Interest expense for the year ended December 31, 2000 was $14.3 million compared to $11.0 million for the year ended December 31, 1999, an increase of $3.3 million. The increase in interest expense was due to an increase in the average balance of interest-bearing liabilities of $37.8 million from $256.1 million for the year ended December 31, 1999 to $293.9 million for the year ended December 31, 2000. Further adding to the increase in interest expense was an increase in the average cost of funds from 4.31% for the year ended December 31, 1999 to 4.87% for the year ended December 31, 2000. The average cost of funds increased due to the increasing interest rate environment and also due to the increased average balance of Federal Home Loan Bank borrowings which have higher interest rates than certificate of deposit accounts.

         NET INTEREST INCOME. Net interest income of $14.7 million for the year ended December 31, 2000 represented an increase of $440,000 from the $14.2 million reported for the year ended December 31, 1999. The ratio of average interest earning assets to average interest bearing liabilities decreased to 129.24% in 2000 from 132.19% in 1999 and the interest spread tightened to 2.94% in 2000 from 3.31% in 1999. The primary reason for the decrease in the ratio of interest -earning assets to interest-bearing liabilities was the Company's repurchase of outstanding common stock. Even though the repurchases decreased the above ratio and net interest margin, they were accretive to shareholder book value since all the stock was purchased at prices which were below book value.

         PROVISION FOR LOAN LOSSES. The provision for loan losses for the year ended December 31, 2000 was $246,000 and remained consistent with the year ended December 31, 1999.

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

         NON-INTEREST INCOME. Noninterest income for the year ended December 31, 2000 was $637,000 compared to $810,000 for the year ended December 31, 1999, a decrease of $173,000. The decrease in noninterest income is primarily due to a decrease of $165,000 in prepayment fees on commercial loans. Contributing to the decrease in noninterest income was a reduction of $58,000 in the net gain on sales and calls of securities partially offset by a $41,000 increase in the net gain on the sale of real estate owned.

         NON-INTEREST EXPENSE. Non-interest expense for the year ended December 31, 2000 was $6.1 million and remained fairly consistent with noninterest expense of $6.1 million for the year ended December 31, 1999. Compensation and benefits expense increased by $194,000 partially due to the hiring of additional bank personnel as a result of the continuing growth of the Bank and due to standard annual salary adjustments for existing bank personnel. Data processing expense decreased by $36,000 primarily due to non-recurring costs associated with Year 2000 testing and revisions which occurred in 1999. Federal deposit insurance premiums decreased by $75,000 due to the reduced FDIC assessment which was effective as of January 1,2000.

         INCOME TAXES. The provision for income taxes for the year ended December 31, 2000 was $3.0 million and remained fairly consistent with the provision of $3.0 million for the year ended December 31, 1999.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

         GENERAL. Net income for the year ended December 31, 1999 was $5.7 million compared to net income of $5.3 million for the year ended December 31, 1998, an increase of $400,000. The increase was primarily due to an increase of $485,000 in net interest income and a $70,000 decrease in the income tax provision. This increase in income was partially offset by a $215,000 increase in noninterest expense.

         INTEREST INCOME. Interest income for the year ended December 31, 1999 was $25.3 million compared to $24.1 million for the year ended December 31, 1998 an increase of $1.2 million or 4.98%. The increase was primarily due to an increase in the average balance of interest earning assets from $315.3 million for the year ended December 31, 1998 to $338.6 million for the year ended December 31, 1999 due to the continuing investment of cash and a strong demand for loans due to the favorable interest rate environment. The average balance of loans increased $21.2 million to $228.8 million for the year ended December 31, 1999 from $207.6 million for the year ended December 31, 1998. In addition, the average balances of municipal and government agency securities increased by $16.0 million, but were partially offset by a $8.3 million decrease in mortgage backed securities. The average yield on interest earning assets remained fairly constant at 7.63% for the year ended December 31, 1998 and 7.62% for the year ended December 31, 1999.

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

         NON-INTEREST EXPENSE. Non-interest expense was $6.1 million for the year ended December 31, 1999 compared to $5.9 million for the year ended December 31, 1998, an increase of $215,000 or 3.65%. The increase was primarily due to a $334,000 increase in compensation and benefits expense and a $71,000 increase in other expenses.

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

         The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. A tax equivalent of 34% was used to compute the yield on municipal securities. No other tax equivalent adjustments were made. All average balances for 2000 and 1999 are daily average balances. All other years are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                                      Year Ended December 31,
                                                     2000                                       1999
                                      Average      Interest                     Average        Interest
                                    Outstanding     Earned/         Yield/    Outstanding       Earned/        Yield/
                                      Balance        Paid            Rate       Balance          Paid           Rate
                                                                                         (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1)                  $261,241      $ 21,597          8.27%    $ 228,768       $18,642          8.15%
 Mortgage-backed securities             15,363         1,046          6.81        20,498         1,295          6.32
   & CMOs(1)
 Mutual funds(1)                         3,172           170          5.36         3,172           179          5.64
 Agencies/Other(1)                      70,809         4,604          6.50        58,876         3,745          6.36
 Municipal securities(1)                25,036         1,953          7.80        18,684         1,477          7.91
 Federal funds sold                         28             1          3.58         2,666           123          4.61
 Deposits with other institutions        1,353            75          5.54         3,744           181          4.83
 FHLB stock                              2,871           218          7.59         2,176           145          6.66
                                      --------           ---                    --------        ------
    Total interest-earning assets      379,873        29,664          7.81       338,584        25,787          7.62
Non-interest earning assets             10,042                                    14,841
    Total assets                      $389,915                                  $353,425
                                      --------                                  --------

Interest-Bearing Liabilities:
 Money market                            3,667           110          3.00      $  4,180           119          2.85
 NOW                                    12,825           253          1.97        11,928           234          1.96
 Passbook savings                       76,581         2,319          3.03        76,259         2,350          3.08
 Certificates of Deposit               144,256         8,215          5.69       129,163         6,463          5.00
FHLB Advances                           56,597         3,415          6.03        34,607         1,871          5.41
                                      --------         -----                    --------        ------
     Total interest-bearing            293,926        14,312          4.87       256,137        11,037          4.31
liabilities                                           ------                                    ------
Non-interest bearing liabilities        14,253                                    13,990
                                      --------                                  --------
     Total liabilities                 308,179                                   270,127

Equity                                  81,736                                    83,298
                                      --------                                  --------
   Total liabilities and equity       $389,915                                  $353,425
                                      ========                                  ========

Net interest-earning spread                         $ 15,352          2.94%                    $ 14,750         3.31%
                                                    ========          =====                    ========         =====
Margin                                                                4.04%                                     4.36%
                                                                      =====                                     =====
Assets to liabilities                  129.24%                                   132.19%
                                       =======                                   =======


                                                    1998
                                    Average        Interest
                                  Outstanding       Earned/        Yield/
                                    Balance          Paid           Rate

Interest-Earning Assets:
 Loans receivable(1)                $ 207,629       $17,141          8.26%
 Mortgage-backed securities            28,795         1,942          6.74
   & CMOs(1)
 Mutual funds(1)                        3,172           188          5.93
 Agencies/Other(1)                     50,686         3,389          6.69
 Municipal securities(1)               10,889           812          7.46
 Federal funds sold                     7,337           395          5.38
 Deposits with other institutions       4,803           338          7.04
 FHLB stock                             1,985           130          6.55
                                      -------       -------
    Total interest-earning assets     315,296        24,335          7.72
 Non-interest earning assets           13,962
                                     --------
    Total assets                     $329,258
                                     ========
Interest-Bearing Liabilities:
 Money market                          $4,962           139          2.80
 NOW                                   11,045           245          2.22
 Passbook savings                      71,494         2,163          3.03
 Certificates of Deposit              122,835         6,644          5.41
FHLB Advances                          21,667         1,105          5.10
                                     --------         -----
     Total interest-bearing           232,003        10,296          4.44
liabilitiez                                          ------
Non-interest bearing liabilitie         7,754
                                     --------
     Total liabilities                239,757

Equity                                 89,501
                                    ---------
   Total liabilities and equity     $ 329,258
                                    =========

Net interest-earning spread                         $14,039         3.28%
                                                    =======         ====
Margin                                                              4.37%
                                                                    ====
Assets to liabilities                 135.90%
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

                                                                  Year Ended December 31,
                                      1999 vs. 2000                     1998 vs. 1999                       1997 vs. 1998
                                   Increase                          Increase                           Increase
                                  (Decrease)         Total          (Decrease)          Total          (Decrease)           Total
                                    Due to         Increase           Due to          Increase          Due to            Increase
                               Volume      Rate   (Decrease)     Volume     Rate     (Decrease)    Volume       Rate     (Decrease)
                                                                   (Dollars in Thousands)
Interest-earning assets:
 Loans receivable              $2,681       $274     $2,955      $1,725     $(224)    $ 1,501      $2,884      $(412)      $2,472
 Mortgage-backed securities
  & CMO's                       (344)         95      (249)       (531)      (116)      (647)     (1,083)       (132)     (1,215)
 Mutual funds                     ---        (9)        (9)         ---        (9)        (9)       (102)          12        (90)
 Agencies and other               774         85        859         527      (171)        356       1,899         157       2,056
 Municipal securities             496       (20)        476         614         51        665         263        (19)         244
 Federal funds sold             (100)       (22)      (122)       (222)       (50)      (272)       (209)        (42)       (251)
 Deposits with other
  institutions                  (129)         23      (106)        (65)       (92)      (157)         142          20         162
 FHLB stock                        51         22         73          13          2         15          12         (5)           7
                               ------    -------       ----        ----     -----        ----     -------     -------      ------
       Total interest-earning
        assets                  3,429        448      3,877       2,061      (609)      1,452       3,806       (421)       3,385

Interest-bearing liabilities:
 Money market                    (15)          6        (9)        (22)          2       (20)         (6)        (14)        (20)
 NOW                               18          1         19          19       (30)       (11)          19           9          28
 Passbook Savings                  10       (41)       (31)         146         41        187       (148)          30       (118)
 Certificates of deposit          803        949      1,752         332      (513)      (181)       (222)       (106)       (328)
 Advances                       1,306        238      1,544         696         70        766         618        (13)         605
                               ------    -------       ----        ----     -----        ----     -------     -------      ------
   Total interest bearing
    liabilities                 2,122      1,153      3,275       1,171      (430)        741         261        (94)         167
                               ------    -------       ----        ----     -----        ----     -------     -------      ------

Net interest/spread            $1,307    $ (705)       $602        $890     $(179)       $711     $ 3,545     $ (327)      $3,218
                               ------    -------       ----        ----     -----        ----     -------     -------      ------

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         In an attempt to manage the Company's exposure to changes in interest rates, management monitors the Company's interest rate risk. The Board of Directors reviews at least quarterly the Company's interest rate risk position and profitability. The Board of Directors also reviews the Company's portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Company's objectives in the most effective manner. In addition, the Board reviews on a quarterly basis the Company's asset/liability position, including simulations of the effect of various interest rate scenarios on the Company's capital.

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

         The Board has taken a number of steps to manage the Company's vulnerability to changes in interest rates. First, the Company has long used community outreach, customer service and marketing efforts to increase the Company's passbook and other non-certificate accounts. At December 31, 2000, $101.9 million or 40.3% of the Company's deposits consisted of passbook, NOW and money market accounts. The Company believes that these accounts represent "core" deposits which are generally somewhat less interest rate sensitive than other types of deposit accounts. Second, while the Company continues to originate 30 year fixed rate residential loans for portfolio as a result of consumer demand, an increasing proportion of the Company's residential loans have terms of 15 years or less or carry adjustable interest rates. Third, the Company has focused a significant portion of its investment activities on securities with adjustable interest rates or terms of five years or less. At December 31, 2000, $7.3 million or 56.15% of the Company's mortgage-backed securities had adjustable interest rates or terms to maturity (or anticipated average lives in the case of collateralized mortgage obligations) of five years or less and $21.6 million or 22.22% of the Company's other securities had adjustable interest rates or terms to maturity of five years or less. Finally, the Company has recently begun to increase its originations of construction, multi-family, and commercial real estate loans. These loans generally have shorter terms to maturity than one-to-four family residential loans.

         Management utilizes the net portfolio value ("NPV") analysis to quantify interest rate risk. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off balance sheet contracts. Presented below, as of December 31, 2000 and 1999, is an analysis of the Bank's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates, up and down 300 basis points in 100 point increments.

                                                        2000
                                                        ----
                          Assumed Change                    $ Change in        % Change in
                        in Interest Rates     $ Amount          NPV                 NPV
                        ------------------    ---------         ----                ---
                          (Basis Points)      (Dollars in Thousands)
                                +300           $54,786        $< 26,324 >            < 32 >%
                                +200            63,655         < 17,455 >            < 22 >
                                +100            72,778          < 8,332 >            < 10 >
                                 ---            81,110              ---               ---
                                -100            86,661            5,551                 7
                                -200            91,762           10,652                13
                                -300            98,665           17,555                22



                                                      1999
                                                      ----
                          Assumed Change                    $ Change in        % Change in
                        in Interest Rates     $ Amount          NPV                 NPV
                        ------------------    ---------         ----                ---
                          (Basis Points)      (Dollars in Thousands)
                                +300           $48,492        $< 26,478 >            < 35 >%
                                +200            57,325         < 17,645 >            < 24 >
                                +100            66,365         <  8,605 >            < 11 >
                                 ---            74,970              ---               ---
                                -100            82,036            7,066                 9
                                -200            88,452           13,482                18
                                -300            94,645           19,675                26


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

            Federal regulations require First Security to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 4% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, government agency and corporate securities and other obligations generally having remaining maturities of less than five years. First Security has historically maintained its liquidity ratio for regulatory purposes at levels in excess of those required. At December 31, 2000, First Security's liquidity ratio for regulatory purposes was 10.28%.

            The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities were $8.3 million, $6.5 million and $7.4 million for the years ended December 31, 2000, 1999, and 1998, respectively. Net cash used in investing activities consisted primarily of disbursements for loan originations and the purchase of investments and mortgage-backed securities, offset by principal collections on loans, proceeds from maturation and sales of securities and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily from increases in net deposits and advances from FHLB of Chicago partially offset by purchases of Treasury Stock and the payment of dividends.

            The Company's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 2000, cash and short-term investments totaled $6.1 million. The Company has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Company may also utilize the sale of securities available-for-sale and FHLB advances as a source of funds.

            At December 31, 2000 the Company had outstanding commitments to originate loans of $4.1 million, all of which had fixed interest rates. These loans are to be secured by properties located in its market area. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Loan commitments have, in recent periods, been funded through liquidity or through FHLB advances. Certificates of deposit which are scheduled to mature in one year or less from December 31, 2000 totaled $128.5 million. Management believes, based on past experience, that a significant portion of such deposits will remain with the Company. Based on the foregoing, in addition to the Company's high level of core deposits and capital, the Company considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs.

            First Security is subject to various regulatory capital requirements imposed by the OTS. At December 31, 2000, First Security was in compliance with all applicable capital requirements on a fully phased-in basis. See Note 10 of the Notes to Consolidated Financial Statements.

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

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
First SecurityFed Financial, Inc.
Chicago, Illinois


We have audited the accompanying consolidated balance sheets of First SecurityFed Financial, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First SecurityFed Financial, Inc. at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments on January 1, 2000 to conform with Statement of Financial Accounting Standards No. 133.



                                                Crowe, Chizek and Company LLP

Oak Brook, Illinois
February 2, 2001

                        FIRST SECURITYFED FINANCIAL, INC.
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999
                    (Dollars in thousands, except share data)

- --------------------------------------------------------------------------------

                                                                          2000             1999
                                                                          ----             ----
ASSETS
Cash and due from banks                                               $      4,749    $      4,485
Interest-bearing deposit accounts in other financial institutions            1,353           1,572
Federal funds sold                                                               -             200
                                                                      ------------    ------------
     Total cash and cash equivalents                                         6,102           6,257

Securities available-for-sale                                               31,894          20,622
Securities held-to-maturity (fair value:  $77,869 in 2000
  and $89,850 in 1999)                                                      78,306          92,908
Loans receivable, net                                                      275,454         241,168
Federal Home Loan Bank stock, at cost                                        3,330           2,315
Premises and equipment, net                                                  3,513           3,672
Accrued interest receivable                                                  3,346           2,976
Other assets                                                                 1,718           2,374
                                                                      ------------    ------------

     Total assets                                                     $    403,663    $    372,292
                                                                      ============    ============

LIABILITIES
Deposits
     Non-interest-bearing                                             $      7,152    $      6,089
     Interest-bearing                                                      245,510         232,034
                                                                      ------------    ------------
         Total deposits                                                    252,662         238,123
Advance payments by borrowers for taxes and insurance                        3,255           2,811
Advances from Federal Home Loan Bank                                        64,600          46,300
Accrued interest payable and other liabilities                               2,897           1,902
                                                                      ------------    ------------
     Total liabilities                                                     323,414         289,136

SHAREHOLDERS' EQUITY
Preferred stock, $0.01 par value per share, 500,000 shares
  authorized, no shares issued and outstanding                                   -               -
Common stock, $0.01 par value per share, 8,000,000 shares
  authorized, 6,408,000 shares issued                                           64              64
Additional paid-in capital                                                  62,645          64,324
Unearned ESOP shares                                                        (3,906)         (4,239)
Unearned stock awards                                                       (2,353)         (3,075)
Treasury stock, at cost (1,478,365 shares in 2000 and
  979,360 shares in 1999)                                                  (19,637)        (13,227)
Retained earnings                                                           43,386          39,914
Accumulated other comprehensive income (loss)                                   50            (605)
                                                                      ------------    ------------
     Total shareholders' equity                                             80,249          83,156
                                                                      ------------    ------------
         Total liabilities and shareholders' equity                   $    403,663    $    372,292
                                                                      ============    ============

- --------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                        FIRST SECURITYFED FINANCIAL, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 2000, 1999, and 1998 (Dollars in thousands, except per share data)

- --------------------------------------------------------------------------------

                                                                2000         1999         1998
                                                                ----         ----         ----
Interest and dividend income
    Loans                                                   $   21,597   $   18,642   $   17,141
    Securities
       Taxable                                                   4,774        3,923        3,577
       Tax-exempt                                                1,289          975          536
    Mortgage-backed securities                                   1,046        1,295        1,942
    Federal funds sold and other interest earning assets           294          450          863
                                                            ----------   ----------   ----------
                                                                29,000       25,285       24,059
Interest expense
    NOW and money market                                           363          353          384
    Passbook savings                                             2,319        2,350        2,163
    Certificates of deposit                                      8,215        6,463        6,644
    Federal Home Loan Bank advances                              3,415        1,871        1,105
                                                            ----------   ----------   ----------
                                                                14,312       11,037       10,296
                                                            ----------   ----------   ----------

NET INTEREST INCOME                                             14,688       14,248       13,763

Provision for loan losses                                          246          246          246
                                                            ----------   ----------   ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES             14,442       14,002       13,517

Noninterest income
    Deposit service charges                                        372          368          416
    Insurance commissions                                           49           53           45
    Net gain (loss) on sales and calls of securities               (46)          12           40
    Net gain on sale of real estate owned                           41            -            -
    Other income                                                   221          377          311
                                                            ----------   ----------   ----------
                                                                   637          810          812
Noninterest expense
    Compensation and benefits                                    3,816        3,622        3,288
    Occupancy and equipment                                        695          695          732
    Data processing                                                306          342          481
    Federal insurance premiums                                     129          204          212
    Other expense                                                1,141        1,239        1,174
                                                            ----------   ----------   ----------
                                                                 6,087        6,102        5,887
                                                            ----------   ----------   ----------

INCOME BEFORE INCOME TAXES                                       8,992        8,710        8,442

Income tax expense                                               2,989        3,028        3,098
                                                            ----------   ----------   ----------

NET INCOME                                                  $    6,003   $    5,682   $    5,344
                                                            ==========   ==========   ==========

Earnings per share
    Basic and diluted                                       $     1.28   $     1.14   $      .93
                                                            ==========   ==========   ==========

- --------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                        FIRST SECURITYFED FINANCIAL, INC.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  Years ended December 31, 2000, 1999, and 1998
                  (Dollars in thousands, except per share data)

- --------------------------------------------------------------------------------

                                                                         2000           1999            1998
                                                                         ----           ----            ----
Net income                                                           $     6,003    $     5,682    $     5,344

Other comprehensive income
     Unrealized holding gains and losses on securities
       available-for-sale                                                  1,248           (933)            62
     Change in unrealized gains/losses on securities
       resulting from the reclassification of securities
       from held-to-maturity to available-for-sale                          (220)             -              -
     Reclassification adjustments for (gains) and losses
       recognized in income                                                   46            (12)           (40)
                                                                     -----------    -----------    -----------
     Net unrealized gain and losses                                        1,074           (945)            22
     Tax effect                                                             (419)           368             (8)
                                                                     -----------    -----------    -----------
                                                                             655           (577)            14
                                                                     -----------    -----------    -----------

Comprehensive income                                                 $     6,658    $     5,105    $     5,358
                                                                     ===========    ===========    ===========

- --------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                        FIRST SECURITYFED FINANCIAL, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  Years ended December 31, 2000, 1999, and 1998
                  (Dollars in thousands, except per share data)

- --------------------------------------------------------------------------------

                                                                                           Accumulated
                                                                                           Other Com-    Total
                                     Additional  Unearned   Unearned                       prehensive   Share-
                            Common     Paid-in     ESOP       Stock    Treasury  Retained    Income    holders'
                             Stock     Capital    Shares     Awards      Stock   Earnings    (Loss)     Equity
                             -----     -------    ------     ------      -----   --------    -----      ------
Balance at
  January 1, 1998         $      64  $ 65,495   $ (4,935)  $      -   $      -   $ 31,290   $    (42)  $ 91,872

Net income                        -         -          -         -           -      5,344          -      5,344

Stock awards allocated            -         -          -     (4,277)     4,277          -          -          -

ESOP shares earned                -       167        353          -          -          -          -        520

Stock awards earned               -         -          -        467          -          -          -        467

Issuance of stock to
  Foundation, net of
  related tax benefit             -      (710)         -          -        775          -          -         65

Purchase of treasury stock        -         -          -          -    (13,286)         -          -    (13,286)

Dividends declared
  ($.07 per share)                -         -          -          -          -       (409)         -       (409)

Change in fair value of
  securities, net of
  reclassification and
  tax effects                     -         -          -          -          -          -         14         14
                           ---------  --------   --------   --------   --------   --------   --------   --------

Balance at
  December 31, 1998              64    64,952     (4,582)    (3,810)    (8,234)    36,225        (28)     84,587

Net income                        -         -          -          -          -      5,682          -      5,682

ESOP shares earned                -        60        343          -          -          -          -        403

Stock awards earned               -         -          -        735          -          -          -        735

Issuance of stock to
  Foundation, net of
  related tax benefit             -      (688)         -          -        712          -          -         24

Purchase of treasury stock        -         -          -          -     (5,705)         -          -     (5,705)

Dividends declared
  ($.38 per share)                -         -          -          -          -     (1,993)         -     (1,993)

Change in fair value of
  securities, net of
  reclassification and
  tax effects                     -         -          -          -          -          -       (577)      (577)
                           --------- --------   --------   --------   --------   --------    --------  --------
Balance at
  December 31, 1999        $     64  $ 64,324   $ (4,239)  $ (3,075)  $(13,227   $ 39,914    $  (605)  $ 83,156
                           ========= ========   ========   ========   ========   ========    ========  ========

- --------------------------------------------------------------------------------

                                 (Continued)


                                                                            20.

                        FIRST SECURITYFED FINANCIAL, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  Years ended December 31, 2000, 1999, and 1998
                  (Dollars in thousands, except per share data)

- --------------------------------------------------------------------------------

                                                                                           Accumulated
                                                                                           Other Com-    Total
                                     Additional  Unearned   Unearned                       prehensive   Share-
                            Common     Paid-in     ESOP       Stock    Treasury  Retained    Income    holders'
                             Stock     Capital    Shares     Awards      Stock   Earnings    (Loss)     Equity
                             -----     -------    ------     ------      -----   --------    -----      ------
Balance at
  January 1, 2000         $      64  $ 64,324   $ (4,239)  $ (3,075)  $(13,227)  $ 39,914   $   (605)  $ 83,156

Net income                        -         -          -          -          -      6,003          -      6,003

ESOP shares earned                -        87        333          -          -          -          -        420

Stock awards earned               -         -          -        722          -          -          -        722

Issuance of stock to
  Foundation, net of
  related tax benefit             -    (1,766)         -          -      1,957          -          -        191

Purchase of treasury stock        -         -          -          -     (8,367)         -          -     (8,367)

Dividends declared
  ($.51 per share)                -         -          -          -          -     (2,531)         -     (2,531)

Change in unrealized
  gains/losses on
  securities resulting
  from the
  reclassification of
  securities from
  held-to-maturity to
  available-for-sale,
  net of tax effects              -         -          -          -          -          -       (134)      (134)

Change in fair value of
  securities, net of
  reclassification and tax
  effects                         -         -          -          -          -          -        789        789
                          ---------  --------   --------   --------   --------   --------   --------   --------
Balance at
  December 31, 2000       $      64  $ 62,645   $ (3,906)  $ (2,353)  $(19,637)  $ 43,386   $     50   $ 80,249
                          =========  ========   ========   ========   ========   ========   ========   ========

- --------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.




                                                                            21.

                        FIRST SECURITYFED FINANCIAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2000, 1999, and 1998
                             (Dollars in thousands)

- --------------------------------------------------------------------------------

                                                                              2000         1999         1998
                                                                              ----         ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                            $    6,003   $    5,682   $    5,344
    Adjustments to reconcile net income to net cash from
      operating activities
       Depreciation and amortization of intangibles                              326          381          377
       Net amortization of securities                                             83          190          168
       Net (gain) loss on sales and calls of securities                           46          (12)         (40)
       Provision for loan losses                                                 246          246          246
       Net (gain) on real estate owned                                           (41)           -           (3)
       Deferred loan origination fees                                            303           11           (7)
       Provision for deferred income taxes                                       (94)          26         (119)
       Federal Home Loan Bank stock dividend                                    (151)           -            -
       ESOP compensation expense                                                 420          403          520
       Stock award compensation expense                                          722          735          467
       Net change in
          Accrued interest receivable                                           (370)        (501)        (404)
          Other assets                                                           421         (463)         571
          Accrued interest payable and other liabilities                         365         (214)         288
                                                                          ----------   ----------   ----------
              Net cash from operating activities                               8,279        6,484        7,408

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of securities available-for-sale                                 (4,642)      (1,062)      (8,800)
    Purchase of securities held-to-maturity                                     (500)     (50,311)     (23,402)
    Proceeds from sales of securities available-for-sale                       3,408        4,373        6,745
    Proceeds from calls and maturities of securities                           2,480       10,278       19,130
    Proceeds from sale of real estate owned                                      108            -            -
    Net loan originations                                                    (34,835)     (23,180)     (32,291)
    Principal payments on mortgage-backed and related securities               3,527        6,680       11,094
    Change in time deposits in other financial institutions                        -          200            -
    Purchase of Federal Home Loan Bank stock                                    (864)        (184)        (279)
    Property and equipment expenditures                                         (131)         (40)        (597)
                                                                          ----------   ----------   ----------
       Net cash from investing activities                                    (31,449)     (53,246)     (28,400)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net change in deposits                                                    14,539       17,628       10,395
    Net change in advance payments by borrowers for taxes
      and insurance                                                              444          379           32
    Change in advances from Federal Home Loan Bank                            18,300       17,300       19,000
    Dividends paid                                                            (1,901)      (1,413)        (409)
    Purchase of treasury stock                                                (8,367)      (5,705)     (13,286)
                                                                          ----------   ----------   ----------
       Net cash from financing activities                                     23,015       28,189       15,732
                                                                          ----------   ----------   ----------

- -------------------------------------------------------------------------------
                                 (Continued)


                                                                            22.

                        FIRST SECURITYFED FINANCIAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2000, 1999, and 1998
                             (Dollars in thousands)

- --------------------------------------------------------------------------------

                                                                              2000         1999         1998
                                                                              ----         ----         ----
Net change in cash and cash equivalents                                   $     (155)  $  (18,573)  $   (5,260)

Cash and cash equivalents at beginning of year                                 6,257       24,830       30,090
                                                                          ----------   ----------   ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $    6,102   $    6,257   $   24,830
                                                                          ==========   ==========   ==========
Supplemental disclosures of cash flow information:
    Cash paid during the year for
       Interest                                                           $   14,110   $   11,027   $   10,292
       Income taxes                                                            2,933        3,054        3,083
Supplemental noncash disclosures:
    Noncash transfer of securities from held-to-maturity to
      available-for-sale upon adoption of SFAS No. 133                        15,606            -            -

- --------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                                                            23.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999, and 1998
               (Table amounts in thousands, except per share data)

- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND NATURE OF BUSINESS: The consolidated financial statements include the accounts of First SecurityFed Financial, Inc. (the Company) and its wholly owned subsidiary, First Security Federal Savings Bank (the Bank), and the Bank's wholly owned subsidiary, Western Security Service Corporation. Significant intercompany accounts and transactions have been eliminated. The only business of the Company is the ownership of the Bank. The Bank's revenues primarily arise from interest income from real estate loans and securities, with operations conducted through its main office and three branches in Cook County, Illinois, and one branch in Philadelphia, Pennsylvania.

USE OF ESTIMATES: In preparing financial statements, management must make estimates and assumptions. These estimates and assumptions affect the amounts reported for assets, liabilities, income, and expenses, as well as affecting the disclosures provided. Actual results could differ from the current estimates. The collectibility of loans, allowance for loan losses, fair values of financial instruments, and status of contingencies are particularly subject to change.

SECURITIES: Securities are classified as held-to-maturity when the Company has the positive intent and ability to hold those securities to maturity. Accordingly, they are stated at cost, adjusted for amortization of premiums and accretion of discounts. All other securities are classified as available-for-sale since the Company may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. These securities are carried at fair value with unrealized holding gains and losses, net of tax, reported as other comprehensive income. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method. Other securities such as Federal Home Loan Bank stock are carried at cost.

LOANS: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed.

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            24.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

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

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective premises and equipment.

GOODWILL AND CORE DEPOSIT INTANGIBLE: Goodwill and the core deposit intangibles result from the application of purchase accounting principles to the acquisition of assets and assumption of liabilities from the Resolution Trust Corporation. Goodwill represents the excess of acquisition cost over the fair value of net assets of the branches and is amortized over 25 years using the straight-line method. The premium paid to acquire core deposits is being amortized over ten years on an accelerated method. Net intangible assets at December 31, 2000 and 1999 aggregated $154,000 and $190,000, respectively.

INCOME TAXES: The provision for income taxes is based on an asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance, if necessary, reduces deferred tax assets to the amount expected to be realized.

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

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            25.

EARNINGS PER SHARE: Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted number of shares determined for the basic computation plus the number of shares of common stock that would be issued assuming all contingently issuable shares having a dilutive effect on earnings per share were outstanding during the period.

COMPREHENSIVE INCOME (LOSS): Comprehensive income (loss) consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale, net of tax, which are also recognized as separate components of equity.

RECLASSIFICATIONS: Some items in the prior year financial statements were reclassified to conform to the current presentation.


NOTE 2 - SECURITIES

The Company's securities at year-end are as follows:

                                                             -----------------------2000----------------------
                                                                                    ----
                                                                              Gross        Gross
                                                              Amortized    Unrealized   Unrealized      Fair
                                                                Cost          Gains       Losses        Value
                                                                ----          -----       ------        -----
    Securities available-for-sale
       U.S. Treasury                                         $      258   $       94   $        -   $      352
       U.S. government agencies                                  10,850           15          (32)      10,833
       Municipal                                                  9,100          281          (16)       9,365
       Corporate                                                    250            -          (18)         232
       Mutual funds                                               3,172            -          (44)       3,128
       Other equity securities                                      369           13            -          382
                                                             ----------   ----------   ----------   ----------
                                                                 23,999          403         (110)      24,292
       Mortgage-backed securities
          Federal Home Loan Mortgage Corporation                  3,900            5         (144)       3,761
          Government National Mortgage Association                1,146           13           (8)       1,151
          Federal National Mortgage Association                   2,767            -          (77)       2,690
                                                             ----------   ----------   ----------   ----------
                                                                  7,813           18         (229)       7,602
                                                             ----------   ----------   ----------   ----------
                                                             $   31,812   $      421   $     (339)  $   31,894
                                                             ==========   ==========   ==========   ==========

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            26.

                                                             -----------------------2000----------------------
                                                                                    ----
                                                                              Gross        Gross
                                                              Amortized    Unrealized   Unrealized      Fair
                                                                Cost          Gains       Losses        Value
                                                                ----          -----       ------        -----
    Securities held-to-maturity
       U.S. government agencies                              $   57,164   $      121   $     (766)  $   56,519
       Municipal                                                 15,718          310         (167)      15,861
                                                             ----------   ----------   ----------   ----------
                                                                 72,882          431         (933)      72,380
       Mortgage-backed securities
          Federal Home Loan Mortgage Corporation                  1,278           17           (1)       1,294
          Government National Mortgage Association                2,902           72          (10)       2,964
          Federal National Mortgage Association                     624            4           (1)         627
          Collateralized mortgage obligations                       620            -          (16)         604
                                                             ----------   ----------   ----------   ----------
                                                                  5,424           93          (28)       5,489
                                                             ----------   ----------   ----------   ----------

                                                             $   78,306   $      524   $     (961)  $   77,869
                                                             ==========   ==========   ==========   ==========


                                                             -----------------------1999----------------------
                                                                                    ----
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
                                                             ==========   ==========   ==========   ==========

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            27.

                                                             -----------------------1999----------------------
                                                                                    ----
                                                                              Gross        Gross
                                                              Amortized    Unrealized   Unrealized      Fair
                                                                Cost          Gains       Losses        Value
                                                                ----          -----       ------        -----
    Securities held-to-maturity
       U.S. government agencies                              $   69,763   $       69   $   (2,484)  $   67,348
       Municipal                                                 15,568           69         (649)      14,988
                                                             ----------   ----------   ----------   ----------
                                                                 85,331          138       (3,133)      82,336

       Mortgage-backed securities
          Federal Home Loan Mortgage Corporation                  1,846           16          (68)       1,794
          Government National Mortgage Association                3,530           61          (20)       3,571
          Federal National Mortgage Association                   1,043            5          (19)       1,029
          Collateralized mortgage obligations                     1,158            -          (38)       1,120
                                                             ----------   ----------   ----------   ----------
                                                                  7,577           82         (145)       7,514
                                                             ----------   ----------   ----------   ----------

                                                             $   92,908   $      220   $   (3,278)  $   89,850
                                                             ==========   ==========   ==========   ==========

Sales of securities are summarized as follows:

                                                                      2000            1999            1998
                                                                      ----            ----            ----
     Proceeds                                                    $      3,408     $      4,373    $      6,745
     Gross realized gains                                                   3               23              40
     Gross realized losses                                                 49               11               -

The carrying values and fair values of debt securities as of December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                    Amortized         Fair
                                                                                      Cost            Value
                                                                                      ----            -----
     Securities available-for-sale
         Due in one year or less                                                  $         20    $         20
         Due after one year through five years                                           9,597           9,607
         Due after five years through ten years                                          2,000           1,984
         Due after ten years                                                             8,841           9,171
                                                                                  ------------    ------------
                                                                                        20,458          20,782

         Mutual funds                                                                    3,172           3,128
         Other equity securities                                                           369             382
         Mortgage-backed securities                                                      7,813           7,602
                                                                                  ------------    ------------
                                                                                        11,354          11,112
                                                                                  ------------    ------------

                                                                                  $     31,812    $     31,894
                                                                                  ============    ============

- --------------------------------------------------------------------------------

                                  (Continued)

                                                                            28.

                                                                                    Amortized         Fair
                                                                                      Cost            Value
                                                                                      ----            -----
     Securities held-to-maturity
         Due after one year through five years                                    $     12,226    $     12,146
         Due after five years through ten years                                         45,123          44,611
         Due after ten years                                                            15,533          15,623
                                                                                  ------------    ------------
                                                                                        72,882          72,380
         Mortgage-backed securities and collateralized
           mortgage obligations                                                          5,424           5,489
                                                                                  ------------    ------------

                                                                                  $     78,306    $     77,869
                                                                                  ============    ============

Securities in the amount of $23,944,000 and $15,596,000 were pledged to secure government deposits at December 31, 2000 and 1999, respectively.

Effective January 1, 2000, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. As permitted by SFAS No. 133, the Company reclassified a portion of its securities held-to-maturity to securities available-for-sale. The securities that were reclassified had an amortized cost of $15,606,000 and a fair value of $15,386,000 at January 1, 2000. The Company did not engage in hedge activities in 2000 or 1999.

NOTE 3 - LOANS RECEIVABLE

Loans receivable consisted of the following:

                                                                                      2000             1999
                                                                                      ----             ----
     First mortgage loans
         One -to-four-family residences                                           $    212,863    $    200,201
         Multifamily residences                                                         19,272          13,389
         Commercial real estate                                                         29,817          24,388
         Construction loans                                                             11,745           3,800
                                                                                  ------------    ------------
                                                                                       273,697         241,778
     Home equity loans                                                                   7,147           5,103
     Net deferred loan origination fees                                                 (1,803)         (1,500)
     Construction loans in process                                                      (2,777)         (3,467)
                                                                                  ------------    ------------
         Total mortgage loans                                                          276,264         241,914
     Consumer and other loans                                                            1,757           1,577
     Unearned discounts                                                                     (6)             (8)
                                                                                  ------------    ------------
         Total consumer and other loans                                                  1,751           1,569
     Allowance for loan losses                                                          (2,561)         (2,315)
                                                                                  ------------    ------------

                                                                                  $    275,454    $    241,168
                                                                                  ============    ============

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            29.

The principal balance of loans on nonaccrual status at December 31, 2000 approximated $1,025,000. There were no nonaccrual loans at December 31, 1999. The Company maintains an allowance for uncollected interest for mortgage loans with payments past due. The allowance was approximately $123,000 and $99,000 at December 31, 2000 and 1999, respectively.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

                                                                         2000           1999           1998
                                                                         ----           ----           ----
     Balance, beginning of year                                      $     2,315    $     2,069    $     1,828
     Provision for loan losses                                               246            246            246
     Recoveries                                                                -              -              -
     Charge-offs                                                               -              -             (5)
                                                                     -----------    -----------    -----------

         Balance, end of year                                        $     2,561    $     2,315    $     2,069
                                                                     ===========    ===========    ===========

Impaired loans totaled $409,000 at December 31, 2000. There were no impaired loans at December 31, 1999. The average balance of impaired loans and the interest income that would have been recognized are not material for any period presented. There was no allowance allocated for impaired loans at December 31, 2000.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                                                       2000            1999
                                                                                       ----            ----
     Land                                                                           $       545    $       545
     Buildings and improvements                                                           3,684          3,624
     Furniture and equipment                                                              2,648          2,577
     Real estate acquired for future expansion                                              377            377
                                                                                    -----------    -----------
         Total cost                                                                       7,254          7,123
     Less accumulated depreciation                                                       (3,741)        (3,451)
                                                                                    -----------    -----------

                                                                                    $     3,513    $     3,672
                                                                                    ===========    ===========

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            30.

NOTE 6 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled approximately $54,399,000 and $43,966,000 at December 31, 2000 and 1999,
respectively.

At December 31, 2000, the scheduled maturities of certificates of deposit are as follows:

                2001                                  $    128,518
                2002                                         9,833
                2003                                         3,262
                2004                                         4,365
                2005                                         4,781
                                                      ------------

                                                      $    150,759
                                                      ============

NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Chicago at year end were as follows:

                                                                                           December 31,
                            Description                                                2000             1999
                            -----------                                                ----             ----
     Floating matures March 2001; 6.64% interest rate                               $     1,500    $         -
     Floating matures October 2002; 6.58% interest rate                                   1,500              -
     Floating matures November 2002; 6.51% interest rate                                  2,500              -
     Floating matures October 2005; 6.58% interest rate                                   2,000              -
     Floating matures July 2008; 6.27% interest rate                                      2,000          2,000
     Open line; 6.24% interest rate                                                      16,300          2,300
     Fixed terms, matures February 2001 through August 2009;
       range of rates 4.30% to 6.13%; averaging 5.41%                                         -         42,000
     Fixed terms; matures February 2001 through October 2008;
       range of rates 4.30% to 6.58%; averaging 5.60%                                    38,800              -
                                                                                    -----------    -----------

                                                                                    $    64,600    $    46,300
                                                                                    ===========    ===========

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            31.

Scheduled repayments and maturities of the Federal Home Loan Bank of Chicago advances at December 31, 2000 are as follows:

              Open line                                  $    16,300
              2001                                             5,500
              2002                                             4,000
              2004                                             7,000
              2005 and thereafter                             31,800
                                                         -----------

                                                         $    64,600
                                                         ===========

The Company maintains a collateral pledge agreement covering advances whereby the Company has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgage loans on improved residential property not more than 90 days delinquent, aggregating no less than 167% of the outstanding advances from the Federal Home Loan Bank of Chicago. At December 31, 2000 and 1999, $27,500,000 and $33,000,000 of FHLB advances had various call provisions.

NOTE 8 - INCOME TAXES

Income tax expense is as follows:

                                                                        2000           1999            1998
                                                                        ----           ----            ----
     Current
         Federal                                                     $     2,633    $     2,502    $     2,680
         State                                                               450            500            537
     Deferred                                                                (94)            26           (119)
                                                                     -----------    -----------    -----------

                                                                     $     2,989    $     3,028    $     3,098
                                                                     ===========    ===========    ===========

A reconciliation of income tax expense and amounts computed by applying the statutory federal income tax rate to income before taxes follows:

                                          ---------2000-------     ---------1999-------      ---------1998--------
                                                   ----                     ----                      ----
    Income taxes computed at
      statutory rate of 34%               $   3,057      34.0%     $   2,961      34.0%      $  2,870      34.0%
    Tax-exempt income                          (395)     (4.4)          (307)     (3.5)          (168)     (2.0)
    State income taxes, net of
      federal income tax benefit                364       4.0            378       4.3            344       4.1
    Other                                       (37)      (.4)            (4)        -             52        .6
                                          ---------   -------      ---------    ------       --------    ------

                                          $   2,989      33.2%     $   3,028      34.8%      $  3,098      36.7%
                                          =========   =======      =========    ======       ========    ======

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            32.

The net deferred tax asset included in the accompanying consolidated balance sheets consists of the following:

                                                                                       2000             1999
                                                                                       ----             ----
     Deferred tax assets
         Allowance for loan losses                                                  $       705    $       515
         Amortization of intangible assets                                                   50             54
         Contribution carryforward                                                          970          1,087
         Unrealized loss on securities available-for-sale                                     -            387
         Other                                                                              399            256
                                                                                    -----------    -----------
                                                                                          2,124          2,299
     Deferred tax liabilities
         Depreciation                                                                      (115)           (85)
         FHLB stock dividends                                                              (149)           (65)
         Loan fees                                                                         (363)          (359)
         Unrealized gain on securities available-for-sale                                   (32)             -
                                                                                    -----------    -----------
                                                                                           (659)          (509)

     Valuation allowance on deferred tax assets                                            (180)          (180)
                                                                                    -----------    -----------

         Total net deferred tax asset                                               $     1,285    $     1,610
                                                                                    ===========    ===========

The valuation allowance at December 31, 2000 and 1999 reflects management's estimate of temporary deductible differences that may not be realized.

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts that differs from the provision charged to income in the financial statements. Retained earnings at December 31, 2000 include approximately $2,023,000 for which no deferred federal income tax liability has been recorded.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to fund loans and previously approved unused lines of credit. The Company's exposure to credit loss in the event of nonperformance by the parties to these financial instruments is represented by the contractual amount of the instruments. The Company uses the same credit policy for commitments as it uses for on-balance-sheet items. The contract amount of these financial instruments is summarized as follows:

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            33.

                                                          2000            1999
                                                          ----            ----
     Commitments to extend credit                  $     4,053    $     3,252
     Unused lines of credit                             10,556          7,541

At December 31, 2000, commitments to extend credit consist primarily of fixed-rate loan commitments with rates ranging from 7.6% to 9.5%. These commitments are due to expire within 60 days of issuance. Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

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

As of December 31, 2000, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            34.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                          To Be Well Capitalized
                                                                       For Capital        Under Prompt Corrective
                                               Actual               Adequacy Purposes        Action Provisions
                                               ------               -----------------        -----------------
                                          Amount     Ratio          Amount      Ratio        Amount      Ratio
                                         --------   -------        --------    -------      --------    -------
As of December 31, 2000:
    Total capital (to risk-weighted
      assets)                           $  67,855     33.6%      $  16,150       8.0%     $  20,188      10.0%
    Tier I capital (to risk-weighted
      assets)                              65,341     32.4           8,075       4.0         12,113       6.0
    Tier I (core) capital (to adjusted
      total assets)                        65,341     16.6          15,719       4.0         19,649       5.0

As of December 31, 1999:
    Total capital (to risk-weighted
      assets)                           $  71,337     40.6%      $  14,049       8.0%     $  17,561      10.0%
    Tier I capital (to risk-weighted
      assets)                              69,142     39.4           7,024       4.0         10,537       6.0
    Tier I (core) capital (to adjusted
      total assets)                        69,142     19.1          14,488       4.0         18,110       5.0

At the time of the mutual to stock conversion, the Bank established a liquidation account in an amount equal to its total net worth as of the latest balance sheet appearing in the prospectus. The balance of the liquidation account as of that date was $31,840,000. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

The Company may not declare or pay cash dividends on or repurchase any of its shares of capital stock if the effect thereof would cause its net worth to be reduced below applicable regulatory requirements or the amount of the liquidation account if such a declaration and payment would otherwise violate regulatory requirements.

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            35.

NOTE 11 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings per common share computation for the years ended December 31, 2000, 1999, and 1998 is presented below.

                                                                         2000           1999           1998
                                                                         ----           ----           ----
     Earnings per common share
         Net income                                                  $     6,003    $     5,682    $     5,344

         Weighted average common shares outstanding                        4,682          4,834          5,548
         Add:  shares committed to be issued to charitable
           foundation                                                          -            150            200
                                                                     -----------    -----------    -----------
              Total weighted average common shares
                outstanding                                                4,682          4,984          5,748
                                                                     ===========    ===========    ===========

                  Basic earnings per share                           $      1.28    $      1.14    $       .93
                                                                     ===========    ===========    ===========

The Company's outstanding stock options and stock awards were not considered in the computations of diluted earnings per share because the effects of assumed exercise would have been antidilutive. In future years, outstanding stock options may be exercised that would increase the weighted average common shares outstanding and, thereby, dilute earnings per share. In addition, if the average common stock price were to exceed the exercise price of outstanding options in a future year, the assumed exercise of the options and/or the assumed issuance of the stock awards would have a dilutive effect on earnings per share for that future year. However, previously reported earnings per share and diluted earnings per share are not restated to reflect changes in the relationship between exercise prices and average stock prices.

NOTE 12 - RELATED PARTY TRANSACTIONS

The Company has lending transactions with directors, executive officers, and their associates. Activity in these accounts is summarized as follows for the year ended December 31, 2000.

                    Balance at beginning of year                                   $      2,308
                    Loans disbursed                                                           -
                    Principal repayments                                                 (1,897)
                                                                                   ------------

                    Balance at end of year                                         $        411
                                                                                   ============

NOTE 13 - STOCK-BASED COMPENSATION PLANS

As part of the conversion transaction, the Company established an employee stock ownership plan (ESOP) for the benefit of substantially all employees. The ESOP borrowed $5,126,400 from the Company and used those funds to acquire 512,640 shares of the Company's stock at $10 per share.

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            36.

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

Information regarding shares released and shares held by the ESOP at December 31 is as follows:

                                                                         2000          1999           1998
                                                                         ----          ----           ----
     Shares released                                                         33              34             35
     Average fair value of shares released                          $     12.62     $     11.75    $     14.72
     Compensation expense                                                   420             403            520

     Allocated shares                                                       122              89             54
     Unallocated shares                                                     391             424            459
                                                                    -----------     -----------    -----------
         Total ESOP shares                                                  513             513            513
                                                                    ===========     ===========    ===========

     Fair value of unallocated shares                               $     5,810     $     4,662    $     5,956
                                                                    ===========     ===========    ===========

During 1998, the Company adopted a stock option plan under the terms of which shares of the Company's common stock were reserved for issuance. The options became exercisable on a cumulative basis in equal installments over a five-year period from the date of grant. The options expire 10 years from the date of grant.

A summary of the status of the Company's stock option plan and changes during the years are presented below:

                                  ---------2000---------   -----------1999-----------   -----------1998-----------
                                           ----                       ----                         ----
                                              Exercise                    Exercise                     Exercise
                                   Shares       Price       Shares          Price        Shares          Price
                                   ------       -----       ------          -----        ------          -----
    Outstanding at
      beginning of year               519   $   16.69           519      $    16.69           -      $        -
    Granted                             -           -             -              -          519           16.69
                              -----------   ---------     ---------      ---------     --------      ----------
       Outstanding at
         end of year                  519   $   16.69           519      $    16.69         519      $    16.69
                              ===========   =========     =========      ==========    ========      ==========
    Options exercisable at
      end of year                     208                       104                           -
    Weighted-average fair
      value of options
      granted during year     $         -                 $       -                    $   6.48

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            37.

All of the outstanding options at December 31, 2000 relate to options granted in May 1998 at an exercise price of $16.69 and have a remaining life of 7.3 years before expiration. These options are not fully vested. The exercise price equals the market value on the date the options were granted.

The $6.48 per share fair value of options granted in 1997 was estimated at the date of grant using the Black-Scholes option pricing model using the following assumptions: expected volatility factor of the expected market price of the Company's common stock of 7.46%, risk-free interest rate of 5.67%, expected option term of ten years, and a dividend yield of 0%.

The Black-Scholes option pricing valuation model was developed for us in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

The Company applies APB Opinion 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized at the date of grant. Had compensation cost been determined based on the fair value at the grant dates for awards under the plan in 2000 and 1999 consistent with the method of SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts in the table below. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

                                                                         2000           1999           1998
                                                                         ----           ----           ----
     Net income as reported                                          $     6,003    $     5,682    $     5,344
     Pro forma net income                                                  5,329          5,009          4,896
     Earnings per share as reported, basic and diluted                     1.28            1.14            .93
     Pro forma earnings per share, basic and diluted                       1.14            1.01            .85

In connection with the conversion to stock ownership, the Company adopted a Management Recognition and Retention Plan (MRP). In 1998, the Company contributed $4.3 million allowing the MRP to acquire 256,320 shares of common stock of the Company, at an average cost of $16.69 per share, to be awarded to directors and key employees. The Company awarded 216,166 shares during 1998. These shares vest over a five-year period. The unamortized cost of shares not yet earned (vested) is reported as a reduction of shareholders' equity. MRP compensation expense totaled $722,000, $735,000, and $467,000 for the years ended December 31, 2000, 1999, and 1998.

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            38.

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The approximate carrying amount and estimated fair value of financial instruments as of December 31 are as follows:

                                                      --------------2000----------    -------------1999-----------
                                                                    ----                           ----
                                                         Approximate    Estimated      Approximate     Estimated
                                                          Carrying        Fair          Carrying         Fair
                                                           Amount         Value          Amount          Value
                                                           ------         -----          ------          -----
    Financial assets
       Cash and cash equivalents                        $     6,102    $     6,102   $     6,257    $     6,257
       Securities available-for-sale                         31,894         31,894        20,622         20,622
       Securities held-to-maturity                           78,306         77,869        92,908         89,850
       Loans, net of allowance for loan losses              275,454        275,046       241,168        238,121
       Accrued interest receivable                            3,346          3,346         2,976          2,976

    Financial liabilities
       NOW and money market accounts                        (24,642)       (24,642)      (21,932)       (21,932)
       Savings deposits                                     (77,261)       (77,261)      (75,180)       (75,180)
       Time deposits                                       (150,759)      (151,287)     (141,011)      (141,573)
       Advance payments by borrowers for taxes
         and insurance                                       (3,255)        (3,255)       (2,811)        (2,811)
       Advances from Federal Home Loan Bank                 (64,600)       (66,282)      (46,300)       (43,123)
       Accrued interest payable                                (840)          (840)         (638)          (638)

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. The fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements.

Other assets and liabilities of the Company not defined as financial instruments, such as property and equipment, are not included in the above disclosures. Also not included are nonfinancial instruments typically not recognized in financial statements such as the value of core deposits, customer goodwill, and similar items.

While the above estimates are based on judgments of the most appropriate factors, there is no assurance that if the Company disposed of these items, the fair value would have been achieved, because the market value may differ depending on the circumstances. The fair values at year end should not necessarily be considered to apply at subsequent dates.

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            39.

NOTE 15 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of income, and statements of cash flows for First SecurityFed Financial, Inc.

                            CONDENSED BALANCE SHEETS
                           December 31, 2000 and 1999

                                                                                       2000            1999
                                                                                       ----            ----
ASSETS
Cash and cash equivalents                                                           $       662    $       353
Securities available-for-sale                                                             8,696          7,879
ESOP loan                                                                                 4,101          4,357
Investment in bank subsidiary                                                            66,377         70,058
Accrued interest receivable and other assets                                              1,684          1,127
                                                                                    -----------    -----------

                                                                                    $    81,520    $    83,774
                                                                                    ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities                                              $     1,271    $       618
Shareholders' equity                                                                     80,249         83,156
                                                                                    -----------    -----------

                                                                                    $    81,520    $    83,774
                                                                                    ===========    ===========

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            40.

                         CONDENSED STATEMENTS OF INCOME
              For the years ended December 31, 2000, 1999, and 1998

                                                                        2000           1999            1998
                                                                        ----           ----            ----
Income
     Dividend from subsidiary                                        $    10,501    $     3,500    $         -
     Securities                                                              465            505            869
     ESOP loan                                                               295            312            325
     Gain (loss) on sale of securities                                       (16)            19             40
     Other income                                                              -              1              -
                                                                     -----------    -----------    -----------
         Total income                                                     11,245          4,337          1,234

Other expenses
     Other operating expenses                                                134            184            198
                                                                     -----------    -----------    -----------
                                                                             134            184            198

INCOME BEFORE INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY                               11,111          4,153          1,036

Income tax expense                                                            91            125            270
                                                                     -----------    -----------    -----------

INCOME BEFORE EQUITY IN UNDISTRIBUTED                                     11,020          4,028            766
  EARNINGS OF BANK SUBSIDIARY

Equity in undistributed earnings (distributions in
  excess of earnings) of bank subsidiary                                  (5,017)         1,654          4,578
                                                                     -----------    -----------    -----------

NET INCOME                                                           $     6,003    $     5,682    $     5,344
                                                                     ===========    ===========    ===========

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            41.

                       CONDENSED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2000, 1999, and 1998

                                                                        2000           1999            1998
                                                                        ----           ----            ----
OPERATING ACTIVITIES
     Net income                                                      $     6,003    $     5,682    $     5,344
     Adjustments to reconcile net income to net
       cash provided by operating activities
         (Equity in undistributed earnings) distribution
           in excess of earnings of bank subsidiary                        5,017         (1,654)        (4,578)
         Net accretion                                                        (3)            (3)            (6)
         (Gain) loss on sales of securities                                   16            (19)           (40)
         Change in
              Other assets                                                  (658)           388           (150)
              Other liabilities                                               23           (213)        (5,240)
                                                                     -----------    -----------    -----------
                  Net cash from operating activities                      10,398          4,181         (4,670)

INVESTING ACTIVITIES
     Purchase of securities available-for-sale                              (925)        (1,062)        (8,759)
     Proceeds from sales of securities                                       848          2,931          6,745
     Proceeds from calls and maturities                                        -              -          2,000
     Payment received on loan to ESOP                                        256            257            256
                                                                     -----------    -----------    -----------
         Net cash from investing activities                                  179          2,126            242

FINANCING ACTIVITIES
     Dividends paid                                                       (1,901)        (1,413)          (409)
     Purchase of treasury stock                                           (8,367)        (5,705)       (13,286)
                                                                     -----------    -----------    -----------
         Net cash from financing activities                              (10,268)        (7,118)       (13,695)
                                                                     -----------    -----------    -----------

Net change in cash and cash equivalents                                      309           (811)       (18,123)

Cash and cash equivalents at beginning of year                               353          1,164         19,287
                                                                     -----------    -----------    -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                             $       662    $       353    $     1,164
                                                                     ===========    ===========    ===========

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            42.

NOTE 16 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                                     Earnings
                                                                         Net                         Per Share
                                                       Interest       Interest          Net          Basic and
                                                        Income         Income         Income       Fully Diluted
                                                        ------         ------         ------       -------------
     2000
         First quarter                               $     6,802     $     3,595     $    1,427     $      .29
         Second quarter                                    7,092           3,651          1,486            .31
         Third quarter                                     7,375           3,631          1,486            .32
         Fourth quarter                                    7,731           3,811          1,604            .36

     1999
         First quarter                               $     6,007     $     3,408     $    1,262     $      .25
         Second quarter                                    6,040           3,424          1,314            .27
         Third quarter                                     6,361           3,550          1,446            .30
         Fourth quarter                                    6,877           3,866          1,660            .32

- --------------------------------------------------------------------------------

                                  (Continued)


                                                                            43.

                        FIRST SECURITYFED FINANCIAL, INC.
                             STOCKHOLDER INFORMATION

ANNUAL MEETING

             The Annual Meeting of Stockholders will be held at 7:00 p.m., local time on April 25, 2001 at the Suma Hall located at 2457 W. Chicago Ave, Chicago, Illinois 60622.

STOCK LISTING

             First SecurityFed Financial, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "FSFF."

PRICE RANGE OF COMMON STOCK

             As of February 28, 2001 there were approximately 839 shareholders of record and 4,835,135 outstanding shares of common stock.

             The following table sets forth the high and low bid prices and dividends paid per share of common stock during the periods indicated. The stock price information was provided by the NASD, Inc.

                Quarter                                                                 Dividend
                 Ended                         High               Low                   Declared
         March 31, 1999                        13.00             11.57                  .08 CENTS
         June 30, 1999                         12.57             11.13                  .09 CENTS
         September 30, 1999                    12.88             10.94                  .10 CENTS
         December 31, 1999                     11.94             10.57                  .11 CENTS
         March 31, 2000                        11.38             10.75                  .12 CENTS
         June 30, 2000                         13.00             10.81                  .13 CENTS
         September 30, 2000                    15.25             12.44                  .13 CENTS
         December 31, 2000                     15.09             13.56                  .13 CENTS

TRANSFER AGENT                                SHAREHOLDERS AND GENERAL INQUIRIES

Registrar and Transfer Co.                    Peter Ilnyckyj
10 Commerce Drive                             First SecurityFed Financial, Inc.
Cranford, NJ  07016                           936 North Western Avenue
                                              Chicago, Illinois 60622-4695
                                              (773) 772-4500

SPECIAL COUNSEL                               INDEPENDENT AUDITORS

Jenkins and Gilchrist                         Crowe, Chizek and Company LLP
1919 Pennsylvania Ave., NW                    One Mid America Plaza
Suite #600                                    P.O. Box 3697
Washington, DC    20006                       Oak Brook, Illinois 60522-3697

ANNUAL AND OTHER REPORTS

            A copy of First SecurityFed Financial, Inc.'s Annual Report on Form 10-K for the year ended

December 31, 2000, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Peter Ilnyckyj, First SecurityFed Financial, Inc., 936 North Western Avenue, Chicago, Illinois 60622-4695

                      FIRST SECURITYFED FINANCIAL, INC.
                             CORPORATE INFORMATION

COMPANY AND BANK ADDRESS

      936 North Western Avenue
      Chicago, Illinois 60622-4695
      Telephone:  (773) 772-4500
      Fax:        (773) 772-0487


DIRECTORS OF THE BOARD

Steve Babyk
      DIRECTOR OF FLEET LEASING
      UNION TANK CAR COMPANY

Lila Maria Bodnar
      ACCOUNTANT, MBA

Myron Dobrowolsky
      CONSTRUCTION PROJECT MANAGER
      DAMES AND MOORE

Terry Gawryk
      ATTORNEY

George Kawka
      SENIOR ARCHITECTURAL/ENGINEERING
      PROJECT MANAGER
      CH2M HILL

Julian Kulas
      PRESIDENT AND CHIEF EXECUTIVE OFFICER
      FIRST SECURITY FEDERAL SAVINGS BANK

Paul Nadzikewycz
      SELF-EMPLOYED REAL ESTATE INVESTOR

Jaroslav H. Sydorenko
      CREDIT MANAGER
      KANEMATSU USA

Chrysta Wereszczak
      CO-OWNER, B&B FORMICA

EXECUTIVE OFFICERS

Julian Kulas
      PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mary H. Korb
      VICE PRESIDENT-LENDING

Adrian Hawryliw
      VICE PRESIDENT - PHILADELPHIA
       BRANCH MANAGER

Harry I. Kucewicz
      TREASURER AND CHIEF FINANCIAL OFFICER

Irene S. Subota
      VICE PRESIDENT - SAVINGS

Paul T. Bandriwsky
      VICE PRESIDENT AND CHIEF OPERATING
      OFFICER