Form 10-K, Exhibit 13
period 2001-12-31
FIRST SECURITYFED FINANCIAL INC
filed 2002-04-01
CIK 1042534

EXHIBIT 13

ANNUAL REPORT

2001 ANNUAL REPORT

[LOGO]

FIRST SECURITYFED FINANCIAL, INC.

TABLE OF CONTENTS

President’s Message
Selected Consolidated Financial Information
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Consolidated Financial Statements
Shareholder Information
Corporate Information

FROM YOUR PRESIDENT

To Our Stockholders, Depositors and Friends,

We have entered the new year, but the old definitely will never be forgotten. Our country won’t forget the events of September 11 and all that followed. During this period of uncertainty, insecurity and apprehension, U.S. citizens are reexamining and becoming more apprehensive of their freedoms, increasingly knowledgeable and understanding of that beyond their borders, and are reassessing many aspects of their everyday lives. Recently we went through an economic expansion unmatched in our history. Now, we are slowly coming out of a mild recession and there is a resounding call for a return to fundamentals.

I am happy to report that the tragic events of 2001 had no major impact on the performance of our Bank and I am pleased to bring you this annual report of First SecurityFed Financial, Inc. and its subsidiary 1st Security Federal Savings Bank for the period ending December 31,2001.

As you review the financial pages of this report you will find that First SecurityFed Financial, Inc. had another very successful year. Our total assets as of December 31, 2001 increased to $431.3 million as compared to $403.7 million, an increase of $27.6 million or 6.84%. Consolidated net income for 2001was a record $6.8 million or $1.68 per share, as compared to $6.0 million or $1.28 per share in year 2000. This 31% increase in earnings per share was primarily attributable to higher interest income, higher non-interest income, and the repurchase of the Company’s stock. The Company’s return on equity increased to 8.83% in 2001, a substantial increase from 7.34% in 2000. The Company’s efficiency ratio was  at 39% for 2001 as compared to 40% in the prior year.

The Loan Department had a very strong year, originating $127.0 million in new loans and increasing loans receivable by $12.0 million.  However, due to lower mortgage rates that caused significant refinancing, this increase in loans receivable did not match the increase achieved in year 2000. The level of non-performing assets as a percentage of total assets increased from 0.39% in 2000 to 0.42% in 2001. No mortgage loan losses were sustained in 2001.

I firmly believe that our continued growth, steady good earnings, increased return on equity and other sound fundamentals have been recognized by the market and  have significantly increased shareholder value during year 2001. The Company repurchased 798,445 shares of its outstanding common stock during the year and paid a quarterly dividend on the common stock of $0.13 per share. The Company is currently engaged in a repurchase program and will continue to evaluate future stock repurchases based on their effects on shareholder value.

The Company has achieved its success through the efforts of its subsidiary, 1st Security Federal Savings Bank. The Bank is committed to serve the needs of our customers and our communities. Personal and efficient service has always been and shall always remain its primary mission.

2001 was a very successful year for First SecurityFed Financial, Inc., a year in which we increased returns to the Company while building shareholder value . I want to thank our employees, Directors, and Officers for achieving that goal. Above all I want to thank you, our shareholders and our customers, for your support and encouragement.

Sincerely,

Julian E. Kulas

President and Chief Executive Officer

                                                 SELECTED CONSOLIDATED FINANCIAL INFORMATION

Set forth below are selected financial and other data of First SecurityFed Financial, Inc. The financial data is derived in part from and should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements  presented elsewhere in this Annual Report.

	At December 31,
	2001	2000	1999	1998	1997
	(In Thousands)

Selected Financial Condition Data:

Total assets	$431,275	$403,663	$372,292	$338,050	$315,849
Cash and cash equivalents	9,421	6,102	6,257	24,830	30,090
Loans receivable, net(1)	287,450	275,454	241,168	218,311	186,259
Mortgage-backed securities:
Held-to-maturity	17,880	5,424	7,577	11,587	18,551
Available-for-sale	5,996	7,602	9,410	12,410	16,733
Investment securities:
Held-to-maturity	74,336	72,882	85,331	46,680	38,471
Available-for-sale	15,745	24,292	11,212	13,933	15,728
Deposits	268,857	252,662	238,123	220,495	210,100
Total borrowings	83,600	64,600	46,300	29,000	10,000
Shareholders equity	72,038	80,249	83,156	84,587	91,872

(1)                                  The allowance for loan losses at December 31, 2001, 2000, 1999, 1998, and 1997, was $2,806,000, $2,561,000, $2,315,000, $2,069,000, and $1,828,000, respectively.

	Year Ended December 31,
	2001	2000	1999	1998	1997
	(In Thousands)

Selected Operations Data:

Total interest income	$30,437	$29,000	$25,285	$24,059	$20,674
Total interest expense	14,716	14,312	11,037	10,296	10,129
Net interest income	15,721	14,688	14,248	13,763	10,545
Provision for loan losses	144	246	246	246	738
Net interest income after provision for loanlosses	15,577	14,442	14,002	13,517	9,807
Deposit service charges	364	372	368	416	371
Gain (loss) on sales of securities	81	(46)	12	40	(32)
Other non-interest income	690	311	430	356	253
Total non-interest income	1,135	637	810	812	592
Total non-interest expense	6,554	6,087	6,102	5,887	7,557(1)
Income before taxes	10,158	8,992	8,710	8,442	2,842
Income tax provision	3,396	2,989	3,028	3,098	1,017
Net income	$6,762	$6,003	$5,682	$5,344	$1,825

Basic earnings per share	1.68	1.28	1.14	0.93	(0.11)
Diluted earnings per share	1.67	1.28	1.14	0.93	(0.11)

(1)  Includes $2.5 million accrual for stock contribution to The Heritage Foundation of First Security Federal Savings Bank.

	Year Ended December 31,
	2001	2000	1999	1998	1997
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	1.63%	1.54%	1.61%	1.62%	.64%
Return on equity (ratio of net income to average equity)	8.83	7.34	6.82	5.97	4.66
Dividend payout ratio	32.89	42.16	35.08	7.62	—
Interest rate spread information:
Average during period	3.25	2.94	3.31	3.28	3.34
Net interest margin(1)	4.13	4.04	4.36	4.37	3.97
Ratio of operating expense to average total assets	1.58	1.56	1.73	1.79	2.66
Efficiency ratio(2)	.39	.40	.40	.40	.68
Ratio of average interest-earning assets to average interest-bearing liabilities	123.91	129.24	132.19	135.90	116.50

Quality Ratios:
Non-performing assets to total assets at end of period	.42	.39	.37	.30	.46
Allowance for loan losses to non-performing loans at end of period	153.25	164.38	166.19	203.24	124.86
Allowance for loan losses to gross loans receivable at end of period	.96	.93	.96	.93	.96

Capital Ratios:
Equity to total assets at end of period	16.70	19.88	22.34	25.03	29.10
Average equity to average assets	18.47	20.96	23.57	27.18	13.81

(1)      Net interest income divided by average interest-earning assets.

(2)      The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

                                                       MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

First SecurityFed Financial, Inc. (the “Company”) became the holding company for First Security Federal Savings Bank (the “Bank” or “First Security”) upon the completion of the conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank (the “Conversion”) on October 30, 1997.   The financial condition and operating results of the Company are primarily dependent upon the financial condition and operating results of the Bank.  The Company’s primary business activity to date has been limited to its ownership of the Bank and a portfolio of investment securities.

The Bank is a financial intermediary engaged primarily in attracting deposits from the general public and using such deposits to originate one-to-four family residential mortgages and, to a significantly lesser extent, multi-family, commercial real estate, construction, consumer and other loans primarily in its market area.  The Bank also uses these deposits to acquire mortgage backed and other securities.  The Bank’s revenues are derived principally from interest earned on loans and  mortgage-backed and other securities.  The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the OTS and FDIC.  The Bank’s cost of funds is influenced by interest rates on competing investments and general market interest rates.  Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

The Bank’s net interest income is dependent primarily upon the difference or spread between the average yield earned on  loans receivable and securities , and the average rate paid on deposits, as well as the relative amounts of such assets and liabilities.  The Bank, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

Business Strategy

The Bank seeks to obtain a competitive advantage in its deposit gathering and lending operations by maintaining a high level of community involvement and by offering a high level of personal service.

In its deposit gathering operations, the Bank uses community outreach and customer service in an attempt to build and maintain passbook and other non-certificate accounts.  These accounts generally carry lower costs than certificate accounts and are believed to represent primarily “core” deposits that are less vulnerable to interest rate changes (and competition from other financial products) than certificate accounts.

In its lending operations, the Bank seeks to obtain high quality residential and, to a lesser extent, other loans by maintaining a high level of local visibility, offering a high level of customer service and limiting its secondary market activities. In recent years, as a result of these efforts, the Bank’s outstanding loan balances have increased.  At the same time, asset quality has remained high.

Comparison of Financial Condition at December 31, 2001 and December 31, 2000

Total assets at December 31, 2001 were $431.3 million compared to $403.7 million at December 31, 2000, an increase of $27.6 million or 6.84%. The increase in total assets was due primarily to increases of $3.3 million in cash and cash equivalents, $3.8 million in securities, $12.0 in loans receivable and $8.9 million in Federal Home Loan Bank (FHLB) stock, partially offset by a decrease of $300,000 in premises and equipment.

Net loans receivable increased by $12.0 million from $275.5 million at December 31,2000 to $287.5 million at December 31, 2001. The increase was due to the disbursement of $17.4 million to fund construction loans, as well as the disbursement of $97.0 million to fund mortgage loans and a net increase in equity line of credit loans of $4.2 million offset by $12.6 million in paydowns on construction loans and $94.2 million in paydowns on mortgage and other loans. The net increase in loans receivable was largely a result of a low interest rate environment and a strong local real estate market.

Securities increased by $3.8 million from $110.2 million at December 31, 2000 to $114.0 million at December 31, 2001. The increase in securities was due primarily to the purchase of $42.7 million in municipal and agency securities and $17.8 million in mortgage backed securities partially offset by the maturity and call of $50.1 million in agency securities, the sale of $1.0 million in securities and paydowns of $5.6 million on mortgage backed securities. Management believes that the securities were redeemed due to the falling interest rate environment existing during the year. Cash and cash equivalents increased by $3.3 million primarily due to the inflow of funds from the calls of securities and paydowns on mortgages along with increases in deposit accounts. The funds were deposited in interest-bearing accounts with other financial institutions and overnight federal funds awaiting redeployment into mortgage loans, agency and municipal securities and mortgage backed securities. Federal Home Loan Bank Stock increased by $8.9 million primarily due to stock purchases by the Bank. The stock issued by the Federal Home Loan Bank is liquid and pays a competitive quarterly dividend. Premises and equipment decreased by $300,000 partially due to the sale of real estate held for future expansion and due to depreciation booked on the company’s fixed assets.

Total liabilities at December 31, 2001 were $359.2 million compared to $323.4 million at December 31, 2000, an increase of $35.8 million. The increase in liabilities was due primarily to increases of $16.2 million in deposits, $19.0 million in Federal Home Loan Bank advances and $1.0 million in accrued interest payable and other liabilities partially offset by a decrease of $400,000 in advance payments by borrowers for taxes and insurance.

Deposits increased due to the less volatile and less risky nature of these accounts in comparison to other types of consumer investment vehicles. Federal Home Loan Bank advances increased due to low rates being charged on these types of borrowings. The advances were then redeployed into higher yielding mortgage loan products.

Shareholders equity at December 31, 2001 was $72.0 million compared to $80.2 million at December 31, 2000, a decrease of $8.2 million. The decrease in equity was due primarily to the Company’s repurchase of outstanding common stock of $14.2 million partially offset by net income of $6.8 million for the period. Equity at December 31, 2001 was also impacted by dividends on the Company’s common stock. Four cash dividends totaling $2.2 million were declared during the year ended  December 31, 2001. The dividends were paid to stockholders in April, July and October 2001, and January 2002.

Comparison of Operating Results for the Years Ended December 31,  2001 and December 31, 2000

General.  Net income for the year ended December 31, 2001 was $6.8 million compared to net income of $6.0 million for the year ended December 31, 2000, an increase of $759,000. The increase in net income was attributable to increases in net interest income and noninterest income partially offset by increases in noninterest expense and income tax expense. Basic earnings per share for the year ended December 31, 2001 increased to $1.68 as compared to earnings per share of $1.28 for the year ended December 31, 2000, an increase of 31.25%. The increase in earnings per share is attributable to higher net income and a decrease in the average shares outstanding as the Company continued to repurchase its common stock in the open market during 2001.

Interest Income.  Interest income for the year ended December 31, 2001 was $30.4 million compared to $29.0 million for the year ended December 31, 2000, an increase of $1.4 million. The increase in interest income was primarily due to an increase in the average balance of interest earning assets from $379.9 million for the year ended December 31, 2000 to $399.5 million for the year ended December 31, 2001 due to the investment of funds in loans, overnight federal funds and Federal Home Loan Bank stock. Interest income on loans increased by $1.9 million primarily due to an increase in the average loan balance. Interest income on taxable securities decreased by $1.1 million primarily due to decreases in the average outstanding balances of the Company’s taxable securities portfolio resulting from calls of these securities by the issuing agencies. Interest income on tax-exempt securities increased by $221,000 primarily due to increases in the average balances of these securities. Interest income on other interest earning assets increased by $444,000 due to increases in the average balances of Federal Home Loan Bank stock, interest-bearing accounts with the Federal Home Loan Bank and funds invested in overnight federal funds.

Interest Expense.  Interest expense for the year ended December 31, 2001 was $14.7 million compared to $14.3 million for the year ended December 31, 2000, an increase of $404,000. The increase in interest expense was due to a $28.5 million increase in the average balance of interest-bearing liabilities  from $293.9 million for the year ended December 31, 2000 to $322.4 million for the year ended December 31, 2001. Interest expense on deposits increased by $99,000 primarily due to increases in average deposit balances. Interest expense on Federal Home Loan Bank advances increased by $305,000 due to increases in the balances of Federal Home Loan Bank advances which were used to fund loan growth and to purchase securities. Even though the balances of both deposits and Federal Home Loan Bank advances increased, the impact on interest expense was moderated by the falling interest rate environment during 2001 resulting in a lower cost of funds for the Bank. The average cost of funds decreased 31 basis points from 4.87% for the year ended December 31, 2000 to 4.56% for the year ended December 31,2001 due to the lower interest rate environment.

Net Interest Income.  Net interest income for the year ended December 31,2001 was $15.7 million which represented an increase of $1.0 million from net interest income of  $14.7 million for the year ended December 31, 2000. The ratio of average interest earning assets to average interest bearing liabilities decreased to 123.91% in 2001 from 129.24% in 2000. However, the interest spread increased to 3.25% in 2001 from 2.94% in 2000. The primary reason for the decrease in the ratio of interest earning assets to interest bearing liabilities was the Company’s repurchase of outstanding common stock. Even though the stock repurchases decreased the ratio of interest earning assets to interest bearing liabilities, they were accretive to  book value per share  since all the stock was purchased at prices which were below book value.

Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2001 was $144,000 compared to $246,000 for the year ended December 31, 2000, a decrease of $102,000. The change was due in part to a recovery of $143,000, which the Company received in August 2001, from the liquidation of Allied Fidelity Insurance Company, which had guaranteed the principal and interest payments on a loan previously charged off in which the Bank owned a participation interest.

On a quarterly basis, management of the Bank meets to review the adequacy of the allowance for loan losses. Management classifies loans in compliance with regulatory classifications. Classified loans are individually reviewed to arrive at specific reserves for those loans. Once the specific portion of the allowance is calculated, management calculates a historical portion for each loan category based on loan loss history, peer data, current economic conditions and trends in portfolio, including delinquencies and impairments and real estate values in the Bank’s market area as well as changes in the composition of the loan portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgements which differ from those of management. Although management believes the allowance for loan losses was at a level adequate to absorb probable incurred losses on existing loans at December 31, 2001, there can be no assurance that such losses will not exceed estimated amounts.

Noninterest Income. Noninterest income for the year ended December 31, 2001 was $1,135,000 compared to $637,000 for the year ended December 31, 2000, an increase of $498,000. The increase in noninterest income was due primarily to a $286,000 gain on the sale of real estate held for future expansion along with a net increase in the gain on the sale of securities of $127,000. Also contributing to the increase in noninterest income was an increase in other income of $139,000 primarily due to an increase in mortgage modification fee income which was partially offset by a decrease of $41,000 in the gain on sale of real estate owned.

Noninterest Expense. Noninterest expense for the year ended December 31, 2001 was $6.6 million compared to noninterest expense of $6.1 million for the year ended December 31, 2000, an increase of $467,000. Compensation and benefits expense increased by $245,000 partially due to an increase in ESOP expense resulting from an increase in the Company’s stock price, the hiring of additional bank personnel as a result of the continuing growth of the Bank and due to normal annual salary adjustments for existing Bank personnel. Occupancy and equipment expense increased by $36,000 due to increases in natural gas and other utility prices and due to increases in building maintenance such as snow plowing and snow removal in early 2001. Data processing expense increased by $90,000 due to the temporary use of information technology specialists to assist the Bank in upgrading its data processing systems and due to an annual contractual adjustment by the Bank’s data processing service provider in the cost of on-line data processing services. Data processing expense was also affected by fees incurred by the Bank for the performance of information technology security audits on its computer network. Other expense increase by $91,000 due to increases in appraisal fees as a result of increases in mortgage loan and construction loan volume. Also contributing to the increase in other expense were increases in service fees charged to the Company and the Bank by its correspondent banks.

Income taxes.  Income taxes were $3.4 million for the year ended December 31,2001 compared to $3.0 million for the year ended December 31, 2000, an increase of $407,000. The increase in provision for income taxes was primarily due to an increase of $1.2 million in pretax earnings.

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

Total equity at December 31, 2000 was $80.2 million compared to $83.2 million at  December 31, 1999, a decrease of $3.0 million. The decrease was primarily due to the Company’s  repurchase of outstanding common stock of $8.4 million and $2.5 million of dividends declared. These decreases were partially offset by net income of $6.0 million.

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

Net interest Income. Net interest income of $14.7 million for the year ended December 31, 2000 represented an increase of $440,000 from the $14.2 million reported for the year ended December 31, 1999. The ratio of average interest earning assets to average interest bearing liabilities decreased to 129.24% in 2000 from 132.19% in 1999 and the interest spread tightened to 2.94% in 2000 from 3.31% in 1999. The primary reason for the decrease in the ratio of interest -earning assets to interest-bearing liabilities was the Company’s repurchase of outstanding common stock. Even though the repurchases decreased the above ratio and net interest margin, they were accretive to shareholder book value since all the stock was purchased at prices which were below book value.

Provision for Loan Losses.  The provision for loan losses for the year ended December 31, 2000 was $246,000 and remained consistent with the year ended December 31, 1999.

The amount of the provision and allowance for estimated losses on loans is influenced by current economic conditions, actual loss experience, industry trends and other factors, including real estate values, in the Bank’s market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for estimated losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgements which differ from those of management. Although management uses the best information available and maintains the Bank’s allowance for losses at a level it believes adequate to provide for losses, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank’s control.

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

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates.  A tax equivalent of 34% was used to compute the yield on municipal securities. No other tax equivalent adjustments were made.  All average balances are daily average balances.  Non-accruing loans have been included in the table as loans carrying a zero yield.

	Year Ended December 31,
	2001			2000			1999
	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
	(Dollars in Thousands)

Interest-Earning Assets:
Loans receivable(1)	$283,072	$23,509	8.30%	$261,241	$21,597	8.27%	$228,768	$18,642	8.15%
Mortgage-backed securities &CMOs(1)	15,598	1,010	6.48	15,363	1,046	6.81	20,498	1,295	6.32
Mutual funds(1)	3,172	175	5.51	3,172	170	5.36	3,172	179	5.64
Agencies/Other(1)	53,098	3,496	6.58	70,809	4,604	6.50	58,876	3,745	6.36
Municipal securities(1)	29,713	2,288	7.70	25,036	1,953	7.80	18,684	1,477	7.91
Federal funds sold	5,799	206	3.56	28	1	3.58	2,666	123	4.61
Deposits with other institutions	2,687	120	4.48	1,353	75	5.54	3,744	181	4.83
FHLB stock	6,321	411	6.50	2,871	218	7.59	2,176	145	6.66
Total interest-earning assets	399,460	31,215	7.81	379,873	29,664	7.81	338,584	25,787	7.62
Non-interest earning assets	15,183			10,042			14,841
Total assets	$414,643			$389,915			$353,425

Interest-Bearing Liabilities:
Money market	4,269	125	2.94	3,667	110	3.00	$4,180	119	2.85
NOW	13,920	194	1.39	12,825	253	1.97	11,928	234	1.96
Passbook savings	79,004	2,152	2.72	76,581	2,319	3.03	76,259	2,350	3.08
Certificates of Deposit	157,174	8,525	5.42	144,256	8,215	5.69	129,163	6,463	5.00
FHLB Advances	68,003	3,720	5.47	56,597	3,415	6.03	34,607	1,871	5.41
Total interest-bearing liabilities	322,370	14,716	4.56	293,926	14,312	4.87	256,137	11,037	4.31
Non-interest bearing liabilities	15,700			14,253			13,990
Total liabilities	338,070			308,179			270,127

Equity	76,573			81,736			83,298
Total liabilities and equity	$414,643			$389,915			$353,425

Net interest-earning spread		$16,499	3.25%		$15,352	2.94%		$14,750	3.31%
Margin			4.13%			4.04%			4.36%
Assets to liabilities	123.91%			129.24%			132.19%

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

	Year Ended December 31,
	2000 vs. 2001			1999 vs. 2000			1998 vs. 1999
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase
	Volume	Rate		Volume	Rate		Volume	Rate	(Decrease)
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable	$1,813	$99	$1,912	$2,681	$274	$2,955	$1,725	$(224)	$1,501
Mortgage-backed securities & CMO’s	16	(52)	(36)	(344)	95	(249)	(531)	(116)	(647)
Mutual funds	—	5	5	—	(9)	(9)	—	(9)	(9)
Agencies and other	(1,165)	57	(1,108)	774	85	859	527	(171)	356
Municipal securities	360	(25)	335	496	(20)	476	614	51	665
Federal funds sold	205	—	205	(100)	(22)	(122)	(222)	(50)	(272)
Deposits with other institutions	62	(17)	45	(129)	23	(106)	(65)	(92)	(157)
FHLB stock	228	(35)	193	51	22	73	13	2	15
Total interest-earning assets	1,519	32	1,551	3,429	448	3,877	2,061	(609)	1,452

Interest-bearing liabilities:
Money market	18	(3)	15	(15)	6	(9)	(22)	2	(20)
NOW	20	(79)	(59)	18	1	19	19	(30)	(11)
Passbook Savings	72	(239)	(167)	10	(41)	(31)	146	41	187
Certificates of deposit	713	(403)	310	803	949	1,752	332	(513)	(181)
Advances	644	(339)	305	1,306	238	1,544	696	70	766
Total interest bearing liabilities	1,467	(1,063)	404	2,122	1,153	3,275	1,171	(430)	741

Net interest/spread	$52	$1,095	$1,147	$1,307	$(705)	$602	$890	$(179)	$711

Quantitative and Qualitative Disclosures About Market Risk

In an attempt to manage the Company’s  exposure to changes in interest rates, management monitors the Company’s interest rate risk.  The Board of Directors reviews at least quarterly the Company’s interest rate risk position and profitability.  The Board of Directors also reviews the Company’s portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Company’s objectives in the most effective manner.  In addition, the Board reviews on a quarterly basis the Company’s asset/liability position, including simulations of the effect of various interest rate scenarios on the Company’s capital.

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

The Board has taken a number of steps to manage the Company’s vulnerability to changes in interest rates.  First, the Company has long used community outreach, customer service and marketing efforts to increase the Company’s passbook and other non-certificate accounts.  At December 31, 2001, $112.6  million or 41.9% of the Company’s deposits consisted of passbook, NOW and money market accounts.  The Company believes that these accounts represent “core” deposits which are generally somewhat less interest rate sensitive than other types of deposit accounts.  Second, while the Company continues to originate 30 year fixed rate residential loans for portfolio as a result of consumer demand, an increasing proportion of the Company’s residential loans have terms of 15 years or less or carry adjustable interest rates.  Third, the Company has recently used FHLB advances, to extend the term to repricing of its liabilities. At December 31, 2001, the Company had $62.6 million of fixed rate advances with a remaining term to maturity of three  years or more. The average term to maturity or call of the Company’s fixed rate advances, was 4.7 years at December 31, 2001.  Finally, the Company has recently increased its holdings of construction,  multi-family, commercial real estate and consumer  loans. These loans generally have shorter terms to maturity than one-to-four family residential loans.

Management utilizes the net portfolio value (NPV)analysis to quantify interest rate risk. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off balance sheet contracts. The analysis estimates how the Bank’s net portfolio value responds to changes in interest rates. The current interest rate scenarios used in the NPV analysis assume an instantaneous and sustained parallel shift in the Treasury yield curve of plus and minus 100, 200, and 300 basis points in 100 basis point increments.

On December 31, 2001, the yield on the three month Treasury bill was 1.72%. As a result, the net portfolio value analysis was unable to produce results for the minus 200 and minus 300 basis point scenarios for the quarter ending December 31, 2001.

Presented below, as of December 31, 2001, is an analysis of the Bank’s estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates up 300 basis points and down 100 basis points, in 100 point increments. Also presented below, as of December 31, 2000, is an analysis of the Bank’s estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shift in interest rates, up and down 300 basis points in 100 point increments.

2001

Assumed Change in Interest Rates	$ Amount	$ Change in NPV	% Change inNPV
(Basis Points)	(Dollars in Thousands)

+300	$65,973	$(30,323)	(31% )
+200	75,768	(20,528)	(21)
+100	86,167	(10,129)	(11)
—	96,296	—	—
-100	102,825	6,529	7
-200	—	—	—
-300	—	—	—

2000

Assumed Change in Interest Rates	$ Amount	$ Change in NPV	% Change inNPV
(Basis Points)	(Dollars in Thousands)

+300	$54,786	$(26,324)	(32% )
+200	63,655	(17,455)	(22)
+100	72,778	(8,332)	(10)
—	81,110	—	—
-100	86,661	5,551	7
-200	91,762	10,652	13
-300	98,665	17,555	22

Certain assumptions utilized in assessing the interest rate risk of thrift institutions were employed in preparing the preceding table.  These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios.  It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case.  Even if interest rates change in the designated amounts, there can be no assurance that the Company’s assets and liabilities would perform as set forth above.  In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the NPV than indicated above.

Liquidity and Capital Resources

The Company’s primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage–backed securities.  While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.  First Security generally manages the pricing of its deposits to be competitive and to increase core deposit relationships.

Liquidity management is both a daily and long–term responsibility of management.  First Security adjusts its investments in liquid assets based upon management’s assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest–earning deposits and investment securities, and (iv) the objectives of its asset/liability management program.  Excess liquid assets are invested generally in interest–earning overnight deposits and short– and intermediate–term U.S. Government and agency obligations and mortgage–backed securities of short duration.  If First Security requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Chicago.

The Company’s cash flows are comprised of three primary classifications:  cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities were $9.0 million, $8.3 million, and $6.5 million for the years ended December 31, 2001, 2000, and 1999, respectively. Net cash used in investing activities consisted primarily of disbursements for loan originations and the purchase of investments and mortgage–backed securities, offset by principal collections on loans, proceeds from maturation and sales of securities and paydowns on mortgage–backed securities. Net cash from financing activities consisted primarily from increases in net deposits and advances from FHLB of Chicago partially offset by purchases of Treasury Stock and the payment of dividends.

The Company’s most liquid assets are cash and short–term investments.  The levels of these assets are dependent on the Company’s operating, financing, lending and investing activities during any given period.  At December 31, 2001, cash and short–term investments totaled $9.4 million.  The Company has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans.  The Company may also utilize the sale of securities available–for–sale and FHLB advances as a source of funds.

At December 31, 2001 the Company had outstanding commitments to originate loans of $10.1 million, all of which had fixed interest rates. As of the same date, the Company also had outstanding commitments to fund construction loans of $9.6 million, all of which had floating interest rates based on prime rate and $5.3 million in unused lines of credit for home equity loans.  These loans are to be secured by properties located in its market area.  The Company anticipates that it will have sufficient funds available to meet its current loan commitments.  Loan commitments have, in recent periods, been funded through liquidity or through FHLB advances.  Certificates of deposit which are scheduled to mature in one year or less from December 31, 2001 totaled $136.8 million.  Management believes, based on past experience, that a significant portion of such deposits will remain with the Company.  Based on the foregoing, in addition to the Company’s high level of core deposits and capital, the Company considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs.

The following tables disclose contractual obligations and commercial commitments of the Company as of December 31, 2001:

	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
FHLB Advances	$83,600	$9,000	$10,000	$37,600	$27,000
Total contractual obligations	$83,600	$9,000	$10,000	$37,600	$27,000

	Total Amounts Committed	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
Lines of credit	$14,407	$1,354	$2,843	$10,210	—
Mortgage Loans	10,100	10,100	—	—	—
Construction Loans	9,600	9,600	—	—	—
Total commercial commitments	$34,107	$21,054	$2,843	$10,210	—

First Security is subject to various regulatory capital requirements imposed by the OTS.  At December 31, 2001, First Security was in compliance with all applicable capital requirements on a fully phased–in basis.  See Note 10 of the Notes to Consolidated Financial Statements.

Impact of Inflation and Changing Prices

The consolidated financial statements and related data herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary in nature. Therefore, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. In the current interest rate environment, the liquidity and maturity structure and quality of the Company’s assets and liabilities are critical to the maintenance of acceptable performance levels.

Safe Harbor Statement

This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation  Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory situation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, prevailing real estate values, demographic changes, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles, policies and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

New Accounting Pronouncements

In July 2001, Statement of Financial Accounting Standards (SFAS) No.141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets” were issued by the Financial Accounting Standards Board (FASB). SFAS No. 141, “Business Combinations”, no longer permits the use of pooling-of-interests method and requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method. This accounting standard will have no effect on the Company’s financial statements unless the Company enters into a business combination transaction.

SFAS No. 142, “Goodwill and Other Intangible Assets”, requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The amortization of goodwill ceases upon adoption of the Statement, which for most companies will be January 1, 2002. This pronouncement will not have a material effect on the Company’s financial statements.

                                                                   FIRST SECURITYFED FINANCIAL, INC.

SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 3:30 p.m., local time on April 18, 2002 at the Main Office of the Company, located at 936 N. Western Avenue, Chicago, Illinois 60622.

STOCK LISTING

First SecurityFed Financial, Inc. common stock is traded on the Nasdaq Stock Market under the symbol “FSFF.”

PRICE RANGE OF COMMON STOCK

As of February 28, 2002  there were approximately 726 shareholders of record and 4,138,690 outstanding shares of common stock.

The following table sets forth the high and low sales prices and dividends paid per share of common stock during the periods indicated.  The stock price information was provided by the NASD, Inc.

Quarter Ended	High	Low	Dividend Declared
March 31, 2000	11.38	10.75	.12¢
June 30, 2000	13.00	10.81	.13¢
September 30, 2000	15.25	12.44	.13¢
December 31, 2000	15.09	13.56	.13¢
March 31, 2001	15.75	14.63	.13¢
June 30, 2001	19.34	15.63	.13¢
September 30, 2001	20.49	17.25	.13¢
December 31, 2001	20.00	16.91	.13¢

The payment of cash dividends is dependent on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, general business practices and other factors. Dividend payments decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions.

REPORT OF INDEPENDENT AUDITORS

Board of Directors

First SecurityFed Financial, Inc.

Chicago, Illinois

We have audited the accompanying consolidated balance sheets of First SecurityFed Financial, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First SecurityFed Financial, Inc. at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments on January 1, 2000 to conform with Statement of Financial Accounting Standards No. 133.

Crowe, Chizek and Company LLP

Oak Brook, Illinois

February 1, 2002

FIRST SECURITYFED FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2001 and 2000

(Dollars in thousands, except share data)

	2001	2000
ASSETS
Cash and due from banks	$7,070	$4,749
Interest-bearing deposit accounts in other financial institutions	1,423	1,353
Federal funds sold	928	—
Total cash and cash equivalents	9,421	6,102

Securities available-for-sale	21,741	31,894
Securities held-to-maturity (fair value: $92,579 in 2001and $77,869 in 2000)	92,216	78,306
Loans receivable, net	287,450	275,454
Federal Home Loan Bank stock, at cost	12,162	3,330
Premises and equipment, net	3,204	3,513
Accrued interest receivable	3,177	3,346
Other assets	1,904	1,718

Total assets	$431,275	$403,663

LIABILITIES
Deposits
Non-interest-bearing	$10,069	$7,152
Interest-bearing	258,788	245,510
Total deposits	268,857	252,662
Advance payments by borrowers for taxes and insurance	2,880	3,255
Advances from Federal Home Loan Bank	83,600	64,600
Accrued interest payable and other liabilities	3,900	2,897
Total liabilities	359,237	323,414

SHAREHOLDERS' EQUITY
Preferred stock, $0.01 par value per share, 500,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share, 8,000,000 shares authorized, 6,408,000 shares issued	64	64
Additional paid-in capital	62,922	62,645
Unearned ESOP shares	(3,581)	(3,906)
Unearned stock awards	(1,774)	(2,353)
Treasury stock, at cost (2,269,310 shares in 2001 and 1,478,365 shares in 2000)	(33,689)	(19,637)
Retained earnings	47,924	43,386
Accumulated other comprehensive income	172	50
Total shareholders' equity	72,038	80,249

Total liabilities and shareholders' equity	$431,275	$403,663

See accompanying notes to consolidated financial statements.

20

FIRST SECURITYFED FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2001, 2000, and 1999

(Dollars in thousands, except per share data)

	2001	2000	1999
Interest and dividend income
Loans	$23,509	$21,597	$18,642
Securities
Taxable	3,670	4,774	3,923
Tax-exempt	1,510	1,289	975
Mortgage-backed securities	1,010	1,046	1,295
Federal Home Loan Bank dividends	411	218	145
Federal funds sold and other interest earning assets	327	76	305
	30,437	29,000	25,285

Interest expense
NOW and money market	319	363	353
Passbook savings	2,152	2,319	2,350
Certificates of deposit	8,525	8,215	6,463
Federal Home Loan Bank advances	3,720	3,415	1,871
	14,716	14,312	11,037

Net interest income	15,721	14,688	14,248

Provision for loan losses	144	246	246

Net interest income after provision for loan losses	15,577	14,442	14,002

Noninterest income
Deposit service charges	364	372	368
Insurance commissions	44	49	53
Net gain (loss) on sales and calls of securities	81	(46)	12
Gain on sale of real estate held for expansion	286	—	—
Net gain on sale of real estate owned	—	41	—
Other income	360	221	377
	1,135	637	810

Noninterest expense
Compensation and benefits	4,061	3,816	3,622
Occupancy and equipment	731	695	695
Data processing	396	306	342
Federal insurance premiums	134	129	204
Other expense	1,232	1,141	1,239
	6,554	6,087	6,102

Income before income taxes	10,158	8,992	8,710

Income tax expense	3,396	2,989	3,028

Net income	$6,762	$6,003	$5,682

Earnings per share
Basic	$1.68	$1.28	$1.14
Diluted	$1.67	$1.28	$1.14

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2001, 2000, and 1999

(Dollars in thousands, except per share date)

	2001	2000	1999
Net income	$6,762	$6,003	$5,682

Other comprehensive income
Unrealized holding gains and losses on securities available-for-sale	281	1,248	(933)
Change in unrealized gains/losses on securities resulting from the reclassification of securities from held-to-maturity to available-for-sale	—	(220)	—
Reclassification adjustments for (gains) and losses recognized in income	(81)	46	(12)
Net unrealized gains and losses	200	1,074	(945)
Tax effect	(78)	(419)	368
	122	655	(577)

Comprehensive income	$6,884	$6,658	$5,105

See accompanying notes to consolidated financial statements.

FIRST SECURITYFED FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Years ended December 31, 2001, 2000, and 1999

(Dollars in thousands, except per share data)

	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Unearned Stock Awards	Treasury Stock	Retained Earnings	Accumulated Other Com-prehensive Income (Loss)	Total Share-holders' Equity
Balance at January 1, 1999	$64	$64,952	$(4,582)	$(3,810)	$(8,234)	$36,225	$(28)	$84,587

Net income	—	—	—	—	—	5,682	—	5,682

ESOP shares earned	—	60	343	—	—	—	—	403

Stock awards earned	—	—	—	735	—	—	—	735

Issuance of stock to Foundation, net of related tax benefit	—	(688)	—	—	712	—	—	24

Purchase of treasury stock	—	—	—	—	(5,705)	—	—	(5,705)

Dividends declared ($.38 per share)	—	—	—	—	—	(1,993)	—	(1,993)

Change in fair value of securities, net of reclass-ification and tax effects	—	—	—	—	—	—	(577)	(577)

Balance at December 31, 1999	64	64,324	(4,239)	(3,075)	(13,227)	39,914	(605)	83,156

Net income	—	—	—	—	—	6,003	—	6,003

ESOP shares earned	—	87	333	—	—	—	—	420

Stock awards earned	—	—	—	722	—	—	—	722

Issuance of stock to Foundation, net of related tax benefit	—	(1,766)	—	—	1,957	—	—	191

Purchase of treasury stock	—	—	—	—	(8,367)	—	—	(8,367)

Dividends declared ($.51 per share)	—	—	—	—	—	(2,531)	—	(2,531)

Change in unrealized gains/losses on securities resulting from the eclassification of securities from held-to-maturity to available-for-sale, net of tax effects	—	—	—	—	—	—	(134)	(134)

Change in fair value of securities, net of reclassification and tax effects	—	—	—	—	—	—	789	789

Balance at December 31, 2000	$64	$62,645	$(3,906)	$(2,353)	$(19,637)	$43,386	$50	$80,249

Balance at January 1, 2001	$64	$62,645	$(3,906)	$(2,353)	$(19,637)	$43,386	$50	$80,249

ESOP shares earned	—	246	325	—	—	—	—	571

Issuance of stock awards	—	31	—	(142)	111	—	—	—

Stock awards earned	—	—	—	721	—	—	—	721

Net income	—	—	—	—	—	6,762	—	6,762

Purchase of treasury stock	—	—	—	—	(14,163)	—	—	(14,163)

Dividends declared ($.52 per share)	—	—	—	—	—	(2,224)	—	(2,224)

Change in fair value of securities, net of income taxes and reclassification effects	—	—	—	—	—	—	122	122

Balance at December 31, 2001	$64	$62,922	$(3,581)	$(1,774)	$(33,689)	$47,924	$172	$72,038

See accompanying notes to consolidated financial statements.

FIRST SECURITYFED FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2001, 2000, and 1999

(Dollars in thousands)

	2001	2000	1999
Cash flows from operating activities
Net income	$6,762	$6,003	$5,682
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization of intangibles	320	326	381
Net amortization of securities	(32)	83	190
Net (gain) loss on sales and calls of securities	(81)	46	(12)
Provision for loan losses	144	246	246
Net gain on real estate owned	—	(41)	—
Net gain on sale of real estate held for expansion	(286)	—	—
Deferred loan origination fees	188	303	11
Provision for deferred income taxes	90	(94)	26
Federal Home Loan Bank stock dividend	(332)	(151)	—
ESOP compensation expense	571	420	403
Stock award compensation expense	721	722	735
Net change in
Accrued interest receivable	169	(370)	(501)
Other assets	(391)	421	(463)
Accrued interest payable and other liabilities	1,110	365	(214)
Net cash from operating activities	8,953	8,279	6,484

Cash flows from investing activities
Purchase of securities available-for-sale	(2,759)	(4,642)	(1,062)
Purchase of securities held-to-maturity	(60,143)	(500)	(50,311)
Proceeds from sales of securities available-for-sale	3,558	3,408	4,373
Proceeds from calls and maturities of securities	50,065	2,480	10,278
Proceeds from sale of real estate owned	—	108	—
Net loan originations	(12,328)	(34,835)	(23,180)
Principal payments on mortgage-backed and related securities	5,835	3,527	6,680
Change in time deposits in other financial institutions	—	—	200
Purchase of Federal Home Loan Bank stock	(8,500)	(864)	(184)
Proceeds from sale of real estate held for expansion	415	—	—
Property and equipment expenditures	(103)	(131)	(40)
Net cash from investing activities	(23,960)	(31,449)	(53,246)

Cash flows from financing activities
Net change in deposits	16,195	14,539	17,628
Net change in advance payments by borrowers for taxes and insurance	(375)	444	379
Change in advances from Federal Home Loan Bank	19,000	18,300	17,300
Dividends paid	(2,331)	(1,901)	(1,413)
Purchase of treasury stock	(14,163)	(8,367)	(5,705)
Net cash from financing activities	18,326	23,015	28,189

Net change in cash and cash equivalents	$3,319	$(155)	$(18,573)

Cash and cash equivalents at beginning of year	6,102	6,257	24,830

Cash and cash equivalents at end of year	$9,421	$6,102	$6,257

Supplemental disclosures of cash flow information:
Cash paid during the year for
Interest	$14,741	$14,110	$11,027
Income taxes	3,095	2,933	3,054

Supplemental noncash disclosures:
Noncash transfer of securities from held-to-maturity to available-for-sale upon adoption of SFAS No. 133	—	15,606	—

See accompanying notes to consolidated financial statements.

FIRST SECURITYFED FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 December 31, 2001, 2000, and 1999

(Table amounts in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Nature of Business:  The consolidated financial statements include the accounts of First SecurityFed Financial, Inc. (the Company) and its wholly owned subsidiary, First Security Federal Savings Bank (the Bank), and the Bank's wholly owned subsidiary, Western Security Service Corporation.  Significant intercompany accounts and transactions have been eliminated.  The only business of the Company is the ownership of the Bank.  The Bank's revenues primarily arise from interest income from real estate loans and securities, with operations conducted through its main office and three branches located in Cook County, Illinois, and one branch located in Philadelphia, Pennsylvania.

Use of Estimates:  In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management must make estimates and assumptions.  These estimates and assumptions affect the amounts reported for assets, liabilities, income, and expenses, as well as affecting the disclosures provided.  Actual results could differ from the current estimates.  The collectibility of loans, allowance for loan losses, fair values of financial instruments, and status of contingencies are particularly subject to change.

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

Goodwill and Core Deposit Intangible:  Goodwill and the core deposit intangibles result from the application of purchase accounting principles to the acquisition of assets and assumption of liabilities from the Resolution Trust Corporation.  Goodwill represents the excess of acquisition cost over the fair value of net assets of the branch and is amortized over 25 years using the straight-line method.  The premium paid to acquire core deposits is being amortized over ten years on an accelerated method.  Net intangible assets at December 31, 2001 and 2000 aggregated $117,000 and $154,000, respectively.

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

New Accounting Pronouncements:  A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001.  Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as goodwill.  Identifiable intangible assets must be separated from goodwill.  Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002.  Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value.  The Company will continue to amortize the goodwill and core deposit intangible resulting from the acquisition of a branch from the Resolution Trust Corporation in accordance with Statement of Financial Accounting Standards No. 72.

Reclassifications:  Some items in the prior year financial statements were reclassified to conform to the current presentation.

NOTE 2 - SECURITIES

The Company's securities at year end are as follows:

	2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized losses	Fair Value
Securities available-for-sale
U.S. Treasury	$258	$90	$—	$348
U.S. government agencies	3,000	78	—	3,078
Municipal	8,640	133	(36)	8,737
Corporate	250	10	—	260
Mutual funds	3,172	26	(16)	3,182
Other equity securities	119	21	—	140
	15,439	358	(52)	15,745
Mortgage-backed securities
Federal Home Loan Mortgage Corporation	2,976	24	(62)	2,938
Government National Mortgage Association	774	23	(3)	794
Federal National Mortgage Association	2,270	4	(10)	2,264
	6,020	51	(75)	5,996

	$21,459	$409	$(127)	$21,741

Securities held-to-maturity
U.S. government agencies	$46,223	$556	$(72)	$46,707
Municipal	28,113	412	(553)	27,972
	74,336	968	(625)	74,679
Mortgage-backed securities
Federal Home Loan Mortgage Corporation	2,708	21	(13)	2,716
Government National Mortgage Association	13,285	113	(121)	13,277
Federal National Mortgage Association	1,716	21	(1)	1,736
Collateralized mortgage obligations	171	1	(1)	171
	17,880	156	(136)	17,900

	$92,216	$1,124	$(761)	$92,579

	2000
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities available-for-sale
U.S. Treasury	$258	$94	$—	$352
U.S. government agencies	10,850	15	(32)	10,833
Municipal	9,100	281	(16)	9,365
Corporate	250	—	(18)	232
Mutual funds	3,172	—	(44)	3,128
Other equity securities	369	13	—	382
	23,999	403	(110)	24,292
Mortgage-backed securities
Federal Home Loan Mortgage Corporation	3,900	5	(144)	3,761
Government National Mortgage Association	1,146	13	(8)	1,151
Federal National Mortgage Association	2,767	—	(77)	2,690
	7,813	18	(229)	7,602

	$31,812	$421	$(339)	$31,894

Securities held-to-maturity
U.S. government agencies	$57,164	$121	$(766)	$56,519
Municipal	15,718	310	(167)	15,861
	72,882	431	(933)	72,380
Mortgage-backed securities
Federal Home Loan Mortgage Corporation	1,278	17	(1)	1,294
Government National Mortgage Association	2,902	72	(10)	2,964
Federal National Mortgage Association	624	4	(1)	627
Collateralized mortgage obligations	620	—	(16)	604
	5,424	93	(28)	5,489

	$78,306	$524	$(961)	$77,869

Sales of securities are summarized as follows:

	2001	2000	1999
Proceeds	$3,558	$3,408	$4,373
Gross realized gains	81	3	23
Gross realized losses	—	49	11

The carrying values and fair values of debt securities as of December 31, 2001, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Securities available-for-sale
Due in one year or less	$2,000	$2,069
Due after one year through five years	1,663	1,713
Due after five years through ten years	696	731
Due after ten years	7,789	7,910
	12,148	12,423

Mutual funds	3,172	3,182
Other equity securities	119	140
Mortgage-backed securities	6,020	5,996
	9,311	9,318

	$21,459	$21,741

Securities held-to-maturity
Due in one year or less	$530	$532
Due after one year through five years	2,929	3,026
Due after five years through ten years	35,861	36,363
Due after ten years	35,016	34,758
	74,336	74,679

Mortgage-backed securities and collateralized mortgage obligations	17,880	17,900

	$92,216	$92,579

Securities in the amount of $21,996,000 and $23,944,000 were pledged to secure government deposits at December 31, 2001 and 2000, respectively.

Effective January 1, 2000, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities.  As permitted by SFAS No. 133, the Company reclassified a portion of its securities held-to-maturity to securities available-for-sale.  The securities that were reclassified had an amortized cost of $15,606,000 and a fair value of $15,386,000 at January 1, 2000.  The Company did not engage in hedging activities in 2001 or 2000.

NOTE 3 - LOANS RECEIVABLE

Loans receivable consisted of the following:

	2001	2000
First mortgage loans
One-to-four-family residences	$207,067	$212,863
Multifamily residences	28,659	19,272
Commercial real estate	32,477	29,817
Construction loans	23,371	11,745
	291,574	273,697
Home equity loans	8,847	7,147
Net deferred loan origination fees	(1,991)	(1,803)
Construction loans in process	(9,576)	(2,777)
Total mortgage loans	288,854	276,264
Consumer and other loans	1,402	1,751
Allowance for loan losses	(2,806)	(2,561)

	$287,450	$275,454

The principal balance of loans on nonaccrual status at December 31, 2001 and 2000 approximated $639,000 and $1,025,000, respectively.  The Company maintains an allowance for uncollected interest for mortgage loans with payments past due.  The allowance was approximately $168,000 and $123,000 at December 31, 2001 and 2000, respectively.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

	2001	2000	1999
Balance, beginning of year	$2,561	$2,315	$2,069
Provision for loan losses	144	246	246
Recoveries	143	—	—
Charge-offs	(42)	—	—

Balance, end of year	$2,806	$2,561	$2,315

Impaired loans totaled $546,000 at December 31, 2001 and $409,000 at December 31, 2000.  The average balance of impaired loans and the interest income that would have been recognized are not material for any period presented.  There was no allowance allocated for impaired loans at December 31, 2001.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	2001	2000
Land	$545	$545
Buildings and improvements	3,701	3,684
Furniture and equipment	2,702	2,648
Real estate acquired for future expansion	280	377
Total cost	7,228	7,254
Less accumulated depreciation	(4,024)	(3,741)

	$3,204	$3,513

NOTE 6 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled approximately $56,740,000 and $54,399,000 at December 31, 2001 and 2000, respectively.

At December 31, 2001, the scheduled maturities of certificates of deposit are as follows:

2002	$136,836
2003	8,595
2004	4,850
2005	4,785
2006	1,162

$156,228

NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Chicago at year end were as follows:

	December 31,
Description	2001	2000
Floating, matures March 2001; 6.64% interest rate	$—	$1,500
Floating, matures October 2002; 6.00% interest rate	1,500	1,500
Floating, matures November 2002; 5.75% interest rate	2,500	2,500
Floating, matures October 2005; 5.25% interest rate	2,000	2,000
Floating, matures July 2008; 5.18% interest rate	2,000	2,000
Open line	—	16,300
Fixed terms, matures February 2002 through November 2011; range of rates 3.62% to 6.18%; averaging 5.11%	75,600	—
Fixed terms; matures February 2001 through October 2008; range of rates 4.30% to 6.58%; averaging 5.60%	—	38,800

	$83,600	$64,600

Scheduled repayments and maturities of the Federal Home Loan Bank of Chicago advances at December 31, 2001 are as follows:

2002	$10,000
2004	10,000
2005	16,800
2006	20,800
Thereafter	26,000

$83,600

The Company maintains a collateral pledge agreement covering advances whereby the Company has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgage loans on improved residential property not more than 90 days delinquent, aggregating no less than 167% of the outstanding advances from the Federal Home Loan Bank of Chicago.  At December 31, 2001, $25,000,000 of Federal Home Loan Bank advances had various call provisions with an average term to call date of 3.5 months.

NOTE 8 - INCOME TAXES

Income tax expense is as follows:

	2001	2000	1999
Current
Federal	$2,701	$2,633	$2,502
State	605	450	500
Deferred	210	(94)	26
Change in valuation allowance	(120)	—	—

	$3,396	$2,989	$3,028

A reconciliation of income tax expense and amounts computed by applying the statutory federal income tax rate to income before taxes follows:

	2001		2000		1999
Income taxes computed at statutory rate of 34%	$3,454	34.0%	$3,057	34.0%	$2,961	34.0%
Tax-exempt income	(456)	(4.5)	(395)	(4.4)	(307)	(3.5)

State income taxes, net of federal income tax benefit	455	4.5	364	4.0	378	4.3
Change in valuation allowance	(120)	(1.2)	—	—	—	—
Other	63.6		(37)	(.4)	(4)	—

	$3,396	33.4%	$2,989	33.2%	$3,028	34.8%

The net deferred tax asset included in the accompanying consolidated balance sheets consists of the following:

	2001	2000
Deferred tax assets
Allowance for loan losses	$857	$705
Amortization of intangible assets	43	50
Contribution carryforward	630	970
Other	427	399
	1,957	2,124
Deferred tax liabilities
Depreciation	(85)	(115)
Federal Home Loan Bank stock dividends	(308)	(149)
Loan fees	(277)	(363)
Unrealized gain on securities available-for-sale	(110)	(32)
	(780)	(659)

Valuation allowance on deferred tax assets	(60)	(180)

Total net deferred tax asset	$1,117	$1,285

The valuation allowance at December 31, 2001 and 2000 reflects management's estimate of temporary deductible differences that may not be realized.

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts that differs from the provision charged to income in the financial statements.  Retained earnings at December 31, 2001 include approximately $2,023,000 for which no deferred federal income tax liability has been recorded.

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

	2001	2000
Commitments to extend credit	$10,127	$4,053
Unused lines of credit	14,851	10,556

At December 31, 2001, commitments to extend credit consist primarily of fixed-rate loan commitments with rates ranging from 5.99% to 8.50%.  These commitments are due to expire within 60 days of issuance.  Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments.  Collateral may be obtained upon exercise of a commitment.  The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

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

As of December 31, 2001, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2001:
Total capital (to risk-weighted assets)	$76,138	31.6%	$19,266	8.0%	$24,082	10.0%
Tier I capital (to risk-weighted assets)	73,332	30.5	9,633	4.0	14,449	6.0
Tier I (core) capital (to adjusted total assets)	73,332	16.8	17,468	4.0	21,835	5.0

As of December 31, 2000:
Total capital (to risk-weighted assets)	$67,855	33.6%	$16,150	8.0%	$20,188	10.0%
Tier I capital (to risk-weighted assets)	65,341	32.4	8,075	4.0	12,133	6.0
Tier I (core) capital (to adjusted total assets)	65,341	16.6	15,719	4.0	19,649	5.0

The Company may not declare or pay cash dividends on or repurchase any of its shares of capital stock if the effect thereof would cause its net worth to be reduced below applicable regulatory requirements or the amount of the liquidation account if such a declaration and payment would otherwise violate regulatory requirements.

NOTE 11 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings per common share computation for the years ended December 31, 2001, 2000, and 1999 is presented below.

	2001	2000	1999
Basic earnings per common share
Net income	$6,762	$6,003	$5,682

Weighted average common shares outstanding	4,034	4,682	4,834
Add: shares committed to be issued to charitable foundation	—	—	150

Total weighted average common shares outstanding	4,034	4,682	4,984

Basic earnings per share	$1.68	$1.28	$1.14

Diluted
Net income	$6,762	$6,003	$5,682

Weighted average common shares outstanding for basic earnings per common share	4,034	4,682	4,984
Add: Dilutive effects of assumed exercises of stock options	23	—	—
Add: Dilutive effects of assumed exercise of stock awards	3	—	—

Average shares and dilutive potential common shares	4,060	4,682	4,984

Diluted earnings per common share	$1.67	$1.28	$1.14

The Company's outstanding stock options and stock awards were not considered in the computations of diluted earnings per share in 2000 or 1999 because the effects of assumed exercise would have been antidilutive.

NOTE 12 - RELATED PARTY TRANSACTIONS

The Company has lending transactions with directors, executive officers, and their associates.  Activity in these accounts is summarized as follows for the year ended December 31, 2001.

Balance at beginning of year	$411
Loans disbursed	21
Principal repayments	(59)

Balance at end of year	$373

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

Information regarding shares released and shares held by the ESOP at December 31 is as follows:

	2001	2000	1999
Shares released	32	33	34
Average fair value of shares released	$17.59	$12.62	$11.75
Compensation expense	571	420	403

Allocated shares	154	122	89
Unallocated shares	359	391	424
Total ESOP shares	513	513	513

Fair value of unallocated shares	$7,167	$5,810	$4,662

During 1998, the Company adopted a stock option plan under the terms of which shares of the Company’s common stock were reserved for issuance.  The options became exercisable on a cumulative basis in equal installments over a five-year period from the date of grant.  The options expire 10 years from the date of grant.

A summary of the status of the Company’s stock option plan and changes during the years are presented below:

	2001		2000		1999
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding at beginning of year	519	$16.69	519	$16.69	519	$16.69
Granted	25	18.90	—	—	—	—
Outstanding at end of year	544	$16.79	519	$16.69	519	$16.69
Options exercisable at end of year	311		208		104
Weighted-average fair value of options granted during year	$4.86		$—		$—

These options are not fully vested.  The exercise price equals the market value at the date the options were granted.  Options outstanding at year-end 2001 were as follows:

	Outstanding
Exercise Prices	Number	Weighted Average Remaining Contractual Life in Years
$16.69	519	6.3
$18.90	25	10.0

Outstanding at year end	544	6.3

The $4.86 per share fair value of options granted in 2001 was estimated at the date of grant using the Black-Scholes option pricing model using the following assumptions:  expected volatility factor of the expected market price of the Company's common stock of 20.32%, risk-free interest rate of 5.22%, expected option term of ten years, and a dividend yield of 2.90%.

The $6.48 per share fair value of options granted in 1998 was estimated at the date of grant using the Black-Scholes option pricing model using the following assumptions:  expected volatility factor of the expected market price of the Company's common stock of 7.46%, risk-free interest rate of 5.67%, expected option term of ten years, and a dividend yield of 0%.

The Black-Scholes option pricing valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

The Company applies APB Opinion 25 and related Interpretations in accounting for its stock option plan.  Accordingly, no compensation cost has been recognized at the date of grant.  Had compensation cost been determined based on the fair value at the grant dates for awards under the plan in 2001 and 2000 consistent with the method of SFAS No. 123, Accounting for Stock Based Compensation, the Company’s net income and earnings per share would have been reduced to the pro forma amounts in the table below.  For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

	2001	2000	1999
Net income as reported	$6,762	$6,003	$5,682
Pro forma net income	6,077	5,329	5,009
Earnings per share as reported, basic	1.68	1.28	1.14
Earnings per share as reported, diluted	1.67	1.28	1.14
Pro forma earnings per share, basic	1.51	1.14	1.01
Pro forma earnings per share, diluted	1.50	1.14	1.01

In connection with the conversion to stock ownership, the Company adopted a Management Recognition and Retention Plan (MRP).  In 1998, the Company contributed $4.3 million allowing the MRP to acquire 256,320 shares of common stock of the Company, at an average cost of $16.69 per share, to be awarded to directors and key employees.  The Company awarded 216,166 shares during 1998 and 7,500 shares during 2001.  These shares generally vest over a five-year period.  The unamortized cost of shares not yet earned (vested) is reported as a reduction of shareholders' equity.  MRP compensation expense totaled $721,000, $722,000, and $735,000 for the years ended December 31, 2001, 2000, and 1999.

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments as of December 31 are as follows:

	2001		2000
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$9,421	$9,421	$6,102	$6,102
Securities available-for-sale	21,741	21,741	31,894	31,894
Securities held-to-maturity	92,216	92,579	78,306	77,869
Loans, net of allowance for loan losses	287,450	291,949	275,454	275,046
Accrued interest receivable	3,177	3,177	3,346	3,346

Financial liabilities
NOW and money market accounts	(28,666)	(28,666)	(24,642)	(24,642)
Savings deposits	(83,963)	(83,963)	(77,261)	(77,261)
Time deposits	(156,228)	(158,342)	(150,759)	(151,287)
Advance payments by borrowers for taxes and insurance	(2,880)	(2,880)	(3,255)	(3,255)
Advances from Federal Home Loan Bank	(83,600)	(83,007)	(64,600)	(66,282)
Accrued interest payable	(815)	(815)	(840)	(840)

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully.  Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer.  For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk.  Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values.  The fair value of debt is based on current rates for similar financing.  The fair value of off-balance-sheet items is based on the current fees or costs that would be charged to enter into or terminate such arrangements, which are not material.

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

NOTE 15 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of income, and statements of cash flows for First SecurityFed Financial, Inc.

CONDENSED BALANCE SHEETS

December 31, 2001 and 2000

	2001	2000
ASSETS
Cash and cash equivalents	$1,020	$662
Securities available-for-sale	7,949	8,696
ESOP loan	3,845	4,101
Investment in bank subsidiary	74,354	66,377
Accrued interest receivable and other assets	995	1,684

	$88,163	$81,520

LIABILITIES AND SHAREHOLDERS' EQUITY
Note payable to bank subsidiary	$15,591	$—
Accrued expenses and other liabilities	534	1,271
Shareholders' equity	72,038	80,249

	$88,163	$81,520

CONDENSED STATEMENTS OF INCOME

For the years ended December 31, 2001, 2000, and 1999

	2001	2000	1999
Income
Dividend from subsidiary	$—	$10,501	$3,500
Interest on securities	456	465	505
Interest on ESOP loan	274	295	312
Gain (loss) on sale of securities	81	(16)	19
Other income	—	—	1
Total income	811	11,245	4,337

Expenses
Interest expense on note payable	283	—	—
Other operating expenses	305	134	184
	588	134	184

Income before income taxes and equity in undistributed earnings of bank subsidiary	223	11,111	4,153

Income tax expense (benefit)	(63)	91	125

Income before equity in undistributed earnings of bank subsidiary	286	11,020	4,028

Equity in undistributed earnings (distributions in excess of earnings) of bank subsidiary	6,476	(5,017)	1,654

Net income	$6,762	$6,003	$5,682

NOTE 15 - PARENT COMPANY FINANCIAL STATEMENT (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

For the years ended Demcember 31, 2001, 2000, 1999

Operating activities
Net income	$6,762	$6,003	$5,682

Adjustments to reconcile net income to net cash provided by operating activities
(Equity in undistributed earnings) distribution in excess of earnings of bank subsidiary	(6,476)	5,017	(1,654
Net accretion	(112)	(3)	(3)
(Gain) loss on sales of securities	(81)	16	(19)
Change in
Other assets	743	(658)	388)
Other liabilities	14,961	23	(213)
Net cash from operating activities	15,797	10,398	4,181

Investing activities
Purchase of securities available-for-sale	(2,759)	(925)	(1,062)
Proceeds from sales of securities	3,558	848	2,931
Payment received on loan to ESOP	256	256	257
Net cash from investing activities	1,055	179	2,126

Financing activities
Dividends paid	(2,331)	(1,901)	(1,413)
Purchase of treasury stock	(14,163)	(8,367)	(5,705)
Net cash from financing activities	(16,494)	(10,268)	(7,118)

Net change in cash and cash equivalents	358	309	(811)

Cash and cash equivalents at beginning of year	662	353	1,164

Cash and cash equivalents at end of year	$1,020	$662	$353

NOTE 16 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	Interest	Net Interest	Net	Earnings Per Share
	Income	Income	Income	Basic	Diluted
2001
First quarter	$7,542	$3,735	$1,675	$.39	$.39
Second quarter	7,554	3,788	1,545.38		.37
Third quarter	7,591	3,917	1,620.42		.41
Fourth quarter	7,750	4,281	1,922.51		.50

2000
First quarter	$6,802	$3,595	$1,427	$.29	$.29
Second quarter	7,092	3,651	1,486.31		.31
Third quarter	7,375	3,631	1,486.32		.32
Fourth quarter	7,731	3,811	1,604.36		.36

TRANSFER AGENT Registrar and Transfer Co. 10 Commerce Drive Cranford, NJ 07016	SHAREHOLDERS AND GENERAL INQUIRIES Peter Ilnyckyj First SecurityFed Financial, Inc. 936 North Western Avenue Chicago, Illinois 60622-4695 (773) 772-4500

SPECIAL COUNSEL Jenkins and Gilchrist 1919 Pennsylvania Ave., NW Suite #600 Washington, DC20006	INDEPENDENT AUDITORS Crowe, Chizek and Company LLP One Mid America Plaza P.O. Box 3697 Oak Brook, Illinois 60522-3697

ANNUAL AND OTHER REPORTS

A copy of First SecurityFed Financial, Inc.’s Annual Report on Form 10–K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Peter Ilnyckyj, First SecurityFed Financial, Inc., 936 North Western Avenue, Chicago, Illinois 60622-4695

FIRST SECURITYFED FINANCIAL, INC.
CORPORATE INFORMATION

COMPANY AND BANK ADDRESS

936 North Western Avenue	Telephone:	(773) 772-4500
Chicago, Illinois 60622-4695	Fax:	(773) 772-0487

DIRECTORS OF THE BOARD

Steve Babyk	Julian Kulas
Director of Fleet Leasing	President and Chief Executive Officer First
Union Tank Car Company	Security Federal Savings Bank

Lila Maria Bodnar	Paul Nadzikewycz
Accountant, MBA	Self-Employed Real Estate Investor

Myron Dobrowolsky	Jaroslav H. Sydorenko
Construction Project Manager	Credit Manager Kanematsu USA
Dames and Moore

Terry Gawryk	Chrysta Wereszczak
Attorney	Co-owner, B&B Formica

George Kawka
Senior Architectural/Engineering
Project Manager CH2M Hill

EXECUTIVE OFFICERS

Julian Kulas	Harry I. Kucewicz
President and Chief Executive Officer	Treasurer and Chief Financial Officer

Mary H. Korb	Irene S. Subota
Vice President-Lending	Vice President - Savings

Adrian Hawryliw	Paul T. Bandriwsky
Vice President - Philadelphia	Vice President and Chief Operating
Branch Manager	Officer