Form 10-K, Exhibit 13
period 2002-12-31
FIRST SECURITYFED FINANCIAL INC
filed 2003-03-31
CIK 1042534

Exhibit 13

2002 ANNUAL REPORT

[LOGO]

FIRST SECURITYFED FINANCIAL, INC.

TABLE OF CONTENTS

President’s Message
Selected Consolidated Financial Information
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Consolidated Financial Statements
Shareholder Information
Corporate Information

FROM YOUR PRESIDENT

To Our Stockholders, Depositors and Friends,

I am very pleased to bring you this annual report for the year ended December 31, 2002 for First SecurityFed Financial, Inc. and its subsidiary First Security Federal Savings Bank.  As you will note from the report, we had another banner year with record earnings.

Competition in the financial marketplace continues to intensify.  Even though mega-banks invaded the Chicagoland market, our Company’s assets increased to $464.3 million at December 31, 2002 compared to $431.3 million at December 31, 2001, an increase of $33.0 million or 7.65%.  Consolidated net income for 2002 was a record $8.0 million compared to net income of $6.8 million for the year ended December 31, 2001.  Basic earnings per share for the year ended December 31, 2002 increased to $2.20 as compared to basic earnings per share of $1.68 for the year ended December 31, 2001, an increase of 30.95%.  The increase in basic earnings per share was attributable to higher net income and a decrease in the average shares outstanding.  In 2002, the Company repurchased 185,936 shares in the open market at an average price of $21.84 per share.  The Company’s return on equity increased to 10.77% in 2002, a substantial increase from 8.83% in 2001.  I am also pleased to report that we maintained a low non-interest expense, which resulted in an efficiency ratio of 37%.

Our loan department had another strong year, having originated $92.7 million in mortgage loans and disbursed $24.8 million in construction loans.  The year was also noted for record refinancing and substantial paydowns.  Net loans receivable increased by $14.1 million from $287.5 million at December 31, 2001 to $301.6 million at December 31, 2002.  The increase in construction loans and lines of credit in this low interest rate environment should reduce our interest rate risk in the event of higher interest rates in the future.  The level of non-performing loans as a percentage of gross loans increased slightly from 0.63% in 2001 to 0.67% in 2002.  The allowance for loan losses increased to $2.9 million or 0.96% of loans and the Company had loan charge-offs of only $4,000 during the year ended December 31, 2002.

Our vision for 2003 is to continue to do more of the same positive things we did in 2002.  Loan production will continue to be a major focus.  While we may not, in this highly competitive market, add substantially to our portfolio, we are geared to a healthy level of loan production and prepared to make loans for sale in the secondary market.  In December 2002, we completed the construction of our new Branch at Plum Grove and Kirchoff Roads, in Palatine, Illinois.  This one-acre corner facility with ample parking, drive-up lanes, 24-hour ATM service and night depository, which was opened to service the public in January 2003, will allow us to increase our market share in this northwest suburban area.

The market treated the Company well during the year.  First SecurityFed Financial, Inc, (FSFF) entered the year by trading at $20.00 or 87% of book value.  By the end of 2002, the stock was trading at $24.30 or 125% of book value.  I believe the improvement in stock price is directly related to our continued, consistent and positive accomplishments noted above.  It is my firm belief that if the Company continues to do well, as it has done over the last few years, there is reason to expect continued growth in shareholder value.

The Company remains committed to servicing the needs of our customers and our communities.  Personal and efficient service has always been and shall always remain our primary mission.  Our continued personal involvement in various community activities and the charitable donations made by the Company’s non-for-profit affiliate, The Heritage Foundation of First Security Federal Savings Bank, to numerous charitable and civic organizations result in a priceless asset, and special bond with the loyalty of our communities.

In closing, I wish to express my thanks to our stockholders and customers for their continued support and enthusiasm.  And, of course, as is always the case, my sincere thanks and continued gratitude to the Members of the Board, the Officers, and employees, whose dedication, ability, energy and competitive spirit have brought us to our level of success and will assure continued growth and excellence.

Sincerely,

Julian E. Kulas
President and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Set forth below are selected financial and other data of First SecurityFed Financial, Inc. The financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements and Notes to the Consolidated Financial Statements  presented elsewhere in this Annual Report.

	At December 31,
	2002	2001	2000	1999	1998
	(In Thousands Except Per Share Data)

Selected Financial Condition Data:

Total assets	$464,301	$431,275	$403,663	$372,292	$338,050
Cash and cash equivalents	27,817	9,421	6,102	6,257	24,830
Loans receivable, net(1)	301,642	287,450	275,454	241,168	218,311
Mortgage-backed securities:
Held-to-maturity	11,880	17,880	5,424	7,577	11,587
Available-for-sale	12,780	5,996	7,602	9,410	12,410
Investment securities:
Held-to-maturity	57,246	74,336	72,882	85,331	46,680
Available-for-sale	29,848	15,745	24,292	11,212	13,933
Deposits	290,612	268,857	252,662	238,123	220,495
Total borrowings	92,105	83,600	64,600	46,300	29,000
Shareholders equity	75,932	72,038	80,249	83,156	84,587

(1)                                  The allowance for loan losses at December 31, 2002, 2001, 2000, 1999, and 1998, was $2,937,000, $2,806,000, $2,561,000, $2,315,000, and $2,069,000, respectively.

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(In Thousands Except Per Share Data)

Selected Operations Data:

Total interest income	$30,900	$30,437	$29,000	$25,285	$24,059
Total interest expense	12,646	14,716	14,312	11,037	10,296
Net interest income	18,254	15,721	14,688	14,248	13,763
Provision for loan losses	127	144	246	246	246
Net interest income after provision for loan losses	18,127	15,577	14,442	14,002	13,517
Deposit service charges	491	364	372	368	416
Gain (loss) on sales of securities	53	81	(46)	12	40
Other non-interest income	405	690	311	430	356
Total non-interest income	949	1,135	637	810	812
Total non-interest expense	7,100	6,554	6,087	6,102	5,887
Income before taxes	11,976	10,158	8,992	8,710	8,442
Income tax provision	3,958	3,396	2,989	3,028	3,098
Net income	$8,018	$6,762	$6,003	$5,682	$5,344

Basic earnings per share	2.20	1.68	1.28	1.14	0.93
Diluted earnings per share	2.15	1.67	1.28	1.14	0.93

	Year Ended December 31,
	2002	2001	2000	1999	1998
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	1.79%	1.63%	1.54%	1.61%	1.62%
Return on equity (ratio of net income to average equity)	10.77	8.83	7.34	6.82	5.97
Dividend payout ratio	25.52	32.89	42.16	35.08	7.62
Interest rate spread information:
Average during period	3.81	3.25	2.94	3.31	3.28
Net interest margin(1)	4.48	4.13	4.04	4.36	4.37
Ratio of operating expense to average total assets	1.58	1.58	1.56	1.73	1.79
Efficiency ratio(2)	.37	.39	.40	.40	.40
Ratio of average interest-earning assets to average interest-bearing liabilities	122.81	123.91	129.24	132.19	135.90

Quality Ratios:
Non-performing assets to total assets at end of period	.44	.42	.39	.37	.30
Allowance for loan losses to non-performing loans at end of period	142.71	153.25	164.38	166.19	203.24
Allowance for loan losses to gross loans receivable at end of period	.96	.96	.93	.96	.93

Capital Ratios:
Equity to total assets at end of period	16.35	16.70	19.88	22.34	25.03
Average equity to average assets	16.57	18.47	20.96	23.57	27.18

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

The Bank is a financial intermediary engaged primarily in attracting deposits from the general public and using such deposits to originate one-to-four family residential mortgages and, to a lesser extent, multi-family, commercial real estate, construction, home equity loans, consumer and other loans primarily in its market area.  The Bank also uses these deposits to acquire mortgage backed and other securities.  The Bank’s revenues are derived principally from interest earned on loans and mortgage-backed and other securities.  The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation (FDIC).  The Bank’s cost of funds is influenced by interest rates on competing investments and general market interest rates.  Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

The Bank’s net interest income is dependent primarily upon the difference or spread between the average yield earned on  loans receivable and securities, and the average rate paid on deposits and Federal Home Loan Bank (FHLB) advances, as well as the relative amounts of such assets and liabilities.  The Bank, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

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

Comparison of Financial Condition at December 31, 2002 and December 31, 2001

Total assets at December 31, 2002 were $464.3 million compared to $431.3 million at December 31, 2001, an increase of $33.0 million or 7.65%. The increase in total assets was due primarily to increases of $18.4 million in cash and cash equivalents, $14.1 million in loan  receivable and $2.6 million in FHLB stock, partially offset by a decrease of $2.2 million in securities.

Net loans receivable increased by $14.1 million from $287.5 million at December 31,2001 to $301.6 million at December 31, 2002. The increase was primarily due to the disbursement of $24.8 million to fund construction loans, as well as the disbursement of $92.7 million to fund mortgage loans and a net increase in equity line of credit loans of $9.5 million partially offset by $16.4 million in paydowns on construction loans and $96.6 million in paydowns on mortgage loans. The net increase in loans receivable was largely a result of a low interest rate environment and a strong local real estate market.  Due to this low interest rate environment, $23.4 million of the Bank’s mortgage loans were refinanced during the past year.  The refinancings contributed to the decrease of 30 basis points in the average rate earned on loans receivable.

Cash and cash equivalents increased by $18.4 million due to the inflow of funds from the calls of securities, increased paydowns on mortgage-backed securities, and the net increase in deposits accounts and Federal Home Loan Bank advances.  The funds were deposited in overnight federal funds and interest-bearing accounts with other financial institutions  awaiting redeployment into mortgage loans and agency, municipal and mortgage backed-securities.

Federal Home Loan Bank stock increased by $2.6 million primarily due to stock purchases by the Bank. Also contributing to this increase in stock were stock dividends received from the Federal Home Loan Bank.  The stock issued by the Federal Home Loan Bank is liquid and pays a competitive quarterly dividend.

Premises and equipment increased by $1.1 million primarily due to the purchase and remodeling of a building in Palatine, Illinois for the Bank’s relocated northwest suburban office.  The remodeled office is located in very close proximity to the Bank’s current Rolling Meadows branch, but is a much larger, free standing facility.

Securities decreased by $2.2 million from $114.0 million at December 31, 2001 to $111.8  million at December 31, 2002.  The decrease was primarily due to the maturity and call of $28.1 million in agency securities, the sale of $3.2 million in municipal and mortgage-backed securities and paydowns of $9.6 million on mortgage-backed securities, partially offset by the purchase of $23.1 million in agency securities, $8.9 million in mortgage-backed securities, $5.4 million in municipal securities and an increase of $913,000 in the fair market value of available-for-sale securities.

Total liabilities at December 31, 2002 were $388.4 million compared to $359.2 million at December 31, 2001, an increase of $29.2 million. The increase in liabilities was due primarily to increases of $21.7 million in deposits, $8.5 million in Federal Home Loan Bank advances partially offset by a decrease of $1.1 million in accrued interest payable and other liabilities.

Accrued interest payable and other liabilities decreased primarily due to the lower rates being paid on the various types of deposit products offered by the Bank.  The lower rates resulted in lower interest expense resulting in lower accrued interest payable.

Deposits increased due to a special 13 month certificate being offered by the Bank, increased marketing efforts and due to the less volatile and less risky nature of deposit accounts in comparison to other types of consumer investment vehicles.  The Bank utilized additional Federal Home Loan Bank advances due to low rates being charged on these types of borrowings. The proceeds  were then used to fund a portion of the loan growth described above.

Shareholders’ equity at December 31, 2002 was $75.9 million compared to $72.0 million at December 31, 2001, an increase of $3.9 million. The increase in equity was due primarily to net income of $8.0 million for the period partially offset by the Company’s repurchase of outstanding common stock of $4.1 million. Equity at December 31, 2002 was also impacted by dividends on the Company’s common stock.  Four cash dividends totaling $2.0 million were declared during the year ended December 31, 2002. The dividends were paid to stockholders in April, July, and October 2002, and January 2003.

Comparison of Operating Results for the Years Ended December 31,  2002 and December 31, 2001

General.  Net income for the year ended December 31, 2002 was $8.0 million compared to net income of $6.8 million for the year ended December 31, 2001, an increase of $1.2 million. The increase in net income was attributable primarily to an increase in net interest income partially offset by a decrease in noninterest income and increases in noninterest expense and income tax expense. Basic earnings per share for the year ended December 31, 2002 increased to $2.20 as compared to basic earnings per share of $1.68 for the year ended December 31, 2001, an increase of 30.95%.  Diluted earnings per share for the year ended December 31, 2002 increased to $2.15 as compared to diluted earnings per share of $1.67 for the year ended December 31, 2001, an increase of 28.74%.  The increase in basic and diluted earnings per share was attributable to higher net income and a decrease in the average shares outstanding as a result of the Company’s repurchasing 185,936 shares of its common stock in the open market during 2002.

Interest Income.  Interest income for the year ended December 31, 2002 was $30.9 million compared to $30.4 million for the year ended December 31, 2001, an increase of $500,000. The increase in interest income was primarily due to an increase in the average balance of interest earning assets from $399.5 million for the year ended December 31, 2001 to $429.2 million for the year ended December 31, 2002 due to the investment of funds in loans, mortgage-backed, municipal and agency securities and Federal Home Loan Bank stock. Interest income on loans increased by $465,000 primarily due to an increase in the volume of loans receivable.  Even though there was an increase of 5.9% in the average balance of outstanding loans receivable for the year ended December 31, 2002, as compared to the year ended December 31, 2001, the increase in interest income on loans was significantly offset by the declining interest rate environment existing during the past year resulting in a 30 basis point decrease in the average rate earned on loans receivable.  Interest income on mortgage-backed securities increased by $244,000 due to increases in the outstanding balances of mortgage-backed securities.  Interest income on taxable securities decreased by $691,000 due primarily to decreases in the average interest rates paid by the issuers on these securities resulting in a 71 basis point decrease in the average rate earned on federal agency securities and a 129 basis point decrease in the average rate earned on mutual funds.  Also contributing to the decrease in interest income on securities was a decrease in the average outstanding balances of the Company’s taxable securities portfolio resulting from calls of these securities by the issuing agencies. Interest income on tax-exempt securities increased by $374,000 primarily due to increases in the average balances of these securities. Interest income from Federal Home Loan Bank dividends increased by $294,000 due primarily to increases in the average balances of Federal Home Loan Bank stock.  Interest income on federal funds sold and other interest earning assets decreased by $223,000 due to decreases in the average balances of federal funds sold and interest-bearing deposits with other financial institutions.  Also contributing to the decrease in interest income on federal funds sold and other interest earning assets were decreases in the average interest rates paid on these deposits resulting in a 209 basis point decrease in the average rate earned on interest-bearing deposit accounts in other financial institutions and a 193 basis point decrease in federal funds sold.

Interest Expense.  Interest expense for the year ended December 31, 2002 was $12.6 million compared to $14.7 million for the year ended December 31, 2001, a decrease of $2.1 million. The decrease in interest expense was due primarily to a decrease in the average interest rate paid on interest-bearing liabilities.  Contributing to the decrease in interest expense was the maturity of customer’s certificates of deposit during the year and the reinvestment of those funds into certificates paying lower rates of interest.  This decrease in interest expense due to lower rates of interest was partially offset by a $27.1 million increase in the average balance of interest-bearing liabilities from $322.4 for the year ended December 31, 2001 to $349.5 million for the year ended December 31, 2002.

Interest expense on deposits decreased by $3.0 million due to a decrease in the weighted average cost of deposits, reflecting lower market rates of interest. Interest expense on Federal Home Loan Bank advances increased by $912,000 due to increases in the balances of Federal Home Loan Bank advances, which were used to fund loan growth. Even though the balances of both deposits and Federal Home Loan Bank advances increased, the impact on interest expense was moderated by the falling interest rate environment during 2002 resulting in a lower cost of funds for the Bank. The average cost of funds decreased 94 basis points from 4.56% for the year ended December 31, 2001 to 3.62% for the year ended December 31, 2002.

Net Interest Income.  Net interest income for the year ended December 31, 2002 was $18.3 million, which represented an increase of $2.6 million from net interest income of  $15.7 million for the year ended December 31, 2001. The ratio of average interest earning assets to average interest bearing liabilities decreased slightly to 122.81% in 2002 from 123.91% in 2001. However, the interest spread increased to 3.81% in 2002 from 3.25% in 2001.

Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2002 was $127,000 compared to $144,000 for the year ended December 31, 2001, a decrease of

$17,000.   Non-performing assets at December 31, 2002 totaled $2.1 million or 0.44% of assets.  The loan loss allowance as of December 31, 2002 was $2.9 million or 0.96% of gross loans, compared with $2.8 million at December 31, 2001 or 0.96% of gross loans.

On a quarterly basis, management of the Bank meets to review the adequacy of the allowance for loan losses. Management classifies commercial real estate and construction loans in compliance with regulatory classifications. Classified loans are individually reviewed to arrive at specific reserves for those loans. Once the specific portion of the allowance is calculated, management calculates a historical portion for each loan category based on loan loss history, peer data, current economic conditions and trends in portfolio, including delinquencies and impairments and real estate values in the Bank’s market area as well as changes in the composition of the loan portfolio. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank’s allowance for losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgements which differ from those of management.  Additions were made to the loan loss provision due to increases in nonperforming assets and in the outstanding balances of commercial real estate and construction loans.  The outstanding balance of commercial real estate loans increased by $19.7 million and the outstanding balance of construction loans increased by $9.1 million.  Since these types of loans expose the Bank to a higher degree of risk, additional loan loss provisions were made.  Although management believes the allowance for loan losses reflected probable incurred losses on existing loans at December 31, 2002, there can be no assurance that such losses will not exceed estimated amounts.

Noninterest Income. Noninterest income for the year ended December 31, 2002 was $949,000 compared to $1,135,000 for the year ended December 31, 2001, a decrease of $186,000. The decrease in noninterest income was due primarily to a $286,000 net gain on the sale of real estate held for expansion that had been recorded in 2001 partially offset by an increase of $127,000 in deposit service charges in 2002.  The increase in deposit service charges is due primarily to changes made effective in January 2002 relative to non-sufficient fund, research, account maintenance and other service fees charges by the Bank.  Also contributing to the decrease in noninterest income was a $28,000 decrease in the net gain on sales and calls of securities.

Noninterest Expense. Noninterest expense for the year ended December 31, 2002 was $7.1 million compared to noninterest expense of $6.6 million for the year ended December 31, 2001, an increase of $546,000. Compensation and benefits expense increased by $410,000 partially due to an increase in ESOP expense resulting from an increase in the Company’s stock price, the hiring of additional bank personnel as a result of the continuing growth of the Bank and normal annual salary adjustments for existing Bank personnel. Other expense increased by $113,000 partially due to a $78,000 write-off of obsolete computer equipment made necessary by a company-wide replacement of all computers.

Income taxes.  Income taxes were $4.0 million for the year ended December 31, 2002 compared to $3.4 million for the year ended December 31, 2001, an increase of $562,000. The increase in provision for income taxes was due primarily to an increase of $1.8 million in pretax earnings.  The effective tax rate on income for the year ended December 31, 2002 was 33.1% compared to an effective tax rate of 33.4% for the year ended December 31, 2001.

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

Net loans receivable increased by $12.0 million from $275.5 million at December 31, 2000 to $287.5 million at December 31, 2001. The increase was due to the disbursement of $17.4 million to fund construction loans, as well as the disbursement of $97.0 million to fund mortgage loans and a net increase in equity line of credit loans of $4.2 million offset by $12.6 million in paydowns on construction loans and $94.2 million in paydowns on mortgage and other loans. The net increase in loans receivable was largely a result of a low interest rate environment and a strong local real estate market.

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

Shareholders’ equity at December 31, 2001 was $72.0 million compared to $80.2 million at December 31, 2000, a decrease of $8.2 million. The decrease in equity was due primarily to the Company’s repurchase of outstanding common stock of $14.2 million partially offset by net income of $6.8 million for the period. Equity at December 31, 2001 was also impacted by dividends on the Company’s common stock. Four cash dividends totaling $2.2 million were declared during the year ended December 31, 2001. The dividends were paid to stockholders in April, July and October 2001, and January 2002.

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

Interest Income.  Interest income for the year ended December 31, 2001 was $30.4 million compared to $29.0 million for the year ended December 31, 2000, an increase of $1.4 million. The increase in interest income was due primarily to an increase in the average balance of interest earning assets from $379.9 million for the year ended December 31, 2000 to $399.5 million for the year ended December 31, 2001 due to the investment of funds in loans, overnight federal funds and Federal Home Loan Bank stock. Interest income on loans increased by $1.9 million primarily due to an increase in the average loan balance. Interest income on taxable securities decreased by $1.1 million due primarily to decreases in the average outstanding balances of the Company’s taxable securities portfolio resulting from calls of these securities by the issuing agencies. Interest income on tax-exempt securities increased by $221,000 due primarily to increases in the average balances of these securities. Interest income on other interest earning assets increased by $444,000 due to increases in the average balances of Federal Home Loan Bank stock, interest-bearing accounts with the Federal Home Loan Bank and funds invested in overnight federal funds.

Interest Expense.  Interest expense for the year ended December 31, 2001 was $14.7 million compared to $14.3 million for the year ended December 31, 2000, an increase of $404,000. The increase in interest expense was due to a $28.5 million increase in the average balance of interest-bearing liabilities from $293.9 million for the year ended December 31, 2000 to $322.4 million for the year ended December 31, 2001. Interest expense on deposits increased by $99,000 due primarily to increases in average deposit balances. Interest expense on Federal Home Loan Bank advances increased by $305,000 due to increases in the balances of Federal Home Loan Bank advances which were used to fund loan growth and to purchase securities. Even though the balances of both deposits and Federal Home Loan Bank advances increased, the impact on interest expense was moderated by the falling interest rate environment during 2001 resulting in a lower cost of funds for the Bank. The average cost of funds decreased 31 basis points from 4.87% for the year ended December 31, 2000 to 4.56% for the year ended December 31,2001 due to the lower interest rate environment.

Net Interest Income.  Net interest income for the year ended December 31, 2001 was $15.7 million which represented an increase of $1.0 million from net interest income of  $14.7 million for the year ended December 31, 2000. The ratio of average interest earning assets to average interest bearing liabilities decreased to 123.91% in 2001 from 129.24% in 2000. However, the interest spread increased to 3.25% in 2001 from 2.94% in 2000. The primary reason for the decrease in the ratio of interest earning assets to interest bearing liabilities was the Company’s repurchase of outstanding common stock. Even though the stock repurchases decreased the ratio of interest earning assets to interest bearing liabilities, they were accretive to book value per share since all the stock was purchased at prices that were below book value.

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

On a quarterly basis, management of the Bank meets to review the adequacy of the allowance for loan losses. Management classifies loans in compliance with regulatory classifications. Classified loans are individually reviewed to arrive at specific reserves for those loans. Once the specific portion of the allowance is calculated, management calculates a historical portion for each loan category based on loan loss history, peer data, current economic conditions and trends in portfolio, including delinquencies and impairments and real estate values in the Bank’s market area as well as changes in the composition of the loan portfolio. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank’s allowance for losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgements which differ from those of management. Although management believes the allowance for loan losses was at a level adequate to absorb probable incurred losses on existing loans at December 31, 2001, there can be no assurance that such losses will not exceed estimated amounts.

Noninterest Income. Noninterest income for the year ended December 31, 2001 was $1.1 million compared to $637,000 for the year ended December 31, 2000, an increase of $498,000. The increase in noninterest income was due primarily to a $286,000 gain on the sale of real estate held for future expansion along with a net increase in the gain on the sale of securities of $127,000. Also contributing to the increase in noninterest income was an increase in other income of $139,000 primarily due to an increase in mortgage modification fee income, which was partially offset by a decrease of $41,000 in the gain on sale of real estate owned.

Noninterest Expense. Noninterest expense for the year ended December 31, 2001 was $6.6 million compared to noninterest expense of $6.1 million for the year ended December 31, 2000, an increase of $467,000. Compensation and benefits expense increased by $245,000 partially due to an increase in ESOP expense resulting from an increase in the Company’s stock price, the hiring of additional bank personnel as a result of the continuing growth of the Bank and due to normal annual salary adjustments for existing Bank personnel. Occupancy and equipment expense increased by $36,000 due to increases in natural gas and other utility prices and due to increases in building maintenance such as snow plowing and snow removal in early 2001. Data processing expense increased by $90,000 due to the temporary use of information technology specialists to assist the Bank in upgrading its data processing systems and due to an annual contractual adjustment by the Bank’s data processing service provider in the cost of on-line data processing services. Data processing expense was also affected by fees incurred by the Bank for the performance of information technology security audits on its computer network. Other expense increased by $91,000 due to increases in appraisal fees as a result of increases in mortgage loan and construction loan volume. Also contributing to the increase in other expense were increases in service fees charged to the Company and the Bank by its correspondent banks.

Income taxes.  Income taxes were $3.4 million for the year ended December 31, 2001 compared to $3.0 million for the year ended December 31, 2000, an increase of $407,000. The increase in provision for income taxes was primarily due to an increase of $1.2 million in pretax earnings.

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

	Year Ended December 31,
	2002			2001			2000
	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
	(Dollars in Thousands)

Interest-Earning Assets:
Loans receivable(1)	$299,693	$23,974	8.00%	$283,072	$23,509	8.30%	$261,241	$21,597	8.27%
Mortgage-backed securities &CMOs(2)	22,801	1,254	5.50	15,598	1,010	6.48	15,363	1,046	6.81
Mutual funds(2)	3,172	133	4.19	3,172	174	5.49	3,172	170	5.36
Agencies/other(2)	48,473	2,846	5.87	53,098	3,496	6.58	70,809	4,604	6.50
Municipal securities(2)	36,974	2,853	7.72	29,713	2,288	7.70	25,036	1,953	7.80
Federal funds sold	3,781	62	1.64	5,799	207	3.57	28	1	3.58
Deposits with other institutions	1,740	42	2.41	2,687	120	4.48	1,353	75	5.54
FHLB stock	12,534	705	5.62	6,321	411	6.50	2,871	218	7.59
Total interest-earning assets	429,168	31,869	7.43	399,460	31,215	7.81	379,873	29,664	7.81
Non-interest earning assets	20,013			15,183			10,042
Total assets	$449,181			$414,643			$389,915

Interest-Bearing Liabilities:
Money market	5,132	118	2.30	4,269	125	2.94	3,667	110	3.00
NOW	14,401	147	1.02	13,920	194	1.39	12,825	253	1.97
Passbook savings	88,448	2,500	2.83	79,004	2,152	2.72	76,581	2,319	3.03
Certificates of deposit	154,585	5,249	3.40	157,174	8,525	5.42	144,256	8,215	5.69
FHLB advances	86,904	4,632	5.33	68,003	3,720	5.47	56,597	3,415	6.03
Total interest-bearing liabilities	349,470	12,646	3.62	322,370	14,716	4.56	293,926	14,312	4.87
Non-interest bearing liabilities	25,262			15,700			14,253
Total liabilities	374,732			338,070			308,179

Equity	74,449			76,573			81,736
Total liabilities and equity	$449,181			$414,643			$389,915

Net interest-earning spread			3.81%			3.25%			2.94%
Margin		$19,223	4.48%		$16,499	4.13%		$15,352	4.04%
Assets to liabilities	122.81%			123.91%			129.24%

(1)  Calculated net of deferred loan fees, loans in process and the allowance for loan losses.

(2)  Calculated based on amortized cost.

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  It distinguishes between the changes related to outstanding balances and those due to the changes in interest rates.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended December 31,
	2001 vs. 2002			2000 vs. 2001			1999 vs. 2000
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable	$1,349	$(884)	$465	$1,813	$99	$1,912	$2,681	$274	$2,955
Mortgage-backed securities & CMO’s	413	(169)	244	16	(52)	(36)	(344)	95	(249)
Mutual funds	—	(41)	(41)	—	4	4	—	(9)	(9)
Agencies and other	(290)	(360)	(650)	(1,165)	57	(1,108)	774	85	859
Municipal securities	560	5	565	360	(25)	335	496	(20)	476
Federal funds sold	(57)	(88)	(145)	206	—	206	(100)	(22)	(122)
Deposits with other institutions	(34)	(44)	(78)	62	(17)	45	(129)	23	(106)
FHLB stock	356	(62)	294	228	(35)	193	51	22	73
Total interest-earning assets	2,297	(1,643)	654	1,520	31	1,551	3,429	448	3,877

Interest-bearing liabilities:
Money market	23	(30)	(7)	18	(3)	15	(15)	6	(9)
NOW	6	(53)	(47)	20	(79)	(59)	18	1	19
Passbook Savings	265	83	348	72	(239)	(167)	10	(41)	(31)
Certificates of deposit	(138)	(3,138)	(3,276)	713	(403)	310	803	949	1,752
Advances	1,010	(98)	912	644	(339)	305	1,306	238	1,544
Total interest bearing liabilities	1,166	(3,236)	(2,070)	1,467	(1,063)	404	2,122	1,153	3,275

Net interest/spread	$1,131	$1,593	$2,724	$53	$1,094	$1,147	$1,307	$(705)	$602

Quantitative and Qualitative Disclosures About Market Risk

In an attempt to manage its exposure to changes in interest rates, management monitors the Company’s interest rate risk.  The Board of Directors reviews at least quarterly the Company’s interest rate risk position and profitability.  The Board of Directors also reviews the Company’s portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Company’s objectives in the most effective manner.  In addition, the Board reviews on a quarterly basis the Company’s asset/liability position, including simulations of the effect of various interest rate scenarios on the Company’s capital.

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

The Board has taken a number of steps to manage the Company’s vulnerability to changes in interest rates.  First, the Company has long used community outreach, customer service and marketing efforts to increase the Company’s passbook and other non-certificate accounts.  At December 31, 2002, $131.6  million or 45.29% of the Company’s deposits consisted of passbook, NOW and money market accounts.  The Company believes that these accounts represent “core” deposits which are generally somewhat less interest rate sensitive than other types of deposit accounts.  Second, while the Company continues to originate 30-year fixed-rate residential loans for portfolio as a result of consumer demand, an increasing proportion of the Company’s residential loans have terms of 15 years or less or carry adjustable interest rates.  Therefore, the Company may consider selling loans into the secondary market and retaining the servicing rights.  Third, the Company continues to use FHLB advances, to extend the term to repricing of its liabilities. At December 31, 2002, the Company had $65.3 million of fixed rate advances with a remaining term to maturity of three  years or more. The average term to maturity or call of the Company’s fixed rate advances, was 3.9 years at December 31, 2002.  Finally, the Company has recently increased its holdings of construction,  multi-family, commercial real estate and consumer  loans. These loans generally have shorter terms to maturity than one-to-four family residential loans.

Management utilizes the net portfolio value (NPV) analysis to quantify interest rate risk. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off-balance sheet contracts. The analysis estimates how the Bank’s net portfolio value responds to changes in interest rates. The current interest rate scenarios used in the NPV analysis assume an instantaneous and sustained parallel shift in the Treasury yield curve of plus and minus 100, 200, and 300 basis points in 100 basis point increments.

At December 31, 2002 and 2001, the yield on the three month Treasury bill was below 2.00%. As a result, the net portfolio value analysis was unable to produce results for the minus 200 and minus 300 basis point scenarios for the quarters ending December 31, 2002 and 2001.

Presented below, as of December 31, 2002 and December 31, 2001, is an analysis of the Bank’s estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates up 300 basis points and down 100 basis points, in 100 point increments.

2002

Assumed Change in Interest Rates	$ Amount	$ Change in NPV		% Change inNPV
(Basis Points)	(Dollars in Thousands)

+300	$66,597	$ <15,159	>	<19	>%
+200	73,833	<7,923	>	<10	>
+100	79,531	<2,225	>	<3	>
—	81,756	—		—
–100	82,521	765		1
–200	—	—		—
–300	—	—		—

2001

Assumed Change in Interest Rates	$ Amount	$ Change in NPV		% Change inNPV
(Basis Points)	(Dollars in Thousands)

+300	$65,973	$ <30,323	>	<31	>%
+200	75,768	<20,528	>	<21	>
+100	86,167	< 10,129	>	<11	>
—	96,296	—		—
–100	102,825	6,529		7
–200	—	—		—
–300	—	—		—

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

Liquidity management is both a daily and long-term responsibility of management.  First Security adjusts its investments in liquid assets based upon management’s assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and investment securities, and (iv) the objectives of its asset/liability management program.  Excess liquid assets are invested generally in interest-earning overnight deposits and short- and intermediate-term U.S. Government and agency obligations and mortgage-backed securities of short duration.  If First Security requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Chicago.  Additional borrowings with the FHLB may require additional collateral to be pledged to the FHLB.

The Company’s cash flows are comprised of three primary classifications:  cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities were $8.7 million, $9.0 million, and $8.3 million for the years ended December 31, 2002, 2001, and 2000, respectively. Net cash used in investing activities consisted primarily of disbursements for loan originations, the purchase of investments and mortgage-backed securities and property and equipment expenditures on the Company’s new Palatine branch.  The cash used in investing activities was offset by principal collections on loans, proceeds from maturation and sales of securities and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily from increases in net deposits and advances from FHLB of Chicago partially offset by repurchases of Company common stock and the payment of dividends.

The Company’s most liquid assets are cash and cash equivalents.  The levels of these assets are dependent on the Company’s operating, financing, lending and investing activities during any given period.  At December 31, 2002, cash and short-term investments totaled $27.8 million.  The Company has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans.  The Company may also utilize the sale of securities available-for-sale and FHLB advances as sources of funds.

Commitments

At December 31, 2002 the Company had outstanding commitments to originate mortgage loans of $9.8 million, $9.0 million of which had fixed interest rates. As of the same date, the Company also had construction loans in process of $10.2 million, all of which had floating interest rates based on prime rate and $14.9 million in unused lines of credit for home equity loans.  Finally, as of December 31, 2002, the Company had $5.9 million in commitments to fund construction loans. These loans are to be secured by properties located in its market area.  The Company anticipates that it will have sufficient funds available to meet its current loan commitments.  Loan commitments have, in recent periods, been funded through liquidity or through FHLB advances.

Certificates of deposit which are scheduled to mature in one year or less from December 31, 2002 totaled $128.1 million.  Management believes, based on past experience, that a significant portion of such deposits will remain with the Company.  Based on the foregoing, in addition to the Company’s high level of core deposits and capital, the Company considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs.  During the third quarter of 2002, the Bank implemented a secured letter of credit program.  The outstanding letters of credit are fully secured by customers’ deposit accounts at the Bank.  At December 31, 2002, the Bank had outstanding secured letters of credit of $137,490.

The following tables disclose contractual obligations and commercial commitments of the Company as of December 31, 2002:

	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
FHLB Advances	$92,105	—	$26,800	$39,305	$26,000

Total contractual obligations	$92,105	—	$26,800	$39,305	$26,000

	Total Amounts Committed	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
Lines of credit	$14,905	$664	$4,736	$9,505	—

Mortgage Loans	9,794	9,794	—	—	—

Construction Loans in Process	10,227	10,227	—	—	—

Letters of Credit	137	137	—	—	—

Commitments to Fund Construction Loans	5,892	5,892	—	—	—

Total commercial commitments	$40,955	$26,714	$4,736	$9,505	—

First Security is subject to various regulatory capital requirements imposed by the OTS.  At December 31, 2002, First Security was in compliance with all applicable capital requirements.  See Note 10 of the Notes to Consolidated Financial Statements.

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

Safe Harbor Statement

This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation  Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory situation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, prevailing real estate values, demographic changes, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles, policies and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

New Accounting Pronouncements

FASB Statements (FAS) 148, Accounting for Stock-Based Compensation-Transition and Disclosure was issued in December 2002.  Management is currently studying the requirements of FAS 148.  It applies to annual financial statements for interim periods beginning after December 15, 2002.  The statement requires more prominent disclosure of how an entity’s accounting policy for compensation affects net income; amends FAS 123 to provide three choices regarding how to adopt FAS 123; and amends APB 28 Interim Financial Reporting, to require companies still using APB Opinion 25 for stock based compensation to provide tabular disclosure in interim financial statements of the effects that using FAS 123 would have on compensation expense, net income, and earnings per share.

REPORT OF INDEPENDENT AUDITORS

Board of Directors

First SecurityFed Financial, Inc.

Chicago, Illinois

We have audited the accompanying consolidated balance sheets of First SecurityFed Financial, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First SecurityFed Financial, Inc. at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments on January 1, 2000 to conform with Statement of Financial Accounting Standards No. 133.

Crowe, Chizek and Company LLP

Oak Brook, Illinois

January 31, 2003

FIRST SECURITYFED FINANCIAL INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

(Dollars in thousands, except share data)

	2002	2001
ASSETS
Cash and due from banks	$16,557	$7,070
Interest-bearing deposit accounts in other financial institutions	5,631	1,423
Federal funds sold	5,629	928
Total cash and cash equivalents	27,817	9,421

Securities available-for-sale	42,628	21,741
Securities held-to-maturity (fair value: $72,362 in 2002 and $92,579 in 2001)	69,126	92,216
Loans receivable, net	301,642	287,450
Federal Home Loan Bank stock, at cost	14,788	12,162
Premises and equipment, net	4,349	3,204
Accrued interest receivable	3,319	3,177
Other assets	632	1,904

Total assets	$464,301	$431,275

LIABILITIES
Deposits
Non-interest-bearing	$9,601	$10,069
Interest-bearing	281,011	258,788
Total deposits	290,612	268,857
Advance payments by borrowers for taxes and insurance	2,832	2,880
Advances from Federal Home Loan Bank	92,105	83,600
Accrued interest payable and other liabilities	2,820	3,900
Total liabilities	388,369	359,237

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share, 500,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share, 8,000,000 shares authorized, 6,408,000 shares issued	64	64
Additional paid-in capital	63,269	62,922
Unearned ESOP shares	(3,269)	(3,581)
Unearned stock awards	(1,007)	(1,774)
Treasury stock, at cost 2,455,246 shares in 2002 and 2,269,310 shares in 2001	(37,750)	(33,689)
Retained earnings	53,896	47,924
Accumulated other comprehensive income	729	172
Total shareholders’ equity	75,932	72,038

Total liabilities and shareholders’ equity	$464,301	$431,275

See accompanying notes to consolidated financial statements.

FIRST SECURITYFED FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2002, 2001, and 2000

(Dollars in thousands, except per share data)

	2002	2001	2000
Interest and dividend income
Loans	$23,974	$23,509	$21,597
Securities
Taxable	2,979	3,670	4,774
Tax-exempt	1,884	1,510	1,289
Mortgage-backed securities	1,254	1,010	1,046
Federal Home Loan Bank dividends	705	411	218
Federal funds sold and other interest earning assets	104	327	76
	30,900	30,437	29,000

Interest expense
NOW and money market	265	319	363
Passbook savings	2,500	2,152	2,319
Certificates of deposit	5,249	8,525	8,215
Federal Home Loan Bank advances	4,632	3,720	3,415
	12,646	14,716	14,312

Net interest income	18,254	15,721	14,688

Provision for loan losses	127	144	246

Net interest income after provision for loan losses	18,127	15,577	14,442

Noninterest income
Deposit service charges	491	364	372
Insurance commissions	86	44	49
Net gain (loss) on sales and calls of securities	53	81	(46)
Gain on sale of real estate held for expansion	—	286	—
Net gain on sale of real estate owned	—	—	41
Other income	319	360	221
	949	1,135	637

Noninterest expense
Compensation and benefits	4,471	4,061	3,816
Occupancy and equipment	743	731	695
Data processing	397	396	306
Federal insurance premiums	144	134	129
Other expense	1,345	1,232	1,141
	7,100	6,554	6,087

Income before income taxes	11,976	10,158	8,992

Income tax expense	3,958	3,396	2,989

Net income	$8,018	$6,762	$6,003

Earnings per share
Basic	$2.20	$1.68	$1.28
Diluted	$2.15	$1.67	$1.28

See accompanying notes to consolidated financial statements.

FIRST SECURITYFED FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2002, 2001, and 2000

(Dollars in thousands, except per share data)

	2002	2001	2000

Net income	$8,018	$6,762	$6,003

Other comprehensive income
Unrealized holding gains and losses on securities available-for-sale	966	281	1,248
Change in unrealized gains/losses on securities resulting from the reclassification of securities from held-to-maturity to available-for-sale	—	—	(220)
Reclassification adjustments for (gains) and losses recognized in income	(53)	(81)	46
Net unrealized gains and losses	913	200	1,074
Tax effect	(356)	(78)	(419)
	557	122	655

Comprehensive income	$8,575	$6,884	$6,658

See accompanying notes to consolidated financial statements.

FIRST SECURITYFED FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years ended December 31, 2002, 2001, and 2000

(Dollars in thousands, except share data)

	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Unearned Stock Awards	Treasury Stock	Retained Earnings	Accumulated Other Com- prehensive Income (Loss)	Total Share- holders’ Equity

Balance at January 1, 2000	$64	$64,324	$(4,239)	$(3,075)	$(13,227)	$39,914	$(605)	$83,156

Net income	—	—	—	—	—	6,003	—	6,003

ESOP shares earned	—	87	333	—	—	—	—	420

Stock awards earned	—	—	—	722	—	—	—	722

Issuance of stock to Foundation, net of related tax benefit	—	(1,766)	—	—	1,957	—	—	191

Purchase of 499,005 shares of treasury stock	—	—	—	—	(8,367)	—	—	(8,367)

Dividends declared ($.51 per share)	—	—	—	—	—	(2,531)	—	(2,531)

Change in unrealized gains/losses on securities resulting from the reclassification of securities from held-to-maturity toavailable-for-sale, net of tax effects	—	—	—	—	—	—	(134)	(134)

Change in fair value of securities, net of reclassification and tax effects	—	—	—	—	—	—	789	789

Balance at December 31, 2000	64	62,645	(3,906)	(2,353)	(19,637)	43,386	50	80,249

ESOP shares earned	—	246	325	—	—	—	—	571

Issuance of stock awards	—	31	—	(142)	111	—	—	—

Stock awards earned	—	—	—	721	—	—	—	721

Net income	—	—	—	—	—	6,762	—	6,762

Purchase of 790,945 shares of treasury stock	—	—	—	—	(14,163)	—	—	(14,163)

Dividends declared ($.52 per share)	—	—	—	—	—	(2,224)	—	(2,224)

Change in fair value of securities, net of income taxes and reclassification effects	—	—	—	—	—	—	122	122

Balance at December 31, 2001	$64	$62,922	$(3,581)	$(1,774)	$(33,689)	$47,924	$172	$72,038

Balance at January 1, 2002	$64	$62,922	$(3,581)	$(1,774)	$(33,689)	$47,924	$172	$72,038

ESOP shares earned	—	347	312	—	—	—	—	659

Stock awards earned	—	—	—	767	—	—	—	767

Net income	—	—	—	—	—	8,018	—	8,018

Purchase of 185,936 shares of treasury stock	—	—	—	—	(4,061)	—	—	(4,061)

Dividends declared ($.52 per share)	—	—	—	—	—	(2,046)	—	(2,046)

Change in fair value of securities, net of income taxes and reclassification effects	—	—	—	—	—	—	557	557

Balance at December 31, 2002	$64	$63,269	$(3,269)	$(1,007)	$(37,750)	$53,896	$729	$75,932

See accompanying notes to consolidated financial statements.

FIRST SECURITYFED FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2002, 2001, and 2000

(Dollars in thousands)

	2002	2001	2000
Cash flows from operating activities
Net income	$8,018	$6,762	$6,003
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization of intangibles	349	320	326
Net amortization of securities	(286)	(32)	83
Net (gain) loss on sales and calls of securities	(53)	(81)	46
Provision for loan losses	127	144	246
Net gain on real estate owned	—	—	(41)
Net gain on sale of real estate held for expansion	—	(286)	—
Deferred loan origination fees	131	188	303
Provision for deferred income taxes	405	90	(94)
Federal Home Loan Bank stock dividend	(705)	(332)	(151)
ESOP compensation expense	659	571	420
Stock award compensation expense	767	721	722
Net change in
Accrued interest receivable	(142)	169	(370)
Other assets	480	(391)	421
Accrued interest payable and other liabilities	(1,065)	1,110	365
Net cash from operating activities	8,685	8,953	8,279

Cash flows from investing activities
Purchase of securities available-for-sale	(32,377)	(2,759)	(4,642)
Purchase of securities held-to-maturity	(5,025)	(60,143)	(500)
Proceeds from sales of securities available-for-sale	3,189	3,558	3,408
Proceeds from calls and maturities of securities	28,115	50,065	2,480
Proceeds from sale of real estate owned	—	—	108
Net loan originations	(14,450)	(12,328)	(34,835)
Principal payments on mortgage-backed and related securities	9,553	5,835	3,527
Purchase of Federal Home Loan Bank stock	(1,921)	(8,500)	(864)
Proceeds from sale of real estate held for expansion	—	415	—
Property and equipment expenditures	(1,463)	(103)	(131)
Net cash from investing activities	(14,379)	(23,960)	(31,449)

Cash flows from financing activities

Net change in deposits	21,755	16,195	14,539
Net change in advance payments by borrowers for taxes and insurance	(48)	(375)	444
Change in advances from Federal Home Loan Bank	8,505	19,000	18,300
Dividends paid	(2,061)	(2,331)	(1,901)
Purchase of treasury stock	(4,061)	(14,163)	(8,367)
Net cash from financing activities	24,090	18,326	23,015

Net change in cash and cash equivalents	$18,396	$3,319	$(155)

Cash and cash equivalents at beginning of year	9,421	6,102	6,257

Cash and cash equivalents at end of year	$27,817	$9,421	$6,102

Supplemental disclosures of cash flow information:
Cash paid during the year for
Interest	$12,814	$14,741	$14,110
Income taxes	3,703	3,095	2,933

Supplemental noncash disclosures:
Noncash transfer of securities from held-to-maturity to available-for-sale upon adoption of SFAS No. 133	—	—	15,606

See accompanying notes to consolidated financial statements.

FIRST SECURITYFED FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002, 2001, and 2000

(Table amounts in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Nature of Business:  The consolidated financial statements include the accounts of First SecurityFed Financial, Inc. (the Company) and its wholly owned subsidiary, First Security Federal Savings Bank (the Bank), and the Bank’s wholly owned subsidiary, Western Security Service Corporation.  Significant intercompany accounts and transactions have been eliminated.  The only business of the Company is the ownership of the Bank.  The Bank’s revenues primarily arise from interest income from real estate loans and securities, with operations conducted through its main office and three branches located in Cook County, Illinois and one branch located in Philadelphia, Pennsylvania.  Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold.

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

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.  Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are over 90 days past due unless the credit is well-secured and in process of collection.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income.  Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries.  Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.  Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected.  Construction and commercial real estate loans are individually evaluated for impairment.  If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

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

Premises and Equipment:  Land is carried at cost.  Premises and equipment are stated at cost less accumulated depreciation.  Buildings and related components are depreciated using the straight-line method with useful lives ranging from 30 to 50 years.  Furniture, fixtures and equipment are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 20 years.

Long-Term Assets:  Premises and equipment and other long-term assets are reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows.  If impaired, the assets are recorded at fair value.

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

Employee Stock Ownership Plan:  The cost of shares issued to the ESOP but not yet allocated to participants is presented in the consolidated balance sheet as a reduction of shareholders’ equity.  Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts.  The difference between the market price and the costs of shares committed to be released is recorded as an adjustment to paid-in capital.

Shares are considered outstanding for earnings per share calculations as they are committed to be released; unallocated shares are not considered outstanding.

Stock Compensation:  Employee compensation expense under stock options is reported using the intrinsic value method.  No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.  The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	2002	2001	2000

Net income as reported	$8,018	$6,762	$6,003
Deduct: Stock-based compensation expense determined under fair value based method	427	419	412
Pro forma net income	7,591	6,343	5,591

Basic earnings per share as reported	2.20	1.68	1.28
Pro forma basic earnings per share	2.08	1.57	1.19

Diluted earnings per share as reported	2.15	1.67	1.28
Pro forma diluted earning per share	2.04	1.56	1.19

The $4.86 per share fair value of options granted in 2001 was estimated at the date of grant using the Black-Scholes option pricing model using the following assumptions:  expected volatility factor of the expected market price of the Company’s common stock of 20.32%, risk-free interest rate of 5.22%, expected option term of ten years, and a dividend yield of 2.90%.

The Black-Scholes option pricing valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  Because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

Off-Balance-Sheet Financial Instruments:  Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs.  The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.  Such financial instruments are recorded when they are funded.

Statement of Cash Flows:  Cash and cash equivalents include cash on hand, amounts due from banks, and daily federal funds sold.  The Company reports net cash flows for customer loan transactions, deposit transactions, and time deposits in other financial institutions.

Earnings Per Share:  Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares outstanding during the period.  ESOP shares are considered outstanding for this calculation unless unearned.  Diluted earnings per share is computed using the weighted number of shares determined for the basic computation plus the number of shares of common stock that would be issued assuming all contingently issuable shares having a dilutive effect on earnings per share were outstanding during the period.

Comprehensive Income (Loss):  Comprehensive income (loss) consists of net income and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale, net of tax, which are also recognized as separate components of equity.

Fair Value of Financial Instruments:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments:  While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a company-wide basis.  Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Newly Issued But Not Yet Effective Accounting Standards:  New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002.  Management determined that when the new accounting standards are adopted in 2003, they will not have a material impact on the Company’s financial condition or results of operations.

Reclassifications:  Some items in the prior year financial statements were reclassified to conform to the current presentation.

NOTE 2 - SECURITIES

The Company’s securities at year end are as follows:

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
U.S. Treasury	$258	$103	$—	$361
U.S. government agencies	14,753	232	(3)	14,982
Municipal	10,385	684	(5)	11,064
Corporate
Mutual funds	3,157	137	—	3,294
Other equity securities	119	28	—	147
	28,672	1,184	(8)	29,848
Mortgage-backed securities
Federal Home Loan Mortgage Corporation	2,978	4	(62)	2,920
Government National Mortgage Association	846	11	(1)	856
Federal National Mortgage Association	8,937	83	(16)	9,004
	12,761	98	(79)	12,780

	$41,433	$1,282	$(87)	$42,628

Securities held-to-maturity
U.S. government agencies	$28,474	$1,061	$(1)	$29,534
Municipal	28,772	1,795	(9)	30,558
	57,246	2,856	(10)	60,092
Mortgage-backed securities
Federal Home Loan Mortgage Corporation	2,836	85	(14)	2,907
Government National Mortgage Association	8,043	275	—	8,318
Federal National Mortgage Association	1,001	44	—	1,045
	11,880	404	(14)	12,270

	$69,126	$3,260	$(24)	$72,362

	2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
U.S. Treasury	$258	$90	$—	$348
U.S. government agencies	3,000	78	—	3,078
Municipal	8,640	133	(36)	8,737
Corporate	250	10	—	260
Mutual funds	3,172	26	(16)	3,182
Other equity securities	119	21	—	140
	15,439	358	(52)	15,745
Mortgage-backed securities
Federal Home Loan Mortgage Corporation	2,976	24	(62)	2,938
Government National Mortgage Association	774	23	(3)	794
Federal National Mortgage Association	2,270	4	(10)	2,264
	6,020	51	(75)	5,996

	$21,459	$409	$(127)	$21,741

Securities held-to-maturity
U.S. government agencies	$46,223	$556	$(72)	$46,707
Municipal	28,113	412	(553)	27,972
	74,336	968	(625)	74,679
Mortgage-backed securities
Federal Home Loan Mortgage Corporation	2,708	21	(13)	2,716
Government National Mortgage Association	13,285	113	(121)	13,277
Federal National Mortgage Association	1,716	21	(1)	1,736
Collateralized mortgage obligations	171	1	(1)	171
	17,880	156	(136)	17,900

	$92,216	$1,124	$(761)	$92,579

Sales of securities are summarized as follows:

	2002	2001	2000

Proceeds	$3,189	$3,558	$3,408
Gross realized gains	56	81	3
Gross realized losses	3	—	49

The carrying values and fair values of debt securities as of December 31, 2002, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Securities available-for-sale
Due in one year or less	$—	$—
Due after one year through five years	3,725	3,812
Due after five years through ten years	9,061	9,268
Due after ten years	12,610	13,327
	25,396	26,407

Mutual funds	3,157	3,294
Other equity securities	119	147
Mortgage-backed securities	12,761	12,780
	16,037	16,221

	$41,433	$42,628

Securities held-to-maturity
Due in one year or less	$—	$—
Due after one year through five years	3,740	3,899
Due after five years through ten years	25,231	26,453
Due after ten years	28,275	29,740
	57,246	60,092
Mortgage-backed securities and collateralized mortgage obligations	11,880	12,270

	$69,126	$72,362

Securities in the amount of $12,015,000 and $21,996,000 were pledged to secure government deposits at December 31, 2002 and 2001, respectively.

Effective January 1, 2000, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities.  As permitted by SFAS No. 133, the Company reclassified a portion of its securities held-to-maturity to securities available-for-sale.  The securities that were reclassified had an amortized cost of $15,606,000 and a fair value of $15,386,000 at January 1, 2000.  The Company did not engage in hedging activities in 2002, 2001, or 2000.

NOTE 3 - LOANS RECEIVABLE

Loans receivable consisted of the following:

	2002	2001
First mortgage loans
One-to-four-family residences	$188,449	$207,067
Multifamily residences	33,464	28,659
Commercial real estate	52,208	32,477
Construction loans	32,486	23,371
	306,607	291,574
Home equity loans	8,704	8,847
Net deferred loan origination fees	(2,122)	(1,991)
Construction loans in process	(10,227)	(9,576)
Total mortgage loans	302,962	288,854
Consumer and other loans	1,617	1,402
Allowance for loan losses	(2,937)	(2,806)

	$301,642	$287,450

The principal balance of loans on nonaccrual status at December 31, 2002 and 2001 approximated $1,095,000 and $639,000.  Loans greater than 90 days past due and still accruing interest approximated $963,000 and $1,192,000 at December 31, 2002 and 2001.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

	2002	2001	2000

Balance, beginning of year	$2,806	$2,561	$2,315
Provision for loan losses	127	144	246
Recoveries	8	143	—
Charge-offs	(4)	(42)	—

Balance, end of year	$2,937	$2,806	$2,561

Impaired loans totaled $296,000 at December 31, 2002 and $546,000 at December 31, 2001.  The average balance of impaired loans and the interest income that would have been recognized are not material for any period presented.  There was no allowance allocated for impaired loans at December 31, 2002 or 2001.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	2002	2001

Land	$545	$545
Buildings and improvements	3,745	3,701
Furniture and equipment	2,769	2,702
Real estate acquired for future expansion	248	280
Construction in progress	1,160	—
Total cost	8,467	7,228
Less accumulated depreciation	(4,118)	(4,024)

	$4,349	$3,204

NOTE 6 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled approximately $54,350,000 and $56,740,000 at December 31, 2002 and 2001, respectively.

At December 31, 2002, the scheduled maturities of certificates of deposit are as follows:

2003	$128,108
2004	10,427
2005	5,924
2006	1,251
2007	13,320

$159,030

NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Chicago at year end were as follows:

	December 31,
Description	2002	2001

Floating, matures October 2002; 6.00% interest rate	$—	$1,500
Floating, matures November 2002; 5.75% interest rate	—	2,500
Floating, matures October 2005; 5.25% interest rate	2,000	2,000
Floating, matures July 2008; 5.18% interest rate	2,000	2,000
Fixed terms; matures February 2002 through November 2011; range of rates 3.62% to 6.18%; averaging 5.11%	—	75,600
Fixed terms; matures September 2004 through November 2011; range of rates 3.20% to 6.18%; averaging 4.94%	88,105	—

	$92,105	$83,600

Scheduled repayments and maturities of the Federal Home Loan Bank of Chicago advances at December 31, 2002 are as follows:

2004	$10,000
2005	16,800
2006	22,500
2007	16,805
Thereafter	26,000

$92,105

The Company maintains a collateral pledge agreement covering advances whereby the Company has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgage loans on improved residential property not more than 90 days delinquent, aggregating no less than 167% of the outstanding advances from the Federal Home Loan Bank of Chicago.  At December 31, 2002, $25,000,000 of Federal Home Loan Bank advances had various call provisions with an average term to call date of 3.4 months.

NOTE 8 - INCOME TAXES

Income tax expense is as follows:

	2002	2001	2000
Current
Federal	$2,909	$2,701	$2,633
State	644	605	450
Deferred	465	210	(94)
Change in valuation allowance	(60)	(120)	—

	$3,958	$3,396	$2,989

A reconciliation of income tax expense and amounts computed by applying the statutory federal income tax rate to income before taxes follows:

	2002		2001		2000
Income taxes computed at statutory rate of 34%	$4,072	34.0%	$3,454	34.0%	$3,057	34.0%
Tax-exempt income	(584)	(4.9)	(456)	(4.5)	(395)	(4.4)
State income taxes, net of federal income tax benefit	457	3.8	455	4.5	364	4.0
Change in valuation allowance	(60)	(.5)	(120)	(1.2)	—	—
Other	73.6		63.6		(37)	(.4)

	$3,958	33.0%	$3,396	33.4%	$2,989	33.2%

The net deferred tax asset included in the accompanying consolidated balance sheets consists of the following:

	2002	2001
Deferred tax assets
Allowance for loan losses	$1,001	$857
Amortization of intangible assets	57	43
Contribution carryforward	248	630
Other	369	427
	1,675	1,957
Deferred tax liabilities
Depreciation	(40)	(85)
Federal Home Loan Bank stock dividends	(581)	(308)
Loan fees	(232)	(277)
Unrealized gain on securities available-for-sale	(466)	(110)
	(1,319)	(780)

Valuation allowance on deferred tax assets	—	(60)

Total net deferred tax asset	$356	$1,117

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts that differs from the provision charged to income in the financial statements.  Retained earnings at December 31, 2002 include approximately $2,023,000 for which no deferred federal income tax liability has been recorded.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers.  These financial instruments include commitments to fund loans and previously approved unused lines of credit.  The Company’s exposure to credit loss in the event of nonperformance by the parties to these financial instruments is represented by the contractual amount of the instruments.  The Company uses the same credit policy for commitments as it uses for on-balance-sheet items.  The contract amount of these financial instruments is summarized as follows:

	2002	2001

Commitments to extend credit	$15,686	$10,127
Unused lines of credit, including commitments on construction loans	25,132	14,851
Letters of credit	137	—

At December 31, 2002, commitments to extend credit consist primarily of fixed-rate loan commitments with rates ranging from 5.88% to 9.50%.  These commitments are due to expire within 60 days of issuance.  Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments.  Collateral may be obtained upon exercise of a commitment.  The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

The Company’s principal loan customers are located in Chicago, Illinois and Philadelphia, Pennsylvania.  Most loans are secured by specific collateral, including residential and commercial real estate.

NOTE 10 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

As of December 31, 2002, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2002:
Total capital (to risk-weighted assets)	$68,856	26.7%	$20,642	8.0%	$25,802	10.0%
Tier I capital (to risk-weighted assets)	65,919	25.5	10,321	4.0	15,481	6.0
Tier I (core) capital (to adjusted total assets)	65,919	14.4	18,266	4.0	22,833	5.0

As of December 31, 2001:
Total capital (to risk-weighted assets)	$76,138	31.6%	$19,266	8.0%	$24,082	10.0%
Tier I capital (to risk-weighted assets)	73,332	30.5	9,633	4.0	14,449	6.0
Tier I (core) capital (to adjusted total assets)	73,332	16.8	17,468	4.0	21,835	5.0

The Company may not declare or pay cash dividends on or repurchase any of its shares of capital stock if the effect thereof would cause its net worth to be reduced below applicable regulatory requirements or the amount of the liquidation account if such a declaration and payment would otherwise violate regulatory requirements.

NOTE 11 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings per common share computation for the years ended December 31, 2002, 2001, and 2000 is presented below.

	2002	2001	2000
Basic earnings per common share
Net income	$8,018	$6,762	$6,003

Weighted average common shares outstanding	3,641	4,034	4,682

Basic earnings per share	$2.20	$1.68	$1.28

Diluted
Net income	$8,018	$6,762	$6,003

	2002	2001	2000
Weighted average common shares outstanding for basic earnings per common share	3,641	4,034	4,682
Add: Dilutive effects of assumed exercises of stock options	82	23	—
Add: Dilutive effects of assumed exercise of stock awards	5	3	—

Average shares and dilutive potential common shares	3,728	4,060	4,682

Diluted earnings per common share	$2.15	$1.67	$1.28

The Company’s outstanding stock options and stock awards were not considered in the computations of diluted earnings per share in 2000 because the effects of assumed exercise would have been antidilutive.

NOTE 12 - RELATED PARTY TRANSACTIONS

The Company has lending transactions with directors, executive officers, and their associates.  Activity in these accounts is summarized as follows for the year ended December 31, 2002.

Balance at beginning of year	$373
Loans disbursed	393
Principal repayments	(410)

Balance at end of year	$356

Certain employees of the Company sit on the Board of Directors of the Heritage Foundation (the Foundation), a non-for profit affiliate of the Bank, which makes grants to community organizations.  Included in accrued interest and other liabilities is an account payable to the Foundation in the amount of $900,000.  The Foundation also has deposits with the Bank totaling $669,000 and stock in the Company.

NOTE 13 - STOCK-BASED COMPENSATION PLANS

As part of the conversion transaction, the Company established an employee stock ownership plan (ESOP) for the benefit of substantially all employees.  The ESOP borrowed $5,126,400 from the Company and used those funds to acquire 512,640 shares of the Company’s stock at $10 per share.

Shares issued to the ESOP are allocated to ESOP participants based on principal and interest repayments made by the ESOP on the loan from the Company.  The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Company’s discretionary contributions to the ESOP and earnings on ESOP assets.  Principal payments are scheduled to occur over a twenty-year period.  However, in the event the Company’s contributions exceed the minimum debt service requirements, additional principal payments will be made.

Information regarding shares released and shares held by the ESOP at December 31 is as follows:

	2002	2001	2000

Shares released	31	32	30
Average fair value of shares released	$21.14	$17.59	$12.62
Compensation expense	659	571	420

Allocated shares	182	151	119
Unallocated shares	331	362	394

Total ESOP shares	513	513	513

Fair value of unallocated shares	$8,035	$7,227	$5,846

During 1998, the Company adopted a stock option plan under the terms of which shares of the Company’s common stock were reserved for issuance.  The options became exercisable on a cumulative basis in equal installments over a five-year period from the date of grant.  The options expire 10 years from the date of grant.

A summary of the status of the Company’s stock option plan and changes during the years are presented below:

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	544	$16.79	519	$16.69	519	$16.69
Granted	—	—	25	18.90	—	—
Outstanding at end of year	544	$16.79	544	$16.79	519	$16.69
Options exercisable at end of year	420		311		208

Weighted-average fair value of options granted during year	$—		$4.86		$—

These options are not fully vested.  The exercise price equals the market value at the date the options were granted.  Options outstanding at year-end 2002 were as follows:

Prices	Number	Weighted Average Remaining Contractual Life in Years

$16.69	519	5.3
$18.90	25	8.5

Outstanding at year end	544	5.5

In connection with the conversion to stock ownership, the Company adopted a Management Recognition and Retention Plan (MRP).  In 1998, the Company contributed $4.3 million allowing the MRP to acquire 256,320 shares of common stock of the Company, at an average cost of $16.69 per share, to be awarded to directors and key employees.  The Company awarded 216,166 shares during 1998 and 7,500 shares during 2001.  These shares generally vest over a five-year period.  The unamortized cost of shares not yet earned (vested) is reported as a reduction of shareholders’ equity.  MRP compensation expense totaled $767,000, $721,000, and $722,000 for the years ended December 31, 2002, 2001, and 2000.

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments as of December 31 are as follows:

	2002		2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$27,817	$27,817	$9,421	$9,421
Securities available-for-sale	42,628	42,628	21,741	21,741
Securities held-to-maturity	69,126	73,362	92,216	92,579
Federal Home Loan Bank stock	14,788	14,788	12,162	12,162
Loans, net of allowance for loan losses	301,642	304,057	287,450	291,949
Accrued interest receivable	3,319	3,319	3,177	3,177

Financial liabilities
Deposits	(290,612)	(293,095)	(268,857)	(270,971)
Advance payments by borrowers for taxes
and insurance	(2,832)	(2,832)	(2,880)	(2,880)
Advances from Federal Home Loan Bank	(92,105)	(97,497)	(83,600)	(83,007)
Accrued interest payable	(647)	(647)	(815)	(815)

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

NOTE 15 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of income, and statements of cash flows for First SecurityFed Financial, Inc.

CONDENSED BALANCE SHEETS

December 31, 2002 and 2001

	2002	2001
ASSETS
Cash and cash equivalents	$766	$1,020
Securities available-for-sale	7,466	7,949
ESOP loan	3,588	3,845
Investment in bank subsidiary	66,362	74,354
Accrued interest receivable and other assets	438	995

	$78,620	$88,163

LIABILITIES AND SHAREHOLDERS’ EQUITY
Note payable to bank subsidiary	$2,180	$15,591
Accrued expenses and other liabilities	508	534
Shareholders’ equity	75,932	72,038

	$78,620	$88,163

CONDENSED STATEMENTS OF INCOME

For the years ended December 31, 2002, 2001, and 2000

	2002	2001	2000
Income
Dividend from subsidiary	$17,500	$—	$10,501
Interest on securities	398	456	465
Interest on ESOP loan	264	274	295
Gain (loss) on sale of securities	20	81	(16)
Other income	—	—	—
Total income	18,182	811	11,245

Expenses
Interest expense on note payable	263	283	—
Other operating expenses	356	305	134
	619	588	134

Income before income taxes and equity in undistributed earnings of bank subsidiary	17,563	223	11,111

Income tax expense (benefit)	(99)	(63)	91

Income before equity in undistributed earnings of bank subsidiary	17,662	286	11,020

Equity in undistributed earnings (distributions in excess of earnings) of bank subsidiary	(9,644)	6,476	(5,017)

Net income	$8,018	$6,762	$6,003

CONDENSED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2002, 2001, and 2000

	2002	2001	2000
Operating activities
Net income	$8,018	$6,762	$6,003
Adjustments to reconcile net income to net cash provided by operating activities
(Equity in undistributed earnings) distribution in excess of earnings of bank subsidiary	9,644	(6,476)	5,017
Net accretion	(100)	(112)	(3)
(Gain) loss on sales of securities	(20)	(81)	16
Change in
Other assets	459	743	(658)
Other liabilities	(13,535)	14,961	23
Net cash from operating activities	4,466	15,797	10,398

Investing activities
Purchase of securities available-for-sale	(2,075)	(2,759)	(925)
Proceeds from maturities and calls	250	—	—
Proceeds from sales of securities	2,970	3,558	848
Payment received on loan to ESOP	257	256	256
Net cash from investing activities	1,402	1,055	179

Financing activities
Dividends paid	(2,061)	(2,331)	(1,901)
Purchase of treasury stock	(4,061)	(14,163)	(8,367)
Net cash from financing activities	(6,122)	(16,494)	(10,268)

Net change in cash and cash equivalents	(254)	358	309

Cash and cash equivalents at beginning of year	1,020	662	353

Cash and cash equivalents at end of year	$766	$1,020	$662

NOTE 16 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

		Net Interest Income		Earnings Per Share
	Interest Income		Net Income
				Basic	Diluted

2002
First quarter	$7,632	$4,420	$1,907	$.52	$.51
Second quarter	7,587	4,418	1,976.53		.52
Third quarter	7,788	4,592	2,065.57		.56
Fourth quarter	7,893	4,824	2,070.58		.56

2001
First quarter	$7,542	$3,735	$1,675	$.39	$.39
Second quarter	7,554	3,788	1,545.38		.37
Third quarter	7,591	3,917	1,620.42		.41
Fourth quarter	7,750	4,281	1,922.51		.50

FIRST SECURITYFED FINANCIAL, INC.

SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 4:30 p.m., local time on April 24, 2003 at the Main Office of the Company, located at 936 N. Western Avenue, Chicago, Illinois 60622.

STOCK LISTING

First SecurityFed Financial, Inc. common stock is traded on the Nasdaq Stock Market under the symbol “FSFF.”

PRICE RANGE OF COMMON STOCK

As of February 28, 2003 there were approximately 695 shareholders of record and 3,952,754 outstanding shares of common stock.

The following table sets forth the high and low sales prices and dividends paid per share of common stock during the periods indicated.  The stock price information was provided by the NASD, Inc.

Quarter Ended	High	Low	Dividend Declared

March 31, 2001	15.75	14.63	.12¢
June 30, 2001	19.34	15.63	.13¢
September 30, 2001	20.49	17.25	.13¢
December 31, 2001	20.00	16.91	.13¢
March 31, 2002	20.75	19.00	.13¢
June 30, 2002	22.22	19.51	.13¢
September 30, 2002	22.45	20.97	.13¢
December 31, 2002	24.30	21.44	.13¢

The payment of cash dividends is dependent on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, general business practices and other factors. Dividend payments decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions.

TRANSFER AGENT Registrar and Transfer Co. 10 Commerce Drive Cranford, NJ 07016	SHAREHOLDERS AND GENERAL INQUIRIES Peter Ilnyckyj First SecurityFed Financial, Inc. 936 North Western Avenue Chicago, Illinois 60622-4695 (773) 772-4500

SPECIAL COUNSEL Gardner Carton & Douglas LLC 1301 K Street, N. W. Suite 900 East Washington, DC 20005	INDEPENDENT AUDITORS Crowe, Chizek and Company LLP One Mid America Plaza P.O. Box 3697 Oak Brook, Illinois 60522-3697

ANNUAL AND OTHER REPORTS

A copy of First SecurityFed Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Peter Ilnyckyj, First SecurityFed Financial, Inc., 936 North Western Avenue, Chicago, Illinois 60622-4695

FIRST SECURITYFED FINANCIAL, INC.

CORPORATE INFORMATION

COMPANY AND BANK ADDRESS

936 North Western Avenue	Telephone: (773) 772-4500
Chicago, Illinois 60622-4695	Fax: (773) 772-0487

DIRECTORS OF THE BOARD

Steve Babyk	Julian Kulas
Director of Fleet Leasing Union Tank Car Company	President and Chief Executive Officer First Security Federal Savings Bank

Lila Maria Bodnar	Paul Nadzikewycz
Accountant, MBA	Self-Employed Real Estate Investor

Myron Dobrowolsky	Jaroslav H. Sydorenko
Civil Engineer Dames and Moore	Financial Services Manager Wesco Distribution

Terry Gawryk	Chrysta Wereszczak
Attorney	Co-owner, B&B Formica

George Kawka
Senior Architectural/Engineering Project Manager CH2M Hill

CORPORATE OFFICERS

Julian Kulas	Harry I. Kucewicz
President and Chief Executive Officer	Treasurer and Chief Financial Officer

Mary H. Korb	Irene S. Subota
Vice President-Lending	Vice President - Savings

Adrian Hawryliw	Paul T. Bandriwsky
Vice President - Philadelphia Branch Manager	Vice President and Chief Operating Officer

Peter Ilnyckyj
Vice President-Investor Relations