Form 10-K, Exhibit 13
period 2003-12-31
FIRST SECURITYFED FINANCIAL CORP
filed 2004-03-30
CIK 1042534

EXHIBIT 13

--------------------------------------------------------------------------------
2003 ANNUAL REPORT
--------------------------------------------------------------------------------





[LOGO]










                        FIRST SECURITYFED FINANCIAL, INC.

--------------------------------------------------------------------------------
TABLE OF CONTENTS
--------------------------------------------------------------------------------








      President's Message.........................................  1
      Selected Consolidated Financial Information.................  2
      Management's Discussion and Analysis of Financial
        Condition and Results of Operations.......................  4
      Consolidated Financial Statements........................... 21
      Shareholder Information..................................... 51
      Corporate Information....................................... 52

--------------------------------------------------------------------------------
FROM YOUR PRESIDENT
--------------------------------------------------------------------------------



To Our Stockholders, Depositors and Friends,

     I am very proud to bring you this annual financial report of First SecurityFed Financial, Inc. and its subsidiary 1st Security Federal Savings Bank for the period ending December 31, 2003.

     We have entered the new year with the presidential race getting an early vigorous start. It is only March, but it feels like September on the campaign trail. The economy, particularly employment, Iraq and the ever increasing global terrorist threat appear to be the major issues. We live in a period of uncertainty, insecurity, and some degree of apprehension. Recently our economy has made some significant gains; however, the unemployment rate remains a major concern.

     You will be pleased to learn that First SecurityFed Financial, Inc. had another successful year with record earnings. Our consolidated net income for 2003 was a record $8.2 million or $2.29 per share as compared to $8.0 million or $2.20 per share in year 2002. The increase in the earnings was attributable primarily to an increase in net interest income. The Company's efficiency ratio was at a record low of 36% for 2003 as compared to 37% in the prior year. This places us among the most efficient financial institutions in the country.

     Our total assets as of December 31, 2003 increased to $494.4 million compared to $464.3 million at December 31, 2002, an increase of $30.1 million or 6.48%. Our total liabilities at December 31,2003 were $408.5 million, compared to $388.4 million at December 31, 2002, an increase of $20.1 million.

     Our loans receivable increased only by $2.4 million from $301.6 million at December 31,2002 to $304.0 million at December 31,2003. The nominal increase was due to increased residential loan refinancing in our market area. However, during the last year our construction loans jumped from $32.5 million at December 31, 2002 to $65.5 million at December 31, 2003 as we assisted in the revitalization of the housing and commercial real estate in our community.

     We face difficult challenges including the demographic changes in the Ukrainian Village area, the continued invasion into the Chicago market area by mega-banks, the new regulatory and technological challenges facing community financial institutions like the Bank and the possible future retirement of several of our senior officers. Your Board of Directors and Management has recognized these challenges and undertaken intensive strategic planning and analysis to determine the future course of the Company. After careful consideration, lengthy deliberations, and advice of financial experts, the Board of Directors unanimously concluded that it is in the best interests of the shareholders, our customers, our employees and our communities to seek a merger partner with a larger commercial bank like MB Financial. After conducting our due diligence, a merger agreement was entered into on January 9, 2004 with MB Financial. The terms and details of the agreement are in the enclosed Proxy Statement for your review.

     We are joining a Bank that will have 40 local offices and almost $5.0 billion in assets after completion of our transaction. MB Financial, like First SecurityFed Financial, Inc., serves important ethnic and immigrant markets and understands the importance of cultural sensitivity. We both serve consumers and small businesses by placing a heavy emphasis on exemplary personal service. I am also pleased to report that all our offices will not only continue to be served by the same employees but will also offer additional bank products and services that are available in a commercial bank. Our communities will not be ignored; they will be better served.

     In closing, I wish to reiterate that 2003 was a very successful year for First SecurityFed Financial, Inc. a year in which we significantly increased shareholders' value. I want to thank our employees, Directors, and Officers for their efforts and above all I want to thank you, our shareholders, customers, and community members for your support and confidence.



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


                                                                 At December 31,
                                               ----------------------------------------------------------
                                                 2003        2002        2001        2000         1999
                                               ---------   ---------   ---------   ---------    ---------
                                                         (In Thousands Except Per Share Data)

Selected Financial Condition Data:
----------------------------------
Total assets ...............................   $ 494,411   $ 464,301   $ 431,275   $ 403,663    $ 372,292
Cash and cash equivalents ..................      13,861      27,817       9,421       6,102        6,257
Loans receivable, net(1) ...................     303,977     301,642     287,450     275,454      241,168
Mortgage-backed securities:
  Held-to-maturity .........................       5,055      11,880      17,880       5,424        7,577
  Available-for-sale .......................      34,487      12,780       5,996       7,602        9,410
Investment securities:
  Held-to-maturity .........................      37,563      57,246      74,336      72,882       85,331
  Available-for-sale .......................      71,185      29,848      15,745      24,292       11,212
Deposits ...................................     309,842     290,612     268,857     252,662      238,123
Total borrowings ...........................      93,644      92,105      83,600      64,600       46,300
Shareholders equity ........................      85,884      75,932      72,038      80,249       83,156


--------------------
(1) The allowance for loan losses at December 31, 2003, 2002, 2001, 2000, and 1999, was $3,032,000, $2,937,000, $2,806,000, $2,561,000, and
         $2,315,000.


                                                                 At December 31,
                                               ----------------------------------------------------------
                                                 2003        2002        2001        2000         1999
                                               ---------   ---------   ---------   ---------    ---------
                                                         (In Thousands Except Per Share Data)
Selected Operations Data:
-------------------------
Total interest income ......................   $  29,787   $  30,900   $  30,437   $  29,000    $  25,285
Total interest expense .....................      10,836      12,646      14,716      14,312       11,037
                                               ---------   ---------   ---------   ---------    ---------
  Net interest income ......................      18,951      18,254      15,721      14,688       14,248
Provision for loan losses ..................         120         127         144         246          246
                                               ---------   ---------   ---------   ---------    ---------
Net interest income after provision for loan
  losses ...................................      18,831      18,127      15,577      14,442       14,002
Deposit service charges ....................         484         491         364         372          368
Gain (loss) on sales of  securities ........        --            53          81         (46)          12
Other non interest income ..................         574         405         690         311          430
                                               ---------   ---------   ---------   ---------    ---------
Total non interest income ..................       1,058         949       1,135         637          810
Total non interest expense .................       7,358       7,100       6,554       6,087        6,102
                                               ---------   ---------   ---------   ---------    ---------
Income before taxes ........................      12,531      11,976      10,158       8,992        8,710
Income tax provision .......................       4,313       3,958       3,396       2,989        3,028
                                               ---------   ---------   ---------   ---------    ---------
Net income .................................       8,218       8,018       6,762       6,003        5,682
                                               =========   =========   =========   =========    =========

Basic earnings per share ...................        2.29        2.20        1.68        1.28         1.14
Diluted earnings per share .................        2.19        2.15        1.67        1.28         1.14


                                                                 Year Ended December 31,
                                                    ---------------------------------------------------
                                                      2003       2002       2001       2000       1999
                                                    -------    -------    -------    -------    -------
Selected Financial Ratios and Other Data:
-----------------------------------------
Performance Ratios:
     Return on assets (ratio of net income to ...      1.71%      1.79%      1.62%      1.54%      1.61%
      average total assets)
     Return on equity (ratio of net income to
      average equity) ...........................     10.16      10.84       8.88       7.34       6.82
    Dividend payout ratio .......................     27.06      25.52      36.51      42.16      35.08
     Interest rate spread information:
     Average during period ......................      3.90       3.81       3.25       2.94       3.31
      Net interest margin(1) ....................      4.36       4.48       4.13       4.04       4.36
     Ratio of operating expense to average total
      assets ....................................      1.52       1.58       1.58       1.56       1.73
    Efficiency ratio(2) .........................       .36        .37        .39        .40        .40
     Ratio of average interest-earning assets to
       average interest-bearing liabilities .....    119.61     122.81     123.91     129.24     132.19

Quality Ratios:
     Non-performing assets to total assets at end
      of period .................................       .56        .44        .42        .39        .37
     Allowance for loan losses to non-performing
     loans at end of period .....................    110.29     142.71     153.25     164.38     166.19
     Allowance for loan losses to gross loans
     receivable at end of period ................       .98        .96        .96        .93

Capital Ratios:
     Equity to total assets at end of period ....     17.37      16.35      16.70      19.88      22.34
     Average equity to average assets ...........     16.68      16.57      18.47      20.96      23.57


----------------------
(1)      Net interest income divided by average interest-earning assets.

(2) The efficiency ratio represents non interest expense divided by the sum of net interest income and non interest income.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     First SecurityFed Financial, Inc. (the Company) became the holding company for First Security Federal Savings Bank (the Bank or First Security) upon the completion of the conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank (the Conversion) on October 30, 1997. The financial condition and operating results of the Company are primarily dependent upon the financial condition and operating results of the Bank. The Company's primary business activity to date has been limited to its ownership of the Bank and a portfolio of investment securities.

     The Bank is a financial intermediary engaged primarily in attracting deposits from the general public and using such deposits to originate one-to-four-family residential mortgages and, to a lesser extent, construction, commercial real estate, multi-family, home equity, consumer, and other loans primarily in its market area. The Bank also uses these deposits to acquire mortgage backed and other securities. The Bank's revenues are derived principally from interest earned on loans and securities. The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation (FDIC). The Bank's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

     Our main office is located in Chicago, Illinois and our branch offices are located in Chicago, Illinois, Philadelphia, Pennsylvania and Palatine, Illinois. Our Western Avenue office is located on the near northwest side of Chicago in the "Ukrainian Village" community, a middle-income community where the Bank has focused its operations since 1964. Our Milwaukee Avenue office was opened in 1993 and is located in the "Norwood Park" neighborhood of Chicago. Our northwest suburban Chicago branch was opened in 1977 in Rolling Meadows, Illinois, and in December 2002 relocated to a new facility in nearby Palatine, Illinois. Our Philadelphia branch was acquired in 1994 through a purchase from the Resolution Trust Corporation. The branch is located in a moderate income neighborhood of Philadelphia known as "Rhawnhurst."

     The Bank's net interest income is dependent primarily upon the difference or spread between the average yield earned on loans receivable and securities and the average rate paid on deposits and Federal Home Loan Bank (FHLB) advances, as well as the relative amounts of such assets and liabilities. The Bank, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times or on a different basis than its interest-earning assets.

     On January 12, 2004, the Company jointly announced with MB Financial, Inc., the parent of MB Financial Bank, that we agreed to merge. MB Financial, Inc. will be the surviving corporation in the transaction valued at $139.2 million, which will be paid through a combination of MB Financial, Inc. common stock and cash. Completion of the transaction is expected in the second quarter of 2004, pending shareholder, regulatory and other necessary approvals.

BUSINESS STRATEGY

     The Bank seeks to obtain a competitive advantage in its deposit gathering and lending operations by maintaining a high level of community involvement and by offering a high level of personal service. In particular, the Bank targets a significant portion of its community outreach and service at discreet ethnic minority and immigrant communities located within its market areas.

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

     In its lending operations, the Bank seeks to obtain high-quality residential and, to a lesser extent, construction, commercial real estate and other loans by maintaining a high level of local visibility, offering a high level of customer service and limiting its secondary market activities. In recent years, the portion of non-residential real estate loans in our portfolio has increased somewhat. These loans carry somewhat higher interest rates and lower interest rate risk than residential loans. However, asset quality has remained high.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2003 AND DECEMBER 31, 2002

     Total assets at December 31, 2003 were $494.4 million compared to $464.3 million at December 31, 2002, an increase of $30.1 million, or 6.48%. The increase in total assets was due primarily to increases of $36.5 million in securities, $5.3 million in Federal Home Loan Bank (FHLB) stock, and $2.4 million in loans receivable, partially offset by a decrease of $14.0 million in cash and cash equivalents.

     Securities increased by $36.5 million from $111.8 million at December 31, 2002 to $148.3 million at December 31, 2003. The increase was primarily due to the purchases of $49.7 million in government agency securities, $7.5 million in municipal securities and $38.8 million in mortgage- backed securities, partially offset by paydowns of $23.3 million on mortgage-backed securities and calls and maturities of $36.2 million in government agency securities.

     Federal Home Loan Bank stock increased by $5.3 million primarily due to stock purchases by the Bank. Also contributing to this increase in stock were stock dividends received from the Federal Home Loan Bank. Additional FHLB stock was purchased primarily because the stock issued by the FHLB of Chicago pays a competitive quarterly dividend.

     Net loans receivable increased by $2.4 million from $301.6 million at December 31,2002 to $304.0 million at December 31, 2003. The increase was primarily due to the disbursement of $50.7 million to fund construction loans, as well as the disbursement of $81.4 million to fund mortgage loans and net increases in equity line of credit loans of $9.5 million and share loans of $1.0 million partially offset by $26.2 million in paydowns on construction loans and $114.0 million in paydowns and payoffs on mortgage loans. The increase in construction loans is attributable to a strong real estate market, management's aggressive marketing efforts and the Board's attempt to limit somewhat interest rate risk in the loan portfolio.

Management believes that, due to the low interest rate environment during the past year, $29.0 million of the Bank's mortgage loans were refinanced during the year. These refinancings contributed to the decrease of 47 basis points in the average rate earned on loans receivable.

     Cash and cash equivalents decreased by $14.0 million due to the redeployment of these funds into securities and FHLB stock.

     Total liabilities at December 31, 2003 were $408.5 million compared to $388.4 million at December 31, 2002, an increase of $20.1 million. The increase in liabilities was due primarily to increases of $19.2 million in deposits and $1.5 million in Federal Home Loan Bank advances partially offset by decreases of $441,000 in accrued interest payable and other liabilities and $170,000 in advance payments by borrowers for taxes and insurance.

     Deposits increased due to increased marketing efforts, competitive rates paid by the Bank on its deposit products, and a nine-month certificate of deposit special offered by the Bank in August and September 2003. FHLB advance levels remained fairly stable as the Bank utilized Federal Home Loan Bank advances due to the attractive rates charged on these types of borrowings relative to their duration.

     Accrued interest payable and other liabilities decreased by $441,000 primarily due to an increase of $1.2 million in income taxes payable and a net increase of $179,000 in dividends payable partially offset by the payment of a $900,000 account payable to the Heritage Foundation, a non- profit organization originally formed by the Bank that makes grants to community organizations. The Bank's correspondent financial institution mistakenly deposited the proceeds of a matured security to an account belonging to the Bank instead of to the Foundation's account. The error was subsequently rectified in early 2003.

     Shareholders' equity at December 31, 2003 was $85.9 million compared to $75.9 million at December 31, 2002, an increase of $10.0 million. The increase in equity was due primarily to net income of $8.2 million, an increase in additional paid-in capital of $1.5 million, and a decrease in Treasury stock of $2.0 million. Also contributing to the increase in equity was the allocation of ESOP shares and the vesting of stock awards. Additional paid-in capital increased primarily due to the exercise of stock options by the Bank's Chief Executive Officer. This exercise of stock options also resulted in a decrease in Treasury stock. Equity at December 31, 2003 was also impacted by dividends on the Company's common stock. Four cash dividends totaling $2.5 million were declared during the year ended December 31, 2003. The dividends were paid to shareholders in April, July, and October 2003 and January 2004.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002

     GENERAL. Net income for the year ended December 31, 2003 was $8.2 million compared to net income of $8.0 million for the year ended December 31, 2002, an increase of $200,000. The increase in net income was attributable primarily to an increase in net interest income and noninterest income partially offset by increases in noninterest expense and income tax expense. Basic earnings per share for the year ended December 31, 2003 increased to $2.29 as compared to basic earnings per share of $2.20 for the year ended December 31, 2002, an increase of 4.09%. Diluted earnings per share for the year ended December 31, 2003 increased to $2.19 as compared to diluted earnings per share of $2.15 for the year ended December 31, 2002, an increase of 1.86%. The increases in basic and diluted earnings per share were attributable primarily to higher net income.

     INTEREST INCOME. Interest income for the year ended December 31, 2003 was $29.8 million compared to $30.9 million for the year ended December 31, 2002, a decrease of $1.1 million. Interest income on loans decreased by $1.2 million due to a decrease in the average rate earned on loans receivable from 8.00% for the year ended December 31, 2002 to 7.53% for the year ended December 31, 2003. The decrease in the average rate earned on loans receivable was due to an acceleration of refinance activity attributable to the lower interest rate environment. The rate decline was ameliorated by an increase in non residential loans in the portfolio. Interest income on mortgage-backed securities decreased by $62,000 due to the lower interest rate environment, which caused a significant increase in principal prepayments on these securities. Interest income on taxable securities decreased by $433,000 due to decreases in the average interest rates paid by the issuers on these securities resulting in a 41 basis point decrease in the average rate earned on federal agency securities and a 62 basis point decrease in the average rate earned on mutual funds. Also contributing to the decrease in interest income on taxable securities was a decrease in the average outstanding balances of the Company's taxable securities portfolio resulting from calls of these securities by the issuing agencies. Interest income on tax-exempt securities increased by $106,000 primarily due to increases in the average balances of these securities. The relatively high tax equivalent yield of these securities also helped limit the reduction in yield of the Company's assets. Interest income from Federal Home Loan Bank dividends increased by $423,000 due primarily to increases in the average balances of Federal Home Loan Bank stock. Also contributing to the increase in interest income from FHLB dividends was an increase of 49 basis points in the average dividend rate paid on FHLB stock.

     INTEREST EXPENSE. Interest expense for the year ended December 31, 2003 was $10.8 million compared to $12.6 million for the year ended December 31, 2002, a decrease of $1.8 million. The decrease in interest expense was due primarily to a decrease in the average interest rate paid on interest-bearing liabilities. Contributing to the decrease in interest expense was the maturity of customer's certificates of deposit during the year and the reinvestment of those funds into certificates paying lower rates of interest. Further contributing to the decrease in interest expense were decreases in the average interest rates paid on money market accounts, NOW accounts and passbook savings accounts. The decrease in interest expense due to lower rates of interest was partially offset by a $32.8 million increase in the average balance of interest-bearing liabilities from $349.5 for the year ended December 31, 2002 to $382.3 million for the year ended December 31, 2003.

     Interest expense on deposits decreased by $1.8 million due to a decrease in the weighted average cost of deposits, reflecting lower market rates of interest. Interest expense on Federal Home Loan Bank advances increased by $23,000 due to increases in the balances of Federal Home Loan Bank advances, which were used to fund loan growth. Even though the balances of both deposits and Federal Home Loan Bank advances increased, the impact on interest expense was moderated by the low interest rate environment during 2003 resulting in a lower cost of funds for the Bank. The average cost of funds decreased 79 basis points from 3.62% for the year ended December 31, 2002 to 2.83% for the year ended December 31, 2003.

     NET INTEREST INCOME. Net interest income for the year ended December 31, 2003 was $19.0 million, which represented an increase of $697,000 from net interest income of $18.3 million for the year ended December 31, 2002. The ratio of average interest earning assets to average interest- bearing liabilities decreased to 119.71% in 2003 from 122.81% in 2002. However, this was offset by an increase in the interest spread to 3.90% in 2003 from 3.81% in 2002.

     PROVISION FOR LOAN LOSSES. The provision for loan losses for the year ended December 31, 2003 was $120,000 compared to $127,000 for the year ended December 31, 2002, a decrease of $7,000. Non-performing assets at December 31, 2003 totaled $2.7 million, or 0.56% of assets compared to $2.1 million or 0.44% of assets at December 31, 2002. The loan loss allowance as of December 31, 2003 was $3.0 million, or 0.98% of gross loans, compared with $2.9 million, or 0.96% of gross loans at December 31, 2002.

     On a quarterly basis, management of the Bank meets to review the adequacy of the allowance for loan losses. Management classifies commercial real estate and construction loans in compliance with regulatory classifications. Classified loans are individually reviewed to arrive at specific reserves for those loans. Once the specific portion of the allowance is calculated, management calculates a general portion for each loan category based on loan loss history, peer data, current economic conditions, and trends in the portfolio, including delinquencies and impairments and real estate values in the Bank's market area as well as changes in the composition of the loan portfolio. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgements that differ from those of management. Additions were made in 2003 to the loan loss provision due to increases in nonperforming assets and in the outstanding balances of commercial real estate and construction loans. The outstanding balance of commercial real estate loans increased by $3.2 million and the outstanding balance of construction loans increased by $24.9 million. Since these types of loans expose the Bank to a higher degree of risk, additional loan loss provisions were made. Although management believes that the allowance for loan losses reflected probable incurred losses on existing loans at December 31, 2003, there can be no assurance that such losses will not exceed estimated amounts.

     NONINTEREST INCOME. Noninterest income for the year ended December 31, 2003 was $1,058,000 compared to $949,000 for the year ended December 31, 2002, an increase of $109,000. Other income for the year ended December 31, 2003 was $410,000 compared to $319,000 for the year ended December 31, 2002, an increase of $91,000. The increase is due primarily to $55,000 in interest received on State of Illinois Income Tax refunds. Also contributing to the increase in other income were increases in release fees charged on mortgage loans that were paid off due to an acceleration of refinance activity. Noninterest income was also affected by a $65,000 net gain on the sale of real estate owned in 2003 that was partially offset by a $53,000 net gain on sales and calls of securities that was recorded in 2002.

     NONINTEREST EXPENSE. Noninterest expense for the year ended December 31, 2003 was $7.4 million compared to noninterest expense of $7.1 million for the year ended December 31, 2002, an increase of $258,000. Compensation and benefits expense increased by $51,000 partially due to an increase in ESOP expense resulting from an increase in the Company's stock price and normal annual salary adjustments for existing Bank personnel partially offset by a decrease in stock award expense. Occupancy and equipment expense increased by $44,000 due to increased utility prices for the Bank's northwest suburban branch which was remodeled in late 2002 and additional depreciation expense for the new furniture and fixtures at the remodeled branch and new computers installed at all of the Bank's offices. Data processing expense increased by $83,000 due to normal adjustments in the Bank's data processing contract with an outside service bureau and increases in the number of accounts maintained by the service bureau. Also contributing to the increase in data processing expense was the expiration in July of a $2,500 monthly data processing service bureau credit. Other expense increased by $74,000 primarily due to increases in ATM expense, professional fees, and bank service charges. Also contributing to the increase in other expense were expenses incurred in connection with real estate owned that was sold during the year.

     INCOME TAXES. Income tax expense was $4.3 million for the year ended December 31, 2003 compared to $4.0 million for the year ended December 31, 2002, an increase of $355,000. The increase in the provision for income taxes was due primarily to an increase of $555,000 in pretax earnings. The effective tax rate on income for the year ended December 31, 2003 was 34.42% compared to an effective tax rate of 33.05% for the year ended December 31, 2002.


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2002 AND DECEMBER 31, 2001

     Total assets at December 31, 2002 were $464.3 million compared to $431.3 million at December 31, 2001, an increase of $33.0 million, or 7.65%. The increase in total assets was due primarily to increases of $18.4 million in cash and cash equivalents, $14.1 million in loans receivable, and $2.6 million in FHLB stock, partially offset by a decrease of $2.2 million in securities.

     Net loans receivable increased by $14.1 million from $287.5 million at December 31, 2001 to $301.6 million at December 31, 2002. The increase was primarily due to the disbursement of $24.8 million to fund construction loans, as well as the disbursement of $92.7 million to fund mortgage loans and a net increase in equity line of credit loans of $9.5 million partially offset by $16.4 million in paydowns on construction loans and $96.6 million in paydowns on mortgage loans. The net increase in loans receivable was largely a result of a low interest rate environment and a strong local real estate market. Due to this low interest rate environment, $23.4 million of the Bank's mortgage loans were refinanced during the past year. The refinancings contributed to the decrease of 30 basis points in the average rate earned on loans receivable.

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

     Premises and equipment increased by $1.1 million primarily due to the purchase and remodeling of a building in Palatine, Illinois for the Bank's relocated northwest suburban office. The remodeled office is located in very close proximity to the Bank's current Rolling Meadows branch, but is a much larger, free-standing facility.

     Securities decreased by $2.2 million from $114.0 million at December 31, 2001 to $111.8 million at December 31, 2002. The decrease was primarily due to the maturity and call of $28.1 million in agency securities, the sale of $3.2 million in municipal and mortgage-backed securities, and paydowns of $9.6 million on mortgage-backed securities, partially offset by the purchase of $23.1 million in agency securities, $8.9 million in mortgage-backed securities, and $5.4 million in municipal securities and an increase of $913,000 in the fair market value of securities available-for- sale.

     Total liabilities at December 31, 2002 were $388.4 million compared to $359.2 million at December 31, 2001, an increase of $29.2 million. The increase in liabilities was due primarily to increases of $21.7 million in deposits and $8.5 million in Federal Home Loan Bank advances partially offset by a decrease of $1.1 million in accrued interest payable and other liabilities.

     Accrued interest payable and other liabilities decreased primarily due to the lower rates being paid on the various types of deposit products offered by the Bank. The lower rates resulted in lower interest expense resulting in lower accrued interest payable.

     Deposits increased due to a special 13-month certificate being offered by the Bank, increased marketing efforts, and the less volatile and less risky nature of deposit accounts in comparison to other types of consumer investment vehicles. The Bank utilized additional FHLB advances due to low rates being charged on these types of borrowings. The proceeds were then used to fund a portion of the loan growth described above.

     Shareholders' equity at December 31, 2002 was $75.9 million compared to $72.0 million at December 31, 2001, an increase of $3.9 million. The increase in equity was due primarily to net income of $8.0 million for the period partially offset by the Company's repurchase of outstanding common stock of $4.1 million. Equity at December 31, 2002 was also impacted by dividends on the Company's common stock. Four cash dividends totaling $2.0 million were declared during the year ended December 31, 2002. The dividends were paid to shareholders in April, July, and October 2002 and January 2003.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

     GENERAL. Net income for the year ended December 31, 2002 was $8.0 million compared to net income of $6.8 million for the year ended December 31, 2001, an increase of $1.2 million. The increase in net income was attributable primarily to an increase in net interest income partially offset by a decrease in noninterest income and increases in noninterest expense and income tax expense. Basic earnings per share for the year ended December 31, 2002 increased to $2.20 as compared to basic earnings per share of $1.68 for the year ended December 31, 2001, an increase of 30.95%. Diluted earnings per share for the year ended December 31, 2002 increased to $2.15 as compared to diluted earnings per share of $1.67 for the year ended December 31, 2001, an increase of 28.74%. The increase in basic and diluted earnings per share was attributable to higher net income and a decrease in the average shares outstanding as a result of the Company's repurchasing 185,936 shares of its common stock in the open market during 2002.

     INTEREST INCOME. Interest income for the year ended December 31, 2002 was $30.9 million compared to $30.4 million for the year ended December 31, 2001, an increase of $500,000. The increase in interest income was primarily due to an increase in the average balance of interest earning assets from $399.5 million for the year ended December 31, 2001 to $429.2 million for the year ended December 31, 2002 due to the investment of funds in loans, mortgage-backed, municipal and agency securities and FHLB stock. Interest income on loans increased by $465,000 primarily due to an increase in the volume of loans receivable. Even though there was an increase of 5.9% in the average balance of outstanding loans receivable for the year ended December 31, 2002, as compared to the year ended December 31, 2001, the increase in interest income on loans was significantly offset by the declining interest rate environment existing during the past year resulting in a 30 basis point decrease in the average rate earned on loans receivable. Interest income on mortgage-backed securities increased by $244,000 due to increases in the outstanding balances of mortgage-backed securities. Interest income on taxable securities decreased by $691,000 due primarily to decreases in the average interest rates paid by the issuers on these securities, resulting in a 71 basis point decrease in the average rate earned on federal agency securities and a 129 basis point decrease in the average rate earned on mutual funds. Also contributing to the decrease in interest income on securities was a decrease in the average outstanding balances of the Company's taxable securities portfolio resulting from calls of these securities by the issuing agencies. Interest income on tax- exempt securities increased by $374,000 primarily due to increases in the average balances of these securities. Interest income from FHLB dividends increased by $294,000 due primarily to increases in the average balances of FHLB stock. Interest income on federal funds sold and other interest- earning assets decreased by $223,000 due to decreases in the average balances of federal funds sold and interest-bearing deposits with other financial institutions. Also contributing to the decrease in interest income on federal funds sold and other interest earning assets were decreases in the average interest rates paid on these deposits resulting in a 209 basis point decrease in the average rate earned on interest-bearing deposit accounts in other financial institutions and a 193 basis point decrease in federal funds sold.

     INTEREST EXPENSE. Interest expense for the year ended December 31, 2002 was $12.6 million compared to $14.7 million for the year ended December 31, 2001, a decrease of $2.1 million. The decrease in interest expense was due primarily to a decrease in the average interest rate paid on interest-bearing liabilities. Contributing to the decrease in interest expense was the maturity of customer's certificates of deposit during the year and the reinvestment of those funds into certificates paying lower rates of interest. This decrease in interest expense due to lower rates of interest was partially offset by a $27.1 million increase in the average balance of interest-bearing liabilities from $322.4 for the year ended December 31, 2001 to $349.5 million for the year ended December 31, 2002.

     Interest expense on deposits decreased by $3.0 million due to a decrease in the weighted average cost of deposits, reflecting lower market rates of interest. Interest expense on FHLB advances increased by $912,000 due to increases in the balances of FHLB advances, which were used to fund loan growth. Even though the balances of both deposits and FHLB advances increased, the impact on interest expense was moderated by the falling interest rate environment during 2002 resulting in a lower cost of funds for the Bank. The average cost of funds decreased 94 basis points from 4.56% for the year ended December 31, 2001 to 3.62% for the year ended December 31, 2002.

     Net Interest Income. Net interest income for the year ended December 31, 2002 was $18.3 million, which represented an increase of $2.6 million from net interest income of $15.7 million for the year ended December 31, 2001. The ratio of average interest-earning assets to average interest- bearing liabilities decreased slightly to 122.81% in 2002 from 123.91% in 2001. However, the interest spread increased to 3.81% in 2002 from 3.25% in 2001.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2002 was $127,000 compared to $144,000 for the year ended December 31, 2001, a decrease of $17,000. Non-performing assets at December 31, 2002 totaled $2.1 million, or 0.44% of assets. The loan loss allowance as of December 31, 2002 was $2.9 million, or 0.96% of gross loans, compared with $2.8 million at December 31, 2001, or 0.96% of gross loans.

     On a quarterly basis, management of the Bank meets to review the adequacy of the allowance for loan losses. Management classifies commercial real estate and construction loans in compliance with regulatory classifications. Classified loans are individually reviewed to arrive at specific reserves for those loans. Once the specific portion of the allowance is calculated, management calculates a historical portion for each loan category based on loan loss history, peer data, current economic conditions, and trends in the portfolio, including delinquencies and impairments and real estate values in the Bank's market area as well as changes in the composition of the loan portfolio. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgements which differ from those of management. Additions were made to the loan loss provision due to increases in nonperforming assets and in the outstanding balances of commercial real estate and construction loans. The outstanding balance of commercial real estate loans increased by $19.7 million, and the outstanding balance of construction loans increased by $9.1 million. Since these types of loans expose the Bank to a higher degree of risk, additional loan loss provisions were made. Although management believes the allowance for loan losses reflected probable incurred losses on existing loans at December 31, 2002, there can be no assurance that such losses will not exceed estimated amounts.

     NONINTEREST INCOME. Noninterest income for the year ended December 31, 2002 was $949,000 compared to $1,135,000 for the year ended December 31, 2001, a decrease of $186,000. The decrease in noninterest income was due primarily to a $286,000 net gain on the sale of real estate held for expansion that had been recorded in 2001 partially offset by an increase of $127,000 in deposit service charges in 2002. The increase in deposit service charges is due primarily to changes made effective in January 2002 relative to non-sufficient fund, research, account maintenance, and other service fees charges by the Bank. Also contributing to the decrease in noninterest income was a $28,000 decrease in the net gain on sales and calls of securities.

     NONINTEREST EXPENSE. Noninterest expense for the year ended December 31, 2002 was $7.1 million compared to noninterest expense of $6.6 million for the year ended December 31, 2001, an increase of $546,000. Compensation and benefits expense increased by $410,000 partially due to an increase in ESOP expense resulting from an increase in the Company's stock price, the hiring of additional bank personnel as a result of the continuing growth of the Bank and normal annual salary adjustments for existing Bank personnel. Other expense increased by $113,000 partially due to a $78,000 write-off of obsolete computer equipment made necessary by a company-wide replacement of all computers.

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

                                                                            Year Ended December 31,
                                                 -----------------------------------------------------------------------------
                                                                     2003                                 2002
                                                 ---------------------------------------  ------------------------------------

                                                   Average         Interest                               Average   Interest
                                                 Outstanding        Earned/       Yield/  Outstanding     Earned/    Yield/
                                                   Balance           Paid          Rate      Balance       Paid       Rate
                                                 ----------------------------------------------------------------------------
                                                                                (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1)..........................     $303,016         $22,818        7.53%    $299,693      $23,974     8.00%
 Mortgage-backed securities &
     CMOs(2)..................................       35,203           1,192        3.39       22,801        1,254     5.50
 Mutual funds(2)..............................        3,553             127        3.58        3,172          133     4.19
 Agencies/other(2)............................       44,324           2,419        5.46       48,473        2,846     5.87
 Municipal securities(2)......................       41,576           3,014        7.25       36,974        2,853     7.72
 Federal funds sold...........................        8,112              83        1.03        3,781           62     1.64
 Deposits with other institutions.............        3,395              30         .89        1,740           42     2.41
 FHLB stock...................................       18,462           1,128        6.11       12,534          705     5.62
                                                 ----------           -----               ----------          ---
    Total interest-earning assets.............      457,641          30,811        6.73      429,168       31,869     7.43
Non-interest-earning assets...................       22,831                                   20,013
                                                 ----------                               ----------
    Total assets..............................     $480,472                                 $449,181
                                                   ========                                 ========

Interest-Bearing Liabilities:
 Money market.................................        6,197              82        1.32        5,132          118     2.30
 NOW..........................................       17,469              99         .57       14,401          147     1.02
 Passbook savings.............................      102,711           1,400        1.36       88,448        2,500     2.83
 Certificates of deposit......................      162,830           4,600        2.82      154,585        5,249     3.40
FHLB advances.................................       93,084           4,655        5.00       86,904        4,632     5.33
                                                  ---------           -----                ---------        -----
     Total interest-bearing liabilities.......      382,291          10,836        2.83      349,470       12,646     3.62
                                                                     ------                                ------
Non-interest-bearing liabilities..............       17,914                                   25,262
                                                  ---------                                ---------
     Total liabilities                              400,205                                  374,732

Equity........................................       80,267                                   74,449
                                                  ---------                                ---------
   Total liabilities and equity...............     $480,472                                 $449,181
                                                  =========                                =========

Net interest-earning spread...................                                     3.90%                              3.81%
                                                                                   =====                              =====
Margin........................................                     $ 19,975        4.36%                 $ 19,223     4.48%
                                                                   ========        =====                 ========     =====
Assets to liabilities.........................      119.71%                                  122.81%
                                                   =======                                  =======



[WIDE TABLE CONTINUED FROM ABOVE]

                                                       Year Ended December 31,
                                                 ------------------------------------
                                                                 2001
                                                 ------------------------------------
                                                   Average     Interest
                                                 Outstanding    Earned/        Yield/
                                                   Balance       Paid           Rate
                                                 -------------------------------------
                                                          (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1)..........................     $283,072    $ 23,509        8.30%
 Mortgage-backed securities &
     CMOs(2)..................................       15,598       1,010        6.48
 Mutual funds(2)..............................        3,172         174        5.49
 Agencies/other(2)............................       53,098       3,496        6.58
 Municipal securities(2)......................       29,713       2,288        7.70
 Federal funds sold...........................        5,799         207        3.57
 Deposits with other institutions.............        2,687         120        4.48
 FHLB stock...................................        6,321         411        6.50
                                                   --------    -------
    Total interest-earning assets.............      399,460      31,215        7.81
Non-interest-earning assets...................       15,183
                                                   --------
    Total assets..............................     $414,643
                                                   ========

Interest-Bearing Liabilities:
 Money market.................................        4,269         125        2.94
 NOW..........................................       13,920         194        1.39
 Passbook savings.............................       79,004       2,152        2.72
 Certificates of deposit......................      157,174       8,525        5.42
FHLB advances.................................       68,003       3,720        5.47
                                                   --------    -------
     Total interest-bearing liabilities.......      322,370      14,716        4.56
                                                               -------
Non-interest-bearing liabilities..............       15,700
                                                   --------
     Total liabilities                              338,070

Equity........................................       76,573
                                                   --------
   Total liabilities and equity...............     $414,643
                                                   ========

Net interest-earning spread...................                                 3.25%
                                                                               =====
Margin........................................                  $ 16,499       4.13%
                                                                ========       =====
Assets to liabilities.........................      123.91%
                                                    =======


(1) Calculated net of deferred loan fees, loans in process, and the allowance for loan losses.

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

                                                       Year Ended December 31,
                                        ---------------------------------------------------------------
                                                2002 vs. 2003                     2001 vs. 2002
                                        ------------------------------   ------------------------------
                                             Increase                          Increase
                                            (Decrease)                        (Decrease)
                                              Due to           Total            Due to          Total
                                        ------------------    Increase   -------------------   Increase
                                        Volume       Rate    (Decrease)   Volume      Rate    (Decrease)
                                        ------       ----    ----------   ------      ----    ----------
                                                              (Dollars in Thousands)
Interest-earning assets:
 Loans receivable ...................   $   263    $(1,419)   $(1,156)   $ 1,349    $  (884)   $   465
 Mortgage-backed securities & CMO's .       528       (590)       (62)       413       (169)       244
 Mutual funds .......................        15        (21)        (6)        --        (41)       (41)
 Agencies and other .................      (234)      (193)      (427)      (290)      (360)      (650)
 Municipal securities ...............       341       (180)       161        560          5        565
 Federal funds sold .................        51        (30)        21        (57)       (88)      (145)
 Deposits with other institutions ...        25        (37)       (12)       (34)       (44)       (78)
 FHLB stock .........................       358         65        423        356        (62)       294
                                        -------    -------    -------    -------    -------    -------
       Total interest-earning assets      1,347     (2,405)    (1,058)     2,297     (1,643)       654

Interest-bearing liabilities:
 Money market .......................        21        (57)       (36)        23        (30)        (7)
 NOW ................................        27        (74)       (47)         6        (53)       (47)
 Passbook Savings ...................       354     (1,454)    (1,100)       265         83        348
 Certificates of deposit ............       269       (918)      (649)      (138)    (3,138)    (3,276)
 Advances ...........................       318       (295)        23      1,010        (98)       912
                                        -------    -------    -------    -------    -------    -------
   Total interest-bearing liabilities       989     (2,798)    (1,809)     1,166     (3,236)    (2,070)
                                        -------    -------    -------    -------    -------    -------

Net interest/spread .................   $   358    $   393    $   751    $ 1,131    $ 1,593    $ 2,724
                                        =======    =======    =======    =======    =======    =======

[WIDE TABLE CONTINUED FROM ABOVE]

                                               Year Ended December 31,
                                        -------------------------------------
                                                     2000 vs. 2001
                                        -------------------------------------
                                                Increase
                                               (Decrease)
                                                 Due to            Total
                                            ------------------    Increase
                                            Volume      Rate      (Decrease)
                                            ------      ----      ----------
                                               (Dollars in Thousands)
Interest-earning assets:
 Loans receivable ...................       $ 1,813    $    99    $ 1,912
 Mortgage-backed securities & CMO's .            16        (52)       (36)
 Mutual funds .......................            --          4          4
 Agencies and other .................        (1,165)        57     (1,108)
 Municipal securities ...............           360        (25)       335
 Federal funds sold .................           206         --        206
 Deposits with other institutions ...            62        (17)        45
 FHLB stock .........................           228        (35)       193
                                            -------    -------    -------
       Total interest-earning assets          1,520         31      1,551

Interest-bearing liabilities:
 Money market .......................            18         (3)        15
 NOW ................................            20        (79)       (59)
 Passbook Savings ...................            72       (239)      (167)
 Certificates of deposit ............           713       (403)       310
 Advances ...........................           644       (339)       305
                                            -------    -------    -------
   Total interest-bearing liabilities         1,467     (1,063)       404
                                            -------    -------    -------

Net interest/spread .................       $    53    $ 1,094    $ 1,147
                                            =======    =======    =======


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. The Board of Directors reviews at least quarterly the Company's interest rate risk position and profitability. The Board of Directors also reviews the Company's portfolio, formulates investment strategies, and oversees the timing and implementation of transactions to ensure attainment of the Company's objectives in the most effective manner. In addition, the Board reviews on a quarterly basis the Company's asset/liability position, including simulations of the effect of various interest rate scenarios on the Company's capital and earnings.

     In managing its asset/liability mix, the Company, depending on the relationship between long- and short-term interest rates, market conditions, and consumer preference, often places more emphasis on managing short-term net interest margin than on more closely matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates.

     The Board has taken a number of steps to manage the Company's vulnerability to changes in interest rates. First, the Company has long used community outreach, customer service, and marketing efforts to increase the Company's passbook and other non-certificate accounts. At December 31, 2003, $139.7 million, or 45.08%, of the Company's deposits consisted of passbook, NOW, and money market accounts. The Company believes that these accounts represent "core" deposits, which are generally somewhat less interest rate sensitive than other types of deposit accounts. Second, while the Company continues to originate 30-year fixed-rate residential loans for portfolio as a result of consumer demand, an increasing proportion of the Company's residential loans have terms of 15 years or less or carry adjustable interest rates. Therefore, the Company may consider selling loans into the secondary market and retaining the servicing rights. Third, the Company continues to use FHLB advances, to extend the term to repricing of its liabilities. At December 31, 2003, the Company had $44.3 million of fixed rate advances with a remaining term to maturity of three years or more. The average term to maturity or call of the Company's fixed rate advances was 2.0 years at December 31, 2003. Finally, the Company has recently increased its holdings of construction, commercial real estate, multi-family, and consumer loans. These loans generally have shorter terms to maturity than one-to-four-family residential loans.

     Management utilizes the net portfolio value (NPV) analysis to quantify interest rate risk. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from, assets and cash flows from off-balance sheet contracts under different interest rate scenarios. The analysis estimates how the Bank's net portfolio value responds to an instantaneous and sustained parallel shift in the Treasury yield curve of plus and minus 100, 200, and 300 basis points in 100 basis point increments.

     At December 31, 2003 and 2002, the yield on the three-month Treasury bill was below 2.00%. As a result, the net portfolio value analysis was unable to produce results for the minus 200 and minus 300 basis point scenarios for the quarters ended December 31, 2003 and 2002.

     Presented below, as of December 31, 2003 and December 31, 2002, is an analysis of the Bank's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates as indicated.

                                      2003

         Assumed Change                   $ Change in      % Change
       in Interest Rates       $ Amount       NPV           in NPV
       ----------------        --------   -----------      --------
         (Basis Points)              (Dollars in Thousands)

             +300              $67,378     $(23,531)        (26)%
             +200               77,680      (13,229)         (15)
             +100               86,536       (4,373)          (5)
               --               90,909           --           --
             -100               91,326          417            0


                                      2002


         Assumed Change                   $ Change in      % Change
       in Interest Rates       $ Amount       NPV           in NPV
       ----------------        --------   -----------      --------
         (Basis Points)              (Dollars in Thousands)

             +300              $66,597     $(15,159)        (19)%
             +200               73,833       (7,923)         (10)
             +100               79,531       (2,225)          (3)
               --               81,756           --           --
             -100               82,521          765            1

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

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. First Security generally manages the pricing of its deposits to be competitive and to increase core deposit relationships.

     Liquidity management is both a daily and long-term responsibility of management. First Security adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on liquid and other assets, (iv) management's analysis of current economic conditions, and (v) the objectives of its asset/liability management program. Excess liquid assets are invested generally in interest-earning overnight deposits and short- and intermediate-term U.S. government and agency obligations and mortgage-backed securities of short duration. If First Security requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Chicago. Additional borrowings with the FHLB may require additional collateral to be pledged to the FHLB.

     The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Cash flows provided by operating activities were $10.7 million, $8.7 million, and $9.0 million for the years ended December 31, 2003, 2002, and 2001. Net cash used in investing activities consisted primarily of disbursements for loan originations, the purchase of investments and mortgage-backed securities, and the purchase of FHLB stock. The cash used in investing activities was offset by principal collections on loans, proceeds from maturation and sales of securities, and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily from increases in net deposits and advances from FHLB of Chicago partially offset by repurchases of the Company's common stock and the payment of dividends.

     The Company's most liquid assets are cash and cash equivalents. The levels of these assets are dependent on the Company's operating, financing, lending, and investing activities during any given period. At December 31, 2003, cash and short-term investments totaled $13.9 million. The Company has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Company may also utilize the sale of securities available-for-sale and FHLB advances as sources of funds.

CRITICAL ACCOUNTING POLICIES

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and deceased by charge- offs, net of recoveries. Management estimates the allowance balance required using past loss experience, economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged off against the allowance when management believes that the uncollectibility of a loan balance is confirmed.

     A loan is impaired when full payment under the loan term is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, residential construction, and consumer loans and an individual basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

     Management recognizes a certain level of imprecision exists in the manner in which the allowance for loan losses is calculated, owing to intangible factors which cannot be quantified for inclusion in a formula.

COMMITMENTS

     At December 31, 2003, the Company had outstanding commitments to originate mortgage loans of $5.4 million, $5.3 million of which had fixed interest rates. As of the same date, the Company also had construction loans in process of $18.4 million, all of which had floating interest rates based on prime rate and $17.7 million in unused lines of credit for home equity loans. Finally, as of December 31, 2003, the Company had $4.3 million in commitments to fund construction loans. These loans are to be secured by properties located in its market area. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Loan commitments have, in recent periods, been funded primarily through liquidity or through FHLB advances.

     Certificates of deposit that are scheduled to mature in one year or less from December 31, 2003 totaled $124.1 million. Management believes, based on past experience, that a significant portion of such deposits will remain with the Company. Based on the foregoing, in addition to the Company's high level of core deposits and capital, the Company considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs.

The following tables disclose contractual obligations and commercial commitments of the Company as of December 31, 2003:


                                                                            Less Than                       After
                                                      Total      1 Year     1 - 3 Years     4 - 5 Years    5 Years
                                                      -----      ------     -----------     -----------    -------
                                                                          (In Thousands)
                             FHLB advances           $93,644    $10,000       $39,300          $33,344     $11,000
                                                     -------    -------       -------          -------     -------
Total contractual obligations                        $93,644    $10,000       $39,300          $39,344     $11,000



                                           Total
                                          Amounts       Less Than                      After
                                         Committed        1 Year      1 - 3 Years    4 - 5 Years     5 Years
                                        ------------   ------------   ------------   ------------   ------------
                                                                     (In Thousands)

Lines of credit                         $     17,733   $        801   $      5,440   $     11,492           --

Mortgage loans                                 5,369          5,369           --             --             --

Construction loans in process                 18,380         18,380           --             --             --

Letters of credit                                173            173           --             --             --

Commitments to fund construction
Loans                                          4,265          4,265           --             --             --
                                        ------------   ------------   ------------   ------------   ------------

         Total commercial commitments   $     45,920   $     28,988   $      5,440   $     11,492           --


     First Security is subject to various regulatory capital requirements imposed by the OTS. At December 31, 2003, First Security was in compliance with all applicable capital requirements. See Note 10 of the Notes to Consolidated Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and related data herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary in nature. Therefore, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. In the current interest rate environment, the liquidity and maturity structure and quality of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

SAFE HARBOR STATEMENT

     This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words "believe, expect, intend, anticipate, estimate, project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; the legislative/regulatory situation; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; demand for loan products; prevailing real estate values; the possibility that some of the Company's senior officers may retire in the near term; demographic changes; deposit flows; competition; demand for financial services in the Company's market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


NEW ACCOUNTING PRONOUNCEMENTS

     During 2003, the Company adopted FASB Statement No. 149, AMENDMENT OF STATEMENT ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES; FASB Statement No.150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITIES; FASB Statement No.132 (revised 2003), EMPLOYERS' DISCLOSURE ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS; FASB Interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES; and FASB Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES.

Adoption of these new standards did not materially affect the Company's operating results or financial condition.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
First SecurityFed Financial, Inc.
Chicago, Illinois

We have audited the accompanying consolidated balance sheets of First SecurityFed Financial, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First SecurityFed Financial, Inc. at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                          Crowe Chizek and Company LLC

Oak Brook, Illinois
January 30, 2004, except for Note 13 as to which the date is March 30, 2004

                        FIRST SECURITYFED FINANCIAL, INC.
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2003 and 2002
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

                                                                       2003         2002
                                                                    ---------    ---------
ASSETS
Cash and due from banks                                             $   7,652    $  16,557
Interest-bearing deposit accounts in other financial institutions       3,909        5,631
Federal funds sold                                                      2,300        5,629
                                                                    ---------    ---------
         Total cash and cash equivalents                               13,861       27,817

Securities available-for-sale                                         105,672       42,628
Securities held-to-maturity (fair value: $45,238 in 2003
  and $72,362 in 2002)                                                 42,618       69,126
Loans receivable, net of allowance of $3,032 and $2,937               303,977      301,642
Federal Home Loan Bank stock, at cost                                  20,139       14,788
Premises and equipment, net                                             4,518        4,349
Accrued interest receivable                                             3,164        3,319
Other assets                                                              462          632
                                                                    ---------    ---------

         Total assets                                               $ 494,411    $ 464,301
                                                                    =========    =========

LIABILITIES
Deposits
         Non-interest-bearing                                       $  12,803    $   9,601
         Interest-bearing                                             297,039      281,011
                                                                    ---------    ---------
                  Total deposits                                      309,842      290,612
Advance payments by borrowers for taxes and insurance                   2,662        2,832
Advances from Federal Home Loan Bank                                   93,644       92,105
Accrued interest payable and other liabilities                          2,379        2,820
                                                                    ---------    ---------
         Total liabilities                                            408,527      388,369

SHAREHOLDERS' EQUITY
Preferred stock, $0.01 par value per share, 500,000 shares
  authorized, no shares issued and outstanding                              -            -
Common stock, $0.01 par value per share, 8,000,000 shares
  authorized, 6,408,000 shares issued                                      64           64
Additional paid-in capital                                             64,813       63,269
Unearned ESOP shares                                                   (2,967)      (3,269)
Unearned stock awards                                                    (739)      (1,007)
Treasury stock, at cost 2,368,937 shares in 2003 and
  2,499,262 shares in 2002                                            (35,752)     (37,750)
Retained earnings                                                      59,645       53,896
Accumulated other comprehensive income                                    820          729
                                                                    ---------    ---------
         Total shareholders' equity                                    85,884       75,932
                                                                    ---------    ---------

                  Total liabilities and shareholders' equity        $ 494,411    $ 464,301
                                                                    =========    =========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 2003, 2002, and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------


                                                                2003      2002      2001
                                                              -------   -------   -------
Interest and dividend income
       Loans                                                  $22,818   $23,974   $23,509
       Securities
              Taxable                                           2,546     2,979     3,670
              Tax-exempt                                        1,990     1,884     1,510
       Mortgage-backed securities                               1,192     1,254     1,010
       Federal Home Loan Bank dividends                         1,128       705       411
       Federal funds sold and other interest earning assets       113       104       327
                                                              -------   -------   -------
                                                               29,787    30,900    30,437
Interest expense
       NOW and money market                                       181       265       319
       Passbook savings                                         1,400     2,500     2,152
       Certificates of deposit                                  4,600     5,249     8,525
       Federal Home Loan Bank advances                          4,655     4,632     3,720
                                                              -------   -------   -------
                                                               10,836    12,646    14,716
                                                              -------   -------   -------

NET INTEREST INCOME                                            18,951    18,254    15,721

Provision for loan losses                                         120       127       144
                                                              -------   -------   -------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            18,831    18,127    15,577
Noninterest income
       Deposit service charges                                    484       491       364
       Insurance commissions                                       99        86        44
       Net gain (loss) on sales and calls of securities             -        53        81
       Gain on sale of real estate held for expansion               -         -       286
       Net gain on sale of real estate owned                       65         -         -
       Other income                                               410       319       360
                                                              -------   -------   -------
                                                                1,058       949     1,135
Noninterest expense
       Compensation and benefits                                4,524     4,471     4,061
       Occupancy and equipment                                    787       743       731
       Data processing                                            480       397       396
       Federal insurance premiums                                 148       144       134
       Other expense                                            1,419     1,345     1,232
                                                              -------   -------   -------
                                                                7,358     7,100     6,554
                                                              -------   -------   -------

INCOME BEFORE INCOME TAXES                                     12,531    11,976    10,158

Income tax expense                                              4,313     3,958     3,396
                                                              -------   -------   -------


NET INCOME                                                    $ 8,218   $ 8,018   $ 6,762
                                                              =======   =======   =======

Earnings per share
       Basic                                                  $  2.29   $  2.20   $  1.68
                                                              =======   =======   =======
       Diluted                                                $  2.19   $  2.15   $  1.67
                                                              =======   =======   =======


--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  Years ended December 31, 2003, 2002, and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                                 2003       2002       2001
                                                               -------    -------    -------
Net income                                                     $ 8,218    $ 8,018    $ 6,762

Other comprehensive income
         Unrealized holding gains on securities
           available-for-sale                                      150        966        281
         Reclassification adjustments for (gains) and losses
           recognized in income                                      -        (53)       (81)
                                                               -------    -------    -------
         Net unrealized gains and losses                           150        913        200
         Tax effect                                                (59)      (356)       (78)
                                                               -------    -------    -------
                  Total other comprehensive income                  91        557        122
                                                               -------    -------    -------

Comprehensive income                                           $ 8,309    $ 8,575    $ 6,884
                                                               =======    =======    =======



















--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                        FIRST SECURITYFED FINANCIAL, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  Years ended December 31, 2003, 2002, and 2001
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

                                                                                                    Accumulated   Total
                                                                 Additional  Unearned     Unearned   Other Com-   Share-
                                 Common     Paid-in     ESOP       Stock     Treasury     Retained   prehensive  holders'
                                  Stock     Capital    Shares      Awards      Stock      Earnings     Income     Equity
                                --------   --------   --------    --------    --------    --------    --------   --------
Balance at
  January 1, 2001               $     64   $ 62,645   $ (3,906)   $ (2,353)   $(19,637)   $ 43,386    $     50   $ 80,249

ESOP shares earned                     -        246        325           -           -           -           -        571

Issuance of stock awards               -         31          -        (142)        111           -           -          -

Stock awards earned                    -          -          -         721           -           -           -        721

Net income                             -          -          -           -           -       6,762           -      6,762

Purchase of 790,945 shares of
  treasury stock                       -          -          -           -     (14,163)          -           -    (14,163)

Dividends declared
  ($.52 per share)                     -          -          -           -           -      (2,224)          -     (2,224)

Change in fair value of
  securities, net of
  income taxes and
  reclassification
  effects                              -          -          -           -           -           -         122        122
                                --------   --------   --------    --------    --------    --------    --------   --------

Balance at
  December 31, 2001                   64     62,922     (3,581)     (1,774)    (33,689)     47,924         172     72,038

ESOP shares earned                     -        347        312           -           -           -           -        659

Stock awards earned                    -          -          -         767           -           -           -        767

Net income                             -          -          -           -           -       8,018           -      8,018

Purchase of 185,936 shares
  of treasury stock                    -          -          -           -      (4,061)          -           -     (4,061)

Dividends declared
  ($.52 per share)                     -          -          -           -           -      (2,046)          -     (2,046)

Change in fair value of
  securities, net of
  income taxes and
  reclassification
  effects                              -          -          -           -           -           -         557        557
                                --------   --------   --------    --------    --------    --------    --------   --------


Balance at
  December 31, 2002             $     64   $ 63,269   $ (3,269)   $ (1,007)   $(37,750)   $ 53,896    $    729   $ 75,932
                                ========   ========   ========    ========    ========    ========    ========   ========
                                                                                                                 --------

--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  Years ended December 31, 2003, 2002, and 2001
                    (Dollars in thousands, except share data)

--------------------------------------------------------------------------------

                                                                                                Accumulated   Total
                                                             Additional  Unearned     Unearned   Other Com-   Share-
                             Common     Paid-in     ESOP       Stock     Treasury     Retained   prehensive  holders'
                              Stock     Capital    Shares      Awards      Stock      Earnings     Income     Equity
                            --------   --------   --------    --------    --------    --------    --------   --------
Balance at
  January 1, 2003           $     64   $ 63,269   $ (3,269)   $ (1,007)   $(37,750)   $ 53,896    $    729   $ 75,932

ESOP shares earned                 -        534        302           -           -           -           -        836

Stock awards earned                -        121          -         268           -           -           -        389

Net income                         -          -          -           -           -       8,218           -      8,218

Exercise of 130,325 stock
   options, including
   tax benefit                     -        889          -           -       1,998           -           -      2,887

Dividends declared
  ($.63 per share)                 -          -          -           -           -      (2,469)          -     (2,469)

Change in fair value of
  securities, net of
  income taxes and
  reclassification
  effects                          -          -          -           -           -           -          91         91
                            --------   --------   --------    --------    --------    --------    --------   --------

Balance at
  December 31, 2003         $     64   $ 64,813   $ (2,967)   $   (739)   $(35,752)   $ 59,645    $    820   $ 85,884
                            ========   ========   ========    ========    ========    ========    ========   ========






--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                        FIRST SECURITYFED FINANCIAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2003, 2002, and 2001
                             (Dollars in thousands)
--------------------------------------------------------------------------------

                                                                        2003        2002        2001
                                                                      --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
       Net income                                                     $  8,218    $  8,018    $  6,762
       Adjustments to reconcile net income to net cash from
         operating activities
              Depreciation and amortization of intangibles                 390         349         320
              Net amortization of securities                               997        (286)        (32)
              Net (gain) loss on sales and calls of securities               -         (53)        (81)
              Provision for loan losses                                    120         127         144
              Net gain on real estate owned                                (65)          -           -
              Net gain on sale of real estate held for expansion             -           -        (286)
              Deferred loan origination fees                               114         131         188
              Provision for deferred income taxes                          838         405          90
              Federal Home Loan Bank stock dividend                     (1,351)       (705)       (332)
              ESOP compensation expense                                    836         659         571
              Stock award compensation expense                             268         767         721
              Net change in
                     Accrued interest receivable                           155        (142)        169
                     Other assets                                          107         480        (391)
                     Accrued interest payable and other liabilities       (598)     (1,065)      1,110
                                                                      --------    --------    --------
                           Net cash from operating activities           10,029       8,685       8,953

CASH FLOWS FROM INVESTING ACTIVITIES
       Purchase of securities available-for-sale                       (95,581)    (32,377)     (2,759)
       Purchase of securities held-to-maturity                               -      (5,025)    (60,143)
       Proceeds from sales of securities available-for-sale                  -       3,189       3,558
       Proceeds from calls and maturities of securities                 36,225      28,115      50,065
       Proceeds from sale of real estate owned                             284           -           -
       Net loan originations                                            (1,257)    (14,450)    (12,328)
       Principal payments on mortgage-backed and related securities     21,972       9,553       5,835
       Purchase of Federal Home Loan Bank stock                         (4,000)     (1,921)     (8,500)
       Proceeds from sale of real estate held for expansion                  -           -         415
       Property and equipment expenditures                                (559)     (1,463)       (103)
                                                                      --------    --------    --------
              Net cash from investing activities                       (42,916)    (14,379)    (23,960)

CASH FLOWS FROM FINANCING ACTIVITIES
       Net change in deposits                                           19,230      21,755      16,195
       Net change in advance payments by borrowers for taxes
         and insurance                                                    (170)        (48)       (375)
       Change in advances from Federal Home Loan Bank                    1,539       8,505      19,000
       Stock options exercised                                             644           -           -
       Dividends paid                                                   (2,312)     (2,061)     (2,331)
       Purchase of treasury stock                                            -      (4,061)    (14,163)
                                                                      --------    --------    --------
              Net cash from financing activities                        18,931      24,090      18,326
                                                                      --------    --------    --------


--------------------------------------------------------------------------------

                                  (Continued)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2003, 2002, and 2001
                             (Dollars in thousands)
--------------------------------------------------------------------------------

                                                                     2003        2002       2001
                                                                   --------    --------   --------
Net change in cash and cash equivalents                            $(13,956)   $ 18,396   $  3,319

Cash and cash equivalents at beginning of year                       27,817       9,421      6,102
                                                                   --------    --------   --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                           $ 13,861    $ 27,817   $  9,421
                                                                   ========    ========   ========

Supplemental disclosures of cash flow information:
       Cash paid during the year for
              Interest                                             $ 10,850    $ 12,814   $ 14,741
              Income taxes                                            3,381       3,703      3,095

Supplemental noncash disclosures:
       Exercise of stock options in exchange for note receivable
       (See Note 13)                                                  1,531           -          -














--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND NATURE OF BUSINESS: The consolidated financial statements include the accounts of First SecurityFed Financial, Inc. (the Company) and its wholly owned subsidiary, First Security Federal Savings Bank (the Bank), and the Bank's wholly owned subsidiary, Western Security Service Corporation. Significant intercompany accounts and transactions have been eliminated, including a gain recognized by the Bank on the transfer of real estate to the Company at fair value. The only business of the Company is the ownership of the Bank. The Bank's revenues primarily arise from interest income from real estate loans and securities, with operations conducted through its main office and three branches located in Cook County, Illinois and one branch located in Philadelphia, Pennsylvania. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold.

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

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are over 90 days past due unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

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

--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


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


--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


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

                                                         2003        2002        2001
                                                      ---------   ---------   ---------

         Net income as reported                       $   8,218   $   8,018   $   6,762
         Deduct:  Stock-based compensation expense
           determined under fair value based method         152         427         419
                                                      ---------   ---------   ---------
         Pro forma net income                             8,066       7,591       6,343

         Basic earnings per share as reported              2.29        2.20        1.68
         Pro forma basic earnings per share                2.24        2.08        1.57

         Diluted earnings per share as reported            2.19        2.15        1.67
         Pro forma diluted earning per share               2.15        2.04        1.56

The fair value of options granted in 2001 was estimated at the date of grant using the Black-Scholes option pricing model using the following assumptions: expected volatility factor of the expected market price of the Company's common stock of 20.32%, risk-free interest rate of 5.22%, expected option term of ten years, and a dividend yield of 2.90%.

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


--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


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

Adoption of New Accounting Standards: During 2003, the Company adopted FASB Statement No. 149, AMENDMENT OF STATEMENT ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES; FASB Statement No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITIES; FASB Statement No. 132 (revised 2003), EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS; FASB Interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES; and FASB Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES.

Adoption of these new standards did not materially affect the Company's operating results or financial condition.

RECLASSIFICATIONS: Some items in the prior year financial statements were reclassified to conform to the current presentation.


NOTE 2 - SUBSEQUENT

On January 12, 2004, MB Financial, Inc. ("MB Financial") and the Company announced their agreement to merge, pursuant to the Agreement and Plan of Merger, dated as of January 9, 2004 ("the Agreement"), between MB Financial and the Company. Pursuant to the Agreement, the Company will be merged with and into MB Financial, with MB Financial as the surviving corporation.


--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


NOTE 2 - SUBSEQUENT (Continued)

Subject to the allocation provisions of the Agreement, the Company's shareholders will have the right to elect to receive for each share of the Company's common stock held, either $35.25 in cash or a number of shares of MB Financial common stock equal to the quotient obtained by dividing $35.25 by the average closing price of MB Financial common stock over the ten-trading day period ending on the second trading day prior to the effective date of the transaction. The transaction is subject to restructuring as an all-cash transaction at $35.25 per share if the aggregate value of the MB Financial common stock to be issued is less than 40% of the value of the aggregate transaction consideration and MB Financial elects not to increase the number of shares issuable in the transaction. Subject to any such increase by MB Financial and/or any increase for the Company's stock options exercised prior to the effective date, the total number of shares of common stock to be issued by MB Financial in the cash and stock transaction has been fixed at 1,996,849.


NOTE 3 - SECURITIES

The Company's securities at year end are as follows:

                                                                  ----------------------------2003---------------------------
                                                                                              ----
                                                                                    Gross           Gross
                                                                   Amortized     Unrealized       Unrealized         Fair
                                                                      Cost          Gains           Losses           Value
                                                                  ------------   ------------    ------------    ------------
         Securities available-for-sale
                U.S. Treasury                                     $        257   $         89        $      -    $        346
                U.S. government agencies                                48,062            314            (258)         48,118
                Municipal                                               17,822            741             (64)         18,499
                Mutual funds                                             3,907            113              (6)          4,014
                Other equity securities                                    119             89               -             208
                                                                  ------------   ------------    ------------    ------------
                                                                        70,167          1,346            (328)         71,185
                Mortgage-backed securities
                       Federal Home Loan Mortgage Corporation            3,293             44              (5)          3,332
                       Government National Mortgage Association         13,519            111              (5)         13,625
                       Federal National Mortgage Association            17,348            206             (24)         17,530
                                                                  ------------   ------------    ------------    ------------
                                                                        34,160            361             (34)         34,487
                                                                  ------------   ------------    ------------    ------------

                                                                  $    104,327   $      1,707    $       (362)   $    105,672
                                                                  ============   ============    ============    ============

         Securities held-to-maturity
                U.S. government agencies                          $      9,038   $        208        $      -    $      9,246
                Municipal                                               28,525          2,190               -          30,715
                                                                  ------------   ------------    ------------    ------------
                                                                        37,563          2,398               -          39,961
                Mortgage-backed securities
                       Federal Home Loan Mortgage Corporation            1,010             46               -           1,056
                       Government National Mortgage Association          3,728            161               -           3,889
                       Federal National Mortgage Association               317             15               -             332
                                                                  ------------   ------------    ------------    ------------
                                                                         5,055            222               -           5,277
                                                                  ------------   ------------    ------------    ------------

                                                                  $     42,618   $      2,620        $      -    $     45,238
                                                                  ============   ============    ============    ============


--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

                                                                  ---------------------------2002----------------------------
                                                                                             ----
                                                                                    Gross           Gross
                                                                   Amortized      Unrealized      Unrealized        Fair
                                                                      Cost          Gains           Losses          Value
                                                                  ------------   ------------    ------------    ------------
         Securities available-for-sale
                U.S. Treasury                                     $        258   $        103     $         -    $        361
                U.S. government agencies                                14,753            232              (3)         14,982
                Municipal                                               10,385            684              (5)         11,064
                Corporate
                Mutual funds                                             3,157            137               -           3,294
                Other equity securities                                    119             28               -             147
                                                                  ------------   ------------    ------------    ------------
                                                                        28,672          1,184              (8)         29,848
                Mortgage-backed securities
                       Federal Home Loan Mortgage Corporation            2,978              4             (62)          2,920
                       Government National Mortgage Association            846             11              (1)            856
                       Federal National Mortgage Association             8,937             83             (16)          9,004
                                                                  ------------   ------------    ------------    ------------
                                                                        12,761             98             (79)         12,780
                                                                  ------------   ------------    ------------    ------------

                                                                  $     41,433   $      1,282    $        (87)   $     42,628
                                                                  ============   ============    ============    ============

         Securities held-to-maturity
                U.S. government agencies                          $     28,474   $      1,061    $         (1)   $     29,534
                Municipal                                               28,772          1,795              (9)         30,558
                                                                  ------------   ------------    ------------    ------------
                                                                        57,246          2,856             (10)         60,092
                Mortgage-backed securities
                       Federal Home Loan Mortgage Corporation            2,836             85             (14)          2,907
                       Government National Mortgage Association          8,043            275               -           8,318
                       Federal National Mortgage Association             1,001             44               -           1,045
                                                                  ------------   ------------    ------------    ------------
                                                                        11,880            404             (14)         12,270
                                                                  ------------   ------------    ------------    ------------

                                                                  $     69,126   $      3,260    $        (24)   $     72,362
                                                                  ============   ============    ============    ============


--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


NOTE 3 - SECURITIES (Continued)

Securities with unrealized losses at year-end 2003 are presented below by length of time the securities have been in an unrealized loss position:

                                          Less than 12 Months        12 Months or More                Total
                                        -----------------------   -----------------------   -----------------------
                                           Fair      Unrealized      Fair      Unrealized      Fair      Unrealized
Description of Securities                  Value       Loss         Value         Loss         Value        Loss
-------------------------               ----------   ----------   ----------   ----------   ----------   ----------
U.S. government agencies                $   18,771   $      258   $        -   $        -   $   18,771   $      258
Municipal                                    3,066           64            -            -        3,066           64
Mutual funds                                   626            6            -            -          626            6

Mortgage-backed securities
       Federal Home Loan Mortgage
          Corporation                          427            4           65            1          492            5
       Governmental National Mortgage
         Associations                          359            3           47            2          406            5
       Federal National Mortgage
         Association                         3,445           23          148            1        3,593           24
                                        ----------   ----------   ----------   ----------   ----------   ----------

Total temporarily impaired              $   26,694   $      358   $      260   $        4   $   26,954   $      362
                                        ==========   ==========   ==========   ==========   ==========   ==========

Unrealized losses on the above-named securities have not been recognized into income because the issuers of these securities are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to increased market interest rates. The Company's management believes that the fair value of these securities will recover in the future.

Sales of securities are summarized as follows:

                                      2003           2002           2001
                                      ----           ----           ----

         Proceeds                  $        -   $      3,189   $      3,558
         Gross realized gains               -             56             81
         Gross realized losses              -              3              -

The carrying values and fair values of debt securities as of December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


NOTE 3 - SECURITIES (Continued)

                                                                  Amortized    Fair
                                                                    Cost       Value
                                                                  --------   --------
         Securities available-for-sale
                  Due in one year or less                         $    299   $    310
                  Due after one year through five years              1,000      1,013
                  Due after five years through ten years            18,039     18,267
                  Due after ten years                               46,803     47,373
                                                                  --------   --------
                                                                    66,141     66,963

                  Mutual funds                                       3,907      4,014
                  Other equity securities                              119        208
                  Mortgage-backed securities                        34,160     34,487
                                                                  --------   --------
                                                                    38,186     38,709
                                                                  --------   --------

                                                                  $104,327   $105,672
                                                                  ========   ========

         Securities held-to-maturity
                  Due in one year or less                         $  1,000   $  1,004
                  Due after one year through five years              1,700      1,817
                  Due after five years through ten years            15,359     16,191
                  Due after ten years                               19,504     20,949
                                                                  --------   --------
                                                                    37,563     39,961
                  Mortgage-backed securities and collateralized
                    mortgage obligations                             5,055      5,277
                                                                  --------   --------

                                                                  $ 42,618   $ 45,238
                                                                  ========   ========

Securities in the amount of $3,000,000 and $12,015,000 were pledged to secure government deposits at December 31, 2003 and 2002.


--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


NOTE 4 - LOANS RECEIVABLE

Loans receivable consisted of the following:
                                                     2003         2002
                                                  ---------    ---------
         First mortgage loans
                  One-to-four-family residences   $ 169,139    $ 188,449
                  Multifamily residences             24,156       33,464
                  Commercial real estate             55,417       52,208
                  Construction loans                 65,510       32,486
                                                  ---------    ---------
                                                    314,222      306,607
         Home equity loans                           10,769        8,704
         Net deferred loan origination fees          (2,236)      (2,122)
         Construction loans in process              (18,380)     (10,227)
                                                  ---------    ---------
                  Total mortgage loans              304,375      302,962
         Consumer and other loans                     2,634        1,617
         Allowance for loan losses                   (3,032)      (2,937)
                                                  ---------    ---------

                                                  $ 303,977    $ 301,642
                                                  =========    =========

The principal balance of loans on nonaccrual status at December 31, 2003 and 2002 approximated $1,734,000 and $1,095,000. Loans greater than 90 days past due and still accruing interest approximated $1,015,000 and $963,000 at December 31, 2003 and 2002.


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

                                           2003       2002       2001
                                         -------    -------    -------

         Balance, beginning of year      $ 2,937    $ 2,806    $ 2,561
         Provision for loan losses           120        127        144
         Recoveries                            6          8        143
         Charge-offs                         (31)        (4)       (42)
                                         -------    -------    -------

                  Balance, end of year   $ 3,032    $ 2,937    $ 2,806
                                         =======    =======    =======

Impaired loans totaled $225,000 at December 31, 2003 and $296,000 at December 31, 2002. The average balance of impaired loans and the interest income that would have been recognized are not material for any period presented. There was no allowance allocated for impaired loans at December 31, 2003 or 2002.


--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:
                                                       2003       2002
                                                     -------    -------

         Land                                        $   545    $   545
         Buildings and improvements                    5,227      3,745
         Furniture and equipment                       2,976      2,769
         Real estate acquired for future expansion       248        248
         Construction in progress                          -      1,160
                                                     -------    -------
                  Total cost                           8,996      8,467
         Less accumulated depreciation                (4,478)    (4,118)
                                                     -------    -------

                                                     $ 4,518    $ 4,349
                                                     =======    =======


NOTE 7 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled approximately $53,059,000 and $54,350,000 at December 31, 2003 and 2002.

At December 31, 2003, the scheduled maturities of certificates of deposit are as follows:

        2004                                  $  124,068
        2005                                      11,170
        2006                                       2,670
        2007                                      13,340
        2008                                      18,902
                                              ----------
                                              $  170,150
                                              ==========


NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Chicago at year end were as follows:

                                                                          December 31,
                      Description                                       2003      2002
                      -----------                                       ----      ----
         Floating, matures October 2005; 5.25% interest rate          $ 2,000   $ 2,000
         Floating, matures July 2008; 5.18% interest rate               2,000     2,000
         Fixed terms; matures September 2004 through November 2011;
           range of rates 2.86% to 6.18%; averaging 4.78%              89,644    88,105
                                                                      -------   -------

                                                                      $93,644   $92,105
                                                                      =======   =======

--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------



NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK (Continued)

Scheduled repayments and maturities of the Federal Home Loan Bank of Chicago advances at December 31, 2003 are as follows:

               2004                             $    10,000
               2005                                  16,800
               2006                                  22,500
               2007                                  16,345
               2008                                  16,999
               Thereafter                            11,000
                                                -----------

                                                $    93,644
                                                ===========

The Company maintains a collateral pledge agreement covering advances whereby the Company has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgage loans on improved residential property not more than 90 days delinquent, aggregating no less than 167% of the outstanding advances from the Federal Home Loan Bank of Chicago. At December 31, 2003, $25,000,000 of Federal Home Loan Bank advances had various call provisions with an average term to call date of 3.4 months.


NOTE 9 - INCOME TAXES

Income tax expense is as follows:
                                           2003      2002       2001
                                         -------   -------    -------
         Current
            Federal                      $ 2,833   $ 2,909    $ 2,701
            State                            642       644        605
         Deferred                            838       465        210
         Change in valuation allowance         -       (60)      (120)
                                         -------   -------    -------

                                         $ 4,313   $ 3,958    $ 3,396
                                         =======   =======    =======


--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


NOTE 9 - INCOME TAXES (Continued)

A reconciliation of income tax expense and amounts computed by applying the statutory federal income tax rate to income before taxes follows:

                                         -------2003------    -------2002------    -------2001------
                                                ----                 ----                 ----
         Income taxes computed at
           statutory rate of 34%         $ 4,261     34.0%    $ 4,072     34.0%    $ 3,454     34.0%
         Tax-exempt income                  (622)    (4.9)       (584)    (4.9)       (456)    (4.5)
         State income taxes, net of
           federal income tax benefit        439      3.5         457      3.8         455      4.5
         Change in valuation allowance         -        -         (60)     (.5)       (120)    (1.2)
         Other                               235      1.8          73       .6          63       .6
                                         -------     ----     -------     ----     -------     ----

                                         $ 4,313     34.4%    $ 3,958     33.0%    $ 3,396     33.4%
                                         =======     ====     =======     ====     =======     ====

The net deferred tax asset included in the accompanying consolidated balance sheets consists of the following:

                                                                      2003       2002
                                                                     -------    -------
         Deferred tax assets
                  Allowance for loan losses                          $ 1,146    $ 1,001
                  Amortization of intangible assets                       52         57
                  Contribution carryforward                                -        248
                  Other                                                   22        369
                                                                     -------    -------
                                                                       1,220      1,675
         Deferred tax liabilities
                  Depreciation                                           (42)       (40)
                  Federal Home Loan Bank stock dividends              (1,020)      (581)
                  Loan fees                                             (207)      (232)
                  Other                                                  (33)         -
                  Unrealized gain on securities available-for-sale      (524)      (466)
                                                                     -------    -------
                                                                      (1,826)    (1,319)
                                                                     -------    -------

                  Total net deferred tax asset (liability)           $  (606)   $   356
                                                                     =======    =======

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts that differs from the provision charged to income in the financial statements. Retained earnings at December 31, 2003 include approximately $2,023,000 for which no deferred federal income tax liability has been recorded.

--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


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

                                                        2003         2002
                                                        ----         ----

         Commitments to extend credit                $  18,404     $  15,686
         Unused lines of credit, including
           commitments on construction loans            22,645        25,132
         Letters of credit                                 173           137

At December 31, 2003, commitments to extend credit consist primarily of fixed-rate loan commitments with rates ranging from 4.50% to 8.75%. These commitments are due to expire within 60 days of issuance. Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

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



--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 11 - REGULATORY MATTERS (Continued)

As of December 31, 2003, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are presented in the following table.

                                                                                   To Be Well Capitalized
                                                                  For Capital      Under Prompt Corrective
                                                Actual        Adequacy Purposes       Action Provisions
                                            --------------    -----------------    -----------------------
                                            Amount   Ratio      Amount   Ratio        Amount      Ratio
                                            ------   -----      ------   -----        ------      -----
As of December 31, 2003:
       Total capital (to risk-weighted
         assets)                            $71,589   26.8%     $21,352    8.0%       $26,690     10.0%
       Tier I capital (to risk-weighted
         assets)                             68,557   25.7       10,676    4.0         16,014      6.0
       Tier I (core) capital (to adjusted
         total assets)                       68,557   14.1       19,484    4.0         24,355      5.0

As of December 31, 2002:
       Total capital (to risk-weighted
         assets)                            $68,856   26.7%     $20,642    8.0%       $25,802     10.0%
       Tier I capital (to risk-weighted
         assets)                             65,919   25.5       10,321    4.0         15,481      6.0
       Tier I (core) capital (to adjusted
         total assets)                       65,919   14.4       18,266    4.0         22,833      5.0


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

--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


NOTE 12 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings per common share computation for the years ended December 31, 2003, 2002, and 2001 is presented below.

                                                        2003     2002     2001
                                                       ------   ------   ------

                  Net income                           $8,218   $8,018   $6,762
                                                       ======   ======   ======

         Weighted average common shares outstanding
           for basic earnings per common share          3,593    3,641    4,034
         Add:  Dilutive effects of assumed exercises
           of stock options                               151       82       23
         Add:  Dilutive effects of assumed exercise
           of stock awards                                  8        5        3
                                                       ------   ------   ------

         Average shares and dilutive potential
           common shares                                3,752    3,728    4,060
                                                       ======   ======   ======

         Basic earnings per share                      $ 2.29   $ 2.20   $ 1.68
                                                       ======   ======   ======

         Diluted earnings per common share             $ 2.19   $ 2.15   $ 1.67
                                                       ======   ======   ======


NOTE 13 - RELATED PARTY TRANSACTIONS

The Company has lending transactions with directors, executive officers, and their associates. Activity in these accounts is summarized as follows for the year ended December 31, 2003.

         Balance at beginning of year                            $  356
         Loans disbursed                                          1,834
         Principal repayments                                       165
                                                                 ------

         Balance at end of year                                  $2,025
                                                                 ======

Certain employees of the Company sit on the Board of Directors of the Heritage Foundation (the Foundation), a non-for profit affiliate of the Bank, which makes grants to community organizations. Included in accrued interest and other liabilities at December 31, 2002 was an account payable to the Foundation in the amount of $900,000. The error was subsequently rectified in early 2003. The Foundation also has deposits with the Bank totaling $572,000 and stock in the Company. The Chief Executive Officer of the Company exercised 130,325 stock options during 2003. These stock options were exercised in part by cash and in part by loans from the Bank totaling $1,531,000. These loans were subsequently repaid in cash on various dates through March 30, 2004.

--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


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

Information regarding shares released and shares held by the ESOP at December 31 is as follows:

                                                      2003     2002     2001
                                                    ------   ------   ------

        Shares released                                 30       31       32
        Average fair value of shares released       $27.69   $21.14   $17.59
        Compensation expense                           836      659      571

        Allocated shares                               216      186      155
        Unallocated shares                             297      327      358
                                                    ------   ------   ------

                 Total ESOP shares                     513      513      513
                                                    ======   ======   ======

        Fair value of unallocated shares            $8,907   $8,035   $7,227
                                                    ======   ======   ======





--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 14 - STOCK-BASED COMPENSATION PLANS (Continued)

During 1998, the Company adopted a stock option plan under the terms of which shares of the Company's common stock were reserved for issuance. The options became exercisable on a cumulative basis in equal installments over a five-year period from the date of grant. The options expire 10 years from the date of grant.

A summary of the status of the Company's stock option plan and changes during the years are presented below:

                                 -------2003------  -----2002------  ------2001------
                                        ----             ----              ----
                                           Weighted          Weighted          Weighted
                                           Average           Average           Average
                                           Exercise          Exercise          Exercise
                                 Shares     Price   Shares    Price   Shares    Price
                                 ------     -----   ------    -----   ------    -----
         Outstanding at
           beginning of year        544    $ 16.79     544   $ 16.79     519   $ 16.69
           Exercised               (130)     16.69       -         -       -         -
         Granted                      -          -       -         -      25     18.90
                                  -----    -------   -----   -------   -----   -------
                Outstanding at
                  end of year       414    $ 16.82     544   $ 16.79     544   $ 16.79
                                  =====    =======   =====   =======   =====   =======
         Options exercisable at
           end of year              399                420               311
         Weighted-average fair
           value of options
           granted during year    $   -              $   -          $  4.86


These options are not fully vested. The exercise price equals the market value at the date the options were granted. Options outstanding at year-end 2003 were as follows:

                                                              Weighted
                                                              Average
                                                             Remaining
                                                            Contractual
         Prices                                 Number     Life in Years
         ------                                 ------     -------------
         $16.69                                  389           4.3
         $18.90                                   25           7.5
                                               -----           ---

         Outstanding at year end                 414           4.5
                                               =====           ===


--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


NOTE 14 - STOCK-BASED COMPENSATION PLANS (Continued)

In connection with the conversion to stock ownership, the Company adopted a management recognition and retention plan (MRP). In 1998, the Company contributed $4.3 million, allowing the MRP to acquire 256,320 shares of common stock of the Company, at an average cost of $16.69 per share, to be awarded to directors and key employees. The Company awarded 216,166 shares during 1998 and 7,500 shares during 2001. These shares generally vest over a five-year period. The unamortized cost of shares not yet earned (vested) is reported as a reduction of shareholders' equity as unearned stock awards. MRP compensation expense totaled $268,000, $767,000, and $721,000 for the years ended December 31, 2003, 2002, and 2001.


NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments as of December 31 are as follows:

                                                         ---------2003----------   ---------2002----------
                                                                  ----                      ----
                                                                       Estimated                 Estimated
                                                          Carrying        Fair      Carrying        Fair
                                                           Amount        Value       Amount        Value
                                                          ---------    ---------    ---------    ---------
         Financial assets
                Cash and cash equivalents                 $  13,861    $  13,861    $  27,817    $  27,817
                Securities available-for-sale               105,672      105,672       42,628       42,628
                Securities held-to-maturity                  42,618       45,238       69,126       72,362
                Federal Home Loan Bank stock                 20,139       20,139       14,788       14,788
                Loans, net of allowance for loan losses     303,977      306,215      301,642      304,057
                Accrued interest receivable                   3,164        3,164        3,319        3,319

         Financial liabilities
                Deposits                                   (309,842)    (312,918)    (290,612)    (293,095)
                Advance payments by borrowers for taxes
                  and insurance                              (2,662)      (2,662)      (2,832)      (2,832)
                Advances from Federal Home Loan Bank        (93,644)     (98,479)     (92,105)     (97,497)
                Accrued interest payable                       (633)        (633)        (647)        (647)


The methods and assumptions used to estimate fair value are described as follows:


--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------



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

--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


NOTE 16 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed balance sheets, statements of income, and statements of cash flows for First SecurityFed Financial, Inc.

                            CONDENSED BALANCE SHEETS
                           December 31, 2003 and 2002

                                                 2003      2002
                                               -------   -------
ASSETS
Cash and cash equivalents                      $ 4,394   $   766
Securities available-for-sale                    8,094     7,466
ESOP loan                                        3,332     3,588
Investment in bank subsidiary                   69,004    66,362
Accrued interest receivable and other assets     2,342       438
                                               -------   -------

                                               $87,166   $78,620
                                               =======   =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Note payable to bank subsidiary                $     -   $ 2,180
Accrued expenses and other liabilities             699       508
Shareholders' equity                            86,467    75,932
                                               -------   -------

                                               $87,166   $78,620
                                               =======   =======









--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


NOTE 16 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

                         CONDENSED STATEMENTS OF INCOME
              For the years ended December 31, 2003, 2002, and 2001

                                                  2003        2002       2001
                                                --------    --------   --------
Income
         Dividend from subsidiary               $  7,200    $ 17,500   $      -
         Interest on securities                      357         398        456
         Interest on ESOP loan                       243         264        274
         Gain (loss) on sale of securities             -          20         81
                                                --------    --------   --------
                  Total income                     7,800      18,182        811

Expenses
         Interest expense on note payable             54         263        283
         Other operating expenses                    300         356        305
                                                --------    --------   --------
                                                     354         619        588
                                                --------    --------   --------


INCOME BEFORE INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY        7,446      17,563        223

Income tax expense (benefit)                         (20)        (99)       (63)
                                                --------    --------   --------


INCOME BEFORE EQUITY IN UNDISTRIBUTED
  EARNINGS OF BANK SUBSIDIARY                      7,466      17,662        286

Equity in undistributed earnings (distributions
  in excess of earnings) of bank subsidiary        1,335      (9,644)     6,476
                                                --------    --------   --------

NET INCOME                                      $  8,801    $  8,018   $  6,762
                                                ========    ========   ========











--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------



NOTE 16 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2003, 2002, and 2001

                                                                           2003        2002        2001
                                                                         --------    --------    --------
OPERATING ACTIVITIES
         Net income                                                      $  8,801    $  8,018    $  6,762
         Adjustments to reconcile net income to net
           cash provided by operating activities
                  (Equity in undistributed earnings) distribution
                    in excess of earnings of bank subsidiary               (1,335)      9,644      (6,476)
                  Net accretion                                               (18)       (100)       (112)
                  (Gain) loss on sales of securities                            -         (20)        (81)
                  Change in
                           Other assets                                    (1,201)        459         743
                           Other liabilities                               (2,146)    (13,535)     14,961
                                                                         --------    --------    --------
                                    Net cash from operating activities      4,101       4,466      15,797

INVESTING ACTIVITIES
         Purchase of securities available-for-sale                           (592)     (2,075)     (2,759)
         Proceeds from maturities and calls                                     -         250           -
         Proceeds from sales of securities                                      -       2,970       3,558
         Payment received on loan to ESOP                                     256         257         256
                                                                         --------    --------    --------
                  Net cash from investing activities                         (336)      1,402       1,055

FINANCING ACTIVITIES
         Dividends paid                                                    (2,312)     (2,061)     (2,331)
         Stock options exercised                                            2,175           -           -
         Purchase of treasury stock                                             -      (4,061)    (14,163)
                                                                         --------    --------    --------
                  Net cash from financing activities                         (137)     (6,122)    (16,494)
                                                                         --------    --------    --------

Net change in cash and cash equivalents                                     3,628        (254)        358

Cash and cash equivalents at beginning of year                                766       1,020         662
                                                                         --------    --------    --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $  4,394    $    766    $  1,020
                                                                         ========    ========    ========


--------------------------------------------------------------------------------

                                  (Continued)

                        FIRST SECURITYFED FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002, and 2001
               (Table amounts in thousands, except per share data)
--------------------------------------------------------------------------------


NOTE 17 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


                                                                   Earnings
                                                  Net              Per Share
                                     Interest  Interest   Net      ---------
                                      Income    Income   Income  Basic  Diluted
                                      ------    ------   ------  -----  -------
         2003
                  First quarter       $7,632    $4,786   $1,954   $.55    $.53
                  Second quarter       7,303     4,544    2,027    .56     .54
                  Third quarter        7,546     4,900    2,228    .62     .60
                  Fourth quarter       7,306     4,721    2,009    .56     .52

         2002
                  First quarter       $7,632    $4,420   $1,907   $.52    $.51
                  Second quarter       7,587     4,418    1,976    .53     .52
                  Third quarter        7,788     4,592    2,065    .57     .56
                  Fourth quarter       7,893     4,824    2,070    .58     .56




--------------------------------------------------------------------------------

                        FIRST SECURITYFED FINANCIAL, INC.
                             SHAREHOLDER INFORMATION

ANNUAL MEETING

     The Annual Meeting of Shareholders will be held at 1:00 p.m., local time on May 12, 2004 at the Main Office of the Company, located at 936 N. Western Avenue, Chicago, Illinois 60622.

STOCK LISTING

     First SecurityFed Financial, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "FSFF."

PRICE RANGE OF COMMON STOCK

     As of February 28, 2004, there were approximately 695 shareholders of record and 4,039,063 outstanding shares of common stock.

     The following table sets forth the high and low sales prices and dividends paid per share of common stock during the periods indicated. The stock price information was provided by the NASD, Inc.

        Quarter                                               Dividend
         Ended                  High          Low             Declared
         -----                  ----          ---             --------

March 31, 2002                  20.75        19.00             .13(cent)
June 30, 2002                   22.22        19.51             .13(cent)
September 30, 2002              22.45        20.97             .13(cent)
December 31, 2002               24.30        21.44             .13(cent)
March 31, 2003                  27.71        23.63             .13(cent)
June 30, 2003                   30.22        24.91             .16(cent)
September 30, 2003              29.89        24.90             .17(cent)
December 31, 2003               31.30        26.50             .17(cent)

The payment of cash dividends is dependent on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, general business practices, and other factors. Dividend payments decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations, and regulatory restrictions. Under the Company's merger agreement dated January 9, 2004 with MB Financial, Inc., the Company is prohibited from paying dividends other than its regular quarterly dividend in an amount not to exceed $0.17 per share provided, however, that the declaration of the last quarterly dividend by First SecurityFed prior to effective time of the merger and the amount thereof shall be coordinated with MB Financial so that no stockholder of First Security shall be entitled to receive a dividend on both Company common stock and MB Financial common stock with respect to the same quarterly period, or fail to receive at least one dividend with respect to such quarterly period.

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
                                            936 North Western Avenue
                                            Chicago, Illinois 60622-4695
                                            (773) 772-4500

SPECIAL COUNSEL                             INDEPENDENT AUDITORS

Luse Gorman Pomerenk & Schick, P.C.         Crowe Chizek and Company LLC
5335 Wisconsin Avenue, N.W.                 One Mid America Plaza
Washington, D.C. 20015                      P.O. Box 3697
                                            Oak Brook, Illinois 60522-3697

ANNUAL AND OTHER REPORTS

     A copy of First SecurityFed Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Peter Ilnyckyj, First SecurityFed Financial, Inc., 936 North Western Avenue, Chicago, Illinois 60622-4695

                        FIRST SECURITYFED FINANCIAL, INC.
                              CORPORATE INFORMATION

COMPANY AND BANK ADDRESS

    936 North Western Avenue                 Telephone:  (773) 772-4500
    Chicago, Illinois 60622-4695             Fax:        (773) 772-0487

DIRECTORS OF THE BOARD

Steve Babyk                            Julian Kulas
    DIRECTOR OF FLEET LEASING              PRESIDENT AND CHIEF EXECUTIVE OFFICER
    UNION TANK CAR COMPANY                 FIRST SECURITY FEDERAL SAVINGS BANK

Lila Maria Bodnar                      Paul Nadzikewycz
    ACCOUNTANT, MBA                        SELF-EMPLOYED REAL ESTATE INVESTOR

Myron Dobrowolsky                      Jaroslav H. Sydorenko
    CIVIL ENGINEER                         FINANCIAL SERVICES MANAGER
    DAMES AND MOORE                        WESCO DISTRIBUTION

Terry Gawryk                           Chrysta Wereszczak
    ATTORNEY                               CO-OWNER, B&B Formica

George Kawka
    SENIOR ARCHITECTURAL/ENGINEERING
    PROJECT MANAGER
    CH2M HILL


CORPORATE OFFICERS

Julian Kulas                            Harry I. Kucewicz
   PRESIDENT AND CHIEF EXECUTIVE           TREASURER AND CHIEF FINANCIAL
   OFFICER                                 OFFICER

Mary H. Korb                            Irene S. Subota
   VICE PRESIDENT-LENDING                   VICE PRESIDENT - SAVINGS

Adrian Hawryliw                         Paul T. Bandriwsky
   VICE PRESIDENT - PHILADELPHIA            VICE PRESIDENT AND CHIEF OPERATING
   BRANCH MANAGER                           OFFICER

Peter Ilnyckyj
   VICE PRESIDENT - INVESTOR RELATIONS